As filed with the Securities and Exchange Commission on May 20, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VISANT CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	3911	90-0207604
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

357 Main Street

Armonk, New York 10504

(914) 595-8200

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Marie D. Hlavaty, Esq.

Visant Corporation

357 Main Street

Armonk, New York 10504

(914) 595-8200

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Risë B. Norman, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

(212) 455-2000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

(check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
7 5/8% Senior Subordinated Notes due 2012	$500,000,000	100%	$500,000,000	(1)
Guarantees of 7 5/8% Senior Subordinated Notes due 2012(2)	N/A(3)	(3)	(3)	(3)

(1)	Pursuant to Rule 457(q) under the Securities Act of 1933, as amended (the “Securities Act”), no filing fee is required.
(2)	See inside facing page for additional registrant guarantors.
(3)	Pursuant to Rule 457(n) under the Securities Act, no separate filing fee is required for the guarantees.

The registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANT GUARANTORS

Exact Name of Registrant as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number	Address, including Zip Code and Telephone Number, including Area Code, of Agent for Service, of Registrant’s Principal Executive Offices

AKI, Inc.	Delaware	2844	13-3785856	1700 Broadway, 25th Floor New York, NY 10019 (212) 541-2600

Dixon Direct Corp.	Delaware	2844	56-2586460	357 Main Street Armonk, NY 10504 (914) 595-8200

IST, Corp.	Delaware	2844	31-1812966	5600 Energy Parkway Baltimore, MD 21226 (410) 360-3000

Jaguar Advanced Graphics Group Inc.	New York	2759	13-3519954	18249 Phoenix Drive Hagerstown, MD 21742 (800) 632-4111

Jostens, Inc.	Minnesota	3911	41-0343440	3601 Minnesota Drive, Suite 400 Minneapolis, MN 55435 (952) 830-3300

Memory Book Acquisition LLC	Delaware	3231	26-1095433	357 Main Street 1st Floor Armonk, NY 10504 (914) 595-8200

Neff Holding Company	Delaware	2300	06-1674743	645 Pine Street Greenville, OH 45331 (937) 548-3194

Neff Motivation, Inc.	Ohio	2300	34-4377440	645 Pine Street Greenville, OH 45331 (937) 548-3194

PCC Express, Inc.	Delaware	2759	52-2038306	18249 Phoenix Drive Hagerstown, MD 21742 (800) 632-4111

Phoenix Color Corp.	Delaware	2759	22-2269911	18249 Phoenix Drive Hagerstown, MD 21742 (800) 632-4111

Phoenix (Md.) Realty, LLC	Maryland	2759	22-2269911	18249 Phoenix Drive Hagerstown, MD 21742 (800) 632-4111

Spice Acquisition Corp.	Delaware	2844	87-0780298	357 Main Street Armonk, NY 10504 (914) 595-8200

The Lehigh Press, Inc.	Pennsylvania	2750	23-1417330	7001 North Park Drive Pennsauken, NJ 08109 (856) 665-5200

Visual Systems, Inc.	Wisconsin	2752	39-1025733	8111 N. 87th Street Milwaukee, WI 53224 (414) 464-8333

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 20, 2008

PRELIMINARY PROSPECTUS

VISANT CORPORATION

$500,000,000

7 5/8% Senior Subordinated Notes due 2012

The Company:

•	We are a leading marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics sampling, and educational and trade publishing segments.

The notes:

•	Maturity: October 1, 2012.

•	Interest Payment Dates: April 1 and October 1 of each year.

•

Optional Redemption: Prior to October 1, 2008, we may redeem the notes, in whole or in part, at a price equal to 100% of the principal amount thereof plus the make-whole premium described under “Description of the Notes—Optional Redemption”. We may redeem some or all of the notes at any time and from time to time on or after October 1, 2008, in whole or in part, in cash at the redemption prices described in this prospectus, plus accrued and unpaid interest to the date of redemption. See “Description of the Notes—Optional Redemption”.

•	Ranking: The notes and the guarantees are our and our subsidiary guarantors’ senior subordinated obligations and rank:

•	junior to all of our and the guarantors’ existing and future senior indebtedness, including any borrowings under our senior secured credit facilities;

•	equally with any of our and the guarantors’ future senior subordinated indebtedness and trade payables;

•	senior to any of our and the guarantors’ future indebtedness that is expressly subordinated in right of payment to the notes;

•	effectively senior to the 10 1/4% Senior Discount Notes Due 2013 and the 8 3/4% Senior Notes due 2013 of Visant Holding Corp., which are not guaranteed by us; and

•	effectively junior to all of the existing and future liabilities of our subsidiaries that do not guarantee the notes.

You should consider carefully the “ Risk Factors” beginning on page 11 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus will be used by Credit Suisse Securities (USA) LLC in connection with offers and sales in market-making transactions at negotiated prices related to prevailing market prices. There is currently no public market for the securities. We do not intend to list the securities on any securities exchange. Credit Suisse Securities (USA) LLC has advised us that it is currently making a market in the securities; however, it is not obligated to do so and may stop at any time. Credit Suisse Securities (USA) LLC may act as principal or agent in any such transaction. We will not receive the proceeds of the sale of the securities but will bear the expenses of registration. See “Plan of Distribution”.

Credit Suisse

The date of this prospectus is                     , 2008.

i

WHERE YOU CAN FIND MORE INFORMATION

We and our guarantor subsidiaries have filed with the Securities and Exchange Commission, or the SEC, a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the notes being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the notes, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. We and our guarantor subsidiaries are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith, file reports and other information with the SEC. The registration statement, such reports and other information can be read and copied at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (http://www.sec.gov).

So long as we and our guarantor subsidiaries are subject to the periodic reporting requirements of the Exchange Act, we and our guarantor subsidiaries are required to furnish the information required to be filed with the SEC to the trustee and the holders of the outstanding notes. We and our guarantor subsidiaries have agreed that, even if we and our guarantor subsidiaries are not required under the Exchange Act to furnish such information to the SEC, we will nonetheless continue to furnish information that would be required to be furnished by us and our guarantor subsidiaries by Sections 13 or 15(d) of the Exchange Act.

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SUMMARY

This summary highlights material information appearing elsewhere in this prospectus. You should read the entire prospectus carefully. This prospectus contains forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in “Risk Factors” and elsewhere in this prospectus. All references to a particular fiscal year of Visant Corporation, or Visant, are to the four fiscal quarters ended the Saturday nearest to December 31.

Our Company

Except where otherwise indicated, any reference in this prospectus to (1) the “Company,” “Visant,” “we,” “our,” or “us” refer to Visant Corporation and its consolidated subsidiaries, and references to “Visant Holding,” “Holdings,” “our parent” and “our parent company” refer to our indirect parent, Visant Holding Corp., (2) “Jostens” refers to Jostens, Inc. and its subsidiaries, (3) “Lehigh” refers to The Lehigh Press, Inc., (4) “Arcade” or “Arcade Marketing” refers to AKI, Inc. and its subsidiaries, (5) “Dixon” refers to Dixon Direct Corp., (6) “Neff” refers to Neff Holding Company together with Neff Motivation, Inc., and (7) “VSI” refers to Visual Systems, Inc.

We are a leading marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics sampling, and educational and trade publishing segments. We were formed through the October 2004 consolidation of Jostens, Von Hoffmann Holdings Inc. and its subsidiaries (“Von Hoffmann”) and Arcade (the “Transactions”). We sell our products and services to end customers through several different sales channels including independent sales representatives and dedicated sales forces. Our sales and results of operations are impacted by a number of factors, including general economic conditions, seasonality, cost of raw materials, school population trends, product quality, service and price.

Our three reportable segments consist of:

•

Scholastic—provides services related to the marketing, sale and production of class rings and an array of graduation products and other scholastic products to students and administrators primarily in high schools, colleges and other post-secondary institutions;

•

Memory Book—provides services related to the publication, marketing, sale and production of school yearbooks, memory books and related products that help people tell their stories and chronicle important events; and

•

Marketing and Publishing Services—produces multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care market segments, and provides innovative products and services to the direct marketing sector. The group also produces book components and overhead transparencies.

Scholastic

We are a leading provider of services related to the marketing, sale and production of class rings and an array of graduation products, such as caps, gowns, diplomas and announcements, graduation-related accessories and other scholastic products. In the Scholastic segment, we primarily serve U.S. high schools, colleges, universities and other specialty markets, marketing and selling products to students and administrators. Jostens relies on a network of independent sales representatives to sell its scholastic products. Jostens provides a high level of customer service in the marketing and sale of class rings and certain other graduation products, which often involves a high degree of customization. Jostens also provides ongoing warranty service on its class and affiliation rings. Jostens maintains product-specific tooling as well as a library of school logos and mascots that can be used repeatedly for specific school accounts over time. In addition to its class ring offerings, Jostens also designs, manufactures, markets and sells championship rings for professional sports and affinity rings for a variety of specialty markets. Since the acquisition of Neff, a single source provider of custom award programs and apparel, in March 2007, we also market, manufacture and sell an array of additional scholastic products, including chenille letters, letter jackets, mascot mats, plaques and sports apparel.

Memory Book

Through our Jostens subsidiary, we are a leading provider of services related to the publication, marketing, sale and production of memory books serving U.S. high schools, colleges, universities, elementary and middle schools. Jostens generates the majority of its revenues from high school accounts. Jostens’ sales representatives and technical support employees assist students and faculty advisers with the planning and layout of yearbooks, including through the provision of on-line layout and editorial tools to assist in the publication of the yearbook. With a new class of students each year and periodic faculty advisor turnover, Jostens’ independent sales representatives and customer service employees are the main point of continuity for the yearbook production process on a year-to-year basis. Jostens also offers memory book products through its OurHubbub.comTM online personal memory book offering, including under which Jostens partners with local and national organizations and teams to create hard cover memory books to chronicle important events and memories.

Marketing and Publishing Services

The Marketing and Publishing Services segment produces multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care segment, and innovative, highly personalized products primarily targeted at the direct marketing sector. We are also a leading producer of supplemental materials and related components such as decorative covers and plastic transparencies for educational and trade publishers. With over a 100-year history as Arcade Marketing, we pioneered our ScentStrip® product in 1980. We also offer an extensive portfolio of proprietary, patented and patent-pending technologies that can be incorporated into various marketing programs designed to reach the consumer at home or in-store, including magazine and catalog inserts, remittance envelopes, statement enclosures, blow-ins, direct mail, direct sell and point-of-sale materials and gift-with-purchase/purchase-with-purchase programs. We specialize in high-quality, in-line finished products and can accommodate large marketing projects with a wide range of dimensional products and in-line finishing production, data processing and mailing services, providing a range of conventional direct marketing pieces to integrated offerings with data collection and tracking features. Our personalized imaging capabilities offer individualized messages to each recipient within a geographical area or demographic group for targeted marketing efforts.

2007 Transactions

In May 2007, we completed the sale of our Von Hoffmann Holdings Inc., Von Hoffmann Corporation and Anthology, Inc. businesses (the “Von Hoffmann businesses”), which previously comprised the Educational Textbook segment and a portion of the Marketing and Publishing Services segment. The operations of Von Hoffmann businesses were reported as discontinued operations in the consolidated financial statements for all periods presented.

During 2007, we expanded our business with the acquisitions of Neff Holding Company, VSI and Publishing Enterprises, Incorporated. Neff, a single source provider of custom award programs and apparel, including chenille letters and letter jackets, was acquired on March 16, 2007 and its results are included in the Scholastic segment as of such date. VSI, a supplier in the overhead transparency and book component business, was acquired on June 14, 2007 and its results are included in the Marketing and Publishing Services segment as of such date. On October 1, 2007, we acquired substantially all of the assets and liabilities of Publishing Enterprises, Incorporated, a producer of school memory books and student planners and its results are included in the Memory Book segment as of such date.

Recent Events

On April 1, 2008, Visant announced the completion of the acquisition of Phoenix Color Corp. (“Phoenix Color”), a leading book cover and component manufacturer. Phoenix Color operates as a wholly owned subsidiary of Visant. The total purchase consideration was $219.0 million, subject to certain closing and post-closing adjustments.

Company Background

On October 4, 2004, an affiliate of Kohlberg Kravis Roberts & Co. L.P. (“KKR”), and affiliates of DLJ Merchant Banking Partners III, L.P. (“DLJMBP III” and together with KKR, the “Sponsors”), completed a series of transactions, which created a marketing and publishing services enterprise through the consolidation of Jostens, Von Hoffmann Holdings Inc. and its subsidiaries and Arcade.

Prior to the Transactions, Von Hoffmann Holdings Inc. and Arcade were each controlled by affiliates of DLJ Merchant Banking Partners II, L.P., or DLJMBP II, and DLJMBP III owned approximately 82.5% of our outstanding equity, with the remainder held by other co-investors and certain members of management. Upon consummation of the Transactions, an affiliate of KKR invested $256.1 million and was issued equity interests representing approximately 49.6% of our voting interest and 45.0% of our economic interest, and affiliates of DLJMBP III held equity interests representing approximately 41.0% of Holdings’ voting interest and 45.0% of Holdings’ economic interest, with the remainder held by other co-investors and certain members of management. Approximately $175.6 million of the proceeds were distributed to certain stockholders, and certain treasury stock held by Von Hoffmann was redeemed. After giving effect to the issuance of equity to additional members of management, as of May 12, 2008, affiliates of KKR and DLJMBP III held approximately 49.0% and 41.0%, respectively, of Holdings’ voting interest, while each continued to hold approximately 44.6% of Holdings’ economic interest. As of May 12, 2008, the other co-investors held approximately 8.4% of the voting interest and 9.2% of the economic interest of Holdings, and members of management held approximately 1.6% of the voting interest and approximately 1.6% of the economic interest of Holdings.

Ownership and Corporate Structure

The chart below illustrates our ownership and corporate structure as of March 29, 2008.

(1)	As of March 29, 2008, affiliates of KKR and DLJMBP III held approximately 49.1% and 41.0%, respectively, of the voting interests of Visant Holding, while each continued to hold approximately 44.6% of the economic interests of Visant Holding. As of March 29, 2008, other co-investors held approximately 8.4% of the voting interests and approximately 9.2% of the economic interests of Visant Holding, while members of management held approximately 1.5% of the voting interest and approximately 1.6% of the economic interest.
(2)	Consists of 8 3/4% Senior Notes due 2013 of Visant Holding.
(3)	Consists of 10 1/4% Senior Discount Notes Due 2013 of Visant Holding.
(4)	Visant Secondary Holdings Corp. pledged the stock of Visant as security for the benefit of the lenders under Visant’s senior secured credit facilities and is a guarantor of Visant’s senior secured credit facilities.
(5)	Visant’s senior secured credit facilities consist of a Term Loan C facility, with $316.5 million outstanding as of March 29, 2008, and a $250.0 million senior secured revolving facility. As of March 29, 2008, Visant had $234.6 million of availability under the revolving credit facility (net of $15.4 million in outstanding letters of credit). The Term Loan C facility matures in 2011 and the revolving credit facility matures in 2009. Subsequent to March 29, 2008, Visant used cash on hand and borrowings under the revolving credit facility to fund the acquisition of Phoenix Color.
(6)	Subsequent to March 29, 2008, Visant used cash on hand and borrowings under the revolving credit facility to fund the acquisition of Phoenix Color.
(7)	Consists of the 7 5/8% Senior Subordinated Notes due 2012 of Visant.
(8)	On April 1, 2008, Visant announced the completion of the acquisition of Phoenix Color, a leading book cover and component manufacturer. Phoenix Color operates as a wholly owned subsidiary of Visant.

Summary of Terms of the Notes

The summary below describes the principal terms of the notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus contains a more detailed description of the terms and conditions of the notes.

Issuer	Visant Corporation

Notes Offered	$500,000,000 aggregate principal amount of 7 5/8% Senior Subordinated Notes due 2012.

Maturity Date	October 1, 2012.

Interest Payment Dates	April 1 and October 1 of each year, beginning April 1, 2005.

Guarantees	The notes are guaranteed, jointly and severally, on a senior subordinated unsecured basis, by each of our 100% owned subsidiaries that guarantees our obligations under our senior secured credit facilities and certain of our future subsidiaries.

Ranking	The notes and the guarantees are our and our subsidiary guarantors’ senior subordinated obligations and rank:

•	junior to all of our and the guarantors’ existing and future senior indebtedness, including any borrowings under our senior secured credit facilities;

•	equally with any of our and the guarantors’ future senior subordinated indebtedness and trade payables;

•	senior to any of our and the guarantors’ future indebtedness that is expressly subordinated in right of payment to the notes;

•	effectively senior to the 10 1/4% Senior Discount Notes due 2013 and the 8 3/4% Senior Notes due 2013 of Visant Holding, which are not guaranteed by us; and

•	effectively junior to all of the existing and future liabilities of our subsidiaries that do not guarantee the notes.

As of March 29, 2008, the notes and the subsidiary guarantees would have ranked junior to:

•	approximately $316.5 million of senior indebtedness; and

•	$19.4 million of total liabilities, including trade payables but excluding intercompany obligations, of our non-guarantor subsidiaries.

As of March 29, 2008, our non-guarantor subsidiaries had approximately 2.6% of our assets. Our non-guarantor subsidiaries generated approximately 4.5% of our revenues for the quarter ended March 29, 2008.

Optional Redemption	Prior to October 1, 2008, we may redeem the notes, in whole or in part, at a price equal to 100% of the principal amount thereof plus the make-whole premium described under “Description of the Notes—Optional Redemption”. We may redeem some or all of the notes at any time and from time to time on or after October 1, 2008, in whole or in part, in cash at the redemption prices described in this prospectus, plus accrued and unpaid interest to the date of redemption.

Change of Control	If a change of control occurs, each holder of the notes may require us to repurchase all or a portion of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. We may not have sufficient funds to repurchase the notes upon a change of control. Furthermore, restrictions in our senior secured credit facilities may limit our ability to repurchase the notes upon a change of control, as described under “Risk Factors—Risks Related to Our Indebtedness and the Notes—We may not be able to repurchase notes upon a change of control.”

Restrictive Covenants	The terms of the notes place certain limitations on our ability and the ability of our restricted subsidiaries to, among other things:

•	incur or guarantee additional indebtedness or issue disqualified or preferred stock;

•	pay dividends or make other equity distributions;

•	repurchase or redeem capital stock;

•	make investments;

•	sell assets or consolidate or merge with or into other companies;

•	create limitations on the ability of our restricted subsidiaries to make dividends or distributions;

•	engage in transactions with affiliates; and

•	create liens.

These covenants are subject to important exceptions and qualifications, which are described under “Description of the Notes—Certain Covenants”.

No Established Market; PORTALsm Market Listing

The notes were offered and sold in October 2004 to a small number of institutional investors. There is currently no established market for the notes. Although we understand that the initial purchasers presently intend to make a market in the notes, they are not obligated to do so and may discontinue market-making at any time without notice. Accordingly, we cannot assure you that a liquid market for the notes will develop or be maintained. The notes are eligible for trading on PORTALsm.

Risk Factors

See “Risk Factors” immediately following this summary for a discussion of certain risks relating to an investment in the notes.

Information About Us

Visant Corporation was incorporated in the State of Delaware on July 21, 2003. Our principal executive offices are located at 357 Main Street, Armonk, New York 10504, and our telephone number is (914) 595-8200. We maintain a website at http://www.visant.net. Information contained on our websites does not constitute part of this prospectus and is not being incorporated by reference herein.

Summary Historical Consolidated Financial Data

The tables below set forth a summary of our historical consolidated financial data at the dates and for the periods indicated. The summary historical consolidated financial data should be read in conjunction with “Selected Financial Data”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

As a result of our parent’s merger with a subsidiary established by DLJMBP III on July 29, 2003 (the “2003 Jostens merger”), Jostens applied purchase accounting, which resulted in a new valuation for the assets and liabilities of Jostens to their fair values. In addition, as a result of the 2003 Jostens merger, we have accounted for the combination of Visant, Von Hoffmann and Arcade as entities under common control. The consolidated financial data of Visant set forth below consolidate the historical consolidated financial data of Jostens, Von Hoffmann and Arcade after July 29, 2003 as a result of the common ownership of Jostens, Von Hoffmann and Arcade by affiliates of DLJMBP III on such date. As described in the notes to our consolidated financial statements, certain operations of Von Hoffmann are presented as discontinued operations for all periods presented. The summary consolidated financial data of Visant prior to July 29, 2003 are those of Jostens, as the predecessor of Visant, and have been prepared using Jostens’ historical basis of accounting.

	(Successor)							Jostens, Inc. (Predecessor)
	Three Months Ended						Five Months 2003	Seven Months 2003
	March 29, 2008	March 31, 2007	2007	2006	2005	2004
	In millions, except for ratios
Statement of Operations Data(1):
Net sales	$247.0	$255.9	$1,270.2	$1,186.6	$1,110.7	$1,051.9	$326.2	$483.5
Cost of products sold	128.1	128.1	623.0	587.6	562.2	586.2	201.2	203.0

Gross profit	118.9	127.8	647.2	599.0	548.5	465.7	125.0	280.5
Selling and administrative expenses	105.2	103.6	425.6	394.4	389.2	386.2	144.8	185.8
Loss (gain) on disposal of assets	—	0.4	0.6	(1.2)	(0.4)	(0.1)	(0.1)	—
Transaction costs(2)	—	—	—	—	1.2	6.8	0.2	31.0
Special charges(3)	1.5	—	2.9	2.4	5.4	11.8	—	—

Operating income (loss)	12.2	23.8	218.1	203.4	153.1	61.0	(19.9)	63.8
Loss on redemption of debt(4)	—	—	—	—	—	31.9	0.4	13.9
Interest expense, net	16.4	25.2	90.2	105.4	106.8	108.7	50.0	32.0
Other income	—	—	—	—	—	(1.1)	—	—

(Loss) income from continuing operations before income taxes	(4.2)	(1.4)	127.9	98.0	46.3	(78.6)	(70.3)	17.9
(Benefit from) provision for income taxes	(1.4)	(0.3)	49.7	31.2	17.2	(28.2)	(21.0)	10.5

(Loss) income from continuing operations	(2.7)	(1.1)	78.2	66.8	29.1	(50.4)	(49.3)	7.4
Income (loss) on discontinued operations, net of tax	—	8.4	110.7	9.6	19.0	(40.0)	(1.1)	(4.4)
Cumulative effect of accounting change, net of tax	—	—	—	—	—	—	—	4.6

Net (loss) income	(2.7)	7.3	188.9	76.4	48.1	(90.4)	(50.4)	7.6
Dividends and accretion on redeemable preferred shares	—	—	—	—	—	—	—	(6.5)

Net (loss) income available to common stockholders	$(2.7)	$7.3	$188.9	$76.4	$48.1	$(90.4)	$(50.4)	$1.1

	(Successor)							Jostens, Inc. (Predecessor)
	Three Months Ended						Five Months 2003	Seven Months 2003
	March 29, 2008	March 31, 2007	2007	2006	2005	2004
	In millions, except for ratios
Statement of Cash Flows:
Net cash provided by (used in) operating activities	$51.6	$48.2	$177.3	$182.5	$167.5	$115.8	$103.0	$(6.8)
Net cash (used in) provided by investing activities	(13.6)	(50.4)	280.6	(52.6)	(39.1)	(38.0)	(552.3)	(11.9)
Net cash (used in) provided by financing activities	(1.5)	—	(417.9)	(131.6)	(190.8)	(39.3)	482.3	12.9

Other Financial Data(1):
Ratio of earnings to fixed charges and preferred stock dividends(5)	—	—	2.4x	1.9x	1.4x	—	—	1.5x
Depreciation and amortization	$22.7	$20.9	$87.0	$81.6	$87.6	$136.5	$37.3	$13.5
Capital expenditures	$13.7	$20.0	$56.4	$51.9	$28.7	$37.7	$17.4	$5.8

Balance Sheet Data (at period end):
Cash and cash equivalents	$96.1	$16.0	$59.1	$18.0	$19.9	$82.3	$43.7
Property and equipment, net	184.7	168.2	181.1	160.6	137.9	144.9	156.4
Total assets	2,155.6	2,367.1	2,092.8	2,309.3	2,360.8	2,503.3	2,522.6
Total debt	816.5	1,216.5	816.5	1,216.5	1,328.4	1,528.3	1,325.1
Stockholder’s equity	679.1	486.4	681.7	477.7	420.9	363.8	173.9

(1)	Certain selected financial data have been reclassified for all periods presented to reflect the results of discontinued operations consisting of our Von Hoffmann businesses in December 2006, our Jostens Photography businesses in June 2006 and the exit of Jostens’ Recognition business in December 2001. See Note 5, Discontinued Operations, to our consolidated financial statements included elsewhere herein.
(2)	For 2005 and 2004, transaction costs represented $1.2 million and $6.8 million, respectively, of expenses incurred in connection with the Transactions. For the successor period in 2003, transaction costs represented $0.2 million of expenses incurred in connection with the 2003 Jostens merger. For the predecessor period in 2003, transaction costs represented $31.0 million of expenses incurred in connection with the 2003 Jostens merger.
(3)	During the three months ended March 29, 2008, the Company recorded $0.6 million of restructuring charges related to the closure of Jostens’ Attleboro, Massachusetts facility in the Scholastic segment and $0.5 million and $0.3 million representing severance and related benefits associated with headcount reductions in the Scholastic and Marketing and Publishing Services segments, respectively. During the three months ended March 31, 2007, the Company did not record any restructuring charges. For the year ended December 29, 2007, the Company recorded $2.3 million of restructuring for severance and related benefit costs primarily in the Scholastic segment related to the closure of Jostens’ Attleboro, Massachusetts facility announced on December 4, 2007, and which was expected to be substantially complete by the end of the first quarter of 2008, and $1.0 million related to termination benefits for management executives offset by a reversal of $0.4 million associated with the reductions in severance liability for the Scholastic and Memory Book segments. For 2006, the Company recorded $2.3 million relating to an impairment loss to reduce the carrying value of Jostens’ former corporate office buildings and $0.1 million of special charges for severance costs and related benefit costs. For 2005, special charges consisted of restructuring charges of $5.1 million for employee severance related to closed facilities and $0.3 million related to a withdrawal liability under a union retirement plan that arose in connection with the consolidation of certain operations. For 2004, special charges consisted of $11.8 million of restructuring charges consisting primarily of severance costs for the termination of senior executives and other employees associated with reorganization activity as a result of the Transactions.

(4)	For 2004, loss on redemption of debt represented a loss of $31.5 million in connection with repayment of all existing indebtedness and remaining preferred stock of Jostens and Arcade in conjunction with the Transactions and a loss of $0.4 million in connection with the repurchase of $5.0 million principal amount of Jostens’ 12.75% senior subordinated notes prior to the Transactions. For the successor period in 2003, loss on redemption of debt represented a loss of $0.4 million in connection with the repurchase of $8.5 million principal amount of Jostens’ 12.75% senior subordinated notes. For the predecessor period in 2003, loss on redemption of debt represented a loss of $13.9 million consisting of the write-off of unamortized deferred financing costs in connection with refinancing Jostens’ senior secured credit facility.
(5)	For the purposes of calculating the ratio of earnings to fixed charges, earnings represent income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense (including capitalized interest) on all indebtedness plus amortization of debt issuance costs and the portion of rental expense that we believe is representative of the interest component of rental expense. For the three months ended March 29, 2008, three months ended March 31, 2007, twelve months ended 2004 and the successor five-month period in 2003, earnings did not cover fixed charges by $4.1 million, $1.4 million, $78.6 million and $70.1 million, respectively.

RISK FACTORS

Your investment in the notes will involve substantial risks. You should carefully consider the following material factors in addition to the other information set forth in this prospectus before you decide to purchase the notes offered hereby. If any of the following risks actually occur, our business, financial condition, results of operations and our ability to make payments on the notes would likely suffer. In such case the trading price of the notes could fall, and you may lose all or part of your original investment.

Risks Relating to Our Business

If we fail to implement our business strategy, our business, financial condition and results of operations could be materially and adversely affected.

Our future financial performance and success are dependent in large part upon our ability to implement our business strategy successfully. Our business strategy envisions several initiatives, including marketing and selling strategies to drive growth, enhancing our core product and service offerings and continuing to improve operating efficiencies and asset utilization. We may not be able to successfully implement our business strategy or achieve the benefits of our business plan. If we are unable to do so, our long-term growth and profitability may be adversely affected. Even if we are able to successfully implement some or all of the initiatives of our business plan, our operating results may not improve to the extent we expect, or at all.

Implementation of our business strategy could also be affected by a number of factors beyond our control, such as increased competition, legal developments, general economic conditions or increased operating costs or expenses. In addition, to the extent we have misjudged the nature and extent of industry trends or our competition, we may have difficulty achieving our strategic objectives. We may also decide to alter or discontinue certain aspects of our business strategy at any time. Any failure to successfully implement our business strategy may adversely affect our business, financial condition and results of operations and thus our ability to service our indebtedness, including our ability to make principal and interest payments on our indebtedness.

We may not be able to continue to realize all of our cost savings and benefits from the Transactions.

Since the time of the Transactions, our cost savings have been realized primarily through procurement initiatives aimed at reducing the costs of materials and services used in our operations and reducing corporate and administrative expenses. A variety of factors could cause us not to continue to realize the annual benefits of the savings plan, including our inability to continue to obtain lower raw material prices. Our inability to continue to realize cost savings could adversely affect our business, financial condition and results of operations.

We may not be able to consummate additional acquisitions and dispositions on acceptable terms, and future acquisitions and dispositions may be disruptive.

As part of our business strategy, we may continue to pursue strategic acquisitions and dispositions to leverage our existing infrastructure, expand our geographic reach, broaden our product and service offerings and focus on our higher growth businesses. Acquisitions and dispositions involve a number of risks and present financial, managerial and operational challenges, including:

•	diversion of management attention from existing businesses;

•	difficulty with integration of personnel and financial and other systems;

•	increased expenses, including compensation expenses resulting from newly hired employees;

•	regulatory challenges; and

•	potential disputes with the sellers of acquired businesses, technologies, services or products or with the buyers of disposed businesses.

Our ability to continue to consummate acquisitions will be limited by our ability to identify appropriate acquisition candidates on acceptable terms and our financial resources, including available cash and borrowing capacity. In addition, we could experience financial or other setbacks if any of the businesses that we have acquired or invested in have problems or liabilities of which we are not aware. We may not be able to continue to consummate acquisitions or dispositions, and we may experience disruption in our businesses as a result.

We are subject to direct competition in each of our respective industries which may have an adverse effect on our business, financial condition and results of operations.

We face competition in our businesses from a number of companies, some of which have substantial financial and other resources. Our future financial performance will depend, in large part, on our ability to establish and maintain an advantageous market position. Because of substantial resources, some of our competitors may be able to adapt more quickly to new or emerging technologies and changes in customer preferences or to devote greater resources to the promotion and sale of their products than we can. We expect to meet significant competition from existing competitors with entrenched positions and may face additional competition from new competitors, with respect to our existing product lines and new products we might introduce. Further, competitors might expand their product offerings, either through internal product development or acquisitions of our direct competitors. These competitors could introduce products or establish prices for their products in a manner that could adversely affect our ability to compete or result in pricing pressures. Additionally, increases in competition could have an adverse effect on our business, financial condition and results of operations. To maintain a competitive advantage, we may need to make increased investment in product development, manufacturing capabilities and sales and marketing.

We are subject to fluctuations in the cost and availability of raw materials and the possible loss of suppliers.

We are dependent upon the availability of raw materials to produce our products. The principal raw materials that Jostens purchases are gold and other precious metals, paper and precious, semiprecious and synthetic stones. The price of gold increased dramatically during 2007, and we anticipate continued volatility in the price of gold for the foreseeable future. From time to time, we may enter into forward contracts to purchase gold, platinum and silver based upon the estimated ounces needed to satisfy projected customer demand. Higher gold prices have impacted, and could further impact, our manufacturing costs as well as the level of spending by our customers. Our Marketing and Publishing Services business primarily uses paper, ink and adhesives. Similarly, our sampling system business utilizes specific grades of paper and foil in producing its sampling products. The price and availability of these raw materials is affected by numerous factors beyond our control. These factors include:

•	the level of consumer demand for these materials;

•	the supply of these materials;

•	foreign government regulation and taxes;

•	market uncertainty;

•	environmental conditions in the case of paper; and

•	political and worldwide economic conditions.

Any material increase in the price of these raw materials could adversely impact our cost of sales. When these fluctuations result in significantly higher raw material costs, our operating results are adversely affected to the extent we are unable to pass on these increased costs to our customers. Therefore, significant fluctuations in prices for gold, paper products or precious, semiprecious and synthetic stone and other materials could have a material adverse effect on our business, financial condition and results of operations.

We rely on a limited number of suppliers for certain of our raw materials. For example, Jostens purchases substantially all of its precious, semiprecious and synthetic stones from a single supplier located in Germany with manufacturing sites in Germany and Sri Lanka. We believe this supplier provides stones to almost all of the class ring manufacturers in the United States. If access to this supplier were lost or curtailed to any significant extent, particularly during periods of peak demand for rings, Jostens’ business would suffer. We may not be able to secure alternative supply arrangements in a timely and cost-efficient fashion. Similarly, all of our ScentStrip® sampling systems, which accounted for a substantial portion of net sales from our sampling system business for fiscal 2007, utilize specific grades of paper for which we rely primarily on two domestic suppliers, with whom we do not have a written supply agreement in place. A loss of this supply of paper and a resulting possible loss of our competitive advantage could have a material adverse effect on our sampling system business, financial condition and results of operations to the extent that we are unable to obtain the specific paper or in sufficient quantity from other suppliers or elsewhere. Moreover, certain of our primary label sampling systems, including ScentSeal®, LiquaTouch®, BeautiSeal® and BeautiTouch® products, utilize certain foil laminates that are presently sourced primarily from one supplier, with whom we do not have a written supply agreement in place. A loss of supply could have a material adverse effect on our business, financial condition, results of operations and competitive advantage.

Certain of our businesses are dependent on fuel and natural gas in their operations. Prices of fuel and natural gas have shown volatility over time. Unanticipated higher prices could impact our operating expenses.

Any failure to obtain raw materials for our business on a timely basis at an affordable cost, or any significant delays or interruptions of supply, could have a material adverse effect on our business, financial condition, results of operations and competitive advantage.

The seasonality of our industries could have a material adverse effect on our business, financial condition and results of operations.

We experience seasonal fluctuations in our net sales tied primarily to the North American school year. We recorded approximately 40% of our annual net sales for our continuing operations for fiscal 2007 during the second quarter of our fiscal year. Jostens generates a significant portion of its annual net sales in the second quarter. Deliveries of caps, gowns and diplomas for spring graduation ceremonies and spring deliveries of school yearbooks are the key drivers of Jostens’ seasonality. The net sales of sampling and other direct mail and commercial printed products have also historically reflected seasonal variations, and we expect these businesses to continue to generate a majority of their annual net sales during our third and fourth quarters for the foreseeable future. These seasonal variations are based on the timing of customers’ advertising campaigns, which have traditionally been concentrated prior to the Christmas and spring holiday seasons. Net sales of textbook components are impacted seasonally by state and local schoolbook purchasing schedules, which commence in the spring and peak in the summer months preceding the start of the school year. Significant amounts of inventory are acquired by publishers prior to those periods in order to meet customer delivery requirements.

The seasonality of our businesses requires us to manage our cash flows carefully over the course of the year. If we fail to manage our cash flows effectively in response to seasonal fluctuations, we may be unable to offset the results from any such period with results from other periods, which could impair our ability to service our debt. These seasonal fluctuations also require us to allocate our resources accurately in order to manage our manufacturing capacity, which often operates at full or near full capacity during peak seasonal demand periods. If we fail to monitor production and distribution accurately during these peak seasonal periods and are unable to satisfy our customers’ delivery requirements, we could jeopardize our relationships with our customers.

A substantial decrease or interruption in business from our significant customers could adversely affect our business, financial condition and results of operations.

Our sampling system business is dependent on a limited number of customers. Our top five customers in our sampling system business represented approximately 9% of our net sales for 2007 in this business. We do not generally have long-term contracts for committed volume with any of these customers. We may be required by some customers to qualify our sampling system manufacturing operations under specified supplier standards. If we are unable to qualify under a supplier’s standards, the customer may not continue to purchase sampling systems from us. An adverse change in our relationship with any of our significant sampling system customers could have a material adverse effect on the business, financial condition and results of operations of our sampling system business.

Many of our customer arrangements are by purchase order or are terminable at will at the option of either party. A substantial decrease or interruption in business from our significant customers could result in write-offs or in the loss of future business and could have a material adverse effect on our business, financial condition and results of operations.

Jostens relies on relationships with schools, school administrators and students for the sale of its products. Jostens’ failure to deliver high quality products in a timely manner or failure to respond to changing consumer preferences could jeopardize its customer relationships. Significant customer losses at our Jostens business could have a material adverse effect on our business, financial condition and results of operations.

Our cover and component business is also particularly dependent on a limited number of customers. Customers in our component business include, among others, many autonomous divisions of the major educational textbook and trade publishers. Each of these divisions maintains its own manufacturing relationships and generally makes manufacturing decisions independently of other divisions. Our ability to retain or increase our business with these customers depends upon our relationships with each customer’s divisional managers and senior executives. Any cancellation, deferral or significant reduction in product sold to these principal customers or a significant number of smaller customers could seriously harm our business, financial condition and results of operations.

Changes in Jostens’ relationships with its independent sales representatives may adversely affect our business, financial condition and results of operations.

The success of our Jostens business is highly dependent upon the efforts and abilities of Jostens’ network of independent sales representatives. Many of Jostens’ relationships with customers and schools are cultivated and maintained by its independent sales representatives. Jostens’ independent sales representatives typically operate under one- to three-year contracts for the sale of Jostens products and services. These contracts are generally terminable upon 90 days’ notice from the end of the current contract year. Jostens’ sales representatives can terminate or fail to renew their contracts with Jostens due to factors outside of our control. If Jostens were to experience a significant loss of its independent sales representatives, it could have a material adverse effect upon our business, financial condition and results of operations.

Our businesses depend on numerous complex information systems, and any failure to successfully maintain these systems or implement new systems could materially harm our operations.

Our businesses depend upon numerous information systems for operational and financial information and our billing operations. We are also increasingly dependent on our information technology systems for our e-commerce efforts. We may not be able to enhance existing information systems or implement new information systems that can integrate successfully our business efforts. Furthermore, we may experience unanticipated delays, complications and expenses in acquiring licenses for certain systems or implementing, integrating and operating the systems. In addition, our information systems may require modifications, improvements or replacements that may require substantial expenditures and may require interruptions in operations during periods of implementation. Implementation of these systems is further subject to our ability to license certain proprietary software in certain cases and the availability of information technology and skilled personnel to assist us in creating and implementing the systems. The failure to successfully implement and maintain operational, financial and billing information systems at our businesses could have an adverse effect on our business, financial condition and results of operations.

We may be required to make significant capital expenditures for our businesses in order to remain technologically and economically competitive.

Our capital expenditure requirements have primarily related to our Jostens business. Additionally, we are required to invest capital in order to expand and update our capabilities in certain of our other segments, including our Marketing and Publishing Services segment. We expect our capital expenditure requirements in the Jostens business to continue to relate primarily to capital improvements, including information technology and e-commerce initiatives throughout the Jostens business. Our capital expenditure requirements in the Marketing and Publishing Services segment primarily relate to capacity increases and technological improvements to remain competitive. Changing competitive conditions or the emergence of any significant technological advances utilized by competitors could require us to invest significant capital in additional production technology or capacity in order to remain competitive. If we are unable to fund any such investment or otherwise fail to invest in new technologies, our business, financial condition and results of operations could be materially and adversely affected.

Our businesses are subject to changes arising from developments in technology that could render our products obsolete or reduce product consumption.

New emerging technologies, including those involving the Internet, could result in new distribution channels and new products and services being provided that could compete with our products and services. As a result of these factors, our growth and future financial performance may depend on our ability to develop and market new products and services and create new distribution channels, while enhancing existing products, services and distribution channels, in order to incorporate the latest technological advances and accommodate changing customer preferences and demands, including the use of the Internet. If we fail to anticipate or respond adequately to changes in technology and user preferences and demands or are unable to finance the capital expenditures necessary to respond to such changes, our business, financial condition and results of operations could be materially and adversely affected.

Our results of operations are dependent on certain principal production facilities.

We are dependent on certain key production facilities. Certain sampling system, direct mail and graduation announcement products are generally each produced in a dedicated facility. Any disruption of production capabilities at any of our key dedicated facilities could adversely affect our business, financial condition and results of operations.

Actions taken by the U.S. Postal Service could have a material adverse effect on our sampling system business.

Sampling products are approved by the U.S. Postal Service, or the USPS, for inclusion in subscription magazines mailed at periodical postage rates. USPS approved sampling systems have a significant cost advantage over other competing sampling products, such as miniatures, vials, packets, sachets and blisterpacks, because these competing products cause an increase from periodical postage rates to the higher third-class rates for a magazine’s entire circulation. Subscription magazine sampling inserts delivered to consumers through the USPS are currently an important part of our sampling systems business. If the USPS approves other competing types of sampling products for use in subscription magazines without requiring a postal surcharge, or reclassifies our sampling products such that they would incur a postal surcharge, it could have a material adverse effect on our sampling system business, financial condition and results of operations.

A deterioration in labor relations or labor availability could have an adverse impact on our operations.

As of March 29, 2008, we had approximately 5,961 full-time employees. As of March 29, 2008, approximately 619 of Jostens’ employees were represented under two collective bargaining agreements that expire in June 2010 and August of 2012, and approximately 509 employees from our Marketing and Publishing Services business were represented under four collective bargaining agreements. These collective bargaining agreements expire at various times between April 2008 and March 2013. The collective bargaining agreement covering certain employees at our Broadview, Illinois plant was due to expire on April 30, 2008 and is currently pending under an extension agreement, which extension agreement may be terminated by either party upon 10 days’ advance written notice.

We may not be able to negotiate labor agreements on satisfactory terms. If any of the employees covered by the collective bargaining agreements were to engage in a strike, work stoppage or other slowdown, we could experience a disruption of our operations and/or higher ongoing labor costs, which could adversely affect our business, financial condition and results of operations. In addition, if our other employees were to become unionized, we could experience a further disruption of our operations and/or higher ongoing labor costs, which could adversely affect our business, financial condition and results of operations. Given the seasonality of our business, we utilize a high percentage of seasonal and temporary employees to maximize efficiency and manage our costs. If these seasonal or temporary employees were to become unavailable to us on acceptable terms, we may not be able to find replacements in a timely or cost effective manner.

We are subject to environmental obligations and liabilities that could impose substantial costs upon us and may adversely affect our financial results and our ability to service our debt.

Our operations are subject to a wide variety of federal, state, local and foreign laws and regulations governing emissions to air, discharges to waters, the generation, handling, storage, transportation, treatment and disposal of hazardous substances and other materials, and employee health and safety matters. Compliance with such laws and regulations has become more stringent and, accordingly, more costly over time.

Also, as an owner and operator of real property or a generator of hazardous substances, we may be subject to environmental cleanup liability, regardless of fault, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act or analogous state laws, as well as to claims for harm to health or property or for natural resource damages arising out of contamination or exposure to hazardous substances. Some of our current or past operations have involved metalworking and plating, printing and other activities that have resulted or could result in environmental conditions giving rise to liabilities.

We are subject to risks that our intellectual property may not be adequately protected, and we may be adversely affected by the intellectual property rights of others.

We use a combination of patents and trademarks, licensing agreements and unpatented proprietary know-how and trade secrets to establish and protect our intellectual property rights, particularly those of our sampling system and direct mail businesses, which derive a substantial portion of revenue from processes or products with some proprietary protections. We generally enter into confidentiality agreements with customers, vendors, employees, consultants and potential acquisition candidates to protect our know-how, trade secrets and other proprietary information. However, these measures and our patents and trademarks may not afford complete protection of our intellectual property, and it is possible that third parties may copy or otherwise obtain and use our proprietary information and technology without authorization or otherwise infringe, impair, misappropriate, dilute or violate our intellectual property rights. In addition, a portion of our manufacturing processes involved in the production of sampling systems and direct mail products are not covered by any patent or patent application. Furthermore, the patents that we use in our sampling system and direct marketing businesses will expire over time. There is no assurance that ongoing research and development efforts will result in new proprietary processes or products. Our competitors may independently develop equivalent or superior know-how, trade secrets processes or production methods to those employed by us.

We are involved in litigation from time to time in the course of our businesses to protect and enforce our intellectual property rights. Third parties from time to time may initiate litigation against us asserting that our businesses infringe or otherwise violate their intellectual property rights. Our intellectual property rights may not have the value that we believe them to have, and our products or processes may be found to infringe, impair, misappropriate, dilute or otherwise violate the intellectual property rights of others. Further, we may not prevail in any such litigation, and the results or costs of any such litigation may have a material adverse effect on our business, financial condition and results of operations. The expense involved in protecting our intellectual property in our Marketing and Publishing Services segment, for example, has been and could continue to be significant. Any litigation concerning intellectual property could be protracted and costly, is inherently unpredictable and could have a material adverse effect on our business, financial condition and results of operations regardless of its outcome.

Our results of operations in our educational textbook cover and component business are subject to variations due to the textbook adoption cycle and government funding for education spending.

Our educational textbook cover and component business experiences fluctuations in its results of operations due to the textbook adoption cycle and government funding for education spending. The cyclicality of the elementary and high school market is primarily attributable to the textbook adoption cycle. Our results of operations are also affected by reductions in local, state and/or federal school funding for textbook purchasing. In school districts in states that primarily rely on local tax proceeds, significant reductions in those proceeds, including as a result of economic conditions, can severely restrict district purchases of instructional materials. In districts and states that primarily rely on state funding for instructional materials, a reduction in state allocations, changes in announced school funding or additional restrictions on the use of those funds may affect our results of operations in our educational textbook cover and component business. Lower than expected sales by us due to the cyclicality of the textbook adoption cycle and pricing pressures that may result during any downturn in the textbook adoption cycle or as a reduction in government funding for education spending could have a material adverse effect on our cash flows and, therefore, on our ability to service our obligations with respect to our indebtedness.

Fluctuations in levels of marketing and advertising spending could have an adverse effect on our results of operations.

Revenues in our Marketing and Publishing Services business are dependent on the level of marketing and advertising spending by our customers, which may be impacted by tighter economic and general market conditions affecting overall customers’ demand, the timing of decisions and the extent of spending. There can be no assurance that the demand for our services and, accordingly, our results of operations will not be negatively impacted during a period of economic decline or stagnation as a result of a decline in the level of advertising and marketing spending by our customers.

Our controlling stockholders, affiliates of KKR and DLJMBP III, may have interests that conflict with other investors.

As a result of the Transactions, we are controlled by affiliates of KKR and DLJMBP III. These investors collectively control our affairs and policies. Circumstances may occur in which the interests of these stockholders could be in conflict with the interests of our other investors and debtholders. In addition, these stockholders may have an interest in pursuing acquisitions, divestitures or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to our other investors and debtholders if the transactions resulted in our becoming more leveraged or significantly changed the nature of our business operations or strategy. In addition, if we encounter financial difficulties, or we are unable to pay our debts as they mature, the interests of our stockholders may conflict with those of our debtholders. In that situation, for example, our debtholders might want us to raise additional equity from the Sponsors or other investors to reduce our leverage and pay our debts, while the Sponsors might not want to increase their investment in us or have their ownership diluted and instead choose to take other actions, such as selling our assets. Additionally, the Sponsors and certain of their affiliates are in the business of making investments in companies and currently hold, and may from time to time in the future acquire, interests in businesses that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours. For instance, certain of the Sponsors currently have investments in Merrill Corp. and Primedia Inc. Further, if they pursue such acquisitions or make further investments in our industry, those acquisition and investment opportunities may not be available to us. So long as the Sponsors continue to indirectly own a significant amount of our equity, even if such amount is less than 50%, they will continue to be able to influence or effectively control our decisions.

We are dependent upon certain members of our senior management.

We are substantially dependent on the personal efforts, relationships and abilities of certain members of our senior management, particularly Marc L. Reisch, our Chairman, President and Chief Executive Officer. The loss of Mr. Reisch’s services or the services of other members of senior management could have a material adverse effect on our company.

Risks Relating to Our Indebtedness and the Notes

Our high level of indebtedness could adversely affect our cash flow and our ability to operate our business, limit our ability to react to changes in the economy or our industry and prevent us from meeting our obligations under the notes.

We are highly leveraged. As of March 29, 2008, total indebtedness for Holdings and its subsidiaries was $1,413.2 million, including $15.4 million outstanding in the form of letters of credit. As of March 29, 2008, Visant had availability of $234.6 million (net of standby letters of credit) under its revolving credit facility. Total outstanding indebtedness for Visant and its subsidiaries represented approximately 91.5% of our total consolidated capitalization at March 29, 2008. Subsequent to March 29, 2008, Visant used cash on hand and borrowings under the revolving credit facility to fund the acquisition of Phoenix Color. The total purchase consideration in respect of the Phoenix Color acquisition was $219.0 million, subject to certain closing and post-closing adjustments.

Our substantial indebtedness could have important consequences. For example, it could:

•	make it more difficult for us to make payments on the notes;

•

make it more difficult for us and our subsidiaries to satisfy our obligations with respect to our indebtedness, and any failure to comply with the obligations of any of our debt instruments, including financial and other restrictive covenants, could result in an event of default under agreements governing our indebtedness;

•

require us to dedicate a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for working capital, capital expenditures, acquisitions and other general corporate purposes;

•	limit our flexibility in planning for and reacting to changes in our businesses and in the industries in which we operate;

•	make us more vulnerable to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation;

•	limit our ability to borrow additional amounts for working capital, capital expenditures, acquisitions, debt service requirements, execution of our business strategy and other purposes; and

•	place us at a disadvantage compared to our competitors who have less debt.

Any of the above listed factors could materially adversely affect our business, financial condition and results of operations. Furthermore, our interest expense could increase if interest rates increase, because the entire amount of our debt under the Visant senior secured credit facilities bears interest at floating rates, initially, at our option, at either adjusted LIBOR plus 2.50% per annum for the U.S. dollar denominated loans under the revolving credit facility and LIBOR plus 2.25% per annum for the Term Loan C facility or the alternate base rate plus 1.50% for U.S. dollar denominated loans under the revolving credit facility and base rate plus 1.25% for the Term Loan C facility (or, in the case of Canadian dollar denominated loans under the revolving credit facility, the bankers’ acceptance discount rate plus 2.50% or the Canadian prime rate plus 1.50% per annum). If we do not have sufficient earnings to service our debt, we may be required to refinance all or part of our existing debt, sell assets, borrow more money or sell securities, none of which we can guarantee we will be able to do.

We may be able to incur significant additional indebtedness in the future. Although the indentures governing the Holdings senior notes, the Holdings senior discount notes and these notes and the credit agreement governing the Visant senior secured credit facilities contain restrictions on the incurrence of additional indebtedness, those restrictions are subject to a number of important qualifications and exceptions and the indebtedness incurred in compliance with those restrictions could be substantial. The Visant senior secured credit facilities, for example, allow us to incur (1) an unlimited amount of “purchase money” indebtedness to finance capital expenditures permitted to be made under the senior secured credit facilities and to finance the acquisition, construction or improvement of fixed or capital assets, (2) an unlimited amount of indebtedness to finance acquisitions permitted under the senior secured credit facilities and (3) up to $100 million of additional indebtedness. As of March 29, 2008, the Visant senior secured credit facilities permitted additional borrowings of up to $234.6 million (net of standby letters of credit of approximately $15.4 million) under the revolving credit facility. Subsequent to March 29, 2008, Visant used cash on hand and borrowings under the revolving credit facility to fund the acquisition of Phoenix Color.

The Visant senior secured credit facilities also allow us to incur additional term loans under the Term Loan C facility or under a new term loan facility, in each case in an aggregate principal amount of up to $300 million, subject to (1) the absence of any default under the senior secured credit facilities before and after giving effect to such loans, (2) the accuracy of all representations and warranties in the credit agreement and security documents for the senior secured credit facilities, (3) Visant’s compliance with financial covenants under the senior secured credit facilities and (4) Visant’s ability to obtain commitments from one or more lenders to make such loans. Any additional term loans will have the same security and guarantees as the Term Loan C facility. All of these borrowings may rank senior to these notes and subsidiary guarantees hereof. If the new debt is added to our current debt levels, the related risks that we now face, including those described above, could intensify.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control, and any failure to meet our debt service obligations could harm our business, financial condition and results of operations.

For the year ended December 29, 2007, Visant voluntarily prepaid $400.0 million of scheduled payments under the term loans in its senior secured credit facilities, including all originally scheduled principal payments due under the Term Loan C facility through most of 2011. Amounts borrowed under the term loans that are repaid or prepaid may not be reborrowed. Our annual payment obligations for 2007 with respect to our existing indebtedness were comprised of approximately $77.2 million of interest payments. Our ability to pay interest on and principal on our debt obligations will primarily depend upon our future operating performance. As a result, prevailing economic conditions and financial, business and other factors, many of which are beyond our control, will affect our ability to make these payments.

If we do not generate sufficient cash flow from operations to satisfy our debt service obligations, including payments on these notes and the Holdings senior notes and senior discount notes, we may have to undertake alternative financing plans, such as refinancing our indebtedness, selling assets, reducing or delaying capital investments or seeking to raise additional capital. Our ability to refinance our debt will depend on the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. In addition, the terms of existing or future debt instruments, including the Visant senior secured credit facilities, the indentures governing the Holdings senior notes and senior discount notes and the indenture governing these notes, may restrict us from adopting some of these alternatives. Our inability to generate sufficient cash flow to satisfy our debt service obligations, or to refinance our obligations on commercially reasonable terms, would have an adverse effect, which could be material, on our business, financial condition and results of operations, as well as on our ability to satisfy our obligations in respect of our indebtedness.

Repayment of our debt, including the Visant term loans, these notes and the Holdings senior notes and senior discount notes, is dependent on cash flow generated by our subsidiaries.

Both Visant and Holdings are holding companies, and all of our assets are owned by our subsidiaries. Repayment of our indebtedness is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors of these senior subordinated notes, our subsidiaries do not have any obligation to pay amounts due on the notes or to make funds available for that purpose. The Holdings senior notes and senior discount notes are not guaranteed by any of Holdings’ subsidiaries. Our subsidiaries may not be able to, or be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including these notes and the Holdings senior notes and senior discount notes. Each of our subsidiaries is a distinct legal entity, and legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the indentures governing these notes and the Holdings senior notes and senior discount notes limit the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to qualifications and exceptions. If we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the Visant term loans, these notes and the Holdings senior notes and senior discount notes.

Restrictive covenants in Holdings’ and our and our subsidiaries’ debt instruments may restrict our current and future operations, particularly our ability to respond to changes in our business or to take certain actions.

The Visant senior secured credit facilities and the indentures governing the Holdings senior notes and senior discount notes and these notes contain, and any future indebtedness of Holdings or ours or of our subsidiaries would likely contain, a number of restrictive covenants that impose significant operating and financial restrictions on Holdings, us and our subsidiaries, including restrictions on Holdings and our and our subsidiaries’ ability to engage in acts that may be in our best long-term interest.

The Visant senior secured credit facilities include financial covenants, including requirements that Visant:

•	maintain a minimum interest coverage ratio; and

•	not exceed a maximum total leverage ratio.

The financial covenants in the Visant senior secured credit facilities will become more restrictive over time. In addition, the Visant senior secured credit facilities limit Visant’s ability to make capital expenditures and require that Visant use a portion of excess cash flow and proceeds of certain asset sales that are not reinvested in its business to repay indebtedness under them.

The Visant senior secured credit facilities also include covenants restricting, among other things, Visant Secondary Holdings Corp.’s, Visant’s and their subsidiaries’ ability to:

•	create liens;

•

incur indebtedness (including guarantees, debt incurred by direct or indirect subsidiaries, and obligations in respect of foreign currency exchange and other hedging arrangements) or issue preferred stock;

•	pay dividends, or make redemptions and repurchases, with respect to capital stock;

•	prepay, or make redemptions and repurchases, with respect to subordinated indebtedness;

•	make loans and investments;

•	engage in mergers, acquisitions, asset sales, sale/leaseback transactions and transactions with affiliates;

•	change the business conducted by Visant Secondary Holdings Corp., Visant or their subsidiaries; and

•	amend the terms of subordinated debt.

The indentures relating to the Holdings senior notes, the Holdings senior discount notes and these notes also contain numerous covenants including, among other things, restrictions on Holdings and our and our subsidiaries’ ability to:

•	create liens;

•	incur or guarantee indebtedness or issue preferred stock;

•	pay dividends, or make redemptions and repurchases, with respect to capital stock;

•	prepay, or make redemptions and repurchases, with respect to subordinated indebtedness;

•	make loans and investments;

•	engage in mergers, acquisitions, asset sales and transactions with affiliates; and

•	create limitations on the ability of subsidiaries to make dividends or distributions.

The operating and financial restrictions and covenants in our existing debt agreements and any future financing agreements may adversely affect our ability to finance future operations or capital needs or to engage in other business activities. A breach of any of the restrictive covenants in the Visant senior secured credit facilities would result in a default under the Visant senior secured credit facilities. If any such default occurs, the lenders under the Visant senior secured credit facilities may elect to declare all outstanding borrowings, together with accrued interest and other fees, to be immediately due and payable, enforce their security interest or require Visant to apply all of its available cash to repay these borrowings, any of which would result in an event of default under these notes and the Holdings senior notes and senior discount notes. The lenders under the senior secured credit facilities will also have the right in these circumstances to terminate any commitments they have to provide further borrowings.

Only certain of our subsidiaries guarantee the notes, and the assets of our non-guarantor subsidiaries may not be available to make payments on the notes.

Certain of our subsidiaries, including our existing and future foreign subsidiaries, are not required to guarantee the notes. As of March 29, 2008, our non-guarantor subsidiaries had approximately 2.6% of our assets. Our non-guarantor subsidiaries generated approximately 4.5% of our revenues for the quarter ended March 29, 2008. However, the indenture permits these subsidiaries to incur significant amounts of indebtedness in the future. In the event that any non-guarantor subsidiary (including any foreign subsidiary) becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of its indebtedness and its trade creditors generally will be entitled to payment on their claims from the assets of that subsidiary before any of those assets are made available to us. Consequently, your claims with respect to the notes will be effectively subordinated to all of the liabilities of our non-guarantor subsidiaries, including trade payables, and the claims (if any) of third party holders of preferred equity interests in our non-guarantor subsidiaries.

Your right to receive payments on the notes and the guarantees is junior to the rights of the lenders under our senior secured credit facilities and to all of our and the guarantors’ other senior indebtedness, including any of our or the guarantors’ future senior debt.

The notes and the guarantees rank in right of payment behind all of our and the guarantors’ existing senior indebtedness, including borrowings under our senior secured credit facilities, and rank in right of payment behind all of our and the guarantors’ future borrowings, except for any future indebtedness that expressly provides that it ranks equal or junior in right of payment to the notes and the related guarantees. See “Description of the Notes”. As of March 29, 2008, we had approximately $316.5 million of senior secured indebtedness, and the revolving credit portion (net of standby letters of credit and short-term borrowings of approximately $15.4 million) of our senior secured credit facilities provided for additional borrowings of up to $234.6 million, all of which would be senior indebtedness when drawn. Subsequent to March 29, 2008, Visant used cash on hand and borrowings under the revolving credit facility to fund the acquisition of Phoenix Color. Our senior secured credit facilities allow us, subject to certain conditions, to incur additional term loans under the Term Loan C facility, or under a new term facility, in either case in an aggregate principal amount of up to $300 million, which additional term loans will have the same security and guarantees as the Term Loan C facility. As of March 29, 2008, the subsidiary guarantors had approximately $316.5 million of senior indebtedness which would have represented guarantees of borrowings under our new senior secured credit facilities. We are also permitted to incur substantial additional indebtedness, including senior indebtedness, in the future.

We and the guarantors may not pay principal, premium, if any, interest or other amounts on account of the notes or the guarantees in the event of a payment default or other defaults in respect of certain of our senior indebtedness, including debt under the senior secured credit facilities, unless the senior indebtedness has been paid in full or the default has been cured or waived. In addition, in the event of certain other defaults with respect to the senior indebtedness, we or the guarantors may not be permitted to pay any amount on account of the notes or the guarantees for a designated period of time. See “Description of the Notes—Payment of Notes”.

Because of the subordination provisions in the notes and the guarantees, in the event of a bankruptcy, liquidation, reorganization or similar proceeding relating to us or a guarantor, our or the guarantor’s assets will not be available to pay obligations under the notes or the applicable guarantee until we or the guarantor has made all payments in cash on its senior indebtedness. Sufficient assets may not remain after all these payments have been made to make any payments on the notes or the applicable guarantee, including payments of principal or interest when due. In addition, in the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors, holders of the notes will participate with trade creditors and all other holders of our and the guarantors’ senior subordinated indebtedness, as the case may be, in the assets remaining after we and the guarantors have paid all of the senior indebtedness. However, because the indenture requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior indebtedness instead, holders of the notes may receive less, ratably, than holders of trade payables or other unsecured, unsubordinated creditors in any such proceeding. In any of these cases, we and the guarantors may not have sufficient funds to pay all of our creditors, and holders of the notes may receive less, ratably, than the holders of senior indebtedness. See “Description of the Notes—Ranking”.

The notes are not secured by our assets, and the lenders under our senior credit facilities are entitled to remedies available to a secured lender, which gives them priority over you to collect amounts due to them.

In addition to being contractually subordinated to all existing and future senior indebtedness, the notes and the guarantees are not secured by any of our assets. In contrast, our obligations under the senior secured credit facilities are secured by substantially all of our assets and substantially all of the assets of our material current domestic and future subsidiaries, including all of our capital stock and the capital stock of each of our existing and future direct and indirect subsidiaries (except that with respect to foreign subsidiaries such lien and pledge will be limited to 65% of the capital stock of “first-tier” foreign subsidiaries), and substantially all of our material existing domestic subsidiaries and future domestic subsidiaries’ tangible and intangible assets. In addition, we may incur other senior indebtedness, which may be substantial in amount, and which may, in some circumstances, be secured. As of March 29, 2008, we had $316.5 million of senior secured indebtedness. Our senior secured credit facilities allow us to incur additional term loans under the Term Loan C facility or under a new term loan facility, in each case in an aggregate principal amount of up to $300 million, subject to (1) the absence of any default under the senior secured credit facilities before and after giving effect to such loans, (2) the accuracy of all representations and warranties in the credit agreement and security documents for the senior secured credit facilities, (3) our compliance with financial covenants under the senior secured credit facilities and (4) our ability to obtain commitments from one or more lenders to make such loans. Any additional term loans will have the same security and guarantees as the Term Loan C facility.

Because the notes and the guarantees are unsecured obligations, your right of repayment may be compromised if any of the following situations occur:

•	we enter into bankruptcy, liquidation, reorganization, or other winding-up proceedings;

•	there is a default in payment under the senior secured credit facilities or other secured indebtedness; or

•	there is an acceleration of any indebtedness under the senior secured credit facilities or other secured indebtedness.

If any of these events occurs, the secured lenders could sell those of our assets in which they have been granted a security interest, to your exclusion, even if an event of default exists under the indenture at such time. As a result, upon the occurrence of any of these events, there may not be sufficient funds to pay amounts due on the notes and the guarantees.

Federal and state statutes allow courts, under specific circumstances, to void the guarantees, subordinate claims in respect of the guarantees and require note holders to return payments received from the guarantors.

Our existing and certain of our future subsidiaries guarantee our obligations under the notes. The issuance of the guarantees by the guarantors may be subject to review under state and federal laws if a bankruptcy, liquidation or reorganization case or a lawsuit, including in circumstances in which bankruptcy is not involved, were commenced at some future date by, or on behalf of, our unpaid creditors or the unpaid creditors of a guarantor. Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a court may void or otherwise decline to enforce a guarantor’s guaranty, or subordinate such guaranty to the applicable guarantor’s existing and future indebtedness. While the relevant laws may vary from state to state, a court might void or otherwise decline to enforce a guarantee if it found that when the applicable guarantor entered into its guaranty or, in some states, when payments became due under such guaranty, the applicable guarantor received less than reasonably equivalent value or fair consideration and either:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which such guarantor’s remaining assets constituted unreasonably small capital;

•	intended to incur, or believed that such guarantor would incur, debts beyond such guarantor’s ability to pay such debts as they mature; or

•	was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, in either case, after final judgment, the judgment is unsatisfied.

The court might also void a guaranty, without regard to the above factors, if the court found that the applicable guarantor entered into its guaranty with actual intent to hinder, delay or defraud its creditors. In addition, any payment by a guarantor pursuant to its guarantees could be voided and required to be returned to such guarantor or to a fund for the benefit of such guarantor’s creditors.

A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for such guaranty if such guarantor did not substantially benefit directly or indirectly from the issuance of the notes. If a court were to void a guaranty, you would no longer have a claim against the applicable guarantor. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from any guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of such guarantor’s debts, including contingent liabilities, was greater than the fair saleable value of such guarantor’s assets; or

•

the present fair saleable value of such guarantor’s assets were less than the amount that would be required to pay such guarantor’s probable liability on such guarantor’s existing debts, including contingent liabilities, as they become absolute and mature; or

•	such guarantor could not pay such guarantor’s debts as they become due.

To the extent a court voids any of the guarantees as fraudulent transfers or holds any of the guarantees unenforceable for any other reason, holders of notes would cease to have any direct claim against the applicable guarantor. If a court were to take this action, the applicable guarantor’s assets would be applied first to satisfy the applicable guarantor’s liabilities, if any, before any portion of its assets could be applied to the payment of the notes.

Each guaranty contains a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guaranty to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law, or may reduce the guarantor’s obligation to an amount that effectively makes the guaranty worthless.

We may not be able to repurchase notes upon a change of control.

Certain events constitute a change of control under the indenture governing the notes, including the sale, lease or transfer of all or substantially all of our assets to any person other than a permitted holder. See “Description of Notes—Certain Definitions—Change of Control” for additional descriptions of these events. The indentures governing the senior discount notes and senior notes of our parent contain similar provisions. Upon the occurrence of such events, you will have the right to require us to repurchase your notes, and the holders of senior discount notes and senior notes will have the right to require our parent to repurchase their notes at a purchase price in cash equal to 101% of the principal amount or accreted value, as applicable, of the applicable notes plus accrued and unpaid interest, if any, to the extent applicable. The senior secured credit facilities provide that certain change of control events constitute a default, including (1) a Change of Control, as defined in the indenture relating to the notes, (2) the board of directors ceasing to be comprised of at least a majority of directors who (a) were directors as of the closing date of the senior secured credit facilities, (b) have been directors for at least 12 months, (c) were nominated to the board of directors by DLJMBP III, KKR, their respective affiliates or a person nominated by any thereof or (d) were nominated by a majority of the continuing directors then in office and (3) Visant Secondary Holdings Corp. ceasing to own 100% of our outstanding capital.

Any future credit agreement or other agreements relating to senior indebtedness to which we become a party may contain similar provisions. If we experience a change of control that triggers a default under our senior secured credit facilities, we could seek a waiver of such default or seek to refinance our senior secured credit facilities. In the event we do not obtain such a waiver or refinance the senior secured credit facilities, such default could result in amounts outstanding under our new senior secured credit facilities being declared due and payable. In the event we experience a change of control that results in our having to repurchase your notes and/or our parent having to repurchase the senior discount notes and senior notes, we may not have sufficient financial resources to satisfy all of our obligations under our senior secured credit facilities and/or the notes, and our parent may not have sufficient financial resources to satisfy its obligations under the senior discount notes and senior notes. A failure to make the applicable change of control offer or to pay the applicable change of control purchase price when due would result in a default under the relevant indenture. In addition, the change of control covenant in the indentures governing the notes and our parent’s senior discount notes and senior notes do not cover all corporate reorganizations, mergers or similar transactions and may not provide you with protection in a highly leveraged transaction. See “Description of the Notes—Certain Covenants”.

Your ability to sell the notes may be limited by the absence of an active trading market, and if one develops, it may not be liquid.

The notes were offered and sold in October 2004 to a small number of institutional investors and are eligible for trading in the PORTALSM market. However, we do not intend to apply for the notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation system. There is currently no established market for the notes, and we cannot assure you as to the liquidity of markets that may develop for the notes, your ability to sell the notes or the price at which you would be able to sell the notes. If such markets were to exist, the notes could trade at prices that may be lower than their principal amount or purchase price depending on many factors, including prevailing interest rates and the markets for similar securities. You may not be able to sell your notes at a particular time or at favorable prices or at all.

The liquidity of any market for the notes and the future trading prices of the notes will depend on many factors, including:

•	our operating performance and financial condition;

•	the interest of securities dealers in making a market in the notes; and

•	the market for similar securities.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market for the notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect the value of your notes.

We understand that Credit Suisse Securities (USA) LLC presently intends to make a market in the notes. However, it is not obligated to do so, and any market making activity with respect to the notes may be discontinued at any time without notice. In addition, any market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will exist for the notes or that any trading market that does develop will be liquid.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements including, without limitation, statements concerning the conditions in our industry, expected cost savings, our operations, our economic performance and financial condition, including, in particular, statements relating to our business and growth strategy and product development efforts. These forward-looking statements are not historical facts, but only predictions and generally can be identified by use of statements that include such words as “may”, “might”, “will”, “should”, “estimate”, “project”, “plan”, “anticipate”, “expect”, “intend”, “outlook”, “believe” and other similar expressions that are intended to identify forward-looking statements and information. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. These risks and uncertainties include, without limitation, those identified under “Risk Factors” and elsewhere in this prospectus.

The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements:

•	our substantial indebtedness;

•	our inability to implement our business strategy and achieve anticipated cost savings in a timely and effective manner;

•	competition from other companies;

•	the seasonality of our businesses;

•	the loss of significant customers or customer relationships;

•	fluctuations in raw material prices;

•	our reliance on a limited number of suppliers;

•	our reliance on numerous complex information systems;

•	the reliance of our businesses on limited production facilities;

•	the amount of capital expenditures required at our businesses;

•	labor disturbances;

•	environmental regulations;

•	foreign currency fluctuations and foreign exchange rates;

•	the outcome of litigation;

•	our dependency on the sale of school textbooks;

•	control by our stockholders;

•	Jostens’ reliance on independent sales representatives;

•	the failure of our sampling systems to comply with U.S. postal regulations;

•	levels of customers’ advertising spending, including as may be impacted by economic factors;

•	changes in book buying habits; and

•	the textbook adoption cycle and levels of government funding for education spending.

We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this prospectus may not in fact occur. Forward-looking statements speak only as of the date they are made and we undertake no obligation to update publicly or revise any of them in light of new information, future events or otherwise, except as required by law.

INDUSTRY AND MARKET DATA

We obtained the industry, market and competitive position data referenced throughout this prospectus from our own internal estimates and research as well as from industry and general publications and research, surveys and studies conducted by third parties, including Veronis Suhler Communications, the National Center for Educational Statistics and the U.S. Department of Education.

USE OF PROCEEDS

This prospectus is being delivered in connection with the sale of notes by Credit Suisse Securities (USA) LLC in market-making transactions. We will not receive any cash proceeds from the sale of the notes by Credit Suisse Securities (USA) LLC.

CAPITALIZATION

The following table sets forth Visant Holding’s capitalization as of March 29, 2008. The information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes appearing elsewhere in this prospectus.

As of March 29, 2008 (unaudited)
(In millions)
Visant Corporation:
Standby letters of credit	$15.4
Term Loan C facility	316.5
7 5/8% Senior Subordinated Notes	500.0

Visant Holding Corp.:
10 1/2% Senior Discount Notes	231.3
8 3/4% Senior Notes	350.0

Total debt	1,413.2
Stockholders’ equity	131.3

Total capitalization	$1,544.5

SELECTED FINANCIAL DATA

The following relates to the financial results of Visant Corporation. There are no significant differences between the results of operations and financial condition of Visant and those of Visant Holding other than the interest and related income tax effect of certain indebtedness of Holdings, including Holdings’ senior discount notes, which had an accreted value of $231.3 million and $225.6 million as of March 29, 2008 and December 29, 2007, respectively, including interest thereon, and the $350.0 million of Holdings’ 8.75% senior notes due 2013. The selected financial data of Visant Corporation set forth below presents the consolidated financial data of Visant Corporation, Von Hoffmann and Arcade after July 29, 2003 as a result of the common ownership of these entities by affiliates of DLJMBP III on such date. As described in the notes to our consolidated financial statements, certain operations of Von Hoffmann are presented as discontinued operations for all periods presented.

The selected historical financial data for the successor periods of fiscal years ended December 29, 2007, December 30, 2006, December 31, 2005, January 1, 2005 and the five-month period from July 30, 2003 to January 4, 2004 and for the predecessor period, the seven-month period from December 29, 2002 to July 29, 2003, have been derived from our audited historical consolidated financial statements. The data presented below should be read in conjunction with the consolidated financial statements and related notes included herein and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

	(Successor)							Jostens, Inc. (Predecessor)
	Three Months Ended							Seven Months 2003
	March 29, 2008	March 31, 2007	2007	2006	2005	2004	Five Months 2003
	In millions, except for ratios
Statement of Operations Data(1):
Net sales	$247.0	$255.9	$1,270.2	$1,186.6	$1,110.7	$1,051.9	$326.2	$483.5
Cost of products sold	128.1	128.1	623.0	587.6	562.2	586.2	201.2	203.0

Gross profit	118.9	127.8	647.2	599.0	548.5	465.7	125.0	280.5
Selling and administrative expenses	105.2	103.6	425.6	394.4	389.2	386.2	144.8	185.8
Loss (gain) on disposal of assets	—	0.4	0.6	(1.2)	(0.4)	(0.1)	(0.1)	—
Transaction costs(2)	—	—	—	—	1.2	6.8	0.2	31.0
Special charges(3)	1.5	—	2.9	2.4	5.4	11.8	—	—

Operating income (loss)	12.2	23.8	218.1	203.4	153.1	61.0	(19.9)	63.8
Loss on redemption of debt(4)	—	—	—	—	—	31.9	0.4	13.9
Interest expense, net	16.4	25.2	90.2	105.4	106.8	108.7	50.0	32.0
Other income	—	—	—	—	—	(1.1)	—	—

(Loss) income from continuing operations before income taxes	(4.2)	(1.4)	127.9	98.0	46.3	(78.6)	(70.3)	17.9
(Benefit from) provision for income taxes	(1.4)	(0.3)	49.7	31.2	17.2	(28.2)	(21.0)	10.5

(Loss) income from continuing operations	(2.7)	(1.1)	78.2	66.8	29.1	(50.4)	(49.3)	7.4
Income (loss) on discontinued operations, net of tax	—	8.4	110.7	9.6	19.0	(40.0)	(1.1)	(4.4)
Cumulative effect of accounting change, net of tax	—	—	—	—	—	—	—	4.6

Net (loss) income	(2.7)	7.3	188.9	76.4	48.1	(90.4)	(50.4)	7.6
Dividends and accretion on redeemable preferred shares	—	—	—	—	—	—	—	(6.5)

Net (loss) income available to common stockholders	$(2.7)	$7.3	$188.9	$76.4	$48.1	$(90.4)	$(50.4)	$1.1

	(Successor)							Jostens, Inc. (Predecessor)
	Three Months Ended							Seven Months 2003
	March 29, 2008	March 31, 2007	2007	2006	2005	2004	Five Months 2003
	In millions, except for ratios
Statement of Cash Flows:
Net cash provided by (used in) operating activities	$51.6	$48.2	$177.3	$182.5	$167.5	$115.8	$103.0	$(6.8)
Net cash (used in) provided by investing activities	(13.6)	(50.4)	280.6	(52.6)	(39.1)	(38.0)	(552.3)	(11.9)
Net cash (used in) provided by financing activities	(1.5)	—	(417.9)	(131.6)	(190.8)	(39.3)	482.3	12.9

Other Financial Data(1):
Ratio of earnings to fixed charges and preferred stock dividends(5)	—	—	2.4x	1.9x	1.4x	—	—	1.5x
Depreciation and amortization	$22.7	$20.9	$87.0	$81.6	$87.6	$136.5	$37.3	$13.5
Capital expenditures	$13.7	$20.0	$56.4	$51.9	$28.7	$37.7	$17.4	$5.8

Balance Sheet Data (at period end):
Cash and cash equivalents	$96.1	$16.0	$59.1	$18.0	$19.9	$82.3	$43.7
Property and equipment, net	184.7	168.2	181.1	160.6	137.9	144.9	156.4
Total assets	2,155.6	2,367.1	2,092.8	2,309.3	2,360.8	2,503.3	2,522.6
Total debt	816.5	1,216.5	816.5	1,216.5	1,328.4	1,528.3	1,325.1
Stockholder’s equity	679.1	486.4	681.7	477.7	420.9	363.8	173.9

(1)	Certain selected financial data have been reclassified for all periods presented to reflect the results of discontinued operations consisting of the Von Hoffmann businesses in December 2006, our Jostens Photography businesses in June 2006 and the exit of Jostens’ Recognition business in December 2001. See Note 5, Discontinued Operations, to our consolidated financial statements included elsewhere herein.
(2)	For 2005 and 2004, transaction costs represented $1.2 million and $6.8 million, respectively, of expenses incurred in connection with the Transactions. For the successor period in 2003, transaction costs represented $0.2 million of expenses incurred in connection with the 2003 Jostens merger. For the predecessor period in 2003, transaction costs represented $31.0 million of expenses incurred in connection with the 2003 Jostens merger.
(3)

During the three months ended March 29, 2008, the Company recorded $0.6 million of restructuring charges related to the closure of Jostens’ Attleboro, Massachusetts facility in the Scholastic segment and $0.5 million and $0.3 million representing severance and related benefits associated with headcount reductions in the Scholastic and Marketing and Publishing Services segments, respectively. During the three months ended March 31, 2007, the Company did not record any restructuring charges. For the year ended December 29, 2007, the Company recorded $2.3 million of restructuring for severance and related benefit costs primarily in the Scholastic segment related to the closure of Jostens’ Attleboro, Massachusetts facility announced on December 4, 2007, and which was expected to be substantially complete by the end of the first quarter of 2008, and $1.0 million related to termination benefits for management executives offset by a reversal of $0.4 million associated with the reductions in severance liability for the Scholastic and Memory Book segments. For 2006, the Company recorded $2.3 million relating to an impairment loss to reduce the carrying value of Jostens’ former corporate office buildings and $0.1 million of special charges for severance costs and related benefit costs. For 2005, special charges consisted of restructuring charges of $5.1 million for employee severance related to closed facilities and $0.3 million related to a withdrawal liability under a union retirement plan that arose in connection with the consolidation of certain operations. For 2004, special charges consisted of $11.8 million of restructuring charges consisting primarily of severance costs for the termination of senior executives and other employees associated with reorganization activity as a result of the Transactions.

(4)	For 2004, loss on redemption of debt represented a loss of $31.5 million in connection with repayment of all existing indebtedness and remaining preferred stock of Jostens and Arcade in conjunction with the Transactions and a loss of $0.4 million in connection with the repurchase of $5.0 million principal amount of Jostens’ 12.75% senior subordinated notes prior to the Transactions. For the successor period in 2003, loss on redemption of debt represented a loss of $0.4 million in connection with the repurchase of $8.5 million principal amount of Jostens’ 12.75% senior subordinated notes. For the predecessor period in 2003, loss on redemption of debt represented a loss of $13.9 million consisting of the write-off of unamortized deferred financing costs in connection with refinancing Jostens’ senior secured credit facility.
(5)	For the purposes of calculating the ratio of earnings to fixed charges, earnings represent income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense (including capitalized interest) on all indebtedness plus amortization of debt issuance costs and the portion of rental expense that we believe is representative of the interest component of rental expense. For the three months ended March 29, 2008, three months ended March 31, 2007, twelve months ended 2004 and the successor five-month period in 2003, earnings did not cover fixed charges by $4.1 million, $1.4 million, $78.6 million and $70.1 million, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion contains forward-looking statements that involve numerous risks and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements as a result of these risks and uncertainties, including those set forth in this prospectus under “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors”. You should read the following discussion in conjunction with the consolidated financial statements and related notes included herein.

Presentation

There are no significant differences between the results of operations and financial condition of Visant and those of Holdings other than the interest and related income tax effect of certain indebtedness of Visant Holding, including Holdings’ senior discount notes, which had an accreted value of $231.3 million and $225.6 million as of March 29, 2008 and December 29, 2007, respectively, including interest thereon, and the $350.0 million of Holdings’ 8.75% senior notes due 2013.

Company Background

On October 4, 2004, an affiliate of KKR and affiliates of DLJMBP III completed the Transactions, which created a marketing and publishing services enterprise through the consolidation of Jostens, Von Hoffmann and Arcade.

Prior to the Transactions, Von Hoffmann and Arcade were each controlled by affiliates of DLJMBP II, and DLJMBP III owned approximately 82.5% of our outstanding equity, with the remainder held by other co-investors and certain members of management. Upon consummation of the Transactions, an affiliate of KKR invested $256.1 million and was issued equity interests representing approximately 49.6% of our voting interest and 45.0% of our economic interest, affiliates of DLJMBP III held equity interests representing approximately 41.0% of Holdings’ voting interest and 45.0% of Holdings’ economic interest, with the remainder held by other co-investors and certain members of management. Approximately $175.6 million of the proceeds were distributed to certain stockholders, and certain treasury stock held by Von Hoffmann was redeemed. After giving effect to the issuance of equity to members of management, as of May 12, 2008, affiliates of KKR and DLJMBP III held approximately 49.0% and 41.0%, respectively, of Holdings’ voting interest, while each continued to hold approximately 44.6% of Holdings’ economic interest. As of May 12, 2008, the other co-investors held approximately 8.4% of the voting interest and 9.2% of the economic interest of Holdings, and members of management held approximately 1.6% of the voting interest and approximately 1.6% of the economic interest of Holdings.

These Transactions were accounted for as a combination of interests under common control.

Overview

We are a leading marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics sampling, and educational and trade publishing segments.

We sell our products and services to end customers through several different sales channels including independent sales representatives and dedicated sales forces. Our sales and results of operations are impacted by a number of factors, including general economic conditions, seasonality, cost of raw materials, school population trends, product quality and service and price.

During the fourth quarter of 2005, we disaggregated our reportable segments, to reflect better our operations following the integration of the companies as a result of the Transactions and the manner in which the chief operating decision-maker regularly assesses the information for decision-making purposes. During the second quarter of 2006, we entered into definitive agreements to sell our Jostens Photography businesses, which previously comprised a reportable segment. The transactions closed on June 30, 2006. Accordingly, this segment has been reported as discontinued operations. See Note 5, Discontinued Operations, to the consolidated financial statements included elsewhere herein.

As of December 2006, our Von Hoffmann businesses were held as assets for sale. On January 3, 2007, the Company entered into a stock purchase agreement with R.R. Donnelley & Sons Company providing for the sale of the Von Hoffmann businesses, which previously comprised the Educational Textbook segment and a portion of the Marketing and Publishing Services segment. We closed the transaction on May 16, 2007. The operations of the Von Hoffmann businesses are reported as discontinued operations in the consolidated financial statements for all periods presented. See Note 5, Discontinued Operations, to the consolidated financial statements included elsewhere herein.

On March 16, 2007, we acquired all of the outstanding capital stock of Neff Holding Company and its wholly owned subsidiary Neff Motivation, Inc. Neff is a single source provider of custom award programs and apparel, including chenille letters and letter jackets, to the scholastic market segment. The results of Neff are reported together with the results of the Jostens scholastic operations as the renamed Scholastic segment.

On June 14, 2007, the Company acquired all of the outstanding capital stock of VSI. VSI is a supplier in the overhead transparency and book component business. VSI does business under the name of Lehigh Milwaukee. Results of VSI are included in the Marketing and Publishing Services segment from the date of acquisition.

On October 1, 2007, the Company’s wholly owned subsidiary, Memory Book Acquisition LLC, acquired substantially all of the assets and certain liabilities of Publishing Enterprises, Incorporated, a producer of school memory book and student planners. Results of Memory Book Acquisition LLC are reported as part of the Memory Book segment from the date of acquisition.

On April 1, 2008, Visant announced the completion of the acquisition of Phoenix Color, a leading book cover and component manufacturer. Phoenix Color operates as a wholly owned subsidiary of Visant. The total purchase consideration was $219.0 million, subject to certain closing and post-closing adjustments.

In 2007, we changed the name of our Yearbook segment to Memory Book to reflect our diversified offering of custom yearbooks, memory books and related products that help people tell their stories and chronicle important events.

Our three reportable segments consist of:

•

Scholastic—provides services related to the marketing, sale and production of class rings and an array of graduation products and other scholastic products to students and administrators primarily in high schools, colleges and other post-secondary institutions;

•

Memory Book—provides services related to the publication, marketing, sale and production of school yearbooks, memory books and related products that help people tell their stories and chronicle important events; and

•

Marketing and Publishing Services—produces multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care market segments, and provides innovative products and services to the direct marketing sector. The group also produces book components and overhead transparencies.

For additional financial and other information about our operating segments, see Note 16, Business Segments, to the consolidated financial statements.

General

We experience seasonal fluctuations in our net sales tied primarily to the North American school year. We recorded approximately 40% of our annual net sales from our continuing operations for fiscal 2007 during the second quarter of our fiscal year. Jostens generates a significant portion of its annual net sales in the second quarter. Deliveries of caps, gowns and diplomas for spring graduation ceremonies and spring deliveries of school yearbooks are the key drivers of Jostens’ seasonality. The net sales of educational components are impacted seasonally by state and local schoolbook purchasing schedules, which commence in the spring and peak in the summer months preceding the start of the school year. The net sales of sampling and other direct mail and commercial printed products have also historically reflected seasonal variations, and we expect these businesses to continue to generate a majority of their annual net sales during our third and fourth quarters for the foreseeable future. These seasonal variations are based on the timing of customers’ advertising campaigns, which have traditionally been concentrated prior to the Christmas and spring holiday seasons. The seasonality of each of our businesses requires us to allocate our resources to manage our manufacturing capacity, which often operates at full or near full capacity during peak seasonal demands.

Our net sales include sales to certain customers for whom we purchase paper. The price of paper, a primary material across most of our products and services, is volatile over time and may cause swings in net sales and cost of sales. We generally are able to pass on increases in the cost of paper to our customers across most product lines when we realize such increases.

The price of gold and other precious metals has increased dramatically during the past year, and we anticipate continued volatility in the price of gold. These higher gold prices have impacted, and could further impact, our manufacturing costs.

We continued to see softness in the placement of orders during the first quarter 2008 in our direct marketing services business which we believe was the result of tighter economic and general market conditions affecting the timing of decisions and the extent of advertising spending by our customers. To the extent these economic conditions persist we believe they may continue to impact the timing of orders and the level of spending by our customers in direct marketing. While historically the purchase of class rings has been relatively resistant to economic conditions, we saw a shift in jewelry metal mix in the first quarter of 2008 which we believe is attributable primarily to economic factors and the impact of significantly higher precious metal costs on our jewelry prices. We anticipate the trends we saw in the first quarter in jewelry volume, metal mix and price will continue for the remainder of school year 2008.

Restructuring Activity

During the three months ended March 29, 2008, the Company recorded $0.6 million of restructuring charges related to the closure of Jostens’ Attleboro, Massachusetts facility in the Scholastic segment. Additionally, the Scholastic segment recorded charges of $0.5 million of severance and related benefits associated with the headcount reduction of 23 employees. The Marketing and Publishing Services segment recorded charges of $0.3 million related to severance costs that reduced headcount by one employee.

During the three months ended March 31, 2007, the Company did not record any restructuring charges.

Restructuring accruals of $2.1 million as of both March 29, 2008 and December 29, 2007 are included in other accrued liabilities in the condensed consolidated balance sheets. The accruals include amounts provided for severance related to reductions in corporate and administrative employees from the Scholastic, Memory Book and the Marketing and Publishing Services segments.

On a cumulative basis through March 29, 2008, the Company incurred $20.9 million of employee severance costs related to initiatives during the period from 2004 to March 29, 2008, which affected an aggregate of 465 employees. As of March 29, 2008, the Company had paid $18.7 million in cash related to these initiatives.

Changes in the restructuring accruals during the first three months of 2008 were as follows:

In thousands	2008 Initiatives	2007 Initiatives	2006 Initiatives	Total
Balance at December 29, 2007	$—	$2,110	$43	$2,153
Restructuring charges	805	646	—	1,451
Severance paid	(105)	(1,349)	(4)	(1,458)

Balance at March 29, 2008	$700	$1,407	$39	$2,146

The Company expects the majority of the remaining severance related to the 2006, 2007 and 2008 initiatives to be paid by the end of 2008.

Other Factors Affecting Comparability

We utilize a fifty-two, fifty-three week fiscal year ending on the Saturday nearest December 31st. Our 2005, 2006 and 2007 fiscal years consisted of 52 weeks; our 2008 fiscal year will consist of 53 weeks.

In connection with the relocation of Jostens’ diploma operations out of its Red Wing, Minnesota manufacturing facility to certain of its other facilities, Scholastic experienced significant manufacturing inefficiencies in 2005. As a result of its commitment to minimize the impact to its customers, Jostens incurred $14.7 million of costs in an effort to address these manufacturing inefficiencies. These costs included, in certain cases, providing at Jostens’ cost, temporary diploma covers to meet spring graduation deliveries, which were later replaced with permanent diploma covers, significant expedited freight charges, and other efforts to address customer issues to minimize the long-term impact on customer relationships.

Critical Accounting Policies and Estimates

In the ordinary course of business, management makes a number of estimates and assumptions relating to the reporting of results of operations and financial condition in the preparation of our financial statements in conformity with accounting principles generally accepted in the United States. We believe that the following discussion addresses our most critical accounting policies, which are those that are most important to the portrayal of our financial condition and results and require management’s judgment about the effect of matters that are uncertain.

On an ongoing basis, management evaluates its estimates and assumptions, including those related to revenue recognition, continued value of goodwill and intangibles, recoverability of long-lived assets, pension and other postretirement benefits and income tax. Management bases its estimates and assumptions on historical experience, the use of independent third-party specialists and on various other factors that are believed to be reasonable at the time the estimates and assumptions are made. Actual results may differ from these estimates and assumptions under different circumstances or conditions.

Revenue Recognition

The SEC’s Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition, provides guidance on the application of accounting principles generally accepted in the United States to selected revenue recognition issues. In accordance with SAB No. 104, we recognize revenue when the earnings process is complete, evidenced by an agreement between us and the customer, delivery and acceptance has occurred, collectibility is probable and pricing is fixed or determinable. Revenue is recognized when (1) products are shipped (if shipped FOB shipping point), (2) products are delivered (if shipped FOB destination) or (3) as services are performed as determined by contractual agreement, but in all cases only when risk of loss has transferred to the customer and we have no further performance obligations.

Goodwill and Indefinite-Lived Intangible Assets

Under Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, we are required to test goodwill and intangible assets with indefinite lives for impairment annually, or more frequently if impairment indicators occur. The impairment test requires management to make judgments in connection with identifying reporting units, assigning assets and liabilities to reporting units, assigning goodwill and indefinite-lived intangible assets to reporting units, and determining the fair value of each reporting unit. Significant judgments are required to estimate the fair value of reporting units include projecting future cash flows, determining appropriate discount rates and other assumptions. The projections are based on management’s best estimate given recent financial performance, market trends, strategic plans and other available information. Changes in these estimates and assumptions could materially affect the determination of fair value and/or impairment for each reporting unit. The impairment testing was completed as of the beginning of our fourth quarter of fiscal 2007, and we believe that there are no indications of impairment. However, unforeseen future events could adversely affect the reported value of goodwill and indefinite-lived intangible assets, which at the end of both 2007 and 2006 totaled approximately $1.2 billion.

Income Taxes

As part of the process of preparing our consolidated financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves estimating our actual current tax liability together with assessing temporary differences resulting from differing treatment of items such as capital assets for tax and accounting purposes. These temporary differences result in deferred tax assets and liabilities, which are included in our consolidated balance sheets. We must then assess the likelihood that any deferred tax assets will be recovered from taxable income of the appropriate character within the carryback or carryforward period, and to the extent that recovery is not likely, a valuation allowance must be established. Significant management judgment is required in determining the provision for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against deferred tax assets.

On a consolidated basis, we have established a tax valuation allowance of $14.8 million as of the end of 2007 related to foreign tax credit carryforwards, because we believe the tax benefits are not likely to be fully realized. As described in Note 13, Income Taxes, to our consolidated financial statements, we repatriated a total of $5.1 million of earnings from our foreign subsidiaries during 2007. In connection with those distributions, we generated approximately $1.4 million of foreign tax credit carryforwards which increased our valuation allowance.

Significant judgment is also required in determining and evaluating our tax reserves. Tax reserves are established for uncertain tax positions which are potentially subject to challenge. We review our tax reserves as facts and circumstances change. Although resolution of issues for audits currently in process is uncertain, based on currently available information, we believe the ultimate outcomes will not have a material adverse effect on our financial statements.

Effective at the beginning of 2007, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. FIN 48 requires applying a “more likely than not” threshold to the recognition and derecognition of tax positions. In connection with the adoption of FIN 48, the Company made a change in accounting principle for the classification of interest income on tax refunds. Under the previous policy, the Company recorded interest income on tax refunds as interest income. Under the new policy, any interest income in connection with income tax refunds is recorded as a reduction of income tax expense. In addition, since the adoption of FIN 48, all interest and penalties on income tax assessments have been recorded as income tax expense and included as part of the Company’s unrecognized tax benefit liability.

Pension and Other Postretirement Benefits

Jostens sponsors several defined benefit pension plans that cover nearly all of its employees. Jostens also provides certain medical and life insurance benefits for eligible retirees. Eligible employees from Lehigh also participate in a noncontributory defined benefit pension plan, which was merged with a Jostens plan effective December 31, 2004. Effective December 31, 2006, this plan closed participation for hourly employees hired after December 31, 2006 and froze the plan for salaried employees.

Effective July 1, 2007 and January 1, 2008, the pension plans covering Jostens’ employees covered under respective collective bargaining agreements were closed to new hires.

Jostens also maintains an unfunded supplemental retirement plan (the “Jostens ERISA Excess Plan”) that gives additional credit for years of service as a Jostens’ sales representative to those salespersons who were hired as employees of Jostens prior to October 1, 1991, calculating the benefits as if such years of service were credited under Jostens’ tax-qualified, non-contributory pension plan, or “Plan D”. Benefits specified in Plan D may exceed the level of benefits that may be paid from a tax-qualified plan under the Internal Revenue Code. The Jostens ERISA Excess Plan also pays benefits that would have been provided from Plan D but cannot because they exceed the level of benefits that may be paid from a tax-qualified plan under the tax code. We also maintain non-contributory unfunded supplemental pension plans (“SERPs”) for certain named executive officers.

We account for our plans under SFAS No. 87, Employer’s Accounting for Pensions, and SFAS No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans, which requires management to use three key assumptions when computing estimated annual pension expense. These assumptions are the discount rate applied to the projected benefit obligation, expected return on plan assets and the rate of compensation increases.

Of the three key assumptions, only the discount rate is based on external market indicators, such as the yield on currently available high-quality, fixed income investments or annuity settlement rates. The discount rate used to value the pension obligation at any year-end is used for expense calculations the next year. For the rates of expected return on assets and compensation increases, management uses estimates based on experience as well as future expectations. Due to the long-term nature of pension liabilities, management attempts to choose rates for these assumptions that will have long-term applicability.

The following is a summary of the three key assumptions that were used in determining 2007 pension expense, along with the impact of a 1% change in each assumed rate. Brackets indicate annual pension expense would be reduced. Modification of these assumptions does not impact the funding requirements for the qualified pension plans.

Assumption	Rate	Impact of 1% increase	Impact of 1% decrease
Discount rate(1)	6.00%	$(1,181)	$810
Expected return on plan assets(2)	9.50%	$(2,545)	$2,545
Rate of compensation increases(3)	5.50%	$450	$(350)

(1)	A discount rate of 6.00% was used for both the qualified and non-qualified pension plans.
(2)	The expected long-term rate of return on plan assets was 9.50% for the qualified pension plans.
(3)	The average compensation rate was 6.3% and 3.0% for Jostens and The Lehigh Press, Inc., respectively. The weighted average compensation rate for the combined salary-related plans was 5.50%.

Results of Operations

The following table sets forth selected information derived from our consolidated statements of operations for the three-month period ended March 29, 2008, the three-month period ended March 31, 2007, and fiscal years 2007, 2006 and 2005. In the text below, amounts and percentages have been rounded and are based on the financial statement amounts.

	Holdings					% Change between 2006 and 2007	% Change between 2005 and 2006
	Three months
In thousands	2008	2007	2007	2006	2005
Net sales	$247,040	$255,850	$1,270,210	$1,186,604	$1,110,673	7.0%	6.8%
Gross profit	118,922	127,780	647,164	599,049	548,538	8.0%	9.2%
% of net sales	48.1%	49.9%	50.9%	59.5%	49.4%
Selling and administrative expenses	105,328	103,742	426,740	394,726	389,398	8.1%	1.4%
% of net sales	42.6%	40.5%	33.6%	33.3%	35.1%
Loss (gain) on disposal of assets	(20)	391	629	(1,212)	(387)	NM	NM
Transaction costs	—	—	—	—	1,172	NM	NM
Special charges	1,451	—	2,922	2,446	5,389	19.5%	(54.6)%
Operating income	12,163	23,647	216,873	203,089	152,966	6.8%	32.8%
% of net sales	4.9%	9.2%	17.1%	17.1%	13.8%
Interest expense, net	30,273	38,508	144,004	149,000	124,794	(3.4)%	19.4%
Benefit from income taxes	(6,755)	(5,249)	29,102	15,675	10,524	85.7%	48.9%
Income (loss) from discontinued operations, net of tax	—	8,373	110,732	9,561	19,001	1058.2%	(49.7)%
Net (loss) income	$(11,355)	$(1,239)	154,499	47,975	36,649	222.0%	30.9%

NM = Not meaningful

Our business is managed on the basis of three reportable segments: Scholastic, Memory Book and Marketing and Publishing Services. The following table sets forth selected segment information derived from our consolidated statements of operations for the three-month period ended March 29, 2008, the three-month period ended March 31, 2007, and fiscal years 2007, 2006 and 2005. For additional financial information about our operating segments, see Note 16, Business Segments, to the consolidated financial statements.

	Holdings					% Change between 2006 and 2007	% Change between 2005 and 2006
	Three months
In thousands	2008	2007	2007	2006	2005
Net sales
Scholastic	$139,022	$140,305	$465,439	$437,630	$424,984	6.4%	3.0%
Memory Book	8,640	7,851	372,063	358,687	348,512	3.7%	2.9%
Marketing and Publishing Services	99,805	108,051	434,057	390,396	337,388	11.2%	15.7%
Inter-segment eliminations	(427)	(357)	(1,349)	(109)	(211)	NM	NM

	247,040	255,850	$1,270,210	$1,186,604	$1,110,673	7.0%	6.8%

Operating income
Scholastic	$12,606	$22,492	$51,312	$51,189	$27,069	0.2%	89.1%
Memory Book	(16,062)	(17,119)	89,108	82,235	66,700	8.4%	23.3%
Marketing and Publishing Services	15,619	18,274	76,453	69,665	59,197	9.7%	17.7%

	$12,163	$23,647	$216,873	$203,089	$152,966	6.8%	32.8%

NM = Not meaningful

Three Months Ended March 29, 2008 Compared to the Three Months Ended March 31, 2007

Net sales. Consolidated net sales decreased $8.8 million, or approximately 3.4%, to $247.0 million for the three months ended March 29, 2008 as compared to the comparable period in 2007.

Net sales of the Scholastic segment decreased $1.3 million, or 0.9%, to $139.0 million for the first fiscal quarter of 2008 from $140.3 million for the first quarter of 2007. The decrease was primarily attributable to lower volume for jewelry and graduation products, a shift in the timing of orders of graduation products from the first quarter of 2008 to the second quarter of 2008 and a shift in jewelry metal mix. This decrease was primarily offset by sales made by Neff, which was acquired in March 2007, as well as higher prices for jewelry products.

Net sales of the Memory Book segment increased $0.8 million, or 10.0%, to $8.6 million for the first fiscal quarter of 2008 compared to $7.9 million for the first quarter of 2007. The increase was primarily due to volume from the acquisition of certain assets of Publishing Enterprises, Incorporated made during the fourth quarter of 2007.

Net sales of the Marketing and Publishing Services segment decreased $8.2 million, or 7.6%, to $99.8 million for the first fiscal quarter of 2008 from $108.1 million for the first quarter of 2007. This decrease was primarily attributable to lower direct marketing volume. In addition, sampling volumes were lower in the first fiscal quarter of 2008 than those experienced during the very strong first quarter of 2007. These decreases were partially offset by incremental volume from the 2007 acquisition of VSI.

Gross profit. Gross profit decreased $8.9 million, or 6.9%, to $118.9 million for the three months ended March 29, 2008 from $127.8 million for the same period in 2007. As a percentage of net sales, gross profit margin decreased to 48.1% for the three months ended March 29, 2008 from 49.9% for the comparable period in 2007. The decrease was attributable to:

•	higher precious metal costs and a shift in product mix in the Scholastic segment;

•	the write-off of inventory costs associated with the strategic decision to cease the sale of certain scholastic products;

•	lower relative margins of Neff and VSI, which were acquired in 2007; and

•	higher depreciation costs.

The decrease was partially offset by:

•	increased prices in our Scholastic segment;

•	productivity improvements in our Memory Book facilities; and

•	the impact of cost reduction initiatives.

Selling and administrative expenses. Selling and administrative expenses increased $1.6 million, or 1.5%, to $105.3 million for the three months ended March 29, 2008 from $103.7 million for the corresponding period in 2007. The increase in selling and administrative expenses was the result of:

•	expenses associated with our acquisitions in 2007.

The increase was partially offset by:

•	lower sales commissions resulting from decreased volumes; and

•	our continued cost-cutting efforts.

As a percentage of net sales, selling and administrative expenses increased 2.1% to 42.6% for the first fiscal quarter of 2008 from 40.5% for the same period in 2007.

Special charges. During the three months ended March 29, 2008, the Company recorded $0.6 million of restructuring charges related to the closure of Jostens’ Attleboro, Massachusetts facility in the Scholastic segment. Additionally, the Scholastic segment recorded charges of $0.5 million of severance and related benefits associated with the headcount reduction of 23 employees. The Marketing and Publishing Services segment recorded charges of $0.3 million related to severance costs that reduced headcount by one employee. During the three months ended March 31, 2007, the Company did not record any special charges.

Operating income. As a result of the foregoing, consolidated operating income decreased $11.4 million to $12.2 million for the three months ended March 29, 2008 compared to $23.6 million for the comparable period in 2007. As a percentage of net sales, operating income decreased to 4.9% for the first fiscal quarter of 2008 from 9.2% for the same period in 2007.

Net interest expense. Net interest expense was comprised of the following:

In thousands	Three months ended
	March 29, 2008	March 31, 2007	$ Change	% Change
Holdings:
Interest expense	$7,635	$7,635	$—	0.0%
Amortization of debt discount, premium and deferred financing costs	6,197	5,638	559	9.9%

Holdings interest expense, net	$13,832	$13,273	559	4.2%

Visant:
Interest expense	15,634	$23,598	(7,964)	(33.7)%
Amortization of debt discount, premium and deferred financing costs	1,411	1,849	(438)	(23.7)%
Interest income	(604)	(212)	(392)	NM

Visant interest expense, net	$16,441	$25,235	$(8,794)	(34.8)%

Interest expense, net	$30,273	$38,508	$8,235)	(21.4)%

NM =Not meaningful

Net interest expense decreased $8.2 million, or 21.4%, to $30.3 million for the three months ended March 29, 2008 compared to $38.5 million for the comparable prior year period. The decrease was due to overall lower outstanding debt balances and lower average interest rates during the three months ended March 29, 2008 compared with the three months ended March 31, 2007.

Income taxes. The Company has recorded an income tax benefit for the three months ended March 29, 2008 based on its best estimate of the consolidated effective tax rate applicable for the entire year. The estimated full-year consolidated effective tax rates for 2008 are 38.1% and 37.7% for Holdings and Visant, respectively, before consideration of the effect of $0.1 million of tax and interest accruals for unrecognized tax benefits and other income tax adjustments considered a period expense or benefit. The combined effect of the annual estimated consolidated tax rates and the net current period tax adjustments resulted in effective tax rates of 37.3% and 34.2% for Holdings and Visant, respectively, for the three-month period ended March 29, 2008. The annual estimated effective tax rates for fiscal year 2008 are comparable to the annual tax rates reported for 2007 after adjusting for the third quarter effect in 2007 of changes in deferred state income tax rates. Tax and interest accruals considered a period expense or benefit unfavorably affected the tax rate. The Company’s annual effective tax rates do not include the effect of the Company’s acquisition of Phoenix Color during the second quarter of 2008 as described in Note 19, Subsequent Event, to the condensed consolidated financial statements.

For the comparable three-month period ended March 31, 2007, the effective rates of income tax benefit for Holdings and Visant were 35.3% and 21.0%, respectively. The effective tax rates for the prior year quarter were less favorable than the tax rates for the quarter ended March 29, 2008 because tax and interest accruals on unrecognized tax benefits made up a greater portion of the overall tax provision for the quarter ended March 31, 2007.

As described in Note 13, Income Taxes, to the condensed consolidated financial statements, the Company adopted FIN 48 as of the beginning of 2007. Upon adoption of FIN 48, all interest and penalties in connection with income tax assessments or refunds are recorded as income tax expense or benefit, as applicable, and included as part of the Company’s unrecognized tax benefit liability.

Income from discontinued operations. As of March 31, 2007, the operations of the Von Hoffmann businesses were recorded in income from discontinued operations. The Von Hoffmann businesses previously comprised the Educational Textbook segment and a portion of the Marketing and Publishing Services segment. Net income from the Von Hoffmann businesses for the first quarter of 2007 was $7.4 million.

We also had income of $1.0 million, net of tax, for the three months ended March 31, 2007 from the Jostens Recognition business, which was discontinued in 2001. The income in 2007 resulted from the reversal of an accrual for potential exposure for which the Company did not believe it was likely to have an ongoing liability.

Net loss. As a result of the aforementioned items, the net loss increased $10.1 million to a net loss of $11.3 million for the three months ended March 29, 2008 compared to a net loss of $1.2 million for the three months ended March 31, 2007.

Year Ended December 29, 2007 Compared to the Year Ended December 30, 2006

Net sales. Consolidated net sales increased $83.6 million, or 7.0%, to $1,270.2 million in 2007 from $1,186.6 million in 2006. Scholastic segment sales were $465.4 million in 2007, an increase of 6.4%, compared to $437.6 million in the prior year comparative period. This increase was primarily attributable to incremental volume from the acquisition of Neff, which occurred in the first quarter of 2007, and the impact of price increases, offset by lower jewelry volume.

Net sales for the Memory Book segment were $372.1 million in 2007, an increase of 3.7%, compared to $358.7 million in 2006. The increase was due mainly to growth in number of accounts and in color pages as well as increased prices supported by new and enhanced product and service offerings.

Net sales of the continuing operations of the Marketing and Publishing Services segment increased $43.7 million, or 11.2%, to $434.1 million in 2007 from $390.4 million in 2006. This increase was primarily attributable to higher sales volumes in the sampling and book component businesses, including sales generated by businesses that we acquired in 2006 and 2007.

Gross profit. Gross profit increased $48.1 million, or 8.0%, to $647.2 million for 2007 from $599.1 million for 2006. As a percentage of net sales, gross profit margin increased to 50.9% for 2007 from 50.5% for 2006. The increase was attributable to:

•	cost savings realized from continued improvements in plant efficiency and cost reduction initiatives in our Memory Book and Scholastic segments; and

•	the impact of price increases in the Scholastic and Memory Book segments.

These increases were partially offset by:

•	higher precious metal costs;

•	lower relative gross margins of Neff, which was acquired in March 2007;

•	increased volume in our Marketing and Publishing Services segment, which comparatively had lower margins than the Scholastic and Memory Book segments; and

•	higher depreciation expense in 2007 related to our continued investments in our Memory Book and Marketing and Publishing Services facilities.

Selling and administrative expenses. Selling and administrative expenses increased $32.0 million, or 8.1%, to $426.7 million for 2007 from $394.7 million for 2006. As a percentage of net sales, selling and administrative expenses increased 0.3 % to 33.6% for 2007 from 33.3% in 2006. The increase in selling and administrative expenses as a percentage of net sales was the result of:

•	higher commissions in the Scholastic segment associated with increased graduation products net sales, which have a higher commission structure than other Scholastic products;

•	costs associated with the acquisitions we made in 2006 and 2007;

•	development costs across all segments related to growth initiatives; and

•	higher information technology costs in the Scholastic and Memory Book segments in connection with the continuation of planned investments related to growth initiatives.

Loss (gain) on disposal of fixed assets. For 2007, the loss on disposal of fixed assets was approximately $0.6 million, which was attributable to the sale of miscellaneous equipment. In 2006, gain on disposal of fixed assets was approximately $1.2 million, primarily related to the sale of the former Jostens corporate office buildings in Bloomington, Minnesota.

Special charges. For the year ended December 29, 2007, the Company recorded $2.3 million of restructuring charges for severance and related benefit costs primarily in the Scholastic segment related to the closure of the Attleboro, Massachusetts facility and $1.0 million related to termination benefits for management executives offset by a reversal of $0.4 million associated with headcount reductions in the Scholastic and Memory Book segments. Of net severance costs and related benefits of $1.9 million for 2007, $1.7 million related to Scholastic and $0.2 million related to Marketing and Publishing Services. Additionally, headcount reductions related to these activities totaled 177 and eight employees for the Scholastic and Marketing and Publishing Services segments, respectively.

For 2006, the Company recorded $2.3 million relating to an impairment loss to reduce the value of the former Jostens corporate office buildings, which were later sold, and a net $0.1 million of special charges for severance and related benefit costs. The severance costs and related benefits included $0.1 million for Memory Book and $0.1 million for the Scholastic segment. Marketing and Publishing Services incurred $0.2 million of special charges for severance costs and related benefits offset by a reduction of $0.3 million of the restructuring accrual that related to withdrawal liability under a union retirement plan that arose in connection with the consolidation of certain operations. Additionally, headcount reductions related to these activities totaled five, 13 and four employees for the Memory Book, Scholastic, and Marketing and Publishing Services segments, respectively.

Operating income. As a result of the foregoing, consolidated operating income increased $13.8 million, or 6.8%, to $216.9 million for 2007 from $203.1 million for 2006. As a percentage of net sales, operating income was 17.1% for both 2007 and 2006.

Net interest expense. Net interest expense is comprised of the following:

In thousands	2007	2006
Holdings:
Interest expense	$30,542	$22,739
Amortization of debt discount, premium and deferred financing costs	23,281	20,874
Interest income	(4)	(35)

Holdings interest expense, net	$53,819	$43,578

Visant:
Interest expense	$76,974	$97,991
Amortization of debt discount, premium and deferred financing costs	14,329	9,880
Interest income	(1,118)	(2,449)

Visant interest expense, net	$90,185	$105,422

Interest expense, net	$144,004	$149,000

Net interest expense decreased $5.0 million, or 3.4%, to $144.0 million for 2007 as compared to $149.0 million for 2006 due to lower average borrowings from the prepayment of $400.0 million of the term loan C facility during the second quarter of 2007. The decrease was offset somewhat by higher amortization of deferred financing costs as a result of the aforementioned prepayments.

Provision for income taxes. Our consolidated effective tax rate was 39.9% for 2007 compared with 29.0% for 2006. The increase in the tax rate was due primarily to the change in the effective tax rate at which we expect deferred tax assets and liabilities to be realized or settled in the future as a result of changing state tax rates. For 2007, the change in the effective deferred tax rate increased our consolidated effective tax rate, and for 2006, the change decreased the consolidated tax rate. The tax effect of foreign earnings repatriations in 2007 was unfavorable compared with 2006 due to the favorable foreign tax credit utilization in 2006 in connection with the sale of the Jostens Photography businesses. Other effects for 2007 included an increase in state income taxes which was partially offset by the effect of an increase in the rate of the domestic manufacturing profits deduction. For 2008, we anticipate a consolidated effective tax rate between 39.0% and 40.0%.

As described in Note 13, Income Taxes, to our consolidated financial statements, the Company adopted FIN 48, as of the beginning of 2007. Upon adoption of FIN 48, all interest and penalties in connection with income tax assessments or refunds will be recorded as income tax expense or benefit, as applicable, and included as part of the Company’s unrecognized tax benefit liability. Included in our results of operations for 2007 was $0.1 million of net tax and interest accruals for unrecognized tax benefits.

Income from discontinued operations. During the second quarter of 2007, we consummated the sale of the Company’s Von Hoffmann businesses, which previously comprised the Educational Textbook segment and a portion of the Marketing and Publishing Services segment. The sale closed on May 16, 2007, with the Company recognizing net proceeds of $401.8 million and a gain for financial reporting purposes of $98.3 million on the transaction during the year ended 2007. Operations for the Von Hoffmann businesses resulted in income of $11.4 million and $15.5 million for the years ended December 29, 2007 and December 30, 2006, respectively.

We also had income of $1.0 million, net of tax, for the year ended December 29, 2007 from the Jostens Recognition business, which was discontinued in 2001. The income in 2007 resulted from the reversal in March 2007 of an accrual for potential exposure for which the Company does not believe it is likely to have an ongoing liability, and therefore, there are no accrual amounts related to Jostens Recognition at December 29, 2007.

During the second quarter of 2006, we consummated the sale of our Jostens Photography businesses, which previously comprised a reportable segment. Results for the year ended 2007 and the 2006 comparable period for the Jostens Photography businesses included income of $0.4 million and a loss of $6.1 million, respectively.

Net income. As a result of the aforementioned items, net income increased $106.5 million to $154.5 million for 2007 from $48.0 million for 2006.

Year Ended December 30, 2006 Compared to the Year Ended December 31, 2005

Net sales. Consolidated net sales increased $75.9 million, or 6.8%, to $1,186.6 million from $1,110.7 million in 2005. Our Scholastic business reported full year 2006 net sales of $437.6 million, an increase of 3.0% over $425.0 million in 2005. This year-over-year increase was primarily attributable to stronger sales of rings and graduation products, as well as price increases. The Jostens Yearbook segment reported full year 2006 net sales of $358.7 million, an increase of 2.9% over $348.5 million in 2005, due to price increases as well as stronger sales volume.

Our Marketing and Publishing Services segment reported 2006 net sales of $390.4 million, an increase of 15.7% over $337.4 million reported in 2005. This growth was primarily attributable to increased direct marketing and sampling volume, acquisitions made during 2006, as well as an increase in company-supplied paper of $5.9 million.

Gross profit. Gross profit increased $50.5 million, or 9.2%, to $599.0 million for 2006 from $548.5 million for 2005. As a percentage of net sales, gross profit margin increased to 50.5% for 2006 from 49.4% for 2005. The increased gross profit as a percent of sales was the result of several factors including the following:

•	improvements in diploma and yearbook production, contributed most significantly;

•	increased prices for products and services in both Scholastic and Yearbook; and

•	increased operating synergies in all businesses.

The increase in gross profit as a percentage of sales was offset partially by:

•	increased gold prices in the Scholastic segment; and

•	the impact of increased volume in the Marketing and Publishing Services segment, where gross profit margins are historically lower than in the Jostens businesses.

Selling and administrative expenses. Selling and administrative expenses increased $5.3 million, or 1.4%, to $394.7 million for 2006 from $389.4 million for 2005. As a percentage of net sales, selling and administrative expenses decreased 1.8% to 33.3% for 2006 from 35.1% for 2005. The increase in expenses was attributed mainly to the following factors:

•	higher commissions and bonuses in 2006 resulting from the increased sales volume and improved results compared to 2005; and

•	acquisitions during the year that contributed additional selling and administrative costs in 2006.

These increases were partially offset by:

•	lower professional fees; and

•	lower depreciation, mainly relating to the purchase accounting in connection with the 2003 Jostens merger.

Gain on disposal of fixed assets. Gain on disposal of fixed assets was approximately $1.2 million for 2006, primarily related to the sale of the former Jostens corporate office buildings in Bloomington, Minnesota. In 2005, gain on disposal of fixed assets was approximately $0.4 million.

Special charges. For the year ended December 30, 2006, the Company recorded $2.3 million relating to an impairment loss to reduce the value of the former Jostens corporate buildings, which were later sold, and net

$0.1 million of special charges for severance and related benefit costs. The severance costs and related benefits included $0.1 million for Yearbook and $0.1 million for Scholastic. Marketing and Publishing Services incurred $0.2 million of special charges for severance costs and related benefits offset by reduction of $0.3 million of the restructuring accrual that related to withdrawal liability under a union retirement plan that was in connection with the consolidation of certain operations. Additionally, headcount reductions related to these activities totaled five, 13 and four employees for Yearbook, Scholastic, and Marketing and Publishing Services, respectively.

During 2005, we incurred $5.4 million of special charges, including $5.1 million related to severance and benefit costs associated with a reduction in personnel of 83 employees and $0.3 million of costs related to a withdrawal liability under a union retirement plan that arose in connection with the consolidation of certain operations.

Operating income. As a result of the foregoing, consolidated operating income increased $50.1 million, or 32.8%, to $203.1 million for 2006 from $153.0 million for 2005. As a percentage of net sales, operating income increased to 17.1% for 2006 from 13.8% for 2005.

Net interest expense. Net interest expense is comprised of the following:

In thousands	2006	2005
Holdings:
Interest expense	$22,739	$2
Amortization of debt discount, premium and deferred financing costs	20,874	18,043
Interest income	(35)	(96)

Holdings interest expense, net	$43,578	$17,949

Visant:
Interest expense	$97,991	$94,437
Amortization of debt discount, premium and deferred financing costs	9,880	13,603
Interest income	(2,449)	(1,195)

Visant interest expense, net	$105,422	$106,845

Interest expense, net	$149,000	$124,794

Net interest expense increased $24.2 million, or 19.4%, to $149.0 million for 2006 as compared to $124.8 million for 2005. The increase was the result of higher average interest rates and additional debt from the $350 million of 8 3/4% senior notes issued by Holdings in 2006, offset by a $100.0 million principal payment against the Term C loan.

Provision for (benefit from) income taxes. Our consolidated effective tax rate was 29.0% for 2006 compared with 37.4% for 2005. For 2006, the tax rate was significantly affected by a $3.0 million decrease in income tax expense due to a decrease in the rate at which we expect deferred tax assets and liabilities to be realized or settled in the future. The change in rate was required to reflect the effect of the Company’s 2005 state income tax returns which included a complete year’s results of operations for companies it began to include in the fourth quarter of 2004 as a result of the Transactions. The tax rate was also favorably affected by the domestic manufacturing profits (“DMD”) deduction. The favorable effect of the DMD was greater in 2006 than in 2005, because the deduction was limited in 2005 by our net operating loss carryforward from 2004. The tax effect of foreign earnings repatriations in 2006 was unfavorable compared with 2005 due to the effect of the favorable rate of tax provided under the American Jobs Creation Act of 2004.

Income from discontinued operations. During 2006, we consummated the sale of our Jostens Photography businesses, which was previously a reportable segment. The transactions closed on June 30, 2006 with the Company recognizing net proceeds of $64.1 million. Operations for the Jostens Photography businesses resulted in losses of $6.1 million in 2006 and income of $1.0 million for 2005. This segment typically reported the majority of its earnings in the fourth quarter.

As of December 2006, the Von Hoffmann businesses were held as assets for sale and, accordingly, are currently presented as discontinued operations. The operations of these businesses, which comprised the Educational Textbook segment and a portion of the Marketing and Publishing Services segment, generated income of $15.7 million and $18.0 million in 2006 and 2005, respectively.

Net income. As a result of the aforementioned items, net income increased $11.3 million to $48.0 million for 2006 from $36.6 million for 2005.

Liquidity and Capital Resources

The following table presents cash flow activity of Holdings for the applicable periods noted below and should be read in conjunction with our consolidated statements of cash flows.

In thousands	Three months
	2008	2007	2007	2006	2005
Net cash provided by operating activities	$51,534	$47,845	$159,310	$162,626	$168,469
Net cash provided by (used in) investing activities	(13,648)	(50,355)	280,643	(52,567)	(39,101)
Net cash used in financing activities	(1,458)	—	(400,041)	(111,873)	(193,693)
Effect of exchange rate change on cash	441	109	1,020	(114)	67

Increase (decrease) in cash and cash equivalents	$36,869	$(2,401)	$40,932	$(1,928)	$(64,258)

Three Months Ended March 29, 2008 Compared to the Three Months Ended March 31, 2007

For the three months ended March 29, 2008, operating activities generated cash of $51.5 million compared with $47.8 million for the same prior year period. Included in cash flows from operating activities was cash used by discontinued operations of $7.7 million for the three months ended March 31, 2007. Consequently, the cash provided by continuing operations was $51.5 million and $55.6 million for the respective first fiscal quarters of 2008 and 2007. The decrease in cash provided by operating activities from continuing operations of $4.1 million was attributable to lower earnings.

Net cash used in investing activities for the three months ended March 29, 2008 and March 31, 2007 was $13.6 million and $50.4 million, respectively. Included in the cash flows from investing activities was cash used in discontinued operations of $3.1 million for the three-month period ended March 31, 2007. Consequently, the cash used in continuing operations for the three months ended March 29, 2008 and March 31, 2007 was $13.6 million and $47.2 million, respectively. The $33.6 million decrease in cash from investing activities from continuing operations related primarily to the $27.5 million Neff acquisition that closed during the three months ended March 31, 2007. In addition, capital expenditures related to purchases of property, plant and equipment were $6.3 million lower at $13.7 in the first quarter of 2008 versus $20.0 million in the comparable 2007 period.

Net cash used for financing activities for the three months ended March 29, 2008 was $1.5 million, compared with no financing activities for the comparable 2007 period. Cash used for financing activities for the three months ended March 29, 2008 related to the repayment of short-term borrowings of $0.7 million and the repurchase of common stock from a stockholder of $0.7 million.

During the three months ended March 29, 2008, Visant transferred approximately $0.7 million of cash through Visant Secondary Holdings Corp. to Holdings to allow Holdings to repurchase common stock from a management stockholder. The repurchase was included in Holdings’ condensed consolidated balance sheet as treasury stock and the transfer was reflected in Visant’s condensed consolidated balance sheet as a reduction in additional paid-in-capital and presented in Visant’s condensed consolidated statement of cash flows as a distribution to stockholder. The transfer amount eliminates in consolidation and had no impact on Holdings’ consolidated financial statements. No amounts were transferred for the three months ended March 31, 2007.

As of March 29, 2008, we had cash and cash equivalents of $96.6 million. Our principal sources of liquidity are cash flows from operating activities and available borrowings under Visant’s senior secured credit facilities, which included $234.6 million of additional availability under Visant’s revolving credit facility as of March 29, 2008. We use cash primarily for debt service obligations, capital expenditures and to fund other working capital requirements. We intend to fund ongoing operations through cash generated by operations and borrowings under the revolving credit facility. Subsequent to March 29, 2008, Visant used cash on hand and borrowings under its revolving credit facility to fund the acquisition of Phoenix Color.

As market conditions warrant, we and our Sponsors, including KKR and DLJMBP III and their affiliates, may from time to time redeem or repurchase debt securities issued by Holdings or Visant in privately negotiated or open market transactions, by tender offer or otherwise. No assurance can be given as to whether or when such repurchases or exchanges will occur and at what price.

As of March 29, 2008, we were in compliance with all covenants under our material debt obligations.

Our ability to make scheduled payments of principal, or to pay the interest on, or to refinance our indebtedness, or to fund planned capital expenditures will depend on our future performance. Based upon the current level of operations, we believe that cash flows from operations, available cash and short-term investments, together with borrowings available under Visant’s senior secured credit facilities, are adequate to meet our liquidity needs for the next twelve months. In addition, based on market and other considerations, we may decide to raise additional funds through debt or equity financings. Furthermore, to the extent we make future acquisitions, we may require new sources of funding, including additional debt or equity financings or some combination thereof.

On February 12, 2008, Standard & Poor’s Ratings Services (“S&P”) affirmed all ratings, including its B+ corporate credit on Holdings, and revised the outlook to stable from developing following Visant’s announcement that it had entered into a definitive agreement to acquire Phoenix Color. Also on February 12, 2008, in connection with our announcement with respect to Phoenix Color, Moody’s Investors Services (“Moody’s”) commented that Holdings’ family rating and stable outlook were not affected by the proposed acquisition. Each rating should be evaluated independently of any other rating. Reference is made to the S&P and Moody’s announcements each dated February 12, 2008, for a full explanation of the considerations by each of S&P and Moody’s.

On April 1, 2008, Visant announced the completion of the acquisition of Phoenix Color, a leading book cover and component manufacturer. Phoenix Color operates as a wholly owned subsidiary of Visant. The total purchase consideration was $219.0 million, subject to certain closing and post-closing adjustments.

Full Year 2007

In 2007, operating activities generated cash of $159.3 million, compared to $162.6 million from operating activities for 2006. Included in cash flows from operating activities was cash used by discontinued operations of $5.1 million for 2007 and cash provided by discontinued operations of $35.4 million for 2006. Consequently, the cash provided by continuing operations was $164.4 and $127.3 million for 2007 and 2006, respectively. The $37.2 million increase in cash provided from continuing operations was attributable to higher earnings and lower overall working capital levels in 2007 compared to 2006.

Net cash provided by investing activities for 2007 was $280.6 million compared to cash used in investing activities of $52.6 million for 2006. The $333.2 million increase mainly related to the sale of the Von Hoffmann businesses, which generated proceeds of approximately $401.8 million during 2007, compared to proceeds generated from the sale of the Jostens Photography businesses of $64.1 million in 2006. Capital expenditures related to purchases of property, plant and equipment for 2007 and 2006 were $56.4 million and $51.9 million, respectively. During 2007 and 2006, the Company acquired businesses, net of cash, totaling approximately $58.3 million and $55.8 million, respectively. Included in the cash flows from investing activities was cash provided by discontinued operations of $396.1 million and $45.0 million for 2007 and 2006, respectively. Cash used by investing activities of the continuing operations for 2007 and 2006 was $115.4 million and $97.6 million, respectively.

Net cash used in financing activities for 2007 was $400.0 million compared to $111.9 million for 2006. The $288.1 million increase primarily related to the Company’s additional voluntary prepayment in the second quarter of 2007 of $400 million on its term loans under its senior secured credit facilities, including all originally scheduled principal payments due under its Term Loan C facility through mid-2011. During 2006, financing activities primarily consisted of proceeds from the issuance by Holdings of $350.0 million of senior notes with $9.5 million used for debt financing costs related to the notes and a distribution to Holdings’ stockholders of $340.7 million as well as a voluntary prepayment of $100 million on the Company’s term loans under its senior credit facilities.

During 2007 and 2006, Visant transferred approximately $18.6 million and $20.2 million, respectively, of cash through Visant Secondary Holdings Corp. to Holdings to allow Holdings to make scheduled interest payments on its $350 million 8.75% senior notes due 2013. This transfer was reflected in Visant’s consolidated balance sheet as a return of capital and presented in the consolidated statement of cash flows as a distribution to stockholder. These amounts eliminate in consolidation and have no impact on Holdings’ consolidated financial statements.

As of December 29, 2007, we had cash and cash equivalents of $59.7 million. Our principal sources of liquidity are cash flows from operating activities and available borrowings under Visant’s senior secured credit facilities, which included $233.9 million available under Visant’s revolving credit facility as of December 29, 2007. We use cash primarily for debt service obligations, capital expenditures and to fund other working capital requirements. We intend to fund ongoing operations through cash generated by operations and borrowings under the revolving credit facility.

Our ability to make scheduled payments of principal, or to pay the interest on, or to refinance our indebtedness, or to fund planned capital expenditures will depend on our future performance. Based upon the current level of operations, we believe that cash flow from operations, available cash and short-term investments, together with borrowings available under Visant’s senior secured credit facilities, are adequate to meet our liquidity needs for the next twelve months. In addition, based on market and other considerations, we may decide to raise additional funds through debt or equity financings. Furthermore, to the extent we make future acquisitions, we may require new sources of funding, including additional debt or equity financing or some combination thereof. We may not be able to secure additional sources of funding on favorable terms.

Full Year 2006

In 2006, operating activities generated cash of $162.6 million, compared with cash generated by operating activities of $168.5 million in 2005. The $5.8 million decrease related primarily to higher cash paid for interest in 2006 compared to 2005 related to the Holdings senior notes issued in April 2006. This decrease was partially offset, however, by increased earnings and decreases in net working capital in 2006 compared to 2005. Included in the cash flows from operating activities is cash provided by discontinued operations of $35.4 million and $42.2 million for 2006 and 2005, respectively. Consequently, the cash provided by continuing operations was $127.3 million and $126.2 million for 2006 and 2005, respectively.

Net cash used in investing activities for 2006 was $52.6 million, compared with $39.1 million for 2005. The $13.5 million increase in cash used related to business acquisitions in 2006 of $55.8 million and increased capital expenditures in 2006 of $23.2 million compared to 2005. These increases in spending were partially offset by proceeds of $10.5 million from the sale of property and equipment in 2006 compared to $1.3 million from the sale of property and equipment in 2005 as well as proceeds of $64.1 million in 2006 from the sale of the Jostens Photography businesses. Included in the cash flows from investing activities is cash used in discontinued operations of $45.0 million and $11.4 million for 2006 and 2005, respectively.

Net cash used in financing activities for 2006 was $111.9 million, a decrease of $81.8 million, compared with cash used in financing activities of $193.7 million for 2005. The decrease was related to lower debt repayments during 2006 compared to 2005 as well as lower short-term borrowings during 2006. During 2006, Holdings issued $350.0 million in senior notes bearing interest at 8 3/4%, netting proceeds of $340.3 million after transaction costs. These proceeds were offset by a distribution to stockholders of $340.7 million. Included in the cash flows from financing activities is cash used in discontinued operations of $0.1 million for 2005. Consequently, the cash used in continuing operations was $111.9 million and $193.6 million for 2006 and 2005, respectively.

During 2006, Visant voluntarily prepaid $100.0 million of its term loans under its senior secured credit facilities, including all originally scheduled principal payments due under its Term C Loans for 2006 through mid-2011.

Contractual Obligations

The following table shows due dates and amounts of our contractual obligations for future payments as of December 29, 2007.

In thousands	Payments due by calendar year
	Total	2008	2009	2010	2011	2012	Thereafter
7 5/8% senior subordinated notes	$500,000	$—	$—	$—	$—	$500,000	—
10 1/4% senior discount notes	247,200	—	—	—	—	—	247,200
8 3/4% senior notes	350,000	—	—	—	—	—	350,000
Term loans	316,500	—	—	—	316,500	—	—
Operating leases	26,443	5,868	5,075	3,628	3,492	3,087	5,293
Minimum royalties	2,979	899	875	750	455	—	—
Pension and other postretirement cash requirements	178,037	14,133	14,796	15,489	16,350	17,116	100,153
Interest expense(1)	721,062	126,444	152,049	153,840	148,467	88,375	51,887
Management agreements(2)	21,364	3,303	3,402	3,504	3,609	3,717	3,829
Contractual capital equipment purchases	8,502	8,475	14	7	3	3	—
Note payable related to VSI acquisition	1,000	—	1,000	—	—	—	—

Total contractual cash obligations(3)	$2,373,087	$159,122	$176,211	$177,218	$488,876	$612,298	$758,362

(1)	Projected interest expense related to the variable rate term loans is based on market rates as of the end of 2007.
(2)	In October 2004, we entered into a management agreement with KKR and DLJMBP III to provide management and advisory services to us. We agreed to pay an annual fee of $3.0 million, effective October 2004, subject to 3% annual increases. Since the agreement does not have an expiration date, the obligation as presented above only reflects one additional year of management fees beyond 2012.

(3)	The Company’s gross unrecognized tax benefit obligation at December 29, 2007 was $8.8 million. It is not presently possible to estimate the years in which part or all of the balance would result in a cash disbursement. Also outstanding as of December 29, 2007 was $15.4 million in the form of letters of credit and $0.7 million drawn against the revolving credit sub-facility available to our Canadian subsidiary.

We intend to fund ongoing operations through cash generated by operations and borrowings under our revolving credit facility. We have substantial debt service requirements.

Visant’s senior secured credit facilities were originally comprised of a $150 million senior secured Term Loan A facility with a six-year maturity, an $870 million senior secured Term C loan facility with a seven-year maturity and a $250 million senior secured revolving credit facility with a five-year maturity. As of year-end 2007, we had $15.4 million of standby letters of credit outstanding. In 2007, Visant prepaid $400.0 million of scheduled payments under the term loan facilities with the proceeds generated from the sale of the Von Hoffmann businesses. With these pre-payments, the outstanding balance under the Term C Loan facility was reduced to $316.5 million. Amounts borrowed under the term loan facilities that were repaid or prepaid may not be reborrowed. Visant’s senior secured credit facilities allow us, subject to certain conditions, to incur additional term loans under the Term Loan C facility, or under a new term facility, in either case in an aggregate principal amount of up to $300 million, which additional term loans will have the same security and guarantees as the Term Loan A and Term Loan C facilities. Additionally, restrictions under the Visant senior subordinated note indenture would limit Visant’s ability to borrow the full amount of additional term loan borrowings under such a facility.

Borrowings under the senior secured credit facilities initially bear interest at Visant’s option at either adjusted LIBOR plus 2.50% per annum for the U.S. dollar denominated loans under the revolving credit facility and LIBOR plus 2.25% per annum for the Term C Loan facility or the alternate base rate plus 1.50% for U.S. dollar denominated loans under the revolving credit facility and base rate plus 1.25% for the Term C Loan facility (or, in the case of Canadian dollar denominated loans under the revolving credit facility, the bankers’ acceptance discount rate plus 2.50% or the Canadian prime rate plus 1.50% per annum) and are subject to adjustment based on a pricing grid.

The senior secured credit facilities require Visant to meet a maximum total leverage ratio, a minimum interest coverage ratio and a maximum capital expenditures limitation. In addition, the senior secured credit facilities contain certain restrictive covenants which, among other things, limit Visant’s ability to create liens, incur additional indebtedness, pay dividends or make other equity distributions, repurchase or redeem capital stock, prepay subordinated debt, make investments, merge or consolidate, change Visant’s business, amend the terms of subordinated debt and engage in certain other activities customarily restricted in such agreements. The senior secured credit facilities also contain certain customary events of default, subject to grace periods, as appropriate.

On October 4, 2004, Visant issued $500 million in principal amount of 7.625% senior subordinated notes (the “Visant notes”) due October 1, 2012 in a private placement to a limited number of qualified institutional buyers, as defined under the Securities Act, and to a limited number of persons outside the United States pursuant to Regulation S of the Securities Act. On March 30, 2005, we completed an offer to exchange the entire principal amount of these notes for an equal amount of notes with substantially identical terms that have been registered under the Securities Act. The Visant notes are not collateralized and are subordinated in right of payment to the senior secured credit facilities. The senior secured credit facilities and the Visant notes are guaranteed by Visant’s restricted domestic subsidiaries. Cash interest on the Visant notes accrues and is payable semiannually in arrears on April 1 and October 1 of each year, commencing April 1, 2005, at a rate of 7.625%. The Visant notes may be redeemed at the option of Visant on or after October 1, 2008 at prices ranging from 103.813% of principal to 100% in 2010 and thereafter.

On December 2, 2003, Visant Holding issued $247.2 million in principal amount at maturity of 10.25% senior discount notes (the “Holdings discount notes”) due December 1, 2013 in a private placement to a limited number of qualified institutional buyers, as defined under the Securities Act, and to a limited number of persons outside the United States pursuant to Regulation S of the Securities Act for gross proceeds of $150 million. On March 8, 2004, we completed an offer to exchange the entire principal amount at maturity of these notes for an equal amount at maturity of notes with substantially identical terms that had been registered under the Securities Act. The Holdings discount notes are not collateralized, are structurally subordinate in right of payment to all debt and other liabilities of our subsidiaries and are not guaranteed. No cash interest accrues on the Holdings discount notes until December 2008, and thereafter cash interest will accrue at a rate of 10.25% per annum and be payable semi-annually in arrears, commencing June 1, 2009. Prior to that time, interest accretes on the Holdings discount notes in the form of an increase in the principal amount of the notes. As discussed in Note 13, Income Taxes, interest on the Holdings discount notes is not deductible for income tax purposes until it is paid.

At the end of the first quarter of 2006, Holdings privately placed $350.0 million of 8.75% Senior Notes due 2013 (the “Holdings senior notes”), with settlement on April 4, 2006. On October 10, 2006, we completed an offer to exchange the entire principal amount of these notes for an equal amount of notes with substantially identical terms that have been registered under the Securities Act. The Holdings senior notes are unsecured and are subordinated in right of payment to all of Holdings’ existing and future secured indebtedness and indebtedness of its subsidiaries, and senior in right of payment to all of Holdings’ existing and future subordinated indebtedness. Cash interest on the Holdings senior notes accrues and is payable semi-annually in arrears on June 1 and December 1, commencing June 1, 2006, at a rate of 8.75%. The Holdings senior notes may be redeemed at the option of Holdings prior to December 1, 2008, in whole or in part, at a price equal to 100% of the principal amount plus a make-whole premium. The Holdings senior notes may be redeemed at the option of Holdings on or after December 1, 2008, in whole or in part, in cash at prices ranging from 106.563% of principal in 2008 to 100.0% of principal in 2011 and thereafter.

The indentures governing the Visant notes, the Holdings discount notes and the Holdings senior notes also contain numerous covenants including, among other things, restrictions on our ability to incur or guarantee additional indebtedness or issue disqualified or preferred stock; pay dividends or make other equity distributions; repurchase or redeem capital stock; make investments or other restricted payments; sell assets or consolidate or merge with or into other companies; create limitations on the ability of our restricted subsidiaries to make dividends or distributions to us; engage in transactions with affiliates; and create liens.

As of March 29, 2008, the Company was in compliance with all covenants under its material debt obligations.

Future principal debt payments are expected to be paid out of cash flows from operations, borrowings under Visant’s revolving credit facilities and future refinancings of our debt. As of March 29, 2008, there was $15.4 million outstanding in the form of letters of credit, leaving $234.6 million available under the $250 million revolving credit facility. Subsequent to March 29, 2008, Visant used cash on hand and borrowings under the revolving credit facility to fund the acquisition of Phoenix Color.

As market conditions warrant, we and our Sponsors, including KKR and DLJMBP III and their affiliates, may from time to time redeem or repurchase debt securities issued by Holdings or Visant, in privately negotiated or open market transactions, by tender offer or otherwise. No assurance can be given as to whether or when such repurchases or exchanges will occur and at what price.

For 2007, 2006 and 2005, we incurred capital expenditures from continuing operations of $56.4 million, $51.9 million and $28.7 million, respectively, primarily for additional capacity, automation, information technology and ongoing maintenance.

Off-Balance Sheet Arrangements

Precious Metals Consignment Arrangement

We have a precious metals consignment agreement with a major financial institution whereby we currently have the ability to obtain up to the lesser of a certain specified quantity of precious metals and $32.5 million in dollar value in consigned inventory. As required by the terms of the agreement, we do not take title to consigned inventory until payment. Accordingly, we do not include the value of consigned inventory or the corresponding liability in our financial statements. The value of consigned inventory at March 29, 2008 and December 29, 2007 was $20.3 million and $26.9 million, respectively. The agreement does not have a stated term, and it can be terminated by either party upon 60 days’ written notice. Additionally, we incurred expenses for consignment fees related to this agreement of $0.2 million for the three months ended March 29, 2008, $0.5 million for 2007, $0.6 million for 2006, and $0.6 million for 2005. The obligations under the consignment agreement are guaranteed by Visant.

Other than our precious metals consignment arrangement and general operating leases, we have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (“SFAS No. 158”). SFAS No. 158 requires the recognition of the funded status of a benefit plan in the balance sheet; the recognition in other comprehensive income of gains or losses and prior service costs or credits arising during the period but which are not included as components of periodic benefit cost; the measurement of defined benefit plan assets and obligations as of the balance sheet date; and disclosure of additional information about the effects on periodic benefit cost for the following fiscal year arising from delayed recognition in the current period. In addition, SFAS No. 158 amends SFAS No. 87, Employers’ Accounting for Pensions, and SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions, to include guidance regarding selection of assumed discount rates for use in measuring the benefit obligation. The requirement to recognize the funded status of a benefit plan and the disclosure requirements are effective as of the end of the fiscal year ending after December 15, 2007. The Company adopted the balance sheet recognition provisions of SFAS 158 as of December 29, 2007, which resulted in an increase to prepaid pension asset of $64.6 million, increase to total liabilities of $32.2 million and increase to stockholders’ equity of $32.4 million, net of taxes. SFAS No. 158 also requires plan assets and benefit obligations to be measured as of the balance sheet of the Company’s fiscal year-end. The Company has historically used a September 30 measurement date. The change in measurement date provision of SFAS No. 158 is effective for Visant’s fiscal year 2008, and as a result, the Company will adopt this change in measurement date by adjusting ending retained earnings. The Company does not expect the impact of adopting the measurement date provision of SFAS No. 158 to be material to the financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”), which establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. SFAS No. 157 requires companies to disclose the fair value of their financial instruments according to a fair value hierarchy as defined in the standard. SFAS No. 157 became effective as of the beginning of the Company’s 2008 fiscal year. In February 2008, the FASB issued Staff Positions No. 157-1 and No. 157-2, which remove certain leasing transactions from its scope and partially defer the effective date of SFAS 157 for one year for certain nonfinancial assets and liabilities. The Company adopted SFAS No. 157 as of the beginning of fiscal year 2008, with the exception of the application of SFAS No. 157 to non-recurring nonfinancial assets and nonfinancial liabilities. The Company does not have financial assets or financial liabilities that are currently measured and reported on the balance sheet on a fair value basis.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”). SFAS No. 159 permits entities to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS No. 159 became effective as of the beginning of the Company’s 2008 fiscal year. The Company has adopted SFAS No. 159 and has elected not to apply the fair value option to any financial instruments.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS No. 141(R)”), which changes how business acquisitions are accounted. SFAS No. 141(R) requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction and establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed in a business combination. Certain provisions of this standard will, among other things: impact the determination of acquisition-date fair value of consideration paid in a business combination (including contingent consideration); exclude transaction costs from acquisition accounting; and change accounting practices from acquired contingencies, acquisition-related restructuring costs, in-process research and development, indemnification assets and tax benefits. SFAS No. 141(R) is effective for business combinations and adjustments to an acquired entity’s deferred tax asset and liability balances occurring after December 31, 2008. The Company is evaluating the future impact and disclosure implications of this standard.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements (“SFAS No. 160”), an amendment of Accounting Research Bulletin No. 51, which establishes new standards governing the accounting for and reporting on noncontrolling interest (“NCIs”) in partially owned consolidated subsidiaries and the loss of control of subsidiaries. Certain provisions of SFAS No. 160 indicate, among other things, that NCIs (previously referred to as minority interests) be treated as a separate component of equity, not as a liability, among other things, that increases and decreases in the parent’s ownership interest that leave control intact be treated as equity transactions, rather than a step acquisition or dilution gains or losses; and that losses of a partially owned consolidated subsidiary be allocated to the NCI even when such allocation might result in a deficit balance. SFAS No. 160 also requires changes to certain presentation and disclosure requirements. SFAS No. 160 is effective beginning January 1, 2009. The Company is currently evaluating the impact and disclosure implications of SFAS No. 160 but does not expect it to have a significant impact, if any, in the financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133 (“SFAS No. 161”). This statement is intended to improve transparency in financial reporting by requiring enhanced disclosures of an entity’s derivative instruments and hedging activities and their effects on the entity’s financial position, financial performance and cash flows. SFAS No. 161 applies to all derivative instruments within the scope of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 133”) as well as related hedged items, bifurcated derivatives, and nonderivative instruments that are designated and qualify as hedging instruments. Entities with instruments subject to SFAS No. 161 must provide more robust qualitative disclosures and expanded quantitative disclosures. SFAS No. 161 is effective prospectively for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with an early adoption permitted. The Company is currently evaluating the disclosure implications of this statement.

Quantitative and Qualitative Disclosures About Market Risk

Market Risk

We are subject to market risk associated with changes in interest rates, foreign currency exchange rates and commodity prices. To reduce any one of these risks, we may at times use financial instruments. All hedging transactions are authorized and executed under clearly defined company policies and procedures, which prohibit the use of financial instruments for trading purposes.

Interest Rate Risk

We are subject to market risk associated with changes in LIBOR and other variable interest rates in connection with our senior secured credit facilities. If the short-term interest rates or the LIBOR averaged 10% more or less, interest expense would have changed by $3.9 million for 2007, $6.0 million for 2006 and $5.7 million for 2005.

Foreign Currency Exchange Rate Risk

We are exposed to market risks from changes in foreign exchange rates. We have foreign operations primarily in Canada and Europe, where substantially all transactions are denominated in Canadian dollars and euros, respectively. From time to time, Jostens enters into forward foreign currency exchange contracts to hedge certain purchases of inventory denominated in foreign currencies. We may also periodically enter into forward foreign currency exchange contracts to hedge certain exposures related to selected transactions that are relatively certain as to both timing and amount and to hedge a portion of the production costs expected to be denominated in foreign currencies. The purpose of these hedging activities is to minimize the impact of foreign currency fluctuations on our results of operations and cash flows. We consider our market risk in such activities to be immaterial.

Commodity Price Risk

We are subject to market risk associated with changes in the price of precious metals. To mitigate our commodity price risk, we may enter into forward contracts to purchase gold, platinum and silver based upon the estimated ounces needed to satisfy projected customer demand. We periodically prepare a sensitivity analysis to estimate our exposure to market risk on open precious metal forward purchase contracts. We consider our market risk associated with these contracts as of the end of 2007 and 2006 to be immaterial. Market risk was estimated as the potential loss in fair value resulting from a hypothetical 10% adverse change in fair value and giving effect to the increase in fair value over our aggregate forward contract commitment.

BUSINESS

Our Company

We are a leading marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics sampling, and educational and trade publishing segments.

Business Strengths

We believe that we are distinguished by the following business strengths:

Leading market positions and competitive advantages

We believe that we have leading positions in the markets in which we operate. The majority of sales for our Memory Book and Scholastic segments are “in the schoolhouse”, to school administrators and students, with whom long-standing relationships and the trust that a customized, quality product will be delivered on time are important. We believe that our Marketing and Publishing Services business is an industry leader in the introduction of innovative products and services, including formats produced under proprietary processes.

Attractive and favorable industry dynamics

Our businesses serve generally stable and growing end market segments. The market segments for our products and services exhibit attractive characteristics that we believe will contribute to the growth of our businesses. We believe that continued growth in the number of high school graduates will benefit our Memory Book and Scholastic segments. Our core memory book and scholastic products are generally purchases that are made through various economic cycles. Additionally, we believe that the anticipated growth in instructional materials over the next several years will be an important contributor to growth for our cover and component business. Similarly, we believe that our sampling system and direct marketing business is well positioned to benefit from growth in specialized, targeted advertising and opportunities in new market segments.

Reputation for superior quality and customer service

We have successfully leveraged the quality and depth of our products and services to establish, maintain and grow our long-term customer relationships. We believe our businesses are well regarded in the market segments in which they operate, where reliable service, product quality, innovation and the ability to solve complex production and distribution problems are important competitive attributes. Jostens and Neff have maintained long-standing relationships with administrators and students through their ability to provide highly customized and personalized products. A high degree of customer satisfaction translates into annual retention rates of over 90% of Jostens’ customers in its major product lines. Our book component, direct marketing and sampling operations’ technical expertise, manufacturing reliability and capabilities have enabled them to offer competitive and cost-effective products and services.

Scalable manufacturing

We operate a scalable and strategically-positioned network of manufacturing facilities which allows us to maintain a sustainable, low-cost competitive advantage. Over the last several years, we have made significant capital investments to increase manufacturing efficiency.

Capital efficient business model with positive cash flow

We have a capital efficient business model driving positive cash flow generation. The combination of our capital efficiency, generally stable revenue streams and margin enhancements has enabled us to pay down a significant amount of indebtedness since the beginning of 2005.

Experienced management team

Our executive management team has considerable industry experience. Marc Reisch, who joined our company in October 2004 as Chairman, President and Chief Executive Officer, has over 25 years experience in the printing and publishing industries. He also has a proven track record of successfully acquiring and integrating companies. Our senior management team has substantial industry experience and on average of over 20 years of experience in the industries in which our companies operate. Our management team members are also highly motivated stakeholders through our equity and option plan, which includes substantial management investment in our equity.

Business Strategy

The principal features of our business strategy include the following:

Improve customer service and selling strategy to drive growth

We strive to enhance our relationships with our customers through marketing and selling initiatives focused on innovation, customer service and sales force effectiveness across our businesses. Each of our businesses maintains separate sales forces to sell their products, which help to ensure continuity in our customer relationships. We believe there are opportunities within each of our businesses to increase sales to existing customers and to expand our customer base through a continued focus on our selling strategy. At Jostens, our sales strategy is focused on improving account retention and buy rates through enhanced customer service and new product offerings, increasing the cross-selling of additional Jostens products to existing customers and adding new customers. We intend to grow our market share within our Marketing and Publishing Services segment through a continued emphasis on customer service, product innovation and technology offerings. We are also making efforts to expand our customer base in this segment by emphasizing the effectiveness of our sampling system advertising solutions in non-fragrance applications.

Enhance core product and service offerings

We have continually invested in our businesses to position ourselves as a leader in innovation and to drive organic growth. Through new product development and services and the addition of new features and customization, in addition to continued conventional expenditures on new equipment and technology improvements, we intend to stimulate the demand for our products, improve account retention and relationships and generate additional revenue. For instance, Jostens continues to be an industry leader in introducing on-line tools to assist in the design and customization of its products. We enhanced our product offerings in our Scholastic segment to include letter jackets, chenille letters and other scholastic products and services through our acquisition of Neff. Similarly, our Marketing and Publishing Services business has selectively added enhanced service and product offerings. For example, we have expanded our sampling system business by developing and acquiring new technologies in the olfactory and beauty sampling system categories. Our direct marketing business continues to develop innovative products and services and in-line manufacturing solutions for its direct marketing and advertising customers. We continue to invest time and resources to maintain our leading positions in the markets in which we operate.

Implement margin enhancement and cost savings initiatives

Since the consummation of the Transactions to form Visant, we have been successful in identifying and realizing significant margin enhancements and cost savings. These enhancements and savings are being achieved primarily through procurement and sourcing initiatives aimed at reducing the costs of materials and services used in our operations and reducing corporate and administrative expenses as well as through rationalizing capacity. We intend to continue to identify and pursue synergistic opportunities, including through acquisitions we complete.

Improve operating efficiencies and asset utilization

The integration of the businesses has provided opportunities to maximize the efficiency of our assets and operations and grow revenue and profitability. The seasonality present in our businesses allows us the opportunity to capture selected production opportunities as well as leveraging asset utilization across product lines. We intend to capitalize on market opportunities by continuing to leverage our production capabilities, our reputation in the markets in which we operate and our management team’s industry experience.

Selectively pursue complementary acquisitions

We intend to continue to pursue opportunistic acquisitions to leverage our existing infrastructure, expand our geographic reach and broaden our product and service offerings.

Our Segments

Our three reportable segments consist of:

•

Scholastic—provides services related to the marketing, sale and production of class rings and an array of graduation products and other scholastic products to students and administrators primarily in high schools, colleges and other post-secondary institutions;

•

Memory Book—provides services related to the publication, marketing, sale and production of school yearbooks, memory books and related products that help people tell their stories and chronicle important events; and

•

Marketing and Publishing Services—produces multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care market segments, and provides innovative products and services to the direct marketing sector. The group also produces book components and overhead transparencies.

For additional financial and other information about our operating segments, see Note 16, Business Segments, to our consolidated financial statements included elsewhere herein.

Scholastic

We are a leading provider of services related to the marketing, sale and production of class rings and an array of graduation products, such as caps, gowns, diplomas and announcements, graduation-related accessories and other scholastic products. In the Scholastic segment, we primarily serve U.S. high schools, colleges, universities and other specialty markets, marketing and selling products to students and administrators. Jostens relies on a network of independent sales representatives to sell its scholastic products. Jostens provides a high level of customer service in the marketing and sale of class rings and certain other graduation products, which often involves a high degree of customization. Jostens also provides ongoing warranty service on its class and affiliation rings. Jostens maintains product-specific tooling as well as a library of school logos and mascots that can be used repeatedly for specific school accounts over time. In addition to its class ring offerings, Jostens also designs, manufactures, markets and sells championship rings for professional sports and affinity rings for a variety of specialty markets. Since the acquisition of Neff, a single source provider of custom award programs and apparel, in March 2007, we also market, manufacture and sell an array of additional scholastic products, including chenille letters, letter jackets, mascot mats, plaques and sports apparel.

Memory Book

Through our Jostens subsidiary, we are a leading provider of services related to the publication, marketing, sale and production of memory books serving U.S. high schools, colleges, universities, elementary and middle schools. Jostens generates the majority of its revenues from high school accounts. Jostens’ sales representatives and technical support employees assist students and faculty advisers with the planning and layout of yearbooks, including through the provision of on-line layout and editorial tools to assist in the publication of the yearbook. With a new class of students each year and periodic faculty advisor turnover, Jostens’ independent sales representatives and customer service employees are the main point of continuity for the yearbook production process on a year-to-year basis. Jostens also offers memory book products through its OurHubbub.comTM online personal memory book offering, including under which Jostens partners with local and national organizations and teams to create hard cover memory books to chronicle important events and memories.

Marketing and Publishing Services

The Marketing and Publishing Services segment produces multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care market segment, and innovative, highly personalized products primarily targeted at the direct marketing sector. We are also a leading producer of supplemental materials and related components such as decorative covers and plastic transparencies for educational publishers. With over a 100-year history as Arcade Marketing, we pioneered our ScentStrip® product in 1980. We also offer an extensive portfolio of proprietary, patented and patent-pending technologies that can be incorporated into various marketing programs designed to reach the consumer at home or in-store, including magazine and catalog inserts, remittance envelopes, statement enclosures, blow-ins, direct mail, direct sell and point-of-sale materials and gift-with-purchase/purchase-with-purchase programs. We specialize in high-quality, in-line finished products and can accommodate large marketing projects with a wide range of dimensional products and in-line finishing production, data processing and mailing services, providing a range of conventional direct marketing pieces to integrated offerings with data collection and tracking features. Our personalized imaging capabilities offer individualized messages to each recipient within a geographical area or demographic group for targeted marketing efforts.

Competition

The school-related affinity products and services industry consists principally of four national manufacturers and a number of smaller regional and niche competitors. The four national competitors in the sale of yearbooks, class rings and scholastic products are Jostens, American Achievement Corporation (“American Achievement”), Herff Jones, Inc. (“Herff Jones”) and Walsworth Publishing Company (“Walsworth”). We believe that Jostens is the largest of the national competitors in yearbooks, class rings and graduation products based on the number of schools served. American Achievement and Herff Jones are the only other national manufacturers that sell each of these three product lines. Jostens also competes with numerous conventional and online memory book providers for its sales of memory books.

Scholastic

Jostens’ competition in class rings consists primarily of two national firms, Herff Jones and American Achievement (which market the Balfour and ArtCarved brands, respectively) as well as a host of regional players. Herff Jones distributes its products within schools, while American Achievement distributes its products through multiple distribution channels including schools, independent and chain jewelers and mass merchandisers. Jostens distributes its products primarily within schools and through online offerings. In the affiliation ring market, Jostens competes primarily with national manufacturers, consumer product and jewelry companies and a number of small regional competitors. Class rings sold through independent and chain jewelers and mass merchandisers are generally lower priced rings than class rings sold through schools. Customer service is particularly important in the sale of class rings because of the high degree of customization and the emphasis on timely delivery. In the marketing and sale of other graduation products, Jostens competes primarily with American Achievement and Herff Jones as well as numerous local and regional competitors and retailers who offer products similar to Jostens. Each competes on the basis of service, on-time delivery, product quality, price and product offerings, with particular importance given to establishing a proven track record of timely delivery of quality products.

Memory Book

In the sale of yearbooks and memory books, Jostens competes with American Achievement (which markets under the Taylor Publishing brand), Herff Jones, Walsworth and Lifetouch Inc. as well as a host of all other companies providing conventional and online memory book offerings. Each competes on the basis of service, product customization and personalization, on-time delivery, print quality, price and product offerings. Customization and personalization capabilities, combined with technical assistance and customer service, are important factors in yearbook production.

Marketing and Publishing Services

The Marketing and Publishing Services business competes primarily with Orlandi, Inc., Klocke, Marietta and a number of smaller competitors in the fragrance and cosmetic sampling market. Our sampling system business also competes with numerous manufacturers of sampling products such as miniatures, vials, packets, sachets, blister packs and scratch and sniff products. Our direct marketing products and services compete with numerous other marketing and advertising venues for marketing dollars customers allocate to various types of advertising, marketing and promotional efforts such as television and in-store promotions as well as other printed products produced by numerous national and regional printers. We compete with Coral Graphics Services, Inc., Brady-Palmer, Moore Langen and John P. Pow in the sale of book covers and components.

Seasonality

We experience seasonal fluctuations in our net sales tied primarily to the North American school year. We recorded approximately 40% of our annual net sales for our continuing operations for fiscal 2007 during the second quarter of our fiscal year. Jostens generates a significant portion of its annual net sales in the second quarter. Deliveries of caps, gowns and diplomas for spring graduation ceremonies and spring deliveries of school yearbooks are the key drivers of Jostens’ seasonality. The net sales of sampling and other direct mail and printed products have also historically reflected seasonal variations, and we expect these businesses to continue to generate a majority of their annual net sales during our third and fourth quarters. These seasonal variations are based on the timing of customers’ advertising campaigns, which have traditionally been concentrated prior to the Christmas and spring holiday seasons. The seasonality of each of our businesses requires us to allocate our resources to manage our manufacturing capacity, which often operates at full or near full capacity during peak seasonal demands.

Raw Materials

The principal raw materials that Jostens purchases are gold and other precious metals, paper and precious, semiprecious and synthetic stones. The cost of precious metals and precious, semiprecious and synthetic stones is affected by market volatility. To manage the risk associated with changes in the prices of precious metals, we may from time to time enter into forward contracts to purchase gold, platinum and silver based upon the estimated ounces needed to satisfy projected customer demand. The price of gold has increased dramatically during the past year, and we expect the volatility in the price of gold to continue. These higher gold prices have impacted, and could further impact, our manufacturing costs as well as the level of spending by our customers. Jostens purchases substantially all precious, semiprecious and synthetic stones from a single supplier located in Germany whom we believe is also a supplier to Jostens’ major class ring competitors in the United States.

The principal raw materials purchased by the Marketing and Publishing Services business consist of paper, ink, and adhesives. Paper costs generally flow through to the customer as paper is ordered for specific jobs. We do not take significant commodity risk on paper. Our sampling system business utilizes specific grades of paper and foil laminates, which are, respectively, purchased from a limited number of suppliers.

Matters pertaining to our market risks are set forth above under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures about Market Risk”.

Backlog

Because of the nature of our business, all orders are generally filled within a few months from the time of placement. However, Jostens typically obtains contracts in the second quarter of one year for student yearbooks to be delivered in the second and third quarters of the subsequent year. Often the total revenue pertaining to a yearbook order is not established at the time of the order because the content of the book is not final. Subject to the foregoing qualifications, we estimate the backlog of orders, related primarily to our Memory Book and Scholastic businesses, was $418.3 million and $393.6 million as the end of fiscal years 2007 and 2006, respectively. We expect most of the 2007 backlog to be confirmed and filled throughout 2008.

Environmental

Our operations are subject to a wide variety of federal, state, local and foreign laws and regulations governing emissions to air, discharges to waters, the generation, handling, storage, transportation, treatment and disposal of hazardous substances and other materials, and employee health and safety matters. Compliance with such laws and regulations has become more stringent and, accordingly, more costly over time. As part of our environmental management program, we have been involved in environmental remediation on a property formerly owned and operated by Jostens for jewelry manufacturing. In July 2006, the State of Illinois Environmental Protection Agency issued a “No Further Remediation” letter with respect to this site. Although Jostens has certain ongoing monitoring obligations, we, however, do not expect the cost of such ongoing monitoring to be material.

Intellectual Property

Our businesses rely on a combination of patents, copyrights, trademarks, confidentiality and licensing agreements and unpatented proprietary know-how and trade secrets to establish and protect the intellectual property rights we employ in our businesses. We also have trademarks registered in the United States and in jurisdictions around the world. In particular, we have a number of registered patents in the United States and abroad covering certain of the proprietary processes and products used in our sampling systems and direct mail businesses, and we have submitted patent applications for certain other manufacturing processes and products. However, many of our sampling system and direct mail manufacturing processes and products are not covered by any patent or patent application. As a result, our business may be adversely affected by competitors who independently develop equivalent or superior technologies, know-how, trade secrets or production methods or processes than those employed by us. We are involved in litigation from time to time in the course of our businesses to protect and enforce our intellectual property rights, and third parties from time to time may initiate litigation against us asserting that our businesses infringe or otherwise violate their intellectual property rights.

Our company has ongoing research and development efforts and expects to seek additional intellectual property protection in the future covering results of its research. Pending patent applications filed by us may not result in patents being issued. Furthermore, the patents that we use in our sampling system and direct marketing businesses will expire over time. Similarly, patents now or hereafter owned by us may not afford protection against competitors with similar or superior technology. Our patents may be infringed upon, designed around by others, challenged by others or held to be invalid or unenforceable.

Employees

As of March 29, 2008, we had approximately 5,961 full-time employees. As of March 29, 2008, approximately 619 of Jostens’ employees were represented under two collective bargaining agreements that expire in June 2010 and August of 2012, and approximately 509 employees from our Marketing and Publishing Services business were represented under four collective bargaining agreements. These collective bargaining agreements expire at various times between April 2008 and March 2013. The collective bargaining agreement covering certain employees at our Broadview, Illinois plant was due to expire on April 30, 2008 and is currently pending under an extension agreement, which extension agreement may be terminated by either party upon 10 days’ advance written notice.

We consider our relations with our employees to be satisfactory.

International Operations

Our foreign sales from continuing operations are derived primarily from operations in Canada and Europe. Local taxation, import duties, fluctuation in currency exchange rates and restrictions on exportation of currencies are among the risks attendant to foreign operations, but these risks are not considered significant with respect to our businesses.

Properties

A summary of the physical properties we currently use follows:

Segment	Facility Location(1)	Approximate Sq. Ft.	Interest
Scholastic	Topeka, Kansas(2)	236,000	Owned
	Laurens, South Carolina	98,000	Owned
	Shelbyville, Tennessee	87,000	Owned
	Unadilla, Georgia	83,000	Owned
	Greenville, Ohio	69,000	Owned
	Denton, Texas	56,000	Owned
	Eagan, Minnesota	34,000	Leased
	Owatonna, Minnesota	30,000	Owned
	Marysville, Ohio	16,000	Leased
	Santiago, Dominican Republic	13,000	Leased
	Winnipeg, Manitoba	13,000	Leased

Memory Book	Winston-Salem, North Carolina	132,000	Owned
	Clarksville, Tennessee	105,000	Owned
	Visalia, California	96,000	Owned
	State College, Pennsylvania	66,000	Owned
	State College, Pennsylvania	10,900	Leased
	Sedalia, Missouri	26,000	Leased
	Boonville, Missouri	10,000	Leased

Marketing and Publishing Services	Broadview, Illinois	212,000	Owned
	Hagerstown, Maryland	212,000	Owned
	Dixon, Illinois	160,000	Owned
	Pennsauken, New Jersey(3)	145,000	Owned
	Rockaway, New Jersey	90,000	Leased
	Chattanooga, Tennessee	67,900	Owned
	Milwaukee, Wisconsin	64,000	Owned
	Baltimore, Maryland	60,000	Leased
	Chattanooga, Tennessee	36,700	Owned
	Chattanooga, Tennessee	29,500	Owned
	New York, New York	12,000	Leased
	Paris, France	4,600	Leased

(1)	Excludes properties held for sale.
(2)	Also houses yearbook production.
(3)	Includes approximately 31,600 square footage of a leased bindery facility.

We also lease a number of warehouse facilities to support our production. We maintain Visant’s executive office in leased space in Armonk, New York, and Jostens’ executive office in leased space in Bloomington, Minnesota. In addition, we lease other sales and administrative office space. In management’s opinion, all buildings, machinery and equipment are suitable for their purposes and are maintained on a basis consistent with sound operations. The extent of utilization of individual facilities varies significantly due to the seasonal nature of our business. In addition, certain of our properties are subject to a mortgage held by Visant’s lenders under its senior secured credit facilities.

Legal Proceedings

In communications with U.S. Customs and Border Protection (“Customs”), we learned of an alleged inaccuracy of the tariff classification for certain of Jostens’ imports from Mexico. Jostens promptly filed with Customs a voluntary disclosure to limit its monetary exposure. The effect of these tariff classification errors is that back duties and fees (or “loss of revenue”) may be owed on certain imports. Additionally, Customs may impose interest on the loss of revenue, if any is determined. A review of Jostens’ import practices has revealed that during the relevant period, the subject merchandise qualified for duty-free tariff treatment under the North American Free Trade Agreement (“NAFTA”), in which case there should be no loss of revenue or interest payment owed to Customs. However, Customs’ allegations indicate that Jostens committed a technical oversight in the classification used by Jostens in claiming the preferential tariff treatment. Through its prior disclosure to Customs, Jostens addressed this technical oversight and asserted that the merchandise did in fact qualify for duty-free tariff treatment under NAFTA and that there is no associated loss of revenue. In a series of communications received from Customs in December 2006, Jostens learned that Customs was disputing the validity of Jostens’ prior disclosure and asserting a loss of revenue in the amount of $2.9 million for duties owed on entries made in 2002 and 2003 and in a separate pre-penalty notice was advised that Customs is contemplating a monetary penalty in the amount of approximately $5.8 million (two times the alleged loss of revenue). In order to obtain the benefits of the orderly continuation and conclusion of administrative proceedings, Jostens agreed to a two-year waiver of the statute of limitations with respect to the entries made in 2002 and 2003 that otherwise would have expired at the end of 2007 and 2008, respectively. Jostens elected to continue to address this matter by filing a petition in response to the pre-penalty notice in January 2007, disputing Customs’ claims and advancing its arguments to support that no loss of revenue or penalty should be issued against us, or in the alternative, that any penalty based on a purely technical violation should be reduced to a nominal fixed amount reflective of the nature of the violation. In May 2007, Customs issued a penalty notice assessing a loss of revenue (plus interest) and penalty as described above based on asserted negligence by Jostens. In July 2007, Jostens filed a petition in response to the penalty notice challenging Customs’ findings and asserting that there has been no loss of revenue and that no penalty should be issued against Jostens or that, in the alternative, any penalty should be reduced to a nominal fixed amount reflective of the nature of the violation or mitigated on the basis that the imports at issue are nonetheless duty free. At this stage of the proceedings, the matter is being evaluated by Customs. In October 2007, based on recent court rulings, Jostens presented additional arguments for Customs’ consideration supporting that the subject imports at the time of entry were entitled to duty free status. We understand that the matter is currently under review by Customs. Jostens intends to continue to vigorously defend its position and has recorded no accrual for any potential liability pending further communication with Customs. Jostens has the opportunity to extend an offer in compromise to Customs in an effort to settle this matter in advance of a final administrative decision. If Jostens were to do so, it would be required to tender the amount offered to Customs at the time. It is not clear what Customs’ final position will be with respect to the alleged tariff classification errors or that Jostens will not be foreclosed from receiving duty free treatment for the subject imports. Jostens may not be successful in its defense, and the disposition of this matter may have a material effect on our business, financial condition and results of operations.

We are also a party to other litigation arising in the normal course of business. We regularly analyze current information and, as necessary, provide accruals for probable liabilities on the eventual disposition of these matters. We do not believe the effect on our business, financial condition and results of operations, if any, for the disposition of these matters will be material.

MANAGEMENT

Directors and Executive Officers

Set forth below are the names, ages, positions and business backgrounds of our executive officers and the directors of Visant as of May 12, 2008.

Name	Age	Position
Marc L. Reisch	52	Chairman, President and Chief Executive Officer, Holdings and Visant
Marie D. Hlavaty	44	Vice President, General Counsel and Secretary, Holdings and Visant
Paul B. Carousso	39	Vice President, Finance, Holdings and Visant
Timothy M. Larson	34	President and Chief Executive Officer, Jostens Group
John Van Horn	67	Group President, Arcade/Lehigh Direct and President, Chief Executive Officer, Arcade
David F. Burgstahler	39	Director, Holdings and Visant
George M.C. Fisher	67	Director, Holdings and Visant
Alexander Navab	42	Director, Holdings and Visant
Tagar C. Olson	30	Director, Holdings and Visant
Charles P. Pieper	61	Director, Holdings and Visant
Steven Rattner	48	Director, Holdings and Visant

Marc L. Reisch joined Holdings and Visant as Chairman, President and Chief Executive Officer upon the closing of the Transactions. Mr. Reisch had been a director of Jostens since November 2003. Immediately prior to joining Holdings and Visant in October 2004, Mr. Reisch served as a Senior Advisor to KKR. Mr. Reisch has been the Chairman of the Board of Yellow Pages Income Fund since December 2002.

Marie D. Hlavaty served as an advisor to our businesses since August 2004 and joined Holdings and Visant as Vice President, General Counsel and Secretary upon the consummation of the Transactions in October 2004. Prior to joining Visant, Ms. Hlavaty was Of Counsel with Latham & Watkins LLP.

Paul B. Carousso joined Holdings and Visant in October 2004 as Vice President, Finance. From April 2003 until October 2004, Mr. Carousso held the position of Executive Vice President, Chief Financial Officer, of Vestcom International, Inc., a digital printing company.

Timothy M. Larson started working with Jostens in 1992 as an intern and joined Jostens full-time in July 1996. He has held a variety of leadership positions at Jostens in general management, technology, e-business and marketing. Mr. Larson became senior vice president and general manager of Jostens’ Memory Book business in 2005. Mr. Larson was appointed President and Chief Executive Officer of Jostens in January 2008.

John Van Horn served as an advisor to our Arcade/Lehigh Direct businesses since September 2004 and joined us as Group President, Arcade/Lehigh Direct and President and Chief Executive Officer of Arcade upon the consummation of the Transactions in October 2004. Prior to joining us, Mr. Van Horn held various positions at Quebecor World Inc. since August 1999, last serving as President, Catalog Market of Quebecor World North America.

David F. Burgstahler is a Partner of Avista Capital Partners, L.P., a leading private equity firm. Prior to joining Avista Capital Partners in 2005, Mr. Burgstahler was a Partner with DLJ Merchant Banking Partners, the private equity investment arm of CS. Mr. Burgstahler joined CS in 2000 when it merged with Donaldson, Lufkin & Jenrette. Mr. Burgstahler joined Donaldson, Lufkin & Jenrette in 1995. Mr. Burgstahler also serves on the board of Warner Chilcott Limited, WideOpenWest Holdings, Inc., BioReliance Corporation, Namic/VA Inc. and BMS Medical Imaging, Inc.

George M.C. Fisher is currently a senior advisor to KKR. Mr. Fisher is also the former Chairman of PanAmSat Corporation. Mr. Fisher currently serves as a director of General Motors Corporation. Mr. Fisher served as Chairman of the Board of Eastman Kodak Company from December 1993 to December 2000 and was Chief Executive Officer from December 1993 to January 2000. Before joining Kodak, Mr. Fisher was Chairman of the Board and Chief Executive Officer of Motorola, Inc. Mr. Fisher is a past member of the boards of AT&T, American Express Company, Comcast Corporation, Delta Air Lines, Inc., Eli Lilly and Company, Hughes Electronics Corporation, Minnesota Mining & Manufacturing, Brown University and The National Urban League, Inc. He was a member of The Business Council and is an elected fellow of the American Academy of Arts & Sciences and of the International Academy of Astronautics. Mr. Fisher was also an appointed member of the President’s Advisory Council for Trade Policy and Negotiations from 1993 through 2002.

Alexander Navab is a Member of KKR. He joined KKR in 1993 and oversees KKR’s North American investments in media and telecommunications. Mr. Navab serves on the Investment Committee, as well as the Operating Committee, of KKR. Prior to joining KKR, Mr. Navab was with James D. Wolfensohn Incorporated, where he was involved in merger and acquisition transactions as well as corporate finance advisory assignments. From 1987 to 1989, he was with Goldman, Sachs & Co. in the Investment Banking division. Mr. Navab is also a director of The Nielsen Company (formerly VNU Group BV).

Tagar C. Olson is an Executive at KKR. Prior to joining KKR in 2002, Mr. Olson was with Evercore Partners Inc. since 1999, where he was involved in a number of private equity transactions and mergers and acquisitions. Mr. Olson is also a director of Capmark Financial Group Inc., Masonite International Inc. and First Data Corporation.

Charles P. Pieper is Vice Chairman of Alternative Investments (AI) in the Asset Management division and Operating Partner of CS. He is responsible for AI Global Joint Ventures, serves as an Operating Partner of DLJMBP and heads the AI Business Development Task Force. Prior to joining CS in 2004, Mr. Pieper held senior operating positions in both private industry and private equity, including being President and Chief Executive Officer of several General Electric Company businesses. He was self-employed from January 2003 to April 2004 as the head of Charles Pieper and Associates, an investment and advisory firm, and from March 1997 to December 2002, Mr. Pieper was Operating Partner of Clayton, Dubilier and Rice, a private equity investment firm. He also currently serves as a director of Glacier G.P. (the holding company of Grohe AG), China Renaissance Capital Investment and Global Infrastructure Partners.

Steven Rattner is a Managing Director of CS in the Asset Management division and is the Head of DLJ Merchant Banking Partners. He serves on the Investment Committees of DLJMBP II, DLJMBP III, and DLJMBP IV. Mr. Rattner joined CS in November 2000 when the firm merged with Donaldson, Lufkin & Jenrette, where he was Head of International Fixed Income. He joined Donaldson, Lufkin & Jenrette in 1985 as an Associate in the Investment Banking division. Upon the merger with CS, Mr. Rattner became the Head of European Leveraged Finance. Mr. Rattner serves on the boards of Warner Chilcott Limited, United Site Services, Hard Rock Hotels, and Peach Holdings.

Our Board of Directors

Our Board of Directors is currently comprised of seven members. Each of the existing directors was appointed upon the consummation of the Transactions in October 2004, other than Mr. Fisher, who was appointed in November 2005, and Mr. Rattner, who was appointed in May 2008. Under the Stockholders Agreement entered into in connection with the Transactions, KKR and DLJMBP III each has the right to designate four of Holdings’ directors (currently three KKR and three DLJMBP III designees serve on our board) and our Chief Executive Officer and President, Marc Reisch, is Chairman. Our Board of Directors currently has three standing committees—an Audit Committee, a Compensation Committee and an Executive Committee. We expect the chairmanship of each of the Audit Committee and the Compensation Committee to rotate annually between a director designated by KKR and a director designated by DLJMBP III consistent with the terms of the Stockholders Agreement.

Audit Committee

The primary duties of the Audit Committee include assisting the Board of Directors in its oversight of (1) the integrity of the Company’s financial statements and financial reporting process; (2) the integrity of the Company’s internal controls regarding finance, accounting and legal compliance; and (3) the independence and performance of the Company’s independent auditor and internal audit function. The Audit Committee also reviews our critical accounting policies, our annual and quarterly reports on Form 10-K and Form 10-Q, and our earnings releases before they are published. The Audit Committee has sole authority to engage, evaluate and replace the independent auditor. The Audit Committee also has the authority to retain special legal, accounting and other consultants it deems necessary in the performance of its duties. The Audit Committee meets regularly with our management, independent auditors and internal auditors to discuss our internal controls and financial reporting process and also meets regularly with the Company’s independent auditors and internal auditors in private.

The current members of the Audit Committee are Messrs. Olson (Chairman) and Burgstahler. The Board of Directors has determined that both of the current members qualifies as an “audit committee financial expert” through their relevant work experience. Mr. Olson is an Executive with KKR, and Mr. Burgstahler is a Partner of Avista Capital Partners, L.P. Neither of the members of the Audit Committee is considered “independent” as defined under the federal securities law.

Compensation Committee

The primary duty of the Compensation Committee is to discharge the responsibilities of the Board of Directors relating to compensation practices and policies for the Company’s executive officers and other key employees, as the Committee may determine, to ensure that management’s interests are aligned with the interest of the Company’s equity holders. The Committee also reviews and makes recommendations to the Board of Directors with respect to the Company’s employee benefits plans, compensation and equity based plans and compensation of directors. The current members of the Compensation Committee are Messrs. Burgstahler (Chairman), Navab, Olson and Pieper.

Executive Committee

The current members of the Executive Committee are Messrs. Reisch, Navab and Pieper.

Code of Ethics

We have a Code of Business Conduct and Ethics which was adopted to cover the entire Visant organization following the Transactions and which applies to all of our employees, including our Chief Executive Officer, Vice President, Finance and Corporate Controller, our Directors and independent sales representatives. We review our Code of Business Conduct and Ethics and amend it as necessary to be in compliance with current law. We require senior management employees and employees with a significant role in internal control over financial reporting to confirm compliance with the Code on an annual basis. Any changes to, or waiver (as defined under Item 5.05 of Form 8-K) from, our Code that applies to our Chief Executive Officer, Vice President, Finance or Corporate Controller will be posted on our website. A copy of the Code of Business Conduct and Ethics can be found on our website at http://www.visant.net.

Section 16(a) Beneficial Ownership Reporting Compliance

Executive officers and directors of Visant are not subject to the reporting requirements of Section 16 of the Exchange Act.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This compensation discussion and analysis describes the material elements, policies and practices with respect to our principal executive officer, principal financial officer, and the other three most highly-compensated executive officers, which are collectively referred to as the named executive officers. This compensation discussion and analysis also describes the material elements of compensation awarded to, earned by, or paid to each of our named executive officers.

We provide what we believe is a competitive total compensation package to our executive management team through a combination of base salary, an annual cash incentive plan, long-term equity incentives in the form of stock options and restricted stock, retirement and other benefits, perquisites, post-termination severance and acceleration of equity award vesting for named executive officers upon certain termination events and/or a change in control. Certain other post-termination benefits are provided to our Chief Executive Officer. Our other benefits and perquisites include life, disability, medical, dental and vision insurance benefits, a qualified 401(k) savings plan and other retirement benefits and include reimbursement for certain medical expenses and automobile payments. Our philosophy is to provide a total compensation package at a level that is commensurate with our size and provides incentives and rewards for sustained performance and growth and retention of executive talent.

One of our named executive officers, Michael L. Bailey, retired effective January 7, 2008. The separation agreement entered into between us and Mr. Bailey is described in “—Termination, Severance and Change of Control Arrangements—Separation Agreement—Michael L. Bailey”.

Objectives of our Executive Compensation Program

Our compensation programs are designed to achieve the following objectives:

•	attract, motivate, retain and reward talented and dedicated executives whose knowledge, skill and performance are critical to our success and long-term growth;

•	provide our executive officers with both cash and equity incentives to further our interests and those of our stockholders;

•	provide cash and long-term incentive compensation that is competitive to comparable market positions based on revenue size;

•	align rewards to measurable performance metrics; and

•	compensate our executives to manage our business to meet our long-range objectives.

Compensation Process

Our Compensation Committee reviews and approves all elements of compensation for our named executive officers. The Compensation Committee meets outside the presence of all of our executive officers, including the named executive officers, to consider appropriate compensation for our Chief Executive Officer, or CEO. For all other named executive officers, the Committee meets outside the presence of all executive officers except our CEO. Mr. Reisch annually reviews each other named executive officer’s performance with the Compensation Committee and makes recommendations to the Compensation Committee, other than with respect to his own compensation. The Compensation Committee has from time to time reviewed market and industry data in setting compensation. During 2007, we retained outside compensation consultants to benchmark certain of our executive positions to provide another measure of our existing compensation levels for executive positions within our company to companies with a comparative revenue base to ours. Positions were matched based on title and responsibilities of the position with comparable positions in the market based on similar company revenue size found within the published survey data of leading human resource organizations. We evaluated base salary and short- and long-term compensation information within the survey information. We may from time to time in the future have benchmarking performed to assist us and the Compensation Committee in setting executive compensation.

Base Salary

We provide the opportunity for our named executive officers and other executives to earn a competitive annual base salary in order to attract and retain an appropriate caliber of ability, experience and talent for the position, and to provide base compensation that is not subject to our performance risk. We establish the base salary for each executive officer based in part in consideration of competitive factors as well as individual factors, such as the individual’s scope of duties, performance and experience and, to a certain extent, the pay of others on the executive team. When establishing the base salary of any executive officer, we have also considered competitive market factors, business requirements for certain skills, individual experience and contributions, the roles and responsibilities of the executive, the potential impact the individual may make on our company now and in the future. We generally review base salaries for our named executive officers on a 12 to 18-month or longer cycle, and increases take into consideration the foregoing factors, individual performance and expanded duties, as applicable.

Our Compensation Committee sets the salary of our CEO. In accordance with his employment agreement, this base salary will not be less than $850,000 during the term of his employment agreement and any renewal term. In 2007, Mr. Reisch’s base salary was increased from $850,000 to $950,000.

The Compensation Committee approved increases in the annual base salary rate for 2008, effective as of April 1, 2008, for Mr. Carousso, from $265,000 to $280,000, and Ms. Hlavaty, from $330,000 to $380,000.

Annual Performance-Based Cash Incentive Compensation

General. We provide the opportunity for our named executive officers and other key employees to earn an annual cash incentive award in order to further align our executives’ compensation opportunity with our annual business and financial goals and the growth objectives of our stockholders and to motivate our executives’ annual performance. Our annual cash incentives generally link the compensation of participants directly to the accomplishment of specific business metrics, primarily the achievement of EBITDA targets, which are important indicators of increased stockholder value and reflect our emphasis on financial performance and stockholder return. However, the Compensation Committee may also exercise discretion in establishing annual bonus awards based on extraordinary achievements and contributions to the growth of our business and appreciation of our stockholder value.

Consolidated and business unit budgets and business plans which contain annual financial and strategic objectives are developed each year by management and reviewed by the Board of Directors, which institutes such changes that are deemed appropriate by the Board of Directors. The budgets and business plans set the basis for the annual incentive plan targets and stretch measures. The annual incentive compensation plan targets and other material terms by business unit are presented to the Compensation Committee for review and approval with such modifications deemed appropriate by the Compensation Committee. The specific financial targets and business plan initiatives set for our named executive officers are not disclosed because we believe disclosure of this information would cause our company competitive harm. The targets are intended to be challenging but achievable. Because these targets are tied to our business plan, it is expected that they will be achieved when they are set at the beginning of the fiscal year. However, there is risk that payments will not be made at all or will be made at less than 100%. This uncertainty ensures that any payments under the plan are truly performance-based.

Annual cash award opportunity for the executive officers is expressed as a percentage of qualifying base salary, with an established percentage for payout based on meeting a target, and enhanced opportunity if certain stretch targets are met. For the 2007 fiscal year, annual cash incentive opportunities for the named executive officers at target are summarized below:

	Target Annual Cash Incentive Award Opportunity
	% of Salary	Amount
Marc L. Reisch	100%	$950,000
Paul B. Carousso	50%	$132,500
Marie D. Hlavaty	55%	$181,500
Michael L. Bailey	70%	$385,000
John Van Horn	50%	$200,000

Annual incentive compensation plan awards for our named executive officers and other executives are determined annually following the completion of the annual audit, based on our performance against the approved annual incentive compensation plan targets, subject to the exercise of discretion by the Compensation Committee as discussed above. The annual incentive compensation plan award amounts of all executive officers, including the named executive officers, must be reviewed and approved by the Compensation Committee. Approved payments under the annual incentive plans are made not later than March 15th of the year following the fiscal year during which performance is measured.

2007 Annual Incentive Compensation Plan Awards. For the last completed fiscal year, substantially all of the annual incentive plan payments to the CEO and the other named executive officers were based on the achievement of consolidated or business unit targets. There were no specific individual performance goals for 2007 incentive awards to the named executive officers, but the Compensation Committee took into account individual performance, as applicable, particularly when it contributed to extraordinary transactions and achievements in 2007, in evaluating payment at or above target. Under the annual incentive plans, the Compensation Committee may consider for adjustments to performance goals and our reported financial results. These adjustments may exclude all or a portion of both the positive or negative effect of external non-recurring events that are outside the reasonable control of our executives, including, without limitation, regulatory changes in accounting or taxation standards. These adjustments may also exclude all or a portion of both the positive or negative effect of unusual or extraordinary transactions that are within the control of our executives but that are undertaken with an expectation of improving our long-term financial performance, or growth such as restructurings, acquisitions or divestitures.

For 2008, we plan to use performance metrics based on our current year business plan to assess incentive compensation awards. In addition, the Compensation Committee will continue to reserve discretion in determining awards to account for extraordinary achievement and contributions that impact the growth of our business and appreciation of stockholder value.

Other. Our Compensation Committee reserves the right to grant discretionary bonuses from time to time based on individual contribution to extraordinary transactions which result in measurable and appreciable return for us and our stockholders.

Long-Term Equity Incentives

General. We offer long-term equity incentive opportunities to our executives to promote long-term performance and tenure, through grants of stock options and restricted stock. Other types of long-term incentive compensation, including phantom equity measured based on the appreciation of the Class A Common Stock, may be considered in the future. Our equity incentive plans are designed to:

•

promote our long-term financial interests and growth by attracting and retaining management with the training, experience and ability to enable them to make a substantial contribution to the success of our business;

•	motivate management by means of growth-related incentives to achieve long-range goals; and

•	further the alignment of interests of participants with those of our stockholders through stock-based opportunities.

Our Compensation Committee serves as the administrator of the equity incentive program, with the power and authority to administer, construe and interpret the equity plans, to make rules for carrying out the plans and to make changes in such rules, subject to such interpretations, rules and administration being consistent with the basic purpose of the plans. Subject to the general parameters of the plans, the Compensation Committee has the discretion to fix the terms and conditions of the grants. Equity is granted at fair market value as determined by the Compensation Committee after evaluation of a fair market valuation conducted by a third party expert on a periodic basis.

Our named executive officers each made a personal investment in purchasing shares of the Class A Common Stock of Holdings in connection with the Transactions with his or her own personal funds (and in the case of Mr. Bailey, including the roll-over of certain existing equity in Holdings and the investment of a bonus paid to Mr. Bailey in connection with the Transactions). In turn, the number of options granted was based on a multiple of the respective level of investment. In consideration of his services in consummating the Transactions and in connection with entering into an employment agreement with the Company, Mr. Reisch also received at the consummation of the Transactions a grant of restricted stock as a further long-term incentive opportunity. No additional equity has been awarded to the named executive officers since their original investments, other than in the case of Mr. Van Horn. Mr. Van Horn was granted restricted stock in December 2006, none of which will vest until January 2009 (subject to accelerated vesting in the event of Mr. Van Horn’s termination without cause or for good reason, upon a change in control or upon Mr. Van Horn’s disability or death), in order to recognize and incentivize Mr. Van Horn’s continued tenure, commitment and performance for us. Mr. Van Horn had not received options at the time of the Transactions in light of what was anticipated to be a more limited period of employment with us. The Compensation Committee reserves the right to issue additional equity in the form of options, restricted stock or units or phantom equity to the named executive officers upon the recommendation of Mr. Reisch or the Board in consideration of performance and for the purpose of assuring retention of executive talent aligned with the long-term growth of the Company and, in the case of equity, subject to shares remaining available for grant under the Third Amended and Restated 2004 Stock Option Plan for Key Employees of Visant Holdings Corp. and Subsidiaries (the “2004 Plan”). See “—Equity Compensation”.

We do not have any program, plan or obligation that requires us to grant equity compensation on specified dates; however, to the extent that additional grants have been or will be made by us to other members of management, we intend to limit grants to twice per year. We may also issue equity grants to new members of management who come into our employment in connection with the consummation of acquisitions by us or upon the commencement of employment with us. For compensation decisions regarding the grant of equity compensation, our Compensation Committee typically considers the recommendations from our CEO, taking into consideration the potential impact and contributions of the individual, retention considerations and the level of equity of members of management at a similar level.

Stock Options. Stock option awards provide our executive officers with the right to purchase shares of our Class A Common Stock at a fixed exercise price for a period of up to ten years from the option grant date under the 2004 Plan and are both “time-based” and “performance-based.” Time based options vest on the passage of time and an executive’s continued tenure with us. Performance based options vest on the achievement of annual EBITDA targets. The purpose of the performance-based grant is to align management and stockholder interests as measured by EBITDA performance. Options are subject to certain change of control and post-termination of employment vesting and expiration provisions. Mr. Bailey and Mr. Reisch (who also served as a director of Jostens prior to the Transactions) also hold options under the 2003 Stock Incentive Plan (the “2003 Plan”). See “—Equity Compensation” for a discussion of the change in control and other provisions related to stock options under the 2004 Plan and the 2003 Plan.

Restricted Stock. We also use restricted stock in our long-term equity incentive program as part of our management development, succession, and retention planning process. Of our executives, currently only Messrs. Reisch and Van Horn have been granted restricted stock. The restricted stock is generally subject to the same rights and restrictions set forth in the management stockholders’ agreement and sale participation agreement described under “—Equity Compensation”, provided that Mr. Reisch’s restricted stock is currently 100% vested and nonforfeitable even in the case of termination of employment.

Pension Benefits

Each of our named executive officers currently participates in the Jostens tax qualified pension plan D and a non-qualified supplemental pension plan to compensate for Internal Revenue Service limitations. These benefits are provided as part of the regular retirement program available to our eligible employees. We also maintain individual non-contributory, non-qualified, unfunded supplemental retirement plans (“SERPs”) for certain named executive officer participants. Under our employment agreement with Marc L. Reisch, he is entitled to an additional supplemental retirement benefit. For more detailed information, see the narrative accompanying the “Pension Benefits” table.

Employment Agreement and Change in Control Provisions

Employment Agreement with Marc Reisch. Except with respect to our CEO, Marc L. Reisch, and Mr. Timothy Larson, the Chief Executive Officer of Jostens, we do not have any employment agreements with any of our named executive officers. It is generally not our philosophy or practice to enter into employment agreements with our executives. Absent exigent competitive factors, we believe that our short- and long-term compensation practices and opportunities are competitively attractive and favorably motivate our executives towards performance and continuity of service.

In October 2004, we entered into an employment agreement with Mr. Reisch with an initial term extending to December 31, 2009, with automatic one-year renewal terms thereafter. We are highly dependent on the efforts, relationships and skills of Mr. Reisch, a long-tenured industry executive and, accordingly, we entered into this agreement with Mr. Reisch to help ensure Mr. Reisch’s availability to us during the term of the employment agreement. The employment agreement provides for certain post-termination payments and benefits to Mr. Reisch which are described and quantified in the section entitled “—Termination, Severance and Change of Control Arrangements”. We provided these arrangements under the agreement to attract and retain Mr. Reisch as our CEO and believe that the post-termination payments and benefits are competitively reasonable and reflective of Mr. Reisch’s value and performance to us.

Change in Control Agreements. On May 10, 2007, Holdings and the Company entered into a change in control severance agreement with each of Paul Carousso, Vice President, Finance, and Marie Hlavaty, Vice President, General Counsel. The change in control agreements are effective through December 31, 2009 unless otherwise extended, provided that the change in control agreements shall remain in effect for a period of two years following a change in control (as defined in the agreements) during the term of the agreements. The agreements allow for certain payments and benefits upon a change in control as described in “—Termination, Severance and Change of Control Arrangements—Arrangements with Paul B. Carousso and Marie D. Hlavaty”. We provided these arrangements to assure the retention of these officers and in the absence of any other contractual severance arrangements. We believe that the post-termination payments and benefits are competitively reasonable and reflective of Mr. Carousso’s and Ms. Hlavaty’s value and performance to us.

Change in Control under Equity Incentive Plans. Under the 2003 Plan, upon the occurrence of a “change in control”, the unvested portion of any time option will immediately become vested and exercisable, and the vesting and exercisability of the unvested portion of any performance option may accelerate if certain performance measures have been achieved. Under the 2004 Plan, upon the occurrence of a “change in control”, the unvested portion of any time option will immediately become vested and exercisable, and the vesting and exercisability of the unvested portion of any performance option may accelerate if relevant performance measures have been satisfied. Our equity incentive plans are discussed in “—Equity Compensation” and change in control payments under the plans are discussed and quantified in “—Termination, Severance and Change of Control Arrangements”.

Executive Benefits

We provide the opportunity for our named executive officers and other executives to receive certain general health and welfare benefits on terms consistent with other eligible employees. We also offer participation in our defined contribution 401(k) plan with a company match on terms consistent with other eligible employees. We provide certain perquisites to the named executive officers, including car allowance, medical stipend to apply to reimburse medical expenses, periodic physicals and extended coverage under long-term disability insurance, and in the case of certain of the named executive officers, financial planning, a health club stipend and availability of our aircraft for occasional personal use. We provide these benefits to offer additional incentives for our executives and to remain competitive in the general marketplace for executive talent.

Stock Ownership Guidelines

The Compensation Committee has not implemented stock ownership guidelines for our executive officers. Our stock is not publicly traded and is subject to agreements with the stockholders that limit a stockholder’s ability to transfer his or her equity for a period of time following grant.

Regulatory Considerations

We account for equity compensation paid to our employees under Statement of Financial Accounting Standards (“SFAS”) No. 123R, which we adopted effective January 1, 2006. SFAS No. 123R requires us to recognize compensation expense related to all equity awards based on the fair values of the awards at the grant date. Prior to our adoption of SFAS No. 123R, we used the minimum value method in our SFAS No. 123 pro forma disclosure and therefore applied the prospective transition method as of the effective date. Under the prospective transition method, we would recognize compensation expense for equity awards granted, modified and canceled subsequent to the date of adoption. As a result of the modification to stock options made in April 2006 in connection with the special dividend paid to all Class A common stockholders, all stock option awards previously accounted for under APB No. 25 are prospectively accounted for under SFAS No. 123R. Accordingly, no incremental compensation cost was recognized as a result of the modification. Please see Note 15, Stock-based Compensation, to our consolidated financial statements for additional information.

The compensation cost to us of awarding equity is taken into account in considering awards under our equity incentive program. We have taken steps to structure and assure that our compensation program is applied in compliance with Section 409A of the Internal Revenue Code. Bonuses paid under our annual incentive plans are taxable at the time paid to our executives.

Tax Gross-Up

Mr. Reisch’s employment agreement provides for a tax gross-up payment in the event that any amounts or benefits due to him would be subject to excise taxes under Section 280G of the Internal Revenue Code. For more detailed information on gross-ups for excise taxes payable to Mr. Reisch, see “—Termination, Severance and Change of Control Arrangements—Employment Agreement with Marc L. Reisch—Gross-Up Payments for Excise Taxes”.

Compensation Committee Interlocks and Insider Participation

During 2007 and to the present our Compensation Committee has been comprised of Messrs. Burgstahler (Chairman), Navab, Olson and Pieper. For a description of the transactions between us and entities affiliated with members of the Compensation Committee, see the transactions described in “Certain Relationships and Related Transactions, and Director Independence”.

Summary Compensation Table

The following table presents compensation information for the fiscal year ended December 29, 2007 and December 30, 2006 paid to or accrued to the named executive officers.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)(2)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)		All Other Compensation ($)		Total ($)
Marc L. Reisch Chairman, President and Chief Executive Officer, Holdings and Visant	2007 2006	$ $	950,000 850,000	$ $	— —	$ $	— —	$ $	— —	$ $	950,000 1,100,000	$ $	254,435 231,500	$ $	93,101(4) 114,465(4)	$ $	2,247,536 2,295,965

Paul B. Carousso Vice President, Finance, Holdings and Visant	2007 2006	$ $	264,039 240,000	$ $	— —	$ $	— —	$ $	— —	$ $	125,000 165,000	$ $	19,060 18,870	$ $	26,043(5) 22,000(5)	$ $	434,142 445,870

Marie D. Hlavaty Vice President, General Counsel, Holdings and Visant	2007 2006	$ $	330,000 325,673	$ $	— —	$ $	— —	$ $	— —	$ $	200,000 275,000	$ $	34,272 38,105	$ $	23,525(6) 21,100(6)	$ $	587,797 659,878

Michael L. Bailey President and Chief Executive Officer, Jostens	2007 2006	$ $	548,077 500,000	$ $	— —	$ $	— —	$ $	— —	$ $	— 453,566	$ $	216,029 192,589	$ $	37,134(7) 27,525(7)	$ $	801,240 1,173,680

John Van Horn Group President, Arcade/Lehigh Direct and President and Chief Executive Officer, Arcade	2007 2006	$ $	400,000 370,000	$ $	— —	$ $	150,149(1) 6,582(1)	$ $	— —	$ $	— 250,000	$ $	51,753 61,158	$ $	26,193(8) 25,700(8)	$ $	628,095 713,440

(1)	The amount represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year computed in accordance with SFAS No. 123R. Please see Note 15, Stock-based Compensation, to our consolidated financial statements for a discussion of all assumptions used by us with respect to the valuation. The restricted stock award was made under our 2004 Plan, which is described under “—Equity Compensation”.
(2)	The amounts represent earnings under the annual incentive compensation plan.
(3)	Reflects the aggregate change in actuarial present value of the named executive officer’s accumulated benefit under our qualified, non-contributory pension plan, our unfunded supplemental retirement plan and our non-contributory unfunded supplemental pension plan and, in the case of Mr. Reisch, the supplemental retirement benefit provided for under his employment agreement. Please refer to the narrative descriptions of our pension plans under the Pension Benefits table. We currently have no deferred compensation plans.
(4)

Includes for each of 2006 and 2007, respectively: $85,685 and $64,615 of premiums under a life insurance policy which are paid by us under the terms of Mr. Reisch’s employment agreement (the proceeds under the policy are payable to beneficiaries designated by Mr. Reisch); $8,800 and $9,000 representing regular employer matching contributions to our 401(k) plan; $13,680 each year representing a car allowance; and approximately $6,300 and $5,806 representing executive medical expenses reimbursed by us, a health club stipend and cash credits under the group medical plan offered to any employee who participates in our health screenings or foregoes certain disability and life insurance benefits. We make available to Mr. Reisch the company-owned aircraft for occasional personal use. In such cases, Mr. Reisch reimburses the Company for an amount equal to the Company’s incremental cost for such use. The calculation of the incremental cost for personal use of our company aircraft includes only variable costs incurred as a result of such flight activity. Incremental cost does not include fixed costs that are incurred regardless of Mr. Reisch’s use (e.g. aircraft insurance, maintenance, storage and flight crew salaries).

(5)	Includes for each of 2006 and 2007, respectively: $8,800 and $9,000 representing regular employer matching contributions to our 401(k) plan; $10,200 each year representing a car allowance; and approximately $3,000 and $6,843 representing executive medical expenses reimbursed by us, a health club stipend and cash credits under the group medical plan offered to any employee who participates in health screenings or foregoes certain disability and life insurance benefits.
(6)	Includes for each of 2006 and 2007, respectively: $8,800 and $9,000 representing regular employer matching contributions to our 401(k) plan; $10,000 each year representing a car allowance; and approximately $2,300 and $4,525 representing executive medical expenses reimbursable by us, a health club stipend and cash credits under the group medical plan offered to any employee who participates in health screenings or foregoes certain disability and life insurance benefits.
(7)	Includes for each of 2006 and 2007, respectively: $8,800 and $9,000 representing regular employer matching contributions to our 401(k) plan; $10,825 and $19,819 representing a car allowance; and approximately $7,900 and $8,315 representing reimbursed financial planning, medical expenses, a health club stipend and cash credits under the group medical plan offered to any employee who participates in health screenings or foregoes certain disability and life insurance benefits.
(8)	Includes for each of 2006 and 2007, respectively: $8,800 and $9,000 representing regular employer matching contributions to our 401(k) plan; $12,000 each year representing a car allowance; and approximately $4,900 and $5,193 of cash credits under the group medical plan offered to any employee who participates in health screenings or foregoes certain disability and life insurance benefits.

Grants of Plan-Based Awards in 2007

The following table provides information with regard to each stock and option award granted to each named executive officer during 2007.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)
		Threshold($)	Target ($)	Maximum($)
Marc L. Reisch	N/A	$—	$950,000	$—
Paul B. Carousso	N/A	$—	$132,500	$—
Marie D. Hlavaty	N/A	$—	$181,500	$—
Michael L. Bailey	N/A	$—	$385,000	$—
John Van Horn	N/A	$—	$200,000	$—

(1)	Reflects the target award amounts under our annual incentive compensation plan for our named executive officers. The actual non-equity incentive plan compensation amount earned by each named executive officer in 2007 is shown in the Summary Compensation Table above.

Equity Compensation

The 2003 Plan was approved by the Board of Directors and was effective as of October 30, 2003. The 2003 Plan permits us to grant key employees and certain other persons stock options and stock awards and provides for a total of 288,023 shares of common stock for issuance of options and awards to employees of the Company and a total of 10,000 shares of common stock for issuance of options and awards to directors and other persons providing services to the Company. Pursuant to the 2003 Plan, the maximum grant to any one person shall not exceed in the aggregate 70,400 shares. We do not currently intend to make any additional grants under the 2003 Plan. Option grants consist of “time options”, which vest and become exercisable in annual installments over the first five years following the date of grant, and/or “performance options”, which vest and become exercisable over the first five years following the date of grant at varying levels based on the achievement of certain EBITDA targets, and in any event by the eighth anniversary of the date of grant. The performance vesting includes certain carryforward provisions if targets are not achieved in a particular fiscal year and performance in a subsequent fiscal year satisfies cumulative performance targets, subject to certain conditions. Upon the occurrence of a “change in control” (as defined in the 2003 Plan), the unvested portion of any time option will immediately become vested and exercisable, and the vesting and exercisability of the unvested portion of any performance option may accelerate depending on the timing of the change of control and return on the equity investment by DLJMBP III in the Company as provided under the 2003 Plan. A “change in control” under the 2003 Plan is defined as: (1) any person or other entity (other than any of Holdings’ subsidiaries), including any “person” as defined in Section 13(d)(3) of the Exchange Act, other than certain of the DLJMBP funds or affiliated parties thereof becoming the beneficial owner, directly or indirectly, in a single transaction or a series of related transactions, by way of merger, consolidation or other business combination, of securities of Holdings representing more than 51% of the total combined voting power of all classes of capital stock of Holdings (or its successor) normally entitled to vote for the election of directors of Holdings or (2) the sale of all or substantially all of the property or assets of Holdings to any unaffiliated person or entity other than one of Holdings’ subsidiaries is consummated. The Transactions did not constitute a change of control under the 2003 Plan. Options issued under the 2003 Plan expire on the tenth anniversary of the grant date. The shares underlying the options are subject to certain transfer and other restrictions set forth in the Stockholders Agreement, dated July 29, 2003, by and among the Company and certain holders of the capital stock of the Company. Participants under the 2003 Plan also agree to certain restrictive covenants with respect to confidential information of the Company and non-competition in connection with their receipt of options.

All outstanding options to purchase Holdings common stock continued following the closing of the Transactions. In connection with the Transactions, all outstanding options to purchase Von Hoffmann and Arcade common stock were cancelled and extinguished. Consideration paid in respect of the Von Hoffmann options was an amount equal to the difference between the per share merger consideration in the Transactions and the exercise price therefor. No consideration was paid in respect of the Arcade options.

In connection with the closing of the Transactions, we established the 2004 Stock Option Plan, which permits us to grant key employees and certain other persons of the Company and its subsidiaries various equity-based awards, including stock options and restricted stock. The plan, currently known as the 2004 Plan, provides for issuance of a total of 510,230 shares of Holdings Class A Common Stock. As of December 29, 2007, there were 58,476 shares available for grant under the 2004 Plan. Shares related to grants that are forfeited, terminated, cancelled or expire unexercised become available for new grants. Under his employment agreement, as described below, Mr. Marc L. Reisch, the Chairman of our Board of Directors and our Chief Executive Officer and President, received awards of stock options and restricted stock under the 2004 Plan. Additional members of management have also received grants under the 2004 Plan. Option grants consist of “time options”, which vest and become exercisable in annual installments through 2009, and/or “performance options”, which vest and become exercisable following the date of grant based upon the achievement of certain EBITDA and other performance targets, and in any event by the eighth anniversary of the date of grant. The performance vesting includes certain carryforward provisions if targets are not achieved in a particular fiscal year and performance in a subsequent fiscal year satisfies cumulative performance targets. Upon the occurrence of a “change in control” (as defined under the 2004 Plan), the unvested portion of any time option will immediately become vested and exercisable, and the vesting and exercisability of the unvested portion of any performance option may accelerate if certain EBITDA or other performance measures have been satisfied. A “change in control” under the 2004 Plan is defined as: (1) the sale (in one or a series of transactions) of all or substantially all of the assets of Holdings to an unaffiliated person; (2) a sale (in one transaction or a series of transactions) resulting in more than 50% of the voting stock of Holdings being held by an unaffiliated person; or (3) a merger, consolidation, recapitalization or reorganization of Holdings with or into an unaffiliated person, in each case, if and only if any such event listed in (1) through (3) above results in the inability of the Sponsors, or any member or members of the Sponsors, to designate or elect a majority of the Board (or the board of directors of the resulting entity or its parent company). The option exercise period is determined at the time of grant of the option but may not extend beyond the end of the calendar year that is ten calendar years after the date the option is granted.

All options, restricted shares and any common stock for which such equity awards are exercised or with respect to which restrictions lapse are governed by a management stockholder’s agreement and a sale participation agreement, which together generally provide for the following:

•	transfer restrictions until the fifth anniversary of purchase/grant, subject to certain exceptions;

•	a right of first refusal by Holdings at any time after the fifth anniversary of purchase but prior to a registered public offering of the Class A Common Stock meeting certain specified criteria;

•

in the event of termination of employment for death or disability (as defined), if prior to the later of the fifth anniversary of the date of purchase/grant and a registered public offering, put rights by the stockholder with respect to Holdings stock and outstanding and exercisable options;

•

in the event of termination of employment other than for death or disability, if prior to the fifth anniversary of the date of purchase/grant, call rights by the Company with respect to Holdings stock and outstanding and exercisable options;

•	“piggyback” registration rights on behalf of the members of management;

•

“tag-along” rights in connection with transfers by Fusion Acquisition LLC (“Fusion”), an entity controlled by investment funds affiliated with KKR, on behalf of the members of management and “drag-along” rights for Fusion and DLJMBP III; and

•	a confidentiality provision and noncompetition and nonsolicitation provisions that apply for two years following termination of employment.

Employment Agreements and Arrangements

Employment agreement with Marc L. Reisch. In connection with the Transactions, Holdings entered into an employment agreement with Marc L. Reisch on the following terms, under which he serves as the Chairman of our Board of Directors and our Chief Executive Officer and President.

Mr. Reisch’s employment agreement has an initial term of five years and automatically extends for additional one-year periods at the end of the initial term and each renewal term, subject to earlier termination of his employment by either Mr. Reisch or by us pursuant to the terms of the agreement. Mr. Reisch’s agreement provides for the payment of an annual base salary of not less than $850,000, subject to annual review and increase by our Board, plus an annual cash bonus opportunity between zero and 150% of annual base salary, with a target bonus of 100% of annual base salary (of which no less than 67% is to be based on certain EBITDA targets to be achieved). For 2007, Mr. Reisch received an annual base salary of $950,000.

Pursuant to the employment agreement, Mr. Reisch was paid a cash signing bonus of $600,000, the after-tax proceeds of which were reinvested as part of his initial equity participation. Pursuant to the agreement, Mr. Reisch invested $3,500,000 in cash to purchase Holdings Class A Common Stock, and we granted him an option to purchase 3.5 shares of Holdings Class A Common Stock for every one share of the $3,500,000 in value of Holdings Class A Common Stock initially purchased by him. Under his stock option agreement, we granted Mr. Reisch options to purchase a total of 127,466 shares of Holdings stock, consisting of options to purchase 56,449 shares subject to time-based vesting (the “time options”) and options to purchase 71,017 shares subject to performance-based vesting (the “performance options”). The time options became vested and exercisable with respect to 9,104 of the shares on December 31, 2004. The time options, with respect to the remaining 47,345 shares, vest in five annual installments commencing on December 31, 2005 as to the following percentages: 25%, 25%, 25%, 15% and 10%. As of December 29, 2007 giving effect to vesting for 2007, a total of 44,613 shares were vested under the time options. The performance options will vest on a cliff basis on December 31, 2012, subject to acceleration based on the achievement of certain EBITDA targets. As of December 29, 2007 giving effect to vesting for 2007, a total of 53,263 shares were vested under the performance options. Additionally, under a restricted stock award agreement, we made a one-time grant of 10,405 shares of Holdings Class A

Common Stock to Mr. Reisch, which stock is 100% vested and nonforfeitable by Mr. Reisch, subject to the same rights and restrictions set forth in the management stockholder’s agreement and the sale participation agreement described under “—Equity Compensation”, other than Holdings’ call rights in the event of termination of employment.

The employment agreement also provides for the Company’s payment of all premiums on a life insurance policy having a death benefit equal to $10.0 million that will be payable to such beneficiaries designated by Mr. Reisch. Mr. Reisch will be subject to noncompetition and nonsolicitation restrictions during the term of the employment agreement and for a period of two years following Mr. Reisch’s termination of employment. The employment agreement also includes a provision relating to non-disclosure of confidential information. In addition, the agreement provides for a retirement benefit, described in the narrative following the Pension Benefits table below. The agreement allows for certain payments and benefits upon termination, death, disability and a change in control as described in “—Termination, Severance and Change of Control Arrangements—Employment Agreement with Marc L. Reisch.”

Change in Control Agreements. On May 10, 2007, Holdings and the Company entered into a change in control severance agreement with each of Paul Carousso, Vice President, Finance, and Marie Hlavaty, Vice President, General Counsel. The change in control agreements are effective through December 31, 2009 unless otherwise extended, provided that the change in control agreements shall remain in effect for a period of two years following a change in control (as defined in the agreements) during the term. The agreements allow for certain payments and benefits upon a change in control as described in “—Termination, Severance and Change of Control Arrangements—Arrangements with Paul B. Carousso and Marie D. Hlavaty”.

Separation agreement with Michael L. Bailey. Mr. Bailey retired from Jostens on January 7, 2008, and, in connection therewith, we entered into a separation agreement with Mr. Bailey. The terms of the separation agreement and the payments to Mr. Bailey thereunder are discussed under “—Termination, Severance and Change of Control Arrangements—Separation Agreement—Michael L. Bailey”.

Employment agreement with Timothy M. Larson. We entered into an employment agreement with Timothy M. Larson, effective as of January 7, 2008, on the following terms, under which he serves as the President and Chief Executive Officer of Jostens. Mr. Larson’s employment agreement has an initial term of five years and automatically extends for additional one-year periods at the end of the initial term and each renewal term, subject to earlier termination of his employment by either Mr. Larson or by us pursuant to the terms of the agreement. Mr. Larson’s agreement provides for the payment of an annual base salary of not less than $650,000, subject to annual review and increase by our Board after June 2009, plus an annual cash bonus opportunity between zero and 127% of annual base salary, with a target bonus of 85% of annual base salary (of which no less than 67% is to be based on certain EBITDA targets to be achieved). In addition, Mr. Larson will continue to be eligible for the extraordinary bonuses set forth in, and subject to the terms of, a letter agreement entered into between Mr. Larson and us on October 2, 2006 (the “2006 letter agreement”), which provides for an additional payment of $500,000 payable on October 31, 2008 so long as Mr. Larson remains in the active employment of Jostens as of the date of payment, provided that, if Mr. Larson’s employment is terminated without cause (as defined in the 2006 letter agreement) or due to his death prior to the payment date, the amount not paid will be paid to Mr. Larson upon the date of termination or, in the case of his death, to his estate on the date the payment otherwise would have been made. Payments of $600,000 and $500,000 have already been paid under the 2006 letter agreement as of October 31, 2006 and October 31, 2007, respectively. Mr. Larson also receives executive health benefits, reimbursement for financial counseling services (including financial planning, tax preparation, estate planning, and tax and investment planning software) in an aggregate amount not to exceed $1,500 annually and a monthly car allowance of $1,800 commencing May 1, 2008 (and the use of a company-leased vehicle until such time).

Pursuant to the employment agreement, Mr. Larson will also be eligible to participate in a long-term incentive plan, with awards payable in cash based on the fair market value of the Class A Common Stock at the date of determination, subject to the achievement of performance targets to be established by the Board.

Mr. Larson is subject to noncompetition and nonsolicitation restrictions during the term of the employment agreement and for a period of two years following Mr. Larson’s termination of employment. The employment agreement also includes a provision relating to non-disclosure of confidential information.

As defined in the employment agreement, termination by us for “cause” may be based on any of the following: Mr. Larson’s willful and continued failure to perform his material duties which continues beyond ten days after a written demand for substantial performance is delivered to Mr. Larson by us; the willful or intentional engaging in conduct that causes material and demonstrable injury, monetarily or otherwise, to us or KKR and DLJMBP III or their affiliates; the commission of a crime constituting a felony under the laws of the United States or any state thereof or a misdemeanor involving moral turpitude; or a material breach by Mr. Larson of the employment agreement, the management stockholder’s agreement, the sale participation agreement or the long-term incentive agreement to be entered into in connection with the employment agreement including, engaging in any action in breach of restrictive covenants contained in the employment agreement, which continues beyond ten days after a written demand to cure the breach is delivered by us to Mr. Larson (to the extent that, in our Board’s reasonable judgment, the breach can be cured).

Also as defined in the employment agreement, “good reason” means: a reduction in Mr. Larson’s rate of base salary or annual incentive compensation opportunity (other than a general reduction in base salary or annual incentive compensation that affects all members of our senior management in substantially the same proportion, provided that Mr. Larson’s base salary is not reduced by more than 10%); a substantial reduction in Mr. Larson’s duties and responsibilities, an adverse change in Mr. Larson’s titles of president and chief executive officer of Jostens or the assignment to Mr. Larson of duties or responsibilities substantially inconsistent with such titles; or a transfer of Mr. Larson’s primary workplace by more than 50 miles outside of Bloomington, Minnesota.

If Mr. Larson’s employment were terminated by us for cause or by Mr. Larson without good reason, he would be entitled to receive a lump sum payment, which includes the amount of any earned but unpaid base salary, earned but unpaid annual bonus for the previously completed fiscal year, and accrued and unpaid vacation pay as well as reimbursement for any unreimbursed business expenses, all as of the date of termination. Also, Mr. Larson would receive any employee benefits that he may be entitled to under the applicable welfare benefit plans, fringe benefit plans and qualified and nonqualified retirement plans then in effect upon termination of employment and under the 2006 letter agreement.

If Mr. Larson is terminated by us without cause (which includes our nonrenewal of the agreement for any additional one-year period, as described above but excludes death or disability) or if he resigns for good reason, he will be entitled to receive, in addition to the amounts and benefits described above in connection with a termination by us for cause or by Mr. Larson without good reason: a lump sum payment equal to the prorated portion of the annual bonus, if any, Mr. Larson would have been entitled to receive for the year of termination, had he remained employed, payable when such bonuses are paid to other executives (the “Pro-Rata Bonus”), and (2) subject to his continued compliance with the restrictive covenants and his execution of a release of claims, an amount equal to the sum of (a) 24 months’ base salary at the rate in effect immediately prior to the date of termination plus (b) two times his target bonus for the year of termination, payable in 24 equal monthly installments; and continued participation in health and welfare benefit plans until the earlier of 24 months after the date of termination or the date that Mr. Larson becomes eligible for comparable coverage by any subsequent employer.

In the event that Mr. Larson’s employment is terminated due to his death or disability (defined in the employment agreement as being unable to perform his duties due to physical or mental incapacity for six consecutive months or nine months in any consecutive 18-month period), Mr. Larson (or his estate, as the case may be) will be entitled to receive, in addition to the amounts described above in connection with a termination by us for cause or by Mr. Larson without good reason, the Pro-Rata Bonus.

Outstanding Equity Awards at December 29, 2007

The following table presents the outstanding equity awards held as of December 29, 2007 (giving effect to vesting for 2007) by each named executive officer.

Name	Option Awards							Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(7)		Option Exercise Price ($)(8)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Marc L. Reisch	880	—		—		$30.09	1/17/2014	—		—		—
	97,876	11,837	(3)	17,754		$39.07	10/4/2014	—		—		—

Paul B. Carousso	7,024	935	(4)	1,406		$39.07	3/15/2015	—		—		—

Marie D. Hlavaty	14,048	1,873	(5)	2,810		$39.07	3/15/2015	—		—		—

Michael L. Bailey	9,387	—		—		$30.09	1/17/2014	—		—		—
	27,314	3,120	(6)	5,9850	(6)	$39.07	12/31/2015	—		—		—

John Van Horn	—	—		—		$—		3,000	(9)	$714,600	(10)	—

(1)	Represents options that are vested and exercisable but not yet exercised.
(2)	Represents options that remain unvested and unexercisable as of December 29, 2007 and which will vest based on the passage of time and the executive’s continued service or an earlier change in control.
(3)	Vests with respect to 7,102 shares after the end of fiscal year 2008 and 4,735 shares after the end of fiscal year 2009.
(4)	Vests with respect to 562 shares after the end of fiscal year 2008 and 373 shares after the end of fiscal year 2009.
(5)	Vests with respect to 1,124 shares after the end of fiscal year 2008 and 749 shares after the end of fiscal year 2009.
(6)	All unvested stock options held by Mr. Bailey as of January 7, 2008 (after giving effect to vesting based on 2007 performance) expired and were cancelled without payment in connection with his retirement. All vested options will remain exercisable through December 31, 2008 so long as Mr. Bailey remains employed by Visant (or if such employment is terminated other than due to Mr. Bailey’s breach or resignation, death or disability, prior to such date).
(7)	Represents options that remain unvested and unexercisable as of December 29, 2007 and which will vest based on certain annual performance measures being met. See “—Equity Compensation” for a discussion of “performance options”.
(8)	There is no established public trading market for the Holdings Class A Common Stock and, therefore, the exercise prices listed in this column represent the fair market value of a share of the Holdings Class A Common Stock, as determined by the Compensation Committee of the Board of Directors, based on an independent third party valuation, as of the grant date of the option (in each case the original option exercise price was adjusted in April 2006 in connection with the special dividend paid on Holdings Class A Common Stock).
(9)	The stock will vest in one installment on January 15, 2009, subject to Mr. Van Horn’s continued service. The stock is subject to accelerated vesting in the event of certain termination of employment events, namely upon Mr. Van Horn’s death or disability or upon a change in control, which is described under “—Termination, Severance and Change of Control Arrangements-Accelerated Vesting of Restricted Stock.”
(10)	There is no established public trading market for the Holdings Class A Common Stock. For purposes of this table, the market value of shares that have not vested is calculated based on the fair market value of Holdings Class A Common Stock of $238.20 per share as of December 29, 2007, as determined by the Compensation Committee of the Board of Directors under the 2004 Plan.

Option Exercises and Stock Vested in 2007

There were no stock options exercised or restricted stock awards which vested during 2007.

Pension Benefits in 2007

The following table presents the present value of accumulated pension benefits as of December 29, 2007.

Pension Benefits

Name	Jostens Pension Plan(1)				Jostens ERISA Excess Plan			Supplemental Executive Retirement Plan (SERP)				Contractual Retirement Benefit
	Number of Years Credited Service (#)		Present Value of Accumulated Benefits ($)(2)	Payments During Last Fiscal Year ($)	Number of Years Credited Service (#)	Present Value of Accumulated Benefits ($)(2)	Payments During Last Fiscal Year ($)	Number of Years Credited Service (#)		Present Value of Accumulated Benefits ($)(2)	Payments During Last Fiscal Year ($)	Number of Years Credited Service (#)	Present Value of Accumulated Benefits ($)(2)	Payments During Last Fiscal Year ($)
Marc L. Reisch	3.2		$34,649	$—	3.2	$232,560	$—	3.2		$318,302	$—	N/A	$106,915	$—

Paul B. Carousso	3.2		$14,460	$—	3.2	$8,459	$—	3.2		$37,523	$—	N/A	N/A	N/A

Marie D. Hlavaty	3.2		$22,270	$—	3.2	$27,296	$—	3.2		$69,509	$—	N/A	N/A	N/A

Michael L. Bailey	23	(3)	$267,730	$—	23	$936,980	$—	22.0	(4)	$1,223,858	$—	N/A	N/A	N/A

John Van Horn	3.2		$74,427	$—	3.2	$122,565	$—	N/A		N/A	N/A	N/A	N/A	N/A

N/A	= Not applicable
(1)	Mr. Bailey is a grandfathered participant in Plan D based on his age and years of service with Jostens as of December 29, 2007 (see the explanation of the grandfathered benefit below). Messrs. Reisch, Carousso and Van Horn and Ms. Hlavaty participate in Plan D but not as grandfathered participants.
(2)	The present value of accumulated benefits is determined using the assumptions disclosed in Note 14, Benefit Plans, to our consolidated financial statements.
(3)	Under the Jostens ERISA Excess Plan, Mr. Bailey has an additional credit under Plan D for 6.5 years of sales service to Jostens.
(4)	The accrual of credited service for Mr. Bailey ceased on January 7, 2008 upon his retirement.

Jostens maintains a tax-qualified, non-contributory pension plan, Pension Plan D (“Plan D”), which provides benefits for certain salaried employees. Jostens also maintains an unfunded supplemental retirement plan (the “Jostens ERISA Excess Plan”) that gives additional credit for years of service as a Jostens’ sales representative to those salespersons who were hired as employees of Jostens prior to October 1, 1991, calculating the benefits as if such years of service were credited under Plan D. Benefits specified in Plan D may exceed the level of benefits that may be paid from a tax-qualified plan under the Internal Revenue Code. The Jostens ERISA Excess Plan also pays benefits that would have been provided from Plan D but cannot because they exceed the level of benefits that may be paid from a tax-qualified plan under the Code.

For Plan D and the Jostens ERISA Excess Plan:

•

Normal retirement age is 65 with at least five years of service, while early retirement is allowed at age 55 with at least ten years of service. Employees who retire prior to age 65 are subject to an early retirement factor adjustment based on their age at benefit commencement. The reduction is 7.8% for each year between ages 62 and 65 and 4.2% for each year between 55 and 62.

•	The vesting period is five years or attainment of age 65.

•

The formula to determine retirement income benefits prior to January 1, 2006 (the grandfathered benefit), was based on a participant’s highest average annual cash compensation (W-2 earnings, excluding certain long-term incentives and certain taxable allowances such as moving allowance) during any five consecutive calendar years, years of credited service (to a maximum of 35 years) and the Social Security covered compensation table in effect as of retirement. The grandfathered benefit formula is 0.85% of average annual salary up to Social Security covered compensation plus 1.50% of average annual salary in excess of Social Security covered compensation times years of benefit service (up to 35 maximum). Only those employees age 45 and over with more than 15 years of service as of December 31, 2005 are entitled to the grandfathered benefit.

•

Effective January 1, 2006, the formula to determine an employee’s retirement income benefits for future service under the plan changed for employees under age 45 with less than 15 years of service as of December 31, 2005

(non-grandfathered participants). Benefits earned prior to January 1, 2006 are retained and only benefits earned for future years are calculated under the revised formula. The formula for benefits earned after January 1, 2006 for the non-grandfathered participants is based on 1 percent of a participant’s cash compensation (W-2 compensation) for each year or partial year of benefit service beginning January 1, 2006.

•

For employees age 45 and over with 15 or more years of service as of December 31, 2005 (grandfathered participants), the formula to determine an employee’s retirement income benefit is the greater of the formula in effect prior to 2006 or the combined pre and post 2006 benefit described in the immediately preceding paragraph.

•	The methods of payment upon retirement include, but are not limited to, life annuity, 50%, 75% or 100% joint and survivor annuity and life annuity with ten year certain.

•

There is a cap on the maximum annual salary that can be used to calculate the benefit accrual allowable under Plan D. Additional salary over the cap is used to calculate the accrued benefit under the Jostens ERISA Excess Plan. No more than $225,000 of salary could be recognized in 2007 under Plan D and this limitation will increase periodically as established by the IRS.

We also maintain non-contributory unfunded supplemental pension plans (“SERPs”) for certain named executive officers. Participants who retire after age 60 with at least seven full calendar years of service as an executive officer (as defined under the SERP) are eligible for a benefit equal to 1% of final base salary in effect at age 60 for each full calendar year of service, up to a maximum of 30 years. The result of the calculation is divided by 12 to arrive at a monthly benefit payment. Only service after age 30 is recognized under the SERP. The calculation of benefits is frozen at the levels reached at age 60. If the employee’s employment is terminated for any reason other than death or total disability after reaching age 55 and completing seven years of service as an executive officer, but before reaching age 60, the employee shall be entitled to an early retirement benefit in equal monthly installments equal to 1% of the employee’s base salary in effect at termination, multiplied by the employee’s years of service. In the event of a change in control, a participant is deemed to have completed at least seven years of service as an executive officer. Also under the SERP, if an employee dies at any time before satisfying the age and service requirements for receiving a benefit under the SERP, the employee’s beneficiary will receive a lump sum payment equal to twice the employee’s base salary in effect at the time of death or earlier if there was a termination due to total disability (as defined in the SERP). If an employee has completed seven years of service and is terminated by reason of total disability prior to reaching age 55, the period of the employee’s total disability will count as years of services until that employee attains age 55 (unless the employee recovers from the disability). There are certain restrictive covenant provisions under the SERPs. Under the SERPs, “a change in control” is defined as any of the following:

•	the sale, lease, exchange or other transfer, directly or indirectly, of all or substantially all of the assets of the participant’s employer, in one transaction or in a series of related transactions;

•	the approval by the stockholders of any plan or proposal for liquidation or dissolution;

•

any person is or becomes the beneficial owner, directly or indirectly, of (1) 20% or more, but not more than 50%, of the combined voting power of the employer’s outstanding securities ordinarily having the right to vote at elections of directors, unless the transaction resulting in such ownership has been approved in advance by the continuing directors, or (2) more than 50% of the combined voting power of the employer’s outstanding securities ordinarily having the right to vote at elections of directors;

•

a merger or consolidation to which the employer is a party if the stockholders of the employer immediately prior to the effective date of such merger or consolidation have, solely on account of ownership of securities of the employer at such time, beneficial ownership immediately following the effective date of such merger or consolidation of securities of the surviving corporation representing (1) 50% or more, but not more than 80%, of the combined voting power of the surviving corporation’s then outstanding securities ordinarily having the right to vote at elections of directors, unless such merger or consolidation has been approved in advance by the continuing directors, or (2) less than 50% of the combined voting power of the surviving corporation’s then outstanding securities ordinarily having the right to vote at elections of directors; or

•	the continuity directors cease for any reason to constitute at least a majority of the board of directors.

For purposes of the SERPs, the named executive officer’s “employer” is Holdings, other than Mr. Bailey, for which it is Jostens, Inc. Due to his retirement on January 7, 2008, Michael L. Bailey had a termination of employment under the SERP and ceased to accrue additional benefits under his SERP as of such date.

Under the terms of our employment agreement with Marc L. Reisch, if Mr. Reisch’s employment terminates for any reason after December 31, 2009, he is entitled to a retirement benefit supplemental to those benefits payable under our qualified and nonqualified retirement plans, which constitutes an annual lifetime retirement benefit commencing on the later of the date of his employment termination for any reason or the date he achieves age 60. The benefit is equal to, generally, 10% of the average of Mr. Reisch’s (1) base salary and (2) annual bonuses payable over the five fiscal years ended prior to his termination, plus 2% of such average compensation (prorated for any partial years) earned for each additional year of service accruing after December 31, 2009, less benefits paid under the other retirement plans. The vesting of this benefit would accelerate upon a “change in control” of the Company, upon Mr. Reisch’s death or disability, or after the third anniversary of October 4, 2004, upon termination of Mr. Reisch’s employment by us without cause, or by his resignation for good reason (including if we do not renew the employment agreement). Also, under the employment agreement, at such time as Mr. Reisch vests in the foregoing retirement benefit, Mr. Reisch and his eligible dependents will be eligible for welfare benefits which are equivalent to the then current programs offered to active salaried employees. Coverage ends after the earlier of age 65 or the date on which he becomes eligible for comparable coverage from a subsequent employer, and in the case Mr. Reisch has vested in the retirement benefit explained above or on account of his death, his then spouse is entitled to receive the post-retirement medical benefits until the date on which Mr. Reisch would, but for his death, have attained age 65.

Under the agreement, a “change in control” means:

•	the sale of all or substantially all of our assets other than to KKR or DLJMBP III or any of their affiliates;

•

a sale by KKR and DLJMBP III or their affiliates resulting in more than 50% of the voting stock of the Company being held by a “person” or “group” (as such terms are used in the Exchange Act) that does not include KKR or DLJMBP III or their affiliates, if the sale results in the inability of KKR and DLJMBP III and certain of their affiliates to elect a majority of the members of our board of directors or the board of directors of the resulting entity; or

•

a merger or consolidation of us into another person which is not an affiliate of either of KKR and DLJMBP III, if the merger or consolidation results in the inability of KKR or DLJMBP III and certain of their affiliates to elect a majority of the members of our board of directors or the board of directors of the resulting entity.

Nonqualified Deferred Compensation for 2007

None of the named executive officers receives any nonqualified deferred compensation.

Termination, Severance and Change of Control Arrangements

Employment Agreement with Marc L. Reisch

Termination by us for cause or by Mr. Reisch without good reason. Under the employment agreement between us and Mr. Reisch, termination for “cause” requires the affirmative vote of two-thirds of the members of our Board (or such higher percentage or procedures required under the 2004 Stockholders Agreement) and may be based on any of the following:

•	Mr. Reisch’s willful and continued failure to perform his material duties which continues beyond ten days after a written demand for substantial performance is delivered to Mr. Reisch by us;

•	the willful or intentional engaging in conduct that causes material and demonstrable injury, monetarily or otherwise, to us or KKR and DLJMBP III or their affiliates;

•	the commission of a crime constituting a felony under the laws of the United States or any state thereof or a misdemeanor involving moral turpitude; or

•

a material breach by Mr. Reisch of the employment agreement, the management stockholder’s agreement, the sale participation agreement, or the stock option agreement or restricted stock award agreement entered into in connection with the employment agreement, including, engaging in any action in breach of restrictive covenants contained in the employment agreement, which continues beyond ten days after a written demand to cure the breach is delivered by us to Mr. Reisch (to the extent that, in our Board’s reasonable judgment, the breach can be cured).

Under the employment agreement between us and Mr. Reisch, Mr. Reisch is required to provide 60 days’ advance written notice of any termination of his employment by him for good reason. “Good reason” means:

•

a reduction in Mr. Reisch’s rate of base salary or annual incentive compensation opportunity (other than a general reduction in base salary or annual incentive compensation opportunities that affect all members of our senior management equally, which general reduction will only be implemented by our Board after consultation with Mr. Reisch);

•

a material reduction in Mr. Reisch’s duties and responsibilities, an adverse change in Mr. Reisch’s titles of chairman and chief executive officer or the assignment to Mr. Reisch of duties or responsibilities materially inconsistent with such titles; however, none of the foregoing will be deemed to occur by virtue of the removal of Mr. Reisch from the position of chairman of the board following the completion of a public offering of the Holdings Class A Common Stock meeting certain specified criteria; or

•	a transfer of Mr. Reisch’s primary workplace by more than 50 miles outside of Armonk, New York.

If Mr. Reisch’s employment were terminated by us for cause or by Mr. Reisch without good reason, he would be entitled to receive a lump sum payment, which includes the amount of any earned but unpaid base salary, earned but unpaid annual bonus for a previously completed fiscal year, and accrued and unpaid vacation pay as well as reimbursement for any unreimbursed business expenses, all as of the date of termination. In addition, Mr. Reisch would receive the supplemental retirement benefit described in the narrative following the Pension Benefits table (if termination occurs after December 31, 2009) and the transfer of the life insurance policy described under “—Employment Agreements and Arrangements—Employment Agreement with Marc L. Reisch” such that Mr. Reisch may assume the policy at his own expense. Also, Mr. Reisch would receive any employee benefits that he may be entitled to under the applicable welfare benefit plans, fringe benefit plans and qualified and nonqualified retirement plans then in effect upon termination of employment.

Termination by us without Cause or by Mr. Reisch for Good Reason. The employment agreement also provides that if Mr. Reisch is terminated by us without Cause (which includes our nonrenewal of the agreement for any additional one-year period, as described above but excludes death or disability) or if he resigns for Good Reason, he will be entitled to receive, in addition to the amounts and benefits described above in connection with a termination by us for cause or by Mr. Reisch without good reason:

•

(1) a lump sum payment equal to the prorated bonus for the year of termination, and (2) an amount equal to two times the sum of (a) Mr. Reisch’s then annual base salary plus (b) his target bonus for the year of termination, payable in 24 equal monthly installments; and

•

continued participation in welfare benefit plans until the earlier of two years after the date of termination or the date that Mr. Reisch becomes covered by a similar plan maintained by any subsequent employer, or cash in an amount that allows him to purchase equivalent coverage for the same period.

Disability or Death. In the event that Mr. Reisch’s employment is terminated due to his death or disability (defined in the employment agreement as being unable to perform his duties due to physical or mental incapacity for six consecutive months or nine months in any consecutive 18-month period), Mr. Reisch (or his estate, as the case may be) will be entitled to receive, in addition to the amounts described above in connection with a termination by us for cause or by Mr. Reisch without good reason, a lump sum payment equal to the prorated portion of the annual bonus, if any, Mr. Reisch would have been entitled to receive for the year of termination, payable within 15 days after the date of termination.

Supplemental Retirement Benefit. The vesting of the supplemental retirement benefit granted to Mr. Reisch under his employment agreement upon certain change in control, termination or resignation events is described under “—Employment Agreements and Arrangements—Employment Agreement with Marc L. Reisch”.

Additional Post-Termination Medical Benefits. At the time the supplemental retirement benefit described above vests, Mr. Reisch and his dependents would be provided with medical benefits, on the same terms as would have applied had Mr. Reisch continued to be employed by us, until the earlier of (1) the date on which Mr. Reisch attains age 65 or (2) Mr. Reisch becomes eligible to receive comparable coverage from a subsequent employer. If vesting in the supplemental retirement benefit were to occur on account of death, then Mr. Reisch’s then-spouse would be entitled to receive the post-retirement medical benefits until the date on which Mr. Reisch would, but for his death, have attained age 65.

Gross-Up Payments for Excise Taxes. Under the terms of the employment agreement, if it is determined that any payment, benefit or distribution to or for the benefit of Mr. Reisch would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code by reason of being “contingent on a change in ownership or control” of his employer within the meaning of Section 280G of the Code, or any interest or penalties are incurred by Mr. Reisch with respect to the excise tax, then Mr. Reisch would be entitled to receive an additional payment or payments, or a “gross-up payment”. The gross-up payment would be equal to an amount such that after payment by Mr. Reisch of all taxes (including any interest or penalties imposed relating to such taxes), Mr. Reisch would retain an amount equal to the excise tax (including any interest and penalties) imposed.

Acceleration of Options Upon Change in Control. In the event of a change in control of the Company, the vesting of Mr. Reisch’s time options will accelerate in full, and the vesting of his performance options may accelerate if specified performance targets have been achieved.

Post-termination Payments. The information below is provided to disclose hypothetical payments to Marc L. Reisch under various termination scenarios, assuming, in each situation, that Mr. Reisch was terminated on December 29, 2007 (and excluding any amounts accrued as of the date of termination).

Post-Termination Payments

Marc L. Reisch

	Voluntary termination Without Good Reason or Involuntary Termination for Cause ($)	Voluntary Termination With Good Reason or Involuntary Termination Without Cause ($)		Termination in Connection with a Change in Control ($)(9)		Disability ($)		Death ($)
Severance	$—	$3,800,000	(5)	$3,800,0000	(5)	$—		$—
Annual Incentive	$—	$950,000	(6)	$950,000	(6)	$950,000	(6)	$950,000	(6)
Stock Options	(3)	(7)		$5,892,456	(10)	(11)		(11)
Incremental Pension Benefits(1)	$—	$—		$—		$—		$1,207,574	(12)
Continuation of Welfare Benefits	$—	$22,338	(8)	$22,338	(8)	$—		$—
Additional Post-Termination Medical Benefits(2)	$67,214	$67,214		$67,214		$67,214		$46,939
Insurance	(4)	(4)		(4)		(4)		(4)

(1)	Represents the net increase in the actuarial present value of accumulated benefits under Plan D, the Jostens Excess ERISA Plan, the SERP and the additional supplemental retirement benefit under the employment agreement with Mr. Reisch over the aggregate actuarial present value of accumulated benefits reported in the Pension Benefits table (determined using the assumptions disclosed in Note 14, Benefit Plans, to our consolidated financial statements).
(2)	Represents the present value of the additional post-termination medical benefits under Mr. Reisch’s employment agreement, determined using the assumptions disclosed in Note 14, Benefit Plans, to our consolidated financial statements.
(3)	No additional options would be vested as of termination. Vested options will terminate without payment.
(4)	Assumes the $10 million life insurance policy is transferred to Mr. Reisch, with future premiums to be paid by Mr. Reisch.
(5)	Total amount equals two times the sum of Mr. Reisch’s annual base salary as of December 29, 2007 plus his target bonus for the year of termination, payable in 24 equal monthly installments.
(6)	Payable as a lump sum.
(7)	No additional options would be vested as of termination (other than options vested for the completed fiscal year upon determination of performance targets being met); vested options will be subject to call by us, at our option, at the excess of fair market value of Holdings Class A Common Stock over the exercise price.
(8)	Mr. Reisch’s employment agreement requires that we continue his welfare benefits for 24 months unless he becomes eligible for coverage under comparable benefit plans from any subsequent employer. The table reflects the 2008 monthly premium payable by us for medical, dental and vision benefits in which Mr. Reisch and his dependents participated at December 29, 2007, multiplied by 24 months.
(9)	Mr. Reisch would be entitled to an additional payment (a gross-up) in the event it shall be determined that any payment, benefit or distribution (or combination thereof) by us for his benefit (whether paid or payable or distributed or distributable pursuant to the terms of our employment agreement with Mr. Reisch, or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, restricted stock, or the lapse or termination of any restriction on the vesting or exercisability of any of the foregoing) would be subject to the excise tax imposed by Section 4999 of the Code by reason of being “contingent on a change in ownership or control” of us, within the meaning of Section 280G of the Code or any interest or penalties are incurred by Mr. Reisch with respect to the excise tax. The payment would be in an amount such that after payment by Mr. Reisch of all taxes (including any interest or penalties imposed with respect to those taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the excise tax imposed upon the gross-up available to cause the imposition of such taxes to be avoided, Mr. Reisch retains an amount equal to the excise tax (including any interest and penalties) imposed. However, there may be certain statutory exemptions based on our being a privately held Company that would avoid the imposition of the excise tax.
(10)	Value calculated is the gain based on $238.20 per share (the fair market value of a share of Holdings Class A Common Stock, as determined by the Compensation Committee of the Board of Directors, as of December 29, 2007) net of exercise prices. Assumes accelerated vesting of all performance options.

(11)	No additional options would be vested as of termination for death or disability, vested options will be subject to call by us, at our option, at the excess of fair market value of Holdings Class A Common Stock over exercise price, or at the option of Mr. Reisch or his estate, subject to put to us at the same spread.
(12)	The SERP provides a pre-retirement death benefit such that, if an employee dies at any time before satisfying the age and service requirements for receiving a pension benefit, the employee’s beneficiary will receive a lump sum payment equal to twice the employee’s base salary in effect at the time of death.

Arrangements with Paul B. Carousso and Marie D. Hlavaty

Change in Control Severance Agreements. The change in control severance agreements between us and each of Paul B. Carousso, Vice President, Finance, and Marie D. Hlavaty, Vice President, General Counsel, provide for severance payments and benefits to the executive if, during the term of the agreement, his or her employment is terminated without cause or if the executive resigns with good reason within two years following a change in control. A “change in control” is defined as: (1) the sale (in one or a series of transactions) of all or substantially all of the assets of Holdings to an unaffiliated person; (2) a sale (in one transaction or a series of transactions) resulting in more than 50% of the voting stock of Holdings being held by an unaffiliated person; or (3) a merger, consolidation, recapitalization or reorganization of Holdings with or into an unaffiliated person, in each case if and only if any such event listed in clauses (1) through (3) above results in the inability of the Sponsors, or any member of members of the Sponsors, to designate or elect a majority of the Board (or the board of directors of the resulting entity or its parent company). Each change in control agreement is effective through December 31, 2009 and automatically extends for additional year periods at the end of the initial term and each renewal term, subject to earlier termination by the executive or by us pursuant to the terms of the agreement; provided that each agreement shall remain in effect for a period of two years following a change in control during the term.

Under the change in control agreements, “cause” may be based on any of the following:

•

the executive’s willful and continued failure to perform his or her material duties which continues beyond ten days after a written demand for substantial performance is delivered to the executive by us;

•	the willful or intentional engaging in conduct that causes material and demonstrable injury, monetarily or otherwise, to us or KKR and DLJMBP III or their affiliates;

•	the commission of a crime constituting a felony under the laws of the United States or any state thereof or a misdemeanor involving moral turpitude; or

•

a material breach by the executive of the change in control agreement or any other agreement, including engaging in any action in breach of restrictive covenants which continues beyond ten days after a written demand to cure the breach is delivered by us to the executive (to the extent that, in our Board’s reasonable judgment, the breach can be cured).

Also under the change in control agreements, “good reason” means:

•

a reduction in the executive’s base salary or annual incentive compensation (other than a general reduction in base salary that affects all members of our senior management in substantially the same proportion, provided that the executive’s base salary is not reduced by more than 10%);

•	a substantial reduction or adverse change in the executive’s duties and responsibilities;

•	a transfer of the executive’s primary workplace by more than fifty miles outside his or her current workplace;

•	our failure to cause our successor to assume our obligation under the change in control severance agreement; or

•	our failure, or our successor’s failure, to maintain the change in control agreement for a two-year period following a change in control.

The severance payments and benefits under the change in control agreements are in lieu of any other severance benefits except as required by law and include an amount equal to one times the sum of (1) the executive’s then current annual base salary and (2) the higher of (a) an amount equal to the executive’s annual cash bonus at target for the year of termination or (b) an amount equal to the average bonus rate paid to the executive for the two years prior to termination multiplied by the executive’s then current annual base salary, payable over the twelve months following the date of termination (subject to deferral for a period of time under Section 409A of the Internal Revenue Code, as amended, as may be necessary to prevent any accelerated or additional tax under Section 409A). In addition, the executive would be entitled to:

•

a lump sum amount equal to his or her annual target bonus for the year of termination, provided if termination is prior to September 30th, the amount shall be pro-rated for the portion of the year the executive was employed, payable at the time payments are otherwise made under the bonus plan;

•

continued coverage under our group health benefits for twelve months (or earlier if otherwise covered by subsequent employer comparable benefits), or if plans are terminated or coverage is not permissible under law, a cash stipend in an equivalent amount to what we would otherwise pay for such executive’s group health continuation); and

•	any other vested and accrued benefits under plans in which he or she participates and unreimbursed business expenses prior to the date of termination.

The severance payments and benefits to be paid under the terms of the change in control agreements are subject to the executive entering into a severance agreement, including a general waiver and release of claims against us and our affiliates, and the executive’s continued compliance with the restrictive covenants to which the executives are otherwise bound pursuant to other agreements in place with us.

Acceleration of Options Upon Change in Control. Mr. Carousso and Ms. Hlavaty each hold time options that would immediately become vested and exercisable, and performance options which may accelerate, if specified performance targets have been achieved, all upon a change in control. See “—Equity Compensation”.

Post-termination Payments—Paul Carousso. The information below is provided to disclose hypothetical payments to Paul Carousso under various termination scenarios, assuming, in each situation, that Mr. Carousso was terminated on December 29, 2007 (and excluding any amounts accrued as of the date of termination).

Post-Termination Benefits

Paul Carousso

	Voluntary Termination without Good Reason or Involuntary Termination for Cause ($)	Voluntary Termination with Good Reason or Involuntary Termination without Cause ($)	Termination in Connection with a Change in Control ($)		Disability ($)	Death ($)
Severance	$—	$—	$415,307	(5)	$—	$—
Annual Incentive	$—	$—	$132,500	(6)	$—	$—
Stock Options	(3)	(4)	$466,163	(7)	(8)	(8)
Incremental Pension Benefits(1)	$—	$—	$—		$21,011	$469,558
Continuation of Health Benefits(2)	$—	$—	$11,714		$—	$—

(1)	Represents the net increase in the actuarial present value of accumulated benefits under Plan D, the Jostens Excess ERISA Plan and the SERP over the aggregate actuarial present value of accumulated benefits reported in the Pension Benefits table (determined using the assumptions disclosed in Note 14, Benefit Plans, to our consolidated financial statements).

(2)	The change in control agreement requires that we continue Mr. Carousso’s group health benefits for 12 months unless he becomes eligible for coverage under comparable benefit plans from any subsequent employer (or provide a cash stipend in an equivalent amount to what we would otherwise pay for Mr. Carousso’s group health continuation). The table reflects the 2008 monthly premium payable by us for group health benefits in which Mr. Carousso and his dependents participated at December 29, 2007, multiplied by 12 months less the then applicable employee contribution.
(3)	No additional options would be vested as of termination. Vested options will terminate without payment.
(4)	No additional options would be vested as of termination (other than options vested for the completed fiscal year upon determination of performance targets being met); vested options will be subject to call by us, at our option, at the excess of fair market value of Holdings Class A Common Stock over the exercise price.
(5)	Total amount equals the sum of (i) Mr. Carousso’s annual base salary as of December 29, 2007 and (ii) an amount equal to the average bonus rate paid to Mr. Carousso for the two years prior to termination multiplied by Mr. Carousso’s annual base salary as of December 29, 2007, payable over 12 months in equal installments in accordance with our normal payroll practices. For purposes of clarification, the only current written arrangement with respect to severance payments for Mr. Carousso is pursuant to his change in control severance agreement.
(6)	Payable as a lump sum.
(7)	Value calculated is the gain based on $238.20 per share (the fair market value of a share of Holdings Class A Common Stock, as determined by the Compensation Committee of the Board of Directors, as of December 29, 2007) net of exercise prices. Assumes vesting of all performance options.
(8)	No additional options would be vested as of termination for death or disability, vested options will be subject to call by us, at our option, at the excess of fair market value of Holdings Class A Common Stock over exercise price, or at the option of Mr. Carousso or his estate, subject to put to us at the same spread.

Post-termination Payments—Marie Hlavaty. The information below is provided to disclose hypothetical payments to Marie Hlavaty under various termination scenarios, assuming, in each situation, that Ms. Hlavaty was terminated on December 29, 2007 (and excluding any amounts accrued as of the date of termination).

Post-Termination Benefits

Marie Hlavaty

	Voluntary Termination without Good Reason or Involuntary Termination for Cause ($)	Voluntary Termination with Good Reason or Involuntary Termination without Cause ($)	Termination in Connection with a Change in Control ($)		Disability ($)	Death ($)
Severance	$—	$—	$566,247	(5)	$—	$—
Annual Incentive	$—	$—	$181,500	(6)	$—	$—
Stock Options	(3)	(4)	$932,526	(7)	(8)	(8)
Incremental Pension Benefits(1)	$—	$—	$—		$30,923	$540,925
Continuation of Health Benefits(2)	$—	$—	$3,716		$—	$—

(1)	Represents the net increase in the actuarial present value of accumulated benefits under Plan D, the Jostens Excess ERISA Plan and the SERP over the aggregate actuarial present value of accumulated benefits reported in the Pension Benefits table (determined using the assumptions disclosed in Note 14, Benefit Plans, to our consolidated financial statements).
(2)

The change in control agreement requires that we continue Ms. Hlavaty’s group health benefits for 12 months unless she becomes eligible for coverage under comparable benefit plans from any subsequent employer (or provide a cash stipend in an equivalent amount to what we would otherwise pay for Ms. Hlavaty’s group health continuation). The table reflects the 2008 monthly premium payable by us for group health benefits in which Ms. Hlavaty participated at December 29, 2007, multiplied by 12 months less the then applicable employee contribution.
(3)	No additional options would be vested as of termination. Vested options will terminate without payment.
(4)	No additional options would be vested as of termination (other than options vested for the completed fiscal year upon determination of performance targets being met); vested options will be subject to call by us, at our option, at the excess of fair market value of Holdings Class A Common Stock over the exercise price.
(5)	Total amount equals the sum of (a) Ms. Hlavaty’s annual base salary as of December 29, 2007 and (b) an amount equal to the average bonus rate paid to Ms. Hlavaty for the two years prior to termination multiplied by Ms. Hlavaty’s annual base salary as of December 29, 2007, payable over 12 months in equal installments in accordance with our normal payroll practices. For purposes of clarification, the only current written arrangement with respect to severance payments for Ms. Hlavaty is pursuant to her change in control severance agreement.
(6)	Payable as a lump sum.
(7)	Value calculated is the gain based on $238.20 per share (the fair market value of a share of Holdings Class A Common Stock, as determined by the Compensation Committee of the Board of Directors, as of December 29, 2007) net of exercise prices. Assumes vesting of all performance options.
(8)	No additional options would be vested as of termination for death or disability, vested options will be subject to call by us, at our option, at the excess of fair market value of Holdings Class A Common Stock over exercise price, or at the option of Ms. Hlavaty or her estate, subject to put to us at the same spread.

Accelerated Vesting of Restricted Stock—John Van Horn

John Van Horn holds 3,000 shares of restricted stock that would vest upon a termination by us without cause, a termination by Mr. Van Horn with good reason, upon a change in control (as defined under the 2004 Plan)(whether or not his employment is terminated) or upon Mr. Van Horn’s disability or death. As of December 29, 2007, none of the shares of restricted stock was vested. If one of the foregoing events had occurred on December 29, 2007, Mr. Van Horn would have become fully vested in the stock with a value of $714,600, based on the fair market value of the stock on such date of $238.20 per share. Under the restricted stock award agreement between us and Mr. Van Horn, “Good reason” means a reduction in Mr. Van Horn’s base salary (other than a general reduction in base salary that affects all members of our senior management in substantially the same proportion, provided that Mr. Van Horn’s base salary is not reduced by more than 10%), a material reduction in Mr. Van Horn’s duties and responsibilities or a transfer of Mr. Van Horn’s primary workplace by more than fifty miles outside his current workplace. Also under the restricted stock award agreement, termination for “cause” is defined as any of the following:

•	Mr. Van Horn’s willful and continued failure to perform his material duties which continues beyond ten days after a written demand for substantial performance is delivered by us;

•	the willful or intentional engaging in conduct that causes material and demonstrable injury, monetarily or otherwise, to us or KKR and DLJMBP III and their affiliates;

•	the commission of a crime constituting a felony under the laws of the United States or any state thereof or a misdemeanor involving moral turpitude; or

•

a material breach by Mr. Van Horn of the restricted stock award agreement, or any other agreement, including engaging in any action in breach of restrictive covenants, which continues beyond ten days after a written demand to cure the breach is delivered by us (to the extent that, in our Board’s reasonable judgment, the breach can be cured).

Separation Agreement—Michael L. Bailey

On January 7, 2008, Jostens announced that Michael L. Bailey retired as President and Chief Executive Officer of Jostens effective on that day. In connection with Mr. Bailey’s retirement, we entered into a letter agreement (as amended) which contains the following provisions:

•

For the period commencing January 7, 2008 and ending on June 30, 2009, Mr. Bailey will be employed by Visant as a non-executive, part-time employee, providing such services from time to time reasonably requested by us, subject to the earlier termination of such employment by Mr. Bailey or by us for breach;

•

Under the letter agreement, “breach” includes the following: the willful or intentional engaging in conduct that causes material and demonstrable injury, monetarily or otherwise, to us or KKR and DLJMBP III and their affiliates; the commission of a crime constituting a felony under the laws of the United States or any state thereof or a misdemeanor involving moral turpitude; or a material breach by Mr. Bailey of any agreement, including engaging in any action in breach of restrictive covenants, which continues beyond ten days after a written demand to cure the breach is delivered by us (to the extent that, in our Board of Directors’ reasonable judgment, the breach can be cured);

•

In consideration of a general release and waiver of claims against Jostens and its affiliates and his obligations under the letter agreement, Mr. Bailey will receive payments in the aggregate amount of $600,000 payable as follows: $500,000 will be paid in equal bi-monthly installments during calendar year 2008 and $100,000 will be paid in equal bi-monthly installments between January 1, 2009 and June 30, 2009, provided that any unpaid payments will be forfeited if Mr. Bailey’s part-time employment is terminated by us for his breach;

•

Mr. Bailey will be eligible to participate in the group medical, dental and vision plans provided to our other employees, at his sole cost and expense, until June 30, 2009 or the earlier termination of his part-time employment by Mr. Bailey for any reason (including death or disability) or by us for his breach;

•

Mr. Bailey, as an employee of Visant, will be permitted to participate in (and become vested under) any other tax-qualified or non-qualified retirement plans in which he participated prior to the effective date of his retirement, other than his SERP, to the extent permitted under the terms of such plans and applicable law;

•

Mr. Bailey will not earn or accrue any additional benefits under his SERP after his termination of employment with Jostens; benefits thereunder will be payable in accordance with the terms of such agreement;

•

All unvested stock options held by Mr. Bailey as of January 7, 2008 expired and were cancelled without payment. All options to purchase Holdings Class A Common Stock vested as of the date of his retirement will remain exercisable through January 1, 2009 subject to and in accordance with the other terms of the agreement. In exchange for the cancellation, on or about January 1, 2009, Holdings will settle the options pursuant to a cashless exercise by Mr. Bailey of his vested options based on the fair market value of the Class A Common Stock underlying the options, less an amount equal to the applicable exercise prices for the options and applicable taxes, and Mr. Bailey will receive the net number of shares of Class A Common Stock (“Option Stock”). The Company will purchase the Option Stock from Mr. Bailey following a holding period at the then fair market value of the stock as of the repurchase date, or upon an earlier change in control. On or about April 1, 2009, Holdings will purchase all shares of Class A Common Stock held by Mr. Bailey at January 7, 2008 at a per share purchase price equal to the fair market value of the Class A Common Stock as of December 31, 2008;

•

For purposes of the restrictive covenants regarding confidential information and non-competition under the previously executed management stockholder’s agreement, in exchange for the agreements and consideration thereunder, Mr. Bailey’s employment will not be deemed to have been terminated until January 11, 2011, at which time the two-year post-employment period during which the restrictive covenants shall begin to run; and

•

The payments and benefits set forth in the letter agreement shall be offset or reduced, as applicable, by any compensation or benefits Mr. Bailey may receive from other sources. Mr. Bailey will not be able to participate in any bonus, incentive compensation program, retirement, severance, perquisite, fringe benefit or other employee benefit plan or program, except as provided in the letter agreement.

Prior Arrangements with Michael L. Bailey

Michael L. Bailey retired from Jostens on January 7, 2008. The information below is provided to disclose hypothetical payments to Mr. Bailey assuming that Mr. Bailey was terminated on December 29, 2007.

Mr. Bailey was the only named executive officer eligible to participate in the Jostens Executive Severance Plan during 2007. If Mr. Bailey’s employment had been terminated on December 29, 2007 due to qualifying termination or resignation, he would have been entitled to the following under the Executive Severance Plan: an aggregate cash severance amount of $1,375,000, payable periodically on the same basis as his base pay had been paid; the aggregate amount of the reimbursement relating to Jostens’ group medical, dental, vision and life insurance plans, estimated to be $42,076, assuming the monthly premium is the same as the 2008 monthly premium for such coverage throughout the benefit continuation period of 30 months; and the estimated cost of $60,706 for continuing Mr. Bailey’s perquisites for the 30-month severance period, assuming the cost for such perquisites remains the same as applicable on December 29, 2007.

In addition to payments under the Executive Severance Pay Plan set forth above, Mr. Bailey would have been entitled to additional pension plan benefits of (1) $106,536 in connection with a voluntary or involuntary termination on December 29, 2007 representing the net increase in the actuarial present value of accumulated benefits under Plan D and the Jostens Excess ERISA Plan over the aggregate actuarial present value of accumulated benefits reported in the Pension Benefits table due to the value of early retirement subsidies (determined using the assumptions disclosed in Note 14, Benefit Plans, to our consolidated financial statements) or (2) $2,889,286 in connection with a termination on December 29, 2007 due to disability, representing the net increase in the actuarial present value of accumulated benefits under Plan D, the Jostens Excess ERISA Plan and the SERP over the aggregate actuarial present value of accumulated benefits reported in the Pension Benefits table (determined using the assumptions disclosed in Note 14, Benefit Plans, to our consolidated financial statements).

As of December 29, 2007, Mr. Bailey held time options that would have immediately become vested and exercisable, and performance options which would have accelerated if certain EBITDA or other performance measures had been satisfied, all upon a change in control. See “—Equity Compensation”. Assuming a change in control were to have taken place on December 29, 2007, Mr. Bailey would have been entitled to a payment of $1,813,278 for the value of accelerated equity awards, calculated as the gain based on $238.20 per share (the fair market value of a share of Holdings Class A Common Stock, as determined by the Compensation Committee of the Board of Directors, as of December 29, 2007) net of exercise prices and assuming the vesting of all performance options for fiscal year 2007.

Director Compensation for 2007

Other than George M.C. Fisher, our non-employee directors did not receive any cash compensation for their service as our directors in 2007. We do, however, reimburse our non-employee directors for their reasonable out-of-pocket expenses incurred in connection with attendance at Board and Board committee meetings. The following table provides information regarding all compensation that our directors earned during 2007 for services as non-employee directors in 2007.

Director Compensation

Name	Fees Earned or Paid in Cash ($)		Option Awards (3)($)	All Other compensation ($)	Total ($)
David F. Burgstahler	$—		$—	$—	$—
Thompson Dean(1)	$—		$—	$—	$—
George M.C. Fisher	$50,000	(2)	$—	$—	$50,000
Alexander Navab	$—		$—	$—	$—
Tagar C. Olsen	$—		$—	$—	$—
Charles P. Pieper	$—		$—	$—	$—

(1)	Mr. Dean resigned from our Board effective January 16, 2007. In connection with his resignation, Mr. Dean’s stock options that were not vested as of the date of resignation were cancelled in accordance with their terms.
(2)	Mr. Fisher receives an annual fee of $50,000, in cash, for serving on our Board. Mr. Fisher’s services as a director, as opposed to that of our other non-employee directors, are not incidental to his employment by our Sponsors.
(3)	As of December 29, 2007, the options granted to our current and former directors were vested and exercisable as to the following number of shares of Holdings’ Class A Common Stock: each of Messrs. Dean, Navab, Olson and Fisher—2,081 shares; and Messrs. Burgstahler and Pieper—3,122 shares. Also, Mr. Joseph Bae, who served as a director until November 2005, has a vested option for 1,041 shares of Holdings’ Class A Common Stock.

Under the 2004 Plan, our directors are eligible to receive stock option grants at the discretion of the Compensation Committee. On March 18, 2005, in consideration of their service as directors, we granted to each of our non-employee directors at the time, options to purchase 3,122 shares of the Class A Common Stock of Holdings. These options vested over three years, with one-third vesting as of the last day of each of fiscal years 2005, 2006 and 2007, subject to becoming immediately exercisable as to 100% of the shares subject to it immediately prior to a change in control (as defined in the 2004 Plan). The options expire following the tenth anniversary of the grant date. The options are not exercisable as to any additional shares following the termination of the service of the director for any reason, and any portion of the option which is unexercisable as of such date is terminated and cancelled without payment therefor. These options are generally subject to the other terms of the equity incentive program applicable to other participants, including certain restrictions on transfer and sale. These options were granted at fair market value of $96.10401 per share (as determined by the Compensation Committee) on the grant date (the exercise price was reduced in connection with the dividend paid by Holdings to its stockholders on April 4, 2006, to $39.07 per share). In the case of Messrs. Navab and Olson, any of the options granted to them which were not vested as of March 31, 2007 were cancelled at their request, without payment or consideration therefor. Mr. Fisher was granted options to purchase 3,122 shares of Holdings’ Class A Common Stock upon becoming a director as of November 2, 2005. Mr. Fisher’s options vest over three years, with one-third vesting as of the first, second and third anniversaries of the grant date. These options were granted at a fair market value of $96.10401 per share (as determined by the Compensation Committee) on the grant date (the exercise price was reduced in connection with the dividend paid by Holdings to its stockholders on April 4, 2006, to $39.07 per share). The terms of Mr. Fisher’s options are otherwise the same as the other directors’ options. Mr. Fisher was also given the opportunity to make an equity investment in Holdings upon becoming a director. Mr. Fisher purchased 3,122 shares of Holdings’ Class A Common Stock at a price of $96.10401 per share. These shares are subject to the terms of a stockholders’ agreement and sale participation agreement substantially the same as with equity participants. These shares are currently held by the JBW Irrevocable Trust over which Mr. Fisher exercises no investment or voting control.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information regarding beneficial ownership of our parent’s Class A Common Stock and our parent’s Class C Common Stock as of May 12, 2008 by (1) each person we believe owns beneficially more than five percent of our outstanding common stock, (2) each of our directors, (3) each of our named executive officers and (4) all directors and current executive officers as a group.

Holder	Class A Voting Common Stock		Class C Voting Common Stock
	Shares(1)	Percent of Class	Shares(1)		Percent of Class
KKR and related funds(2)	2,664,356	43.5%	1	(3)	100.0%
DLJMBP III and related funds(4)	2,664,357	43.5%	—		—
David F. Burgstahler(4)(8)	2,667,479	43.5%	—		—
Alexander Navab(2)(8)	2,666,437	43.5%	1	(3)	100.0%
Tagar C. Olson(2)(8)	2,666,437	43.5%	1	(3)	100.0%
Charles P. Pieper(4)(8)	2,667,479	43.5%	—		—
Steven Rattner(4)	2,664,357	43.5%	—		—
George M.C. Fisher(2)(5)(6)(8)	5,023	*	—		—
Marc L. Reisch(7)(8)(10)	145,580	2.3%	—		—
Marie D. Hlavaty(7)(8)(11)	20,291	*	—		—
Paul B. Carousso(7)(8)(12)	10,146	*	—		—
Michael L. Bailey(7)(8)	47,110	*	—		—
John Van Horn(7)(9)	5,203	*	—		—
Directors and officers (11 persons) as a group(2)(4)(5)(6)(7)(8)(9)(10)	5,538,030	90.4%	1	(3)	100.0%

*	Indicates less than one percent.
(1)	The amounts and percentages of our common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power”, which includes the power to vote or to direct the voting of such security, or “investment power”, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of such securities as to which such person has an economic interest.
(2)

Holdings’ shares shown as beneficially owned by KKR Millennium GP LLC reflect 2,664,356 shares of Holdings’ Class A common stock and one share of Holdings’ Class C common stock owned by Fusion Acquisition LLC. KKR Millennium Fund L.P. is the managing member of Fusion Acquisition LLC. KKR Millennium GP LLC is the general partner of KKR Associates Millennium L.P., which is the general partner of the KKR Millennium Fund L.P. Messrs. Henry R. Kravis, George R. Roberts, James H. Greene, Jr., Paul E. Raether, Michael W. Michelson, Perry Golkin, Johannes P. Huth, Todd A. Fisher, Alexander Navab, Marc S. Lipschultz, Jacques Garaialde, Reinhard Gorenflos, Michael M. Calbert and Scott C. Nuttall as members of KKR Millennium GP LLC, may be deemed to share beneficial ownership of any shares beneficially owned by KKR Millennium GP LLC, but disclaim such beneficial ownership. Mr. Navab, who is a director of Holdings and Visant, disclaims beneficial ownership of any of the shares beneficially owned by affiliates of KKR. Mr. George M.C. Fisher and Mr. Tagar C. Olson are directors of Holdings and Visant and are a senior advisor and an executive, respectively, of KKR. Messrs. Fisher and Olson disclaim beneficial ownership of any shares beneficially owned by affiliates of KKR. The address of KKR Millennium GP LLC and Messr. Kravis, Raether, Golkin, Navab, Lipschultz, Nuttall, and Olson is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, New York 10019. The address of Messrs. Roberts, Michelson, Greene and Calbert is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill

Road, Suite 200, Menlo Park, California 94025. The address of Messrs. Fisher, Huth, Gorenflos and Garaialde is c/o Kohlberg Kravis Roberts & Co. Ltd., Stirling Square, 7 Carlton Gardens, London SW1Y 5AD, England.

(3)	The contribution agreement entered into in connection with the Transactions provided that KKR receive one share of Holdings’ Class C Common Stock, which, together with its shares of Holdings’ Class A Common Stock, provides KKR with approximately 49.0% of Holdings’ voting interest.
(4)	Includes 2,664,357 shares held by DLJ Merchant Banking Partners III, L.P., DLJ Offshore Partners III-1, C.V., DLJ Offshore Partners III-2, C.V., DLJ Offshore Partners III, C.V., DLJ MB Partners III GmbH & Co. KG, Millennium Partners II, L.P. and MBP III Plan Investors, L.P., all of which form a part of CS’s Alternative Capital Division. The address for each of the foregoing is 11 Madison Avenue, New York, New York 10010, except that the address of the three “Offshore Partners” entities is c/o John B. Gosiraweg 14, Willemstad, Curacao, Netherlands Antilles. Each of Messrs. Charles P. Pieper and Steven Rattner is a director of Holdings and Visant and an employee of CS’s Alternative Capital Division, of which DLJMBP III is a part, and does not have sole or shared voting or dispositive power over shares shown as held by DLJMBP III and related funds, and therefore, does not have beneficial ownership of such shares and disclaims beneficial ownership. The address for Messrs. Pieper and Rattner is 11 Madison Avenue, New York, NY 10010. Mr. Burgstahler was appointed by CS to serve as a director of Holdings and Visant. Mr. Burgstahler disclaims beneficial ownership of any of the shares beneficially owned by DLJMBP III and related funds. The address for Mr. Burgstahler is c/o Avista Capital Partners, 65 East 55th Street, 18th Floor, New York, NY 10022.
(5)	Includes 3,122 shares held by the JBW Irrevocable Trust over which Mr. Fisher exercises no investment or voting control. Mr. Fisher disclaims beneficial ownership of these shares. A family trust, of which Mr. Fisher’s wife serves as trustee, also has an indirect interest through a limited partnership that is an affiliate of Fusion, in less than one percent (1%) of the Class A common stock.
(6)	The address for Mr. George Fisher is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, New York 10019.
(7)	The address for Mr. Reisch, Mr. Carousso and Ms. Hlavaty is c/o Visant Holding Corp., 357 Main Street, Armonk, New York 10504. The address for Messr. Bailey is c/o Jostens, Inc., 3601 Minnesota Drive, Suite 400 Minneapolis, MN 55435. The address for Mr. Van Horn is c/o Lehigh Direct, 1900 South 25th Avenue, Broadview, Illinois 60155.
(8)	Includes shares underlying stock options that are currently exercisable or will become exercisable within 60 days.
(9)	Excludes 3,000 restricted shares of Class A Common Stock granted to John Van Horn in December 2006. These shares are subject to vesting on January 15, 2009 or earlier under certain circumstances. Mr. Van Horn as a record owner of these shares is entitled to all rights of a common stockholder, provided that any cash or in-kind dividends or distributions paid with respect to these restricted shares, which have not vested, shall be withheld by the Company and shall be paid to him only when the restricted shares are fully vested.
(10)	Includes 46,824 shares held by the Reisch Family LLC, of which Mr. Reisch is a member.
(11)	Excludes 1,000 restricted shares of Class A Common Stock granted to Marie Hlavaty in April 2008. These shares are subject to vesting on January 15, 2010 or earlier under certain circumstances. Ms. Hlavaty as a record owner of these shares is entitled to all rights of a common stockholder, provided that any cash or in-kind dividends or distributions paid with respect to these restricted shares, which have not vested, shall be withheld by the Company and shall be paid to her only when the restricted shares are fully vested.
(12)	Excludes 600 restricted shares of Class A Common Stock granted to Paul Carousso in April 2008. These shares are subject to vesting on January 15, 2010 or earlier under certain circumstances. Mr. Carousso as a record owner of these shares is entitled to all rights of a common stockholder, provided that any cash or in-kind dividends or distributions paid with respect to these restricted shares, which have not vested, shall be withheld by the Company and shall be paid to him only when the restricted shares are fully vested.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Transactions with Sponsors

Stockholders Agreement

In connection with the Transactions, we entered into a stockholders agreement (the “2004 Stockholders Agreement”) with an entity affiliated with KKR and entities affiliated with DLJMBP III (each an “Investor Entity” and together the “Investor Entities”) that provides for, among other things,

•

a right of each of the Investor Entities to designate a certain number of directors to our board of directors for so long as they hold a certain amount of our common stock. Of the eight members of our board of directors, KKR and DLJMBP III each has the right to designate four of our directors (currently three KKR and two DLJMBP III designees serve on our board) with our Chief Executive Officer and President, Marc L. Reisch, as chairman;

•

certain limitations on transfer of our common stock held by the Investor Entities for a period of four years after the completion of the Transactions, after which, if we have not completed an initial public offering, any Investor Entity wishing to sell any of our common stock held by it must first offer to sell such stock to us and the other Investor Entities, provided that, if we complete an initial public offering during the four years after the completion of the Transactions, any Investor Entity may sell pursuant to its registration rights as described below;

•	a consent right for the Investor Entities with respect to certain corporate actions;

•

the ability of the Investor Entities to “tag-along” their shares of our common stock to sales by any other Investor Entity, and the ability of the Investor Entities to “drag-along” our common stock held by the other Investor Entities under certain circumstances;

•	the right of the Investor Entities to purchase a pro rata portion of all or any part of any new securities offered by us; and

•	a restriction on the ability of the Investor Entities and certain of their affiliates to own, operate or control a business that competes with us, subject to certain exceptions.

Pursuant to the 2004 Stockholders Agreement, an aggregate transaction fee of $25.0 million was paid to the Sponsors upon the closing of the Transactions.

Management Services Agreement

In connection with the Transactions, we entered into a management services agreement with the Sponsors pursuant to which the Sponsors provide certain structuring, consulting and management advisory services to us. Under the Agreement, during the term the Sponsors receive an annual advisory fee of $3.0 million, that is payable quarterly and which increases by 3% per year. We paid $3.2 million and $3.1 million as advisory fees to the Sponsors for the years ended December 29, 2007 and December 31, 2006, respectively. The management services agreement also provides that we will indemnify the Sponsors and their affiliates, directors, officers and representatives for losses relating to the services contemplated by the management services agreement and the engagement of the Sponsors pursuant to, and the performance by the Sponsors of the services contemplated by, the management services agreement.

Registration Rights Agreement

In connection with the Transactions, we entered into a registration rights agreement with the Investor Entities pursuant to which the Investor Entities are entitled to certain demand and piggyback rights with respect to the registration and sale of our common stock held by them.

Other

We retain Capstone Consulting from time to time to provide certain of our businesses with consulting services primarily to identify and advise on potential opportunities to improve operating efficiencies and other strategic efforts within the business. We did not pay amounts to Capstone Consulting for either 2007 or 2006, and we paid $2.1 million in 2005 for the services provided by them. Although neither KKR nor any entity affiliated with KKR owns any of the equity of Capstone Consulting, KKR has provided financing to Capstone Consulting. In March 2005, an affiliate of Capstone Consulting invested $1.3 million in our parent’s Class A Common Stock and was granted 13,527 options to purchase our parent’s Class A Common Stock, with an exercise price of $96.10401 per share under the 2004 Stock Option Plan (the exercise price was reduced in connection with the dividend paid by Holdings to its stockholders on April 4, 2006, to $39.07 per share). As of the end of 2007, these options were fully vested and exercisable.

We from time to time use the services of Merrill Corporation for financial printing. During 2007, we paid Merrill $0.1 million for printing services. During 2006, we paid Merrill $0.3 million for services provided. Also, from time to time we provide printing services to Merrill Corporation. During 2006, we received $0.6 million, for services provided to Merrill. DLJMBP has an ownership interest in Merrill. Additionally, Mr. John Castro, President and Chief Executive Officer of Merrill, is a former director of Holdings, and retains certain equity in the form of stock options under the 2003 Plan. Further, Mr. Thompson Dean, who served as a member of our Board until January 16, 2007, also served on the board of directors of Merrill while he was a member of our Board.

We are party to an agreement with CoreTrust Purchasing Group (“CoreTrust”), a group purchasing organization, pursuant to which we may purchase products and services from certain vendors through CoreTrust on the terms established between CoreTrust and each vendor. An affiliate of KKR is party to an agreement with CoreTrust which permits certain KKR affiliates, including us, access to CoreTrust’s group purchasing program. CoreTrust receives payment of fees for administrative and other services provided by CoreTrust from certain vendors based on products and services purchased by us and CoreTrust shares a portion of such fees with the KKR affiliate. During 2007, we purchased $0.3 million for computer and office supply products through this arrangement.

Transactions with Other Co-Investors and Management

Syndicate Stockholders Agreement

In September 2003, Visant Holding, Visant, DLJMBP III and certain of its affiliated funds (collectively, the “DLJMB Funds”) and certain of the DLJMB Funds’ co-investors entered into a stock purchase and stockholders’ agreement, or the Syndicate Stockholders Agreement, pursuant to which the DLJMB Funds sold to the co-investors shares of: (1) our Class A Common Stock, (2) our Class B Non-Voting Common Stock (which have since been converted into shares of Class A Common Stock) and (3) Visant’s 8% Senior Redeemable Preferred Stock, which has since been repurchased.

The Syndicate Stockholders Agreement contains provisions which, among other things:

•	restrict the ability of the syndicate stockholders to make certain transfers;

•	grant the co-investors certain board observation and information rights;

•	provide for certain tag-along and drag-along rights;

•

grant preemptive rights to the co-investors to purchase a pro rata share of any new shares of common stock issued by Holdings, Visant or Jostens to any of the DLJMB Funds or their successors prior to an initial public offering; and

•	give the stockholders piggyback registration rights in the event of a public offering in which the DLJMB Funds sell shares.

Management Stockholders Agreement

In July 2003, Visant Holding, the DLJMB Funds and certain members of management entered into a stockholders’ agreement that contains certain provisions which, among other things:

•	restrict the ability of the management stockholders to transfer their shares;

•	provide for certain tag-along and drag-along rights;

•	provide certain call and put rights;

•

grant preemptive rights to the management stockholders to purchase a pro rata share of any new shares of common stock issued by Holdings, Visant or Jostens to any of the DLJMB Funds or their successors prior to an initial public offering;

•	grant the DLJMB Funds six demand registration rights; and

•	give the stockholders piggyback registration rights in the event of a public offering in which the DLJMB Funds sell shares.

Other

For a description of the management stockholder’s agreements and sale participation agreements entered into with certain members of management in connection with the Transactions, see matters set forth under “Executive Compensation”.

Review and Approval of Transactions with Related Parties

Under its responsibilities set forth in its charter, our Audit Committee reviews and approves all related party transactions, as required by applicable law, rules or regulations and otherwise to the extent it deems necessary or appropriate. The 2004 Stockholders Agreement also requires the consent of the stockholders party thereto to certain related party transactions.

Under our Code of Conduct, we require the disclosure by employees of situations or transactions that reasonably would be expected to give rise to a conflict of interest. Any such situation or transaction should be avoided unless specifically approved. The Code also provides that conflicts of interest may be waived for our directors, executive officers or other principal financial officers only by our Board of Directors or an appropriate committee of the Board.

Director Independence

We are not a listed issuer under the rules of the SEC. For purposes of disclosure under Item 407(a) of Regulation S-K, we use the definition of independence under the listing standards of the New York Stock Exchange. Under such definition, none of the members of our Board of Directors would be considered independent.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Credit Facilities

On October 4, 2004, in connection with the Transactions, Visant entered into a Credit Agreement among Visant, as Borrower, Jostens, Ltd., as Canadian Borrower, Visant Secondary Holdings, as Guarantor, the lenders from time to time parties thereto, Credit Suisse (formerly known as Credit Suisse First Boston), as Administrative Agent, and Credit Suisse Toronto Branch (formerly known as Credit Suisse First Boston Toronto Branch), as Canadian Administrative Agent, providing for senior secured credit facilities in an aggregate amount of $1,270 million, originally consisting of a $150 million Term Loan A facility, an $870 million Term Loan B facility and a $250 million revolving credit facility.

On December 21, 2004, Visant entered into the First Amendment (the “First Amendment”) to the Credit Agreement, dated as of October 4, 2004. The First Amendment provided for an $870 million Term Loan C facility, the proceeds of which were used to repay in full the outstanding borrowings under the Term Loan B facility. Visant effectively reduced the interest rate on its borrowings by 25 basis points by refinancing the Term Loan B facility with a new Term Loan C facility and did not incur any additional borrowings under the First Amendment.

For the year ended December 29, 2007, Visant voluntarily prepaid $400.0 million of scheduled payments under the term loans in its senior secured credit facilities, including all originally scheduled principal payments due under the Term Loan C through most of 2011. As of March 29, 2008, there was $15.4 million outstanding in the form of letters of credit, leaving $234.6 million available under the $250 million revolving credit facility. Subsequent to March 29, 2008, Visant used cash on hand and borrowings under the revolving credit facility to fund the acquisition of Phoenix Color.

Visant’s senior secured credit facilities allow us, subject to certain conditions, to incur additional term loans under the Term Loan C Facility, or under a new term facility, in either case in an aggregate principal amount of up to $300 million, which additional term loans will have the same security and guarantees as the Term Loan C Facility. Additionally, restrictions under the indenture governing the notes would limit Visant’s ability to borrow the full amount of additional term loan borrowings under such a facility.

Security and guarantees

Visant’s obligations under the senior secured credit facilities are unconditionally and irrevocably guaranteed jointly and severally by Visant Secondary Holdings Corp. and by Visant’s material current and future domestic subsidiaries. The obligations of Visant’s principal Canadian operating subsidiary under the senior secured credit facilities are unconditionally and irrevocably guaranteed jointly and severally by Visant Secondary Holdings Corp., by Visant, by Visant’s material current and future domestic subsidiaries and by Visant’s other current and future Canadian subsidiaries.

Visant’s obligations under the senior secured credit facilities, and the guarantees of those obligations, are secured by substantially all of Visant’s assets and substantially all of the assets of Visant Secondary Holdings Corp. and Visant’s material current and future domestic subsidiaries, including but not limited to:

•

all of Visant’s capital stock and the capital stock of each of Visant’s existing and future direct and indirect subsidiaries, except that with respect to foreign subsidiaries such lien and pledge is limited to 65% of the capital stock of “first-tier” foreign subsidiaries; and

•	substantially all of Visant’s material existing and future domestic subsidiaries’ tangible and intangible assets.

The obligations of Jostens Canada Ltd. under the senior secured credit facilities, and the guarantees of those obligations, are secured by the collateral referred to in the prior paragraph and substantially all of the tangible and intangible assets of Jostens Canada Ltd. and each of Visant’s other current and future Canadian subsidiaries.

Interest rates and fees

Borrowings under the senior secured credit facilities bear interest as follows:

•

Revolving Credit Facility: at our option, at either adjusted LIBOR plus 2.50% per annum or the alternate base rate plus 1.50% (or, in the case of Canadian dollar denominated loans, the bankers’ acceptance discount rate plus 2.50% or the Canadian prime rate plus 1.50% per annum), such applicable margins to be subject to reduction if we attain certain leverage ratios; and

•

Term Loan C Facility: at our option, at either adjusted LIBOR plus 2.25% per annum or the alternate base rate plus 1.25% per annum, such applicable margins to be subject to reduction if we attain certain leverage ratios.

The senior secured credit facilities also provide for the payment to the lenders of a commitment fee on average daily undrawn commitments under the revolving credit facility at a rate equal to 0.50% per annum, such commitment fee to be subject to reduction if we attain certain leverage ratios.

Scheduled amortization payments and mandatory prepayments

The Term Loan C Facility provides for semi-annual amortization payments in an aggregate annual amount equal to 1% of the original principal amount thereof during the first 6 3/4 years, with the balance of the facility to be repaid at final maturity.

In addition, the senior secured credit facilities require us to prepay outstanding term loans, subject to certain exceptions, with:

•	100% of the net proceeds of certain asset sales, casualty events or other dispositions (including certain sale/leaseback transactions);

•	50% of our annual “excess cash flow”, subject to reductions to a lower percentage if we achieve certain leverage ratios; and

•	100% of the net proceeds of certain debt issuances.

Voluntary prepayments

The senior secured credit facilities permit voluntary prepayments of the loans and voluntary reductions of the unutilized portion of the commitments thereunder, without premium or penalty (except as noted below), subject to certain conditions pertaining to minimum notice and minimum payment/reduction amounts and to customary brokerage costs with respect to LIBOR rate loans.

Covenants

Visant’s senior secured credit facilities contain the following financial, affirmative and negative covenants. The negative covenants in the senior secured credit facilities include limitations (each of which is subject to customary exceptions) on Visant’s ability and the ability of Visant Secondary Holdings Corp. and each of Visant’s current and future restricted subsidiaries to:

•	incur liens;

•

incur additional debt (including guarantees, debt incurred by direct or indirect subsidiaries, and obligations in respect of foreign currency exchange and other hedging arrangements) or issue preferred stock;

•	pay dividends, or make redemptions and repurchases, with respect to capital stock;

•	prepay, or make redemptions and repurchases of, subordinated debt;

•	make loans and investments;

•	make capital expenditures;

•	engage in mergers, acquisitions, asset sales, sale/leaseback transactions and transactions with affiliates;

•	change the business conducted by Visant Secondary Holdings Corp., us or our subsidiaries; and

•	amend the terms of subordinated debt.

In addition, the senior secured credit facilities contain customary financial covenants including maximum total leverage and minimum interest coverage ratios.

Events of default

Visant’s senior secured credit facilities contain certain customary events of default, including:

•	nonpayment of principal or interest;

•	breach of covenants (with notice and cure periods in certain cases);

•	material breach of representations or warranties;

•	cross-default and cross-acceleration to other material indebtedness;

•	bankruptcy or insolvency;

•	material judgments;

•	certain ERISA events;

•	actual or asserted invalidity of any material collateral or guarantee; and

•	a change of control (as defined in the credit agreement with respect to the senior secured credit facilities).

Existing Indebtedness of Our Parent

10 1/4% Senior Discount Notes Due 2013

Our parent, Visant Holding Corp., had $209.3 million in principal amount of 10 1/4% Senior Discount Notes Due 2013 outstanding as of March 31, 2007. These notes were issued pursuant to an indenture, dated as of December 2, 2003, between our parent and The Bank of New York Trust Company, N.A. (f/k/a BNY Midwest Trust Company), as trustee. The indenture governing these notes contains limitations on our parent’s and our ability to, among other things, incur additional indebtedness, pay certain restricted payments and dividends and engage in certain affiliate transactions. These notes are unsecured senior obligations of our parent and are not guaranteed by us or any of our subsidiaries. Accordingly, these notes are effectively subordinated to all of our and our existing and future subsidiaries’ indebtedness and other liabilities and preferred stock, including our senior secured credit facilities and our notes.

8 3/4% Senior Notes due 2013

Our parent, Visant Holding Corp., issued $350.0 million of 8 3/4% Senior Notes due 2013 pursuant to an indenture, dated as of April 4, 2006, between our parent and U.S. Bank National Association, as trustee. The indenture governing these notes contains limitations on our parent’s and our ability to, among other things, incur additional indebtedness, pay certain restricted payments and dividends and engage in certain affiliate transactions. These notes are unsecured senior obligations of our parent and are not guaranteed by us or any of our subsidiaries. Accordingly, these notes are effectively subordinated to all of our and our existing and future subsidiaries’ indebtedness and other liabilities and preferred stock, including our senior secured credit facilities and our notes.

DESCRIPTION OF THE NOTES

General

The outstanding notes were issued under an indenture (the “Indenture”), dated as of October 4, 2004, among Visant Corporation, as Issuer, certain of the Issuer’s direct and indirect Domestic Subsidiaries existing on the Issue Date, as Guarantors (the “Guarantors”), and The Bank of New York Trust Company, N.A. (f/k/a The Bank of New York), as Trustee. Copies of the form of the Indenture may be obtained from the Issuer upon request. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the provisions of the Indenture, including the definitions therein of certain terms used below. The definitions of certain terms used in the following summary are set forth below under “Certain Definitions.” We urge you to read the Indenture and the Registration Rights Agreement because they, not this description, define your rights as holders of the notes. For purposes of this “Description of the Notes”,

•	the terms “Issuer,” “we” and “our” refer only to Visant Corporation, and not to any of its Subsidiaries or parent companies;

•	the term “Guarantor” refers to each Restricted Subsidiary that Guarantees the notes; and

•	the term “notes” refers to the outstanding notes.

The notes:

•	are unsecured senior subordinated obligations of the Issuer;

•	are subordinated in right of payment to all existing and future Senior Indebtedness of the Issuer;

•	are senior in right of payment to any future Subordinated Indebtedness of the Issuer;

•	are guaranteed by each Guarantor; and

•	are subject to registration with the SEC pursuant to the Registration Rights Agreement.

Guarantees

The Guarantors, as primary obligors and not merely as sureties, jointly and severally irrevocably and unconditionally guarantee, on a senior subordinated basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture and the notes, whether for payment of principal of or interest on or Special Interest in respect of the notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture by executing the Indenture. As of the date of the Indenture, all Restricted Subsidiaries that are Domestic Subsidiaries and guarantee the Senior Credit Facilities were Guarantors. Each of the Guarantees will be a general unsecured obligation of the relevant Guarantor and will be subordinated in right of payment to all existing and future Senior Indebtedness of such Guarantor, other than any Subordinated Indebtedness. The notes are structurally subordinated to Indebtedness of Subsidiaries of the Issuer that do not Guarantee the notes. As of the Issue Date, each of the Issuer’s Subsidiaries is a Restricted Subsidiary and each such subsidiary, other than the following Subsidiaries, is a Guarantor:

Subsidiary	Jurisdiction of Organization or Incorporation
Jostens Canada, Ltd.	Canada

Jostens International Holding B.V.	The Netherlands

Jostens Can Investments B.V.	The Netherlands

C.V. Jostens Global Trading Limited Partnership	The Netherlands

JC Trading, Inc.	Puerto Rico

Conceptos Jostens, S.A. de C.V.	Mexico

JostFer S.A. de C.V.	Mexico

Reconocimientos E Incentivos, S.A. de C.V.	Mexico

Arcade Europe, S.a.r.l.	France

RetCom Holdings Europe Ltd.	Republic of Ireland

Scent Seal Inc.	California

Retail Concepts Corp.	New York

Retail Communications Corp.	New York

Encapsulation Services, Inc.	New Jersey

The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Risks Relating to Our Indebtedness and the Notes—Federal and state statutes allow courts, under specific circumstances, to void the guarantees, subordinate claims in respect of the guarantees and require note holders to return payments received from the guarantors.”

Each Guarantor that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

If a Guarantee was rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors—Risks Relating to Our Indebtedness and the Notes—Federal and state statutes allow courts, under specific circumstances, to void the guarantees, subordinate claims in respect of the guarantees and require note holders to return payments received from the guarantors.”

Any Guarantee by a Restricted Subsidiary of the notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon:

(i)    (a) any sale, exchange or transfer (by merger or otherwise) of all of the Issuer’s Capital Stock in such Guarantor (including any sale, exchange or transfer following which the applicable Guarantor is no longer a Restricted Subsidiary) or all or substantially all the assets of such Guarantor, which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture,

(b) the release or discharge of the guarantee by such Restricted Subsidiary which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee,

(c) if the Issuer properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary, or

(d) exercise of the legal defeasance option or covenant defeasance option as described under “Legal Defeasance and Covenant Defeasance” or if our obligations under the Indenture are discharged in accordance with the terms of the Indenture; and

(ii) such Guarantor has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to such transaction have been complied with.

Ranking

Senior Indebtedness versus Notes

The payment of the principal of, premium, if any, and interest on the notes and the payment of any Guarantee is subordinate in right of payment to the prior payment in full of all Senior Indebtedness of the Issuer or the relevant Guarantor, as the case may be, including the obligations of the Issuer and such Guarantor under the Senior Credit Facilities.

As of March 29, 2008:

(1) the Issuer’s Senior Indebtedness was approximately $316.5 million, consisting entirely of secured Indebtedness under the Senior Credit Facilities; and

(2) the Senior Indebtedness of the Guarantors was approximately $316.5 million, consisting entirely of their respective guarantees of Senior Indebtedness of the Issuer under the Senior Credit Facilities.

Although the Indenture contains limitations on the amount of additional Indebtedness that the Issuer and the Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”.

Liabilities of Subsidiaries versus Notes

All of our operations are conducted through our subsidiaries. Some of our subsidiaries are not Guaranteeing the notes, and, as described above under “Guarantees”, Guarantees may be released under certain circumstances. In addition, our future subsidiaries may not be required to Guarantee the notes. Claims of creditors of any non-guarantor Subsidiaries, including trade creditors and creditors holding indebtedness or Guarantees issued by such non-guarantor Subsidiaries, and claims of preferred stockholders of such non-guarantor Subsidiaries generally will have priority with respect to the assets and earnings of such non-guarantor Subsidiaries over the claims of our creditors, including holders of the notes, even if such claims do not constitute Senior Indebtedness. Accordingly, the notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such non-guarantor Subsidiaries.

As of March 29, 2008, the total liabilities of our subsidiaries (other than the Guarantors) were approximately $19.4 million, including trade payables, but excluding intercompany obligations, of our non-guarantor subsidiaries. Although the Indenture limits the incurrence of Indebtedness and preferred stock by certain of our subsidiaries, such limitation is subject to a number of significant exceptions and qualifications and the Indebtedness incurred in compliance with the covenants could be substantial. Moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”.

Other Senior Subordinated Indebtedness versus Notes

Only Indebtedness of the Issuer or a Guarantor that is Senior Indebtedness will rank senior to the notes and the relevant Guarantee in accordance with the provisions of the Indenture. The notes and each Guarantee will in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Issuer and the relevant Guarantor, respectively.

We and the Guarantors have agreed in the Indenture that we and they will not incur any Indebtedness that is subordinate or junior in right of payment to our Senior Indebtedness or the Senior Indebtedness of such Guarantors, unless such Indebtedness is Senior Subordinated Indebtedness of the applicable Person or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of such Person. The Indenture does not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Payment of Notes

We are not permitted to pay principal of, premium, if any, or interest on the notes or make any deposit pursuant to the provisions described under “Legal Defeasance and Covenant Defeasance” or “Satisfaction and Discharge” below and may not purchase, redeem or otherwise retire any notes (collectively, “pay the notes”) (except in the form of Permitted Junior Securities) if either of the following occurs (a “Payment Default”):

(1) any Obligation on any Designated Senior Indebtedness of the Issuer is not paid in full in cash when due (after giving effect to any applicable grace period); or

(2) any other default on Designated Senior Indebtedness of the Issuer occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms;

unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash. Regardless of the foregoing, we are permitted to pay the notes if we and the Trustee receive written notice approving such payment from the Representatives of all Designated Senior Indebtedness with respect to which the Payment Default has occurred and is continuing.

During the continuance of any default (other than a Payment Default) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, we are not permitted to pay the notes (except in the form of Permitted Junior Securities) for a period (a “Payment Blockage Period”) commencing upon the receipt by the Trustee (with a copy to us) of written notice (a “Blockage Notice”) of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

(1) by written notice to the Trustee and us from the Person or Persons who gave such Blockage Notice;

(2) because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or

(3) because such Designated Senior Indebtedness has been discharged or repaid in full in cash.

Notwithstanding the provisions described above, unless the holders of such Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness have accelerated the maturity of such Designated Senior Indebtedness, we are permitted to resume paying the notes after the end of such Payment Blockage Period. The notes shall not be subject to more than one Payment Blockage Period in any consecutive 365-day period irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period; provided that if any Payment Blockage Notice is delivered to the Trustee by or on behalf of the holders of Designated Senior Indebtedness of the Issuer (other than the holders of Indebtedness under the Senior Credit Facilities), a Representative of holders of Indebtedness under the Senior Credit Facilities may give another Payment Blockage Notice within such period. However, in no event may the total number of days during which any Payment Blockage Period or Periods on the notes is in effect exceed 179 days in the aggregate during any consecutive 365-day period, and there must be at least 186 days during any consecutive 365-day period during which no Payment Blockage Period is in effect. Notwithstanding the foregoing, however, no Default that existed or was continuing on the date of delivery of any Blockage Notice to the Trustee will be, or be made, the basis for a subsequent Blockage Notice.

Upon any payment or distribution of the assets of the Issuer upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Issuer or its property:

(1) the holders of Senior Indebtedness of the Issuer will be entitled to receive payment in full in cash of such Senior Indebtedness before the holders of the notes are entitled to receive any payment;

(2) until the Senior Indebtedness of the Issuer is paid in full in cash, any payment or distribution to which holders of the notes would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear, except that holders of notes may receive Permitted Junior Securities; and

(3) if a distribution is made to holders of the notes that, due to the subordination provisions, should not have been made to them, such holders of the notes are required to hold it in trust for the holders of Senior Indebtedness of the Issuer and pay it over to them as their interests may appear.

The subordination and payment blockage provisions described above will not prevent a Default from occurring under the Indenture upon the failure of the Issuer to pay interest or principal with respect to the notes when due by their terms. If payment of the notes is accelerated because of an Event of Default, the Issuer or the Trustee must promptly notify the holders of Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness of the acceleration.

A Guarantor’s obligations under its Guarantee are senior subordinated obligations. As such, the rights of Holders to receive payment by a Guarantor pursuant to its Guarantee will be subordinated in right of payment to the rights of holders of Senior Indebtedness of such Guarantor. The terms of the subordination and payment blockage provisions described above with respect to the Issuer’s obligations under the notes apply equally to a Guarantor and the obligations of such Guarantor under its Guarantee.

By reason of the subordination provisions contained in the Indenture, in the event of a liquidation or insolvency proceeding, creditors of the Issuer or a Guarantor who are holders of Senior Indebtedness of the Issuer or such Guarantor, as the case may be, may recover more, ratably, than the holders of the notes, and creditors of ours who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of the notes.

The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the Trustee for the payment of principal of and interest on the notes pursuant to the provisions described under “Legal Defeasance and Covenant Defeasance” or “Satisfaction and Discharge”, if the foregoing subordination provisions were not violated at the time the applicable amounts were deposited in trust pursuant to such provisions.

Principal, Maturity and Interest

The Issuer issued $500.0 million of notes in the offering. The notes mature on October 1, 2012. The Issuer may issue additional notes from time to time after the offering under the Indenture (“Additional Notes”). Any offering of Additional Notes is subject to the covenant described below under the caption “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”. The outstanding notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “notes” for all purposes of the Indenture and this “Description of the Notes” include any Additional Notes that are actually issued.

Interest on the notes accrues at the rate of 7  5/8% per annum and is payable semi-annually in arrears on April 1 and October 1 commencing on April 1, 2005, to Holders of record on the immediately preceding March 15 and September 15. Interest on the notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance of the notes. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. Principal of, premium, if any, and interest on the notes is payable at the office or agency of the Issuer maintained for such purpose within the City and State of New York or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders of the notes at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest with respect to notes represented by one or more global notes registered in the name of or held by The Depository Trust Company or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. Until otherwise designated by the Issuer, the Issuer’s office or agency in New York will be the office of the trustee maintained for such purpose. The notes will be issued in denominations of $1,000 and integral multiples thereof.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

We are not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, we may be required to offer to purchase notes as described under the caption “Repurchase at the Option of Holders”. We may at any time and from time to time purchase notes in the open market or otherwise.

Optional Redemption

At any time prior to October 1, 2008 the Issuer may redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address, at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Special Interest, if any, to the date of redemption (the “Redemption Date “), subject to the rights of Holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

On and after October 1, 2008, the Issuer may redeem the notes, in whole or in part, upon not less than 30 nor more than 60 days’ prior notice by first class mail, postage prepaid, with a copy to the Trustee, to each Holder of notes to the address of such Holder appearing in the security register at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon and Special Interest, if any, to the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on October 1 of each of the years indicated below:

Year	Percentage
2008	103.813%
2009	101.906%
2010 and thereafter	100.000%

The Trustee shall select the notes to be purchased in the manner described under “Repurchase at the Option of Holders—Asset Sales—Selection and Notice”.

Book-Entry, Delivery and Form

The notes are represented by one or more global notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes were initially deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes”. In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

The notes may be presented for registration of transfer and exchange at the offices of the registrar.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “participants”) and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the “indirect participants”). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

DTC has also advised us that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not participants may hold their interests therein indirectly through organizations which are participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Issuer and the Trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuer, the Trustee nor any agent of the Issuer or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee or the Issuer. Neither the Issuer nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and the Issuer and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised the Issuer that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its participants.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants, it is under no obligation to perform such procedures, and such procedures may be discontinued or changed at any time. Neither the Issuer nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if:

(1) DTC (A) notifies the Issuer that it is unwilling or unable to continue as depositary for the Global Notes or (B) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed;

(2) the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes.

Same Day Settlement and Payment

The Issuer will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. The Issuer will make all payments of principal, interest and premium and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are eligible to trade in the PORTALsm market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuer expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, the Issuer will make an offer to purchase all of the notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Special Interest, if any, to the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will send notice of such Change of Control Offer by first class mail, with a copy to the Trustee, to each Holder of notes to the address of such Holder appearing in the security register with a copy to the Trustee, with the following information:

(1) a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control,” and that all notes properly tendered pursuant to such Change of Control Offer will be accepted for payment;

(2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3) any note not properly tendered will remain outstanding and continue to accrue interest;

(4) unless the Issuer defaults in the payment of the Change of Control Payment, all notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) Holders electing to have any notes purchased pursuant to a Change of Control Offer will be required to surrender the notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third business day preceding the Change of Control Payment Date;

(6) Holders will be entitled to withdraw their tendered notes and their election to require the Issuer to purchase such notes, provided that the paying agent receives, not later than the close of business on the last day of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder of the notes, the principal amount of notes tendered for purchase, and a statement that such Holder is withdrawing his tendered notes and his election to have such notes purchased; and

(7) that Holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered, which unpurchased portion must be equal to $1,000 or an integral multiple thereof.

While the notes are in global form and the Issuer makes an offer to purchase all of the notes pursuant to the Change of Control Offer, a Holder may exercise its option to elect for the purchase of the notes through the facilities of DTC, subject to its rules and regulations.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,

(1) accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer,

(2) deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all notes or portions thereof so tendered and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the notes so accepted together with an Officers’ Certificate stating that such notes or portions thereof have been tendered to and purchased by the Issuer.

The Senior Credit Facilities limit, and future credit agreements or other agreements relating to Senior Indebtedness to which the Issuer becomes a party may prohibit or limit, the Issuer from purchasing any notes as a result of a Change of Control. In the event a Change of Control occurs at a time when the Issuer is prohibited from purchasing the notes, the Issuer could seek the consent of its lenders to permit the purchase of the notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such consent or repay such borrowings, the Issuer will remain prohibited from purchasing the notes. In such case, the Issuer’s failure to purchase tendered notes would constitute an Event of Default under the Indenture. If, as a result thereof, a default occurs with respect to any Senior Indebtedness, the subordination provisions in the Indenture would restrict payments to the Holders under certain circumstances.

The Senior Credit Facilities provide that certain change of control events with respect to the Issuer would constitute a default thereunder (including a Change of Control under the Indenture). If we experience a change of control that triggers a default under our Senior Credit Facilities, we could seek a waiver of such default or seek to refinance our Senior Credit Facilities. In the event we do not obtain such a waiver or refinance the Senior Credit Facilities, such default could result in amounts outstanding under our Senior Credit Facilities being declared due and payable. Our ability to pay cash to the Holders of notes following the occurrence of a Change of Control may be limited by our then existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

The paying agent will promptly mail to each Holder of the notes the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any, provided, that each such new note will be in a principal amount of $1,000 or an integral multiple thereof. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of the Issuer and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Issuer and the Initial Purchasers. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” and “Liens”. Such restrictions can be waived only with the consent of the holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Issuer to any Person. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of notes may require the Issuer to make an offer to repurchase the notes as described above.

The provisions under the Indenture relative to our obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes.

Asset Sales

The Indenture provides that the Issuer will not, and will not permit any Restricted Subsidiary to, cause, make or suffer to exist an Asset Sale, unless

(1) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the board of directors of the Issuer) of the assets sold or otherwise disposed of and

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of

(a) any liabilities (as shown on the Issuer’s, or such Restricted Subsidiary’s, most recent balance sheet or in the footnotes thereto) of the Issuer or any Restricted Subsidiary, other than liabilities that are by their terms subordinated to the notes, that are assumed by the transferee of any such assets and for which the Issuer and all Restricted Subsidiaries have been validly released by all creditors in writing,

(b) any securities received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale and

(c) any Designated Noncash Consideration received by the Issuer or any Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $100.0 million and (y) 5% of Total Assets at the time of the receipt of such Designated Noncash Consideration, with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose.

Within 365 days after the Issuer’s or any Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale

(1) to permanently reduce

(x) Obligations under the Senior Credit Facilities, and to correspondingly reduce commitments with respect thereto,

(y) Obligations under other Senior Indebtedness (and to correspondingly reduce commitments with respect thereto) or Senior Subordinated Indebtedness, provided that if the Issuer shall so reduce Obligations under Senior Subordinated Indebtedness, it will equally and ratably reduce Obligations under the notes if the notes are then prepayable or, if the notes may not then be prepaid, the Issuer shall make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of notes that would otherwise be prepaid, or

(z) Indebtedness of a Restricted Subsidiary which is not a Guarantor, other than Indebtedness owed to the Issuer or another Restricted Subsidiary (but only to the extent such Net Proceeds from such Asset Sale are from an Asset Sale of or affecting such Restricted Subsidiary which is not a Guarantor),

(2) to an investment in (a) any one or more businesses, provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or a Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other assets, in each of (a), (b) and (c), used or useful in a Similar Business, or

(3) to an investment in (a) any one or more businesses, provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or a Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) properties or (c) other assets that, in each of (a), (b) and (c) replace the businesses, properties and assets that are the subject of such Asset Sale;

provided, that in the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Issuer or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later canceled or terminated for any reason before such Net Proceeds are so applied, the Issuer or such Restricted Subsidiary enters into another Acceptable Commitment within nine months of such cancellation or termination.

Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in the first sentence of the preceding paragraph will be deemed to constitute “Excess Proceeds”. When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Issuer shall make an offer to all Holders of the notes, and, if required by the terms of any Indebtedness that is pari passu with the notes (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum principal amount of notes and such Pari Passu Indebtedness, that is an integral multiple of $1,000 that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Special Interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten business days after the date that Excess Proceeds exceeds $20.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of notes or the Pari Passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the notes and such Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the notes or such Pari Passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

Pending the final application of any Net Proceeds pursuant to this covenant, the Issuer or the applicable Restricted Subsidiary may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

The Senior Credit Facilities limit, and future credit agreements or other agreements relating to Senior Indebtedness to which the Issuer becomes a party may prohibit or limit, the Issuer from purchasing any notes pursuant to this Asset Sales covenant. In the event the Issuer is prohibited from purchasing the notes, the Issuer could seek the consent of its lenders to the purchase of the notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such consent or repay such borrowings, it will remain prohibited from purchasing the notes. In such case, the Issuer’s failure to purchase tendered notes would constitute an Event of Default under the Indenture. If, as a result thereof, a default occurs with respect to any Senior Indebtedness, the subordination provisions in the Indenture would restrict payments to the Holders of the notes under certain circumstances.

Selection and Notice

If less than all of the notes or such Pari Passu Indebtedness are to be redeemed at any time, selection of such notes for redemption will be made by the Trustee on a pro rata basis to the extent practicable; provided that no notes of $1,000 or less shall be purchased or redeemed in part.

Notices of purchase or redemption shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or redemption date to each Holder of notes to be purchased or redeemed at such Holder’s registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the Indenture. If any note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

A new note in principal amount equal to the unpurchased or unredeemed portion of any note purchased or redeemed in part will be issued in the name of the Holder thereof upon cancellation of the original note. On and after the purchase or redemption date, unless the Issuer defaults in payment of the purchase or redemption price, interest shall cease to accrue on notes or portions thereof purchased or called for redemption.

Certain Covenants

Set forth below are summaries of certain covenants contained in the Indenture. During any period of time that: (1) the notes have Investment Grade Ratings from both Rating Agencies and (2) no Default or Event of Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (1) and (2) being collectively referred to as a “Covenant Suspension Event”), the Issuer and the Restricted Subsidiaries will not be subject to the following provisions of the Indenture:

(1) “—Limitation on Restricted Payments”;

(2) “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”;

(3) “—Transactions with Affiliates”;

(4) “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”;

(5) “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

(6) “—Limitations on Other Senior Subordinated Indebtedness”;

(7) “Repurchase at the Option of Holders—Asset Sales”; and

(8) clause (4) of the first paragraph of “Merger, Consolidation or Sale of All or Substantially All Assets” (collectively, the “Suspended Covenants”). Upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Proceeds shall be set at zero. In addition, the Guarantees of the Guarantors will also be suspended as of such date (the “Suspension Date”). In the event that the Issuer and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the notes below an Investment Grade Rating or a Default or Event of Default occurs and is continuing, then the Issuer and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events and the Guarantees will be reinstated. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period”. Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period).

On the Reversion Date, all Indebtedness incurred, or Disqualified Stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to the first paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” below or one of the clauses set forth in the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” below (in each case, to the extent such Indebtedness or Disqualified Stock would be permitted to be incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness incurred or issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness or Disqualified Stock would not be so permitted to be incurred or issued pursuant to the first or second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”, such Indebtedness or Disqualified Stock will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (c) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”. Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “—Limitation on Restricted Payments” will be made as though the covenant described under “—Limitation on Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “—Limitation on Restricted Payments”.

Limitation on Restricted Payments

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on account of the Issuer’s or any Restricted Subsidiary’s Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than

(A) dividends or distributions by the Issuer payable in Equity Interests (other than Disqualified Stock) of the Issuer or in options, warrants or other rights to purchase such Equity Interests or

(B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Subsidiary other than a Wholly Owned Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(2) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer, including in connection with any merger or consolidation;

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than

(A) Indebtedness permitted under clauses (g) and (h) of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” or

(B) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(4) make any Restricted Investment;

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(b) immediately after giving effect to such transaction on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”; and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock pursuant to clause (b) thereof only), (5), (6)(A) and (C) and (9) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than:

(1) 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date, to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit, plus

(2) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the board of directors, of marketable securities or other property received by the Issuer since immediately after the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or preferred stock pursuant to clause (l) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”) from the issue or sale of

(x) Equity Interests of the Issuer, including Retired Capital Stock (as defined below), but excluding cash proceeds and the fair market value, as determined in good faith by the board of directors of the Issuer, of marketable securities or other property received from the sale of

(A) Equity Interests to members of management, directors or consultants of the Issuer, any direct or indirect parent company of the Issuer and the Issuer’s Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph and

(B) Designated Preferred Stock and to the extent actually contributed to the Issuer, Equity Interests of the Issuer’s direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such corporations or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph) or

(y) debt securities of the Issuer that have been converted into or exchanged for such Equity Interests of the Issuer; provided, however, that this clause (2) shall not include the proceeds from (a) Refunding Capital Stock (as defined below), (b) Equity Interests or converted debt securities of the Issuer sold to a Restricted Subsidiary or the Issuer, as the case may be, (c) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (d) Excluded Contributions, plus

(3) 100% of the aggregate amount of cash and the fair market value, as determined in good faith by the board of directors of the Issuer, of marketable securities or other property contributed to the capital of the Issuer following the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or preferred stock pursuant to clause (l) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”) (other than by a Restricted Subsidiary and other than by any Excluded Contributions), plus

(4) to the extent not already included in Consolidated Net Income, 100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the board of directors of the Issuer, of marketable securities or other property received by means of

(A) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer and its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer and its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments by the Issuer and its Restricted Subsidiaries or

(B) the sale (other than to the Issuer or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clauses (7) or (10) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary plus

(5) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the board of directors of the Issuer in good faith or if, in the case of an Unrestricted Subsidiary, such fair market value may exceed $25.0 million, in writing by an independent investment banking firm of nationally recognized standing, at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clauses (7) or (10) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment.

The foregoing provisions will not prohibit:

(1) subject to clauses (16) and (17) below, the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2) (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Subordinated Indebtedness of the Issuer, or any Equity Interests of any direct or indirect parent company of the Issuer, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Issuer (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”) and (b) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Issuer) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(3) the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Issuer made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer which is incurred in compliance with “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” so long as

(A) the principal amount of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value, plus the amount of any reasonable premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness,

(B) such Indebtedness is subordinated to the notes at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value,

(C) such Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and

(D) such Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of common Equity Interests of the Issuer or any of its direct or indirect parent companies held by any future, present or former employee, director or consultant of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $10.0 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $20.0 million in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed

(A) the cash proceeds from the sale of Equity Interests of the Issuer and, to the extent contributed to the Issuer, Equity Interests of any of the Issuer’s direct or indirect parent companies, in each case to members of management, directors or consultants of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (c) of the preceding paragraph; plus

(B) the cash proceeds of key man life insurance policies received by the Issuer and its Restricted Subsidiaries after the Issue Date less

(C) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (4);

and provided further that cancellation of Indebtedness owing to the Issuer from members of management of the Issuer, any of its direct or indirect parent companies or any Restricted Subsidiary in connection with a repurchase of Equity Interests of the Issuer or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any other Restricted Subsidiary issued in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” to the extent such dividends are included in the definition of Fixed Charges;

(6) (A) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Issuer after the Issue Date;

(B) the declaration and payment of dividends to a direct or indirect parent company of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent corporation issued after the Issue Date, provided that the amount of dividends paid pursuant to this clause (B) shall not exceed the aggregate amount of cash actually contributed to the Issuer from the sale of such Designated Preferred Stock; or

(C) the declaration and payment of dividends on Refunding Capital Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;

provided, however, in the case of each of (A), (B) and (C) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock, after giving effect to such issuance or declaration on a pro forma basis, the Issuer and the Restricted Subsidiaries would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed $30.0 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(9) the declaration and payment of dividends on the Issuer’s common stock, following the first public offering of the Issuer’s common stock or the common stock of any of its direct or indirect parent companies after the Issue Date, of up to 6% per annum of the net cash proceeds received by or contributed to the Issuer in or from any such public offering, other than public offerings with respect to the Issuer’s common stock registered on Form S-8 and other than any public sale constituting an Excluded Contribution;

(10) Investments that are made with Excluded Contributions;

(11) other Restricted Payments in an aggregate amount not to exceed $50.0 million;

(12) distributions or payments of Receivables Fees;

(13) any Restricted Payment used to fund the Transactions and the fees and expenses related thereto or owed to Affiliates, in each case to the extent permitted by the covenant described under “Transactions with Affiliates”;

(14) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions “Repurchase at the Option of Holders—Change of Control” and “Repurchase at the Option of Holders—Asset Sales”; provided that all notes tendered by holders of the notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(15) the declaration and payment of dividends by the Issuer to, or the making of loans to, any direct or indirect parent in amounts required for any direct or indirect parent companies to pay

(A) franchise taxes and other fees, taxes and expenses required to maintain their corporate existence,

(B) federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Issuer and the Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries,

(C) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of the Issuer to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Issuer and the Restricted Subsidiaries, and

(D) general corporate overhead expenses of any direct or indirect parent company of the Issuer to the extent such expenses are attributable to the ownership or operation of the Issuer and the Restricted Subsidiaries;

(16) on or after December 1, 2008, the declaration and payment of a dividend or the making of a distribution to Holdco to pay cash interest as and when due on the Senior Discount Notes pursuant to the Senior Discount Indenture as in effect on the Issue Date in an amount equal to such cash interest payments; provided, however, that such dividends or distributions made pursuant to this clause (16) shall not be made more than three business days prior to the date on which such interest is due pursuant to the Senior Discount Indenture; and

(17) the declaration and payment of a dividend or the making of a distribution to Holdco to redeem, defease, repurchase or otherwise acquire or retire (including by way of satisfaction and discharge of the terms of the Senior Discount Indenture) the Senior Discount Notes (other than any Senior Discount Notes beneficially owned by any Affiliate of the Issuer) in accordance with the terms of the Senior Discount Indenture as in effect on the Issue Date, in an amount equal to such redemption, defeasance, repurchase or other acquisition payment; provided, however, that such dividends or distributions pursuant to this clause (17) may only be made if on the date such dividend or distribution is declared or made the Issuer’s Debt to EBITDA Ratio would be equal to or less than 4.25 to 1.00, determined on a pro forma basis (including after giving pro forma effect to any such dividend or distribution and any Indebtedness incurred in connection with the payment of any such dividend or distribution); provided, further, however, that such dividends or distributions made pursuant to this clause (17) shall not be made more than three business days prior to the date on which such redemption, defeasance, repurchase or other acquisition payment is to be made pursuant to the Senior Discount Indenture as in effect on the Issue Date;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (5), (6), (11), (16) and (17), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the time of issuance of the notes, all of the Issuer’s Subsidiaries were Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary”. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clauses (7), (10) or (11) of the second paragraph of this covenant, or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence “) with respect to any Indebtedness (including Acquired Indebtedness) and the Issuer will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or preferred stock; provided, however, that the Issuer may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of preferred stock, if the Fixed Charge Coverage Ratio for the Issuer’s and the Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided that the amount of Indebtedness (other than Acquired Indebtedness), Disqualified Stock and preferred stock that may be incurred pursuant to the foregoing by Restricted Subsidiaries that are not Guarantors of the notes shall not exceed $100.0 million at any one time outstanding.

The foregoing limitations will not apply to:

(a) the incurrence of Indebtedness under Credit Facilities by the Issuer or any of the Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount of $1,420.0 million outstanding at any one time; provided, however, that the aggregate amount of Indebtedness incurred by Restricted Subsidiaries (other than Guarantors) pursuant to this clause (a) may not exceed $200.0 million outstanding at any one time;

(b) the incurrence by the Issuer and any Guarantor of Indebtedness represented by the notes (including any Guarantee) (other than any Additional Notes);

(c) Existing Indebtedness (other than Indebtedness described in clauses (a) and (b));

(d) Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and preferred stock incurred by the Issuer or any of its Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (d) and including all Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness, Disqualified Stock and preferred stock incurred pursuant to this clause (d), does not exceed the greater of (x) $120.0 million and (y) 5.00% of Total Assets;

(e) Indebtedness incurred by the Issuer or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(f) Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that

(1) such Indebtedness is not reflected on the balance sheet of the Issuer or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (f)(1)) and

(2) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Issuer and the Restricted Subsidiaries in connection with such disposition;

(g) Indebtedness of the Issuer to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor is subordinated in right of payment to the notes; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness;

(h) Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that

(1) any such Indebtedness is made pursuant to an intercompany note and

(2) if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor;

provided further that any subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness;

(i) shares of preferred stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of preferred stock (except to the Issuer or another Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of preferred stock;

(j) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk, exchange rate risk with respect to any Indebtedness permitted to be incurred pursuant to “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” or commodity pricing risk;

(k) obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(l) Indebtedness, Disqualified Stock and preferred stock of the Issuer or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (l), does not at any one time outstanding exceed the sum of (x) $125.0 million and (y) 100% of the net cash proceeds received by the Issuer since immediately after the Issue Date from the issue or sale of Equity Interests of the Issuer or cash contributed to the capital of the Issuer (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to the Issuer or any of its Subsidiaries) as determined in accordance with clauses (c)(2) and (c)(3) of the first paragraph of “—Limitation on Restricted Payments” to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other investments, payments or exchanges pursuant to the second paragraph of “—Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (a) and (c) of the definition thereof) (it being understood that any Indebtedness, Disqualified Stock or preferred stock incurred pursuant to this clause (l) shall cease to be deemed incurred or outstanding for purposes of this clause (l) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or preferred stock under the first paragraph of this covenant without reliance on this clause (l));

(m) the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness, Disqualified Stock or preferred stock which serves to refund or refinance any Indebtedness, Disqualified Stock or preferred stock incurred as permitted under the first paragraph of this covenant and clauses (b) and (c) above, this clause (m) and clause (n) below or any Indebtedness, Disqualified Stock or preferred stock issued to so refund or refinance such Indebtedness, Disqualified Stock or preferred stock including additional Indebtedness, Disqualified Stock or preferred stock incurred to pay premiums (including reasonable tender premiums), defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness

(1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or preferred stock being refunded or refinanced,

(2) to the extent such Refinancing Indebtedness refinances (1) Indebtedness subordinated or pari passu to the notes or any Guarantee of the notes, such Refinancing Indebtedness is subordinated or pari passu to the notes or such Guarantee at least to the same extent as the Indebtedness being refinanced or refunded or (2) Disqualified Stock or preferred stock, such Refinancing Indebtedness must be Disqualified Stock or preferred stock, respectively and

(3) shall not include

(x) Indebtedness, Disqualified Stock or preferred stock of a Subsidiary that refinances Indebtedness, Disqualified Stock or preferred stock of the Issuer,

(y) Indebtedness, Disqualified Stock or preferred stock of a Subsidiary that is not a Guarantor that refinances Indebtedness, Disqualified Stock or preferred stock of a Guarantor or

(z) Indebtedness, Disqualified Stock or preferred stock of the Issuer or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or preferred stock of an Unrestricted Subsidiary;

and provided further that subclause (1) of this clause (m) will not apply to any refunding or refinancing of any Indebtedness outstanding under the Senior Credit Facilities;

(n) Indebtedness, Disqualified Stock or preferred stock of Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into the Issuer or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that such Indebtedness, Disqualified Stock or preferred stock is not incurred in contemplation of such acquisition or merger; provided further that after giving effect to such acquisition or merger, either

(1) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant or

(2) the Fixed Charge Coverage Ratio of the Issuer and the Restricted Subsidiaries is greater than immediately prior to such acquisition or merger;

(o) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within two Business Days of its incurrence;

(p) Indebtedness of the Issuer or any Restricted Subsidiary supported by a letter of credit issued pursuant to the Senior Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit; and

(q) (1) any guarantee by the Issuer or a Guarantor of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture, or

(2) any guarantee by a Restricted Subsidiary of Indebtedness of the Issuer, provided that such guarantee is incurred in accordance with the covenant described below under “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”.

For purposes of determining compliance with this covenant:

(a) in the event that an item of Indebtedness, Disqualified Stock or preferred stock meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or preferred stock described in clauses (a) through (q) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer, in its sole discretion, will classify or reclassify such item of Indebtedness, Disqualified Stock or preferred stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified

Stock or preferred stock in one of the above clauses; provided that all Indebtedness outstanding under the Credit Facilities after the application of the net proceeds from the sale of the notes will be treated as incurred on the Issue Date under clause (a) of the preceding paragraph; and

(b) at the time of incurrence, the Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above.

Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness, Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or preferred stock for purposes of this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Liens

The Issuer will not, and will not permit any Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Senior Subordinated Indebtedness or Subordinated Indebtedness on any asset or property of the Issuer or such Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless the notes (or a Guarantee in the case of Liens of a Guarantor) are equally and ratably secured with (or in the event the Lien relates to Subordinated Indebtedness, are secured on a senior basis to) the obligations so secured until such time as such obligations are no longer secured by a Lien.

Merger, Consolidation or Sale of All or Substantially All Assets

The Issuer may not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless

(1) the Issuer is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under the Indenture and the notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default or Event of Default exists;

(4) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period,

(A) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” or

(B) the Fixed Charge Coverage Ratio for the Successor Company and the Restricted Subsidiaries would be greater than such Ratio for the Issuer and the Restricted Subsidiaries immediately prior to such transaction;

(5) each Guarantor, unless it is the other party to the transactions described above, in which case clause (2) of the second succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture and the notes; and

(6) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture.

The Successor Company will succeed to, and be substituted for the Issuer under the Indenture and the notes. Notwithstanding the foregoing clauses (3) and (4),

(a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Issuer and

(b) the Issuer may merge with an Affiliate of the Issuer solely for the purpose of reincorporating the Issuer in another State of the United States so long as the amount of Indebtedness of the Issuer and the Restricted Subsidiaries is not increased thereby.

Subject to certain limitations described in the Indenture governing release of a Guarantee upon the sale, disposition or transfer of a Guarantor, each Guarantor will not, and the Issuer will not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless

(A) (1) such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(2) the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantor’s Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture; or

(B) the transaction is made in compliance with the covenant described under “Repurchase at the Option of Holders—Asset Sales”.

Subject to certain limitations described in the Indenture, the Successor Person will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, any Guarantor may merge into or transfer all or part of its properties and assets to another Guarantor or the Issuer.

Transactions with Affiliates

The Issuer will not, and will not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $5.0 million, unless

(a) such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person and

(b) the Issuer delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $10.0 million, a resolution adopted by the majority of the board of directors of the Issuer approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions will not apply to the following:

(1) Transactions between or among the Issuer or any of the Restricted Subsidiaries;

(2) Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” and the definition of “Permitted Investments;”

(3) the payment of management, consulting, monitoring and advisory fees and related expenses to the Investors;

(4) the payment of reasonable and customary fees paid to, and indemnities provided on behalf of, officers, directors, employees or consultants of the Issuer, any of its direct or indirect parent companies or any Restricted Subsidiary;

(5) transactions in which the Issuer or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(6) any agreement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous to the holders in any material respect as compared to the applicable agreement as in effect on the Issue Date);

(7) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders in any material respect;

(8) the Transactions and the payment of all fees and expenses related to the Transactions, in each case as disclosed in this prospectus;

(9) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Issuer and the Restricted Subsidiaries, in the reasonable determination of the board of directors of the Issuer or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(10) the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any Permitted Holder or to any director, officer, employee or consultant;

(11) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(12) payments by the Issuer or any Restricted Subsidiary to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the board of directors of the Issuer in good faith; and

(13) payments or loans (or cancellation of loans) to employees or consultants of the Issuer, any of its direct or indirect parent companies or any Restricted Subsidiary and employment agreements, stock option plans and other similar arrangements with such employees or consultants which, in each case, are approved by a majority of the board of directors of the Issuer in good faith.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(a) (1) pay dividends or make any other distributions to the Issuer or any Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits or

(2) pay any Indebtedness owed to the Issuer or any Restricted Subsidiary;

(b) make loans or advances to the Issuer or any Restricted Subsidiary; or

(c) sell, lease or transfer any of its properties or assets to the Issuer or any Restricted Subsidiary,

except (in each case) for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Credit Facilities and the related documentation;

(2) the Indenture and the notes;

(3) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(4) applicable law or any applicable rule, regulation or order;

(5) any agreement or other instrument of a Person acquired by the Issuer or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(6) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(7) secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” and “Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(8) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(9) other Indebtedness, Disqualified Stock or preferred stock of Restricted Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock;”

(10) customary provisions in joint venture agreements and other similar agreements;

(11) customary provisions contained in leases and other agreements entered into in the ordinary course of business;

(12) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (11) above, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer’s board of directors, no more restrictive with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(13) restrictions created in connection with any Receivables Facility that, in the good faith determination of the board of directors of the Issuer, are necessary or advisable to effect such Receivables Facility.

Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

The Issuer will not permit any Restricted Subsidiary that is a Domestic Subsidiary, other than a Guarantor or a special-purpose Restricted Subsidiary formed in connection with Receivables Facilities, to guarantee the payment of any Indebtedness of the Issuer or any other Guarantor unless:

(a) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuer or any Guarantor

(1) if the notes or such Guarantor’s Guarantee of the notes are subordinated in right of payment to such Indebtedness, the Guarantee under the supplemental indenture shall be subordinated to such Restricted Subsidiary’s guarantee with respect to such Indebtedness substantially to the same extent as the notes are subordinated to such Indebtedness under the Indenture and

(2) if such Indebtedness is by its express terms subordinated in right of payment to the notes or such Guarantor’s Guarantee of the notes, any such guarantee of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary’s Guarantee with respect to the notes substantially to the same extent as such Indebtedness is subordinated to the notes;

(b) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee; and

(c) such Restricted Subsidiary shall deliver to the Trustee an opinion of counsel to the effect that

(1) such Guarantee has been duly executed and authorized and

(2) such Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity;

provided that this covenant shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

Limitation on Other Senior Subordinated Indebtedness

The Issuer will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinate in right of payment to any Indebtedness of the Issuer or any Guarantor, as the case may be, unless such Indebtedness is either

(a) equal in right of payment with the notes or such Guarantor’s Guarantee, as the case may be, or

(b) expressly subordinated in right of payment to the notes or such Guarantor’s Guarantee, as the case may be.

Reports and Other Information

Notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Indenture requires the Issuer to file with the SEC (and make available to the Trustee and Holders of the notes (without exhibits), without cost to each Holder, within 15 days after it files them with the SEC),

(a) within 90 days (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-K) after the end of each fiscal year, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

(b) within 45 days (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-Q) after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q, containing the information required to be contained therein, or any successor or comparable form;

(c) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form; and

(d) any other information, documents and other reports which the Issuer would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

provided that the Issuer shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuer will make available such information to prospective purchasers of notes, in addition to providing such information to the Trustee and the Holders of the notes, in each case within 15 days after the time the Issuer would be required to file such information with the SEC, if it were subject to Sections 13 or 15(d) of the Exchange Act.

In the event that any direct or indirect parent company of the Issuer becomes a Guarantor of the notes, the Indenture will permit the Issuer to satisfy its obligations in this covenant with respect to financial information relating to the Issuer by furnishing financial information relating to such parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Issuer and the Restricted Subsidiaries on a standalone basis, on the other hand.

Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement by the filing with the SEC of the exchange offer registration statement or shelf registration statement within the time periods specified in the Registration Rights Agreement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act.

Events of Default and Remedies

The following events constitute Events of Default under the Indenture:

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the notes issued under the Indenture, whether or not such payment shall be prohibited by the subordination provisions relating to the notes;

(2) default for 30 days or more in the payment when due of interest on or with respect to the notes issued under the Indenture, whether or not such payment shall be prohibited by the subordination provisions relating to the notes;

(3) failure by the Issuer to comply with its obligations under the first paragraph of “Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets”;

(4) failure by the Issuer to comply for 30 days after notice by the Trustee or the holders of not less than 30% in principal amount of the Notes then outstanding with any of its obligations in the covenants described above under “Repurchase at the Option of Holders—Change of Control” (other than a failure to purchase Notes) or “Repurchase at the Option of Holders—Asset Sales” (other than a failure to purchase Notes) or under “Certain Covenants” under “—Limitation on Restricted Payments”, “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”, “—Liens”, “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”, “—Transactions with Affiliates”, “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”, “—Limitation on Other Senior Subordinated Indebtedness” or “—Reports and Other Information”;

(5) failure by the Issuer or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 30% in principal amount of the notes then outstanding and issued under the Indenture to comply with any of its other agreements contained in the Indenture or the notes;

(6) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any Restricted Subsidiary or the payment of which is guaranteed by the Issuer or any Restricted Subsidiary, other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the notes, if both

(A) such default either results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and

(B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $40.0 million or more at any one time outstanding;

(7) failure by the Issuer or any Significant Subsidiary to pay final judgments aggregating in excess of $40.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(8) certain events of bankruptcy or insolvency with respect to the Issuer or any Significant Subsidiary; or

(9) the Guarantee of any Significant Subsidiary shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary, as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the related Indenture or the release of any such Guarantee in accordance with the Indenture.

If any Event of Default (other than of a type specified in clause (8) above) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 30% in principal amount of the then outstanding notes issued under the Indenture may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding notes issued under the Indenture to be due and payable immediately; provided, however, that, so long as any Indebtedness permitted to be incurred under the Indenture as part of the Senior Credit Facilities shall be outstanding, no such acceleration shall be effective until the earlier of

(1) acceleration of any such Indebtedness under the Senior Credit Facilities, or

(2) five Business Days after the giving of written notice of such acceleration to the Issuer and the administrative agent under the Senior Credit Facilities.

Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (8) of the first paragraph of this section, all outstanding notes will become due and payable without further action or notice. The Indenture provides that the Trustee may withhold from Holders notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, the Trustee shall have no obligation to accelerate the notes if in the best judgment of the Trustee acceleration is not in the best interest of the Holders of such notes.

The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding notes issued thereunder by notice to the Trustee may on behalf of the Holders of all of such notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or

Event of Default in the payment of interest on, premium, if any, or the principal of any such note held by a non-consenting Holder. In the event of any Event of Default specified in clause (6) above, such Event of Default and all consequences thereof (excluding any resulting payment default) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arises

(x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, or

(y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default, or

(z) the default that is the basis for such Event of Default has been cured.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the notes unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a note may pursue any remedy with respect to the Indenture or the notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Holders of at least 30% in principal amount of the outstanding notes have requested the Trustee to pursue the remedy;

(3) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

The Indenture provides that the Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required, within five Business Days, upon becoming aware of any Default or Event of Default or any default under any document, instrument or agreement representing Indebtedness of the Issuer or any Guarantor, to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor or any of their parent companies shall have any liability for any obligations of the Issuer or the Guarantors under the notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The obligations of the Issuer and the Guarantors under the Indenture will terminate (other than certain obligations) and will be released upon payment in full of all of the notes issued under the Indenture. The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the notes issued under the Indenture and have each Guarantor’s obligation discharged with respect to its Guarantee (“Legal Defeasance”) and cure all then existing Events of Default except for

(1) the rights of Holders of notes issued under the Indenture to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due solely out of the trust created pursuant to the Indenture,

(2) the Issuer’s obligations with respect to notes issued under the Indenture concerning issuing temporary notes, registration of such notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust,

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have its obligations and those of each Guarantor released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuer) described under “Events of Default” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the notes issued under the Indenture:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the notes issued under the Indenture on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on the notes;

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(A) the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling or

(B) since the issuance of the notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel in the United States shall confirm that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit) shall have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Credit Facilities or any other material agreement or instrument (other than the Indenture) to which, the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(6) the Issuer shall have delivered to the Trustee an opinion of counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of Section 547 of Title II of the United States Code;

(7) the Issuer shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

(8) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel in the United States (which opinion of counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when either

(a) all such notes theretofore authenticated and delivered, except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(b) (1) all such notes not theretofore delivered to such Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with such Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on such notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit) with respect to the Indenture or the notes issued thereunder shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Credit Facilities or any other material agreement or instrument (other than the Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(3) the Issuer has paid or caused to be paid all sums payable by it under the Indenture; and

(4) the Issuer has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of such notes at maturity or the redemption date, as the case may be.

In addition, the Issuer must deliver an Officers’ Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Transfer and Exchange

A Holder may transfer or exchange notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer is not required to transfer or exchange any note selected for redemption. Also, the Issuer is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

The registered Holder of a note will be treated as the owner of the note for all purposes.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, any related guarantee and the notes issued thereunder may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding and issued under the Indenture, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes, and any existing Default or Event of Default or compliance with any provision of the Indenture or the notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes issued under the Indenture, other than notes beneficially owned by the Issuer or its Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for notes).

The Indenture provides that, without the consent of each Holder affected, an amendment or waiver may not, with respect to any notes issued under the Indenture and held by a non-consenting Holder:

(1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver,

(2) reduce the principal of or change the fixed maturity of any such note or alter or waive the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “Repurchase at the Option of Holders”),

(3) reduce the rate of or change the time for payment of interest on any note,

(4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes issued under the Indenture, except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture or any guarantee which cannot be amended or modified without the consent of all Holders,

(5) make any note payable in money other than that stated in the notes,

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the notes,

(7) make any change in these amendment and waiver provisions,

(8) impair the right of any Holder to receive payment of principal of, or interest on such Holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s notes, or

(9) make any change in the subordination provisions of the Indenture that would adversely affect the Holders.

Notwithstanding the foregoing, without the consent of any Holder, the Issuer, any Guarantor (with respect to a Guarantee or the Indenture to which it is a party) and the Trustee may amend or supplement the Indenture, any Guarantee or the notes:

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to comply with the covenant relating to mergers, consolidations and sales of assets;

(4) to provide the assumption of the Issuer’s or any Guarantor’s obligations to Holders;

(5) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder;

(6) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(7) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(8) to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee pursuant to the requirements thereof;

(9) to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

(10) to add a Guarantor under the Indenture;

(11) to conform the text of the Indenture, Guarantees or the notes to any provision of this “Description of the Notes” to the extent that such provision in this “Description of the Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Guarantees or the notes; or

(12) making any amendment to the provisions of the Indenture relating to the transfer and legending of notes; provided, however, that (1) compliance with the Indenture as so amended would not result in notes being transferred in violation of the Securities Act or any applicable securities law and (2) such amendment does not materially and adversely affect the rights of Holders to transfer notes.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the Trustee

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Indenture provides that the Holders of a majority in principal amount of the outstanding notes issued thereunder will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The Indenture, the notes and any Guarantee are governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of the note; and

(2) the excess, if any, of (a) the present value at such redemption date of (i) the redemption price of the note at October 1, 2008 (such redemption price being set forth in the table appearing above under the caption “Optional Redemption”), plus (ii) all required interest payments due on the note through October 1, 2008 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of the note.

“Asset Sale” means

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Issuer or any Restricted Subsidiary (each referred to in this definition as a “disposition”) or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions, in each case, other than:

(a) any disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business or any disposition of inventory or goods held for sale in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under “Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(c) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “Certain Covenants—Limitation on Restricted Payments”;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $20.0 million;

(e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Restricted Subsidiary;

(f) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(h) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (with the exception of Investments in Unrestricted Subsidiaries acquired pursuant to clause (h) of the definition of Permitted Investments);

(i) foreclosures on assets;

(j) sales of accounts receivable, or participations therein, in connection with any Receivables Facility; and

(k) any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations permitted by the Indenture.

“Board Resolution” means with respect to the Issuer, a duly adopted resolution of the Board of Directors of the Issuer or any committee thereof.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means

(1) in the case of a corporation, corporate stock,

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock,

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Equivalents” means

(1) United States dollars,

(2) Canadian dollars,

(3) (a) euro, or any national currency of any participating member state in the European Union or,

(b) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business,

(4) securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition,

(5) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $250.0 million in the case of domestic banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of foreign banks,

(6) repurchase obligations for underlying securities of the types described in clauses (4) and (5) entered into with any financial institution meeting the qualifications specified in clause (5) above,

(7) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 12 months after the date of creation thereof,

(8) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 12 months after the date of creation thereof,

(9) investment funds investing 95% of their assets in securities of the types described in clauses (1) through (8) above,

(10) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition and

(11) Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 12 months or less from the date of acquisition.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) through (3) above, provided that such amounts are converted into any currency listed in clauses (1) through (3) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or

(2) the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies.

“Color Prelude Acquisition” means the acquisition of Color Prelude, Inc. by IST Corp. on December 18, 2001.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount resulting from the issuance of Indebtedness at less than par, non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133 “Accounting for Derivative Instruments and Hedging Activities”), the interest component of Capitalized Lease Obligations and net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and any expensing of bridge, commitment and other financing fees), and

(b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued less

(c) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(1) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to severance, relocation costs, new product introductions, one-time compensation charges, the Jostens Acquisition, the Color Prelude Acquisition, the Lehigh Press Acquisition and the Transactions) shall be excluded,

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(3) any after-tax effect of income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations shall be excluded,

(4) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Board of Directors of the Issuer, shall be excluded,

(5) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Issuer shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period,

(6) solely for the purpose of determining the amount available for Restricted Payments under clause (c)(1) of the first paragraph of “Certain Covenants—Limitation on Restricted Payments”, the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated Net Income of the Issuer will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Issuer or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(7) effects of adjustments in any line item in such Person’s consolidated financial statements required or permitted by the Financial Accounting Standards Board Statement Nos. 141 and 142 resulting from the application of purchase accounting in relation to the Transactions, the Jostens Acquisition, the Color Prelude Acquisition and the Lehigh Press Acquisition or any acquisition that is consummated after the Issue Date, net of taxes, shall be excluded,

(8) any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded,

(9) any impairment charge or asset write-off pursuant to Financial Accounting Standards Board Statement No. 142 and No. 144 and the amortization of intangibles arising pursuant to No. 141 shall be excluded, and

(10) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors or employees shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described under “Certain Covenants—Limitation on Restricted Payments” only (other than clause (c)(4) thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuer and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Issuer and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Issuer or any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(4) thereof.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Issuer and the Restricted Subsidiaries and (2) the aggregate amount of all outstanding Disqualified Stock of the Issuer and all preferred stock of the Restricted Subsidiaries, with the amount of such Disqualified Stock and preferred stock equal to the greater of their respective voluntary or involuntary liquidation preferences and Maximum Fixed Repurchase Prices, in each case determined on a consolidated basis in accordance with GAAP.

For purposes hereof, the “Maximum Fixed Repurchase Price” of any Disqualified Stock or preferred stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or preferred stock as if such Disqualified Stock or preferred stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or preferred stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the Issuer.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds

(A) for the purchase or payment of any such primary obligation or

(B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Facilities” means, with respect to the Issuer or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Facilities, or commercial paper facilities with banks or other institutional lenders or investors or indentures providing for revolving credit loans, term loans, receivables financing, including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against receivables, letters of credit or other long-term indebtedness, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”).

“Debt to EBITDA Ratio” means, with respect to the Issuer for any period, the Issuer’s ratio of (1) Consolidated Total Indebtedness as of the date of calculation (the “Debt to EBITDA Ratio Calculation Date”) to (2) the EBITDA for the four full consecutive fiscal quarters immediately preceding the Debt to EBITDA Ratio Calculation Date for which financial information is available (the “Measurement Period”).

In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees or redeems any Indebtedness or issues or redeems Disqualified Stock or preferred stock or consummates any Investments, acquisitions, dispositions, or mergers or consolidations subsequent to the commencement of the Measurement Period for which the Debt to EBITDA Ratio is being calculated but prior to or simultaneously with the Debt to

EBITDA Ratio Calculation Date, then the Debt to EBITDA Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness or issuance or redemption of Disqualified Stock or preferred stock or Investment, acquisition, disposition, merger or consolidation, as if the same had occurred at the beginning of the Measurement Period. Any computations or pro forma calculations made pursuant to this “Debt to EBITDA Ratio” definition or clause (17) of the second paragraph of the covenant described under “—Limitation on Restricted Payments” shall be made in accordance with the provisions set forth in the second and third paragraphs of the definition of “Fixed Charge Coverage Ratio”.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Noncash Consideration” means the fair market value of noncash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, executed by a senior vice president and the principal financial officer of the Issuer, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Designated Preferred Stock” means preferred stock of the Issuer or any parent corporation thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate executed by a senior vice president and the principal financial officer of the Issuer or the applicable parent corporation thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (c) of the first paragraph of the “Certain Covenants—Limitation on Restricted Payments” covenant.

“Designated Senior Indebtedness” means

(1) any Indebtedness outstanding under the Senior Credit Facilities; and

(2) any other Senior Indebtedness permitted under the Indenture, the principal amount of which is $25.0 million or more and that has been designated by the Issuer as “Designated Senior Indebtedness.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control or asset sale, in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the notes or the date the notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(1) increased (without duplication) by:

(a) provision for taxes based on income or profits, plus franchise or similar taxes, of such Person for such period deducted in computing Consolidated Net Income, plus

(b) Consolidated Interest Expense of such Person for such period to the extent the same was deducted in calculating such Consolidated Net Income, plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted in computing Consolidated Net Income, plus

(d) any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the Indenture (including a refinancing thereof) (whether or not successful), including (1) such fees, expenses or charges related to the offering of the notes and the Credit Facilities and (2) any amendment or other modification of the Notes, and, in each case, deducted in computing Consolidated Net Income, plus

(e) the amount of any restructuring charge deducted in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Issue Date and costs related to the closure and/or consolidation of facilities, plus

(f) any other non-cash charges, including any write off or write downs, reducing Consolidated Net Income for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period, plus

(g) the amount of any minority interest expense deducted in such period in calculating Consolidated Net Income (less the amount of any cash dividends paid to the holders of such minority interests), plus

(h) the amount of management, monitoring, consulting and advisory fees and related expenses paid in such period to the Investors or any of their respective Affiliates, plus

(i) expenses consisting of internal software development costs that are expensed during the period but could have been capitalized under alternative accounting policies in accordance with GAAP, plus

(j) costs of surety bonds incurred in such period in connection with financing activities;

(2) decreased by (without duplication) non-cash items increasing Consolidated Net Income of such Person for such period, excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period; and

(3) increased or decreased by (without duplication):

(a) any net gain or loss resulting in such period from Hedging Obligations, plus or minus, as applicable

(b) without duplication, the Historical Adjustments incurred in such period.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or preferred stock of the Issuer or any of its direct or indirect parent companies (excluding Disqualified Stock), other than

(1) public offerings with respect to the Issuer’s or any direct or indirect parent company’s common stock registered on Form S-8;

(2) issuances to any Subsidiary of the Issuer; and

(3) any such public or private sale that constitutes an Excluded Contribution.

“euro” means the single currency of participating member states of the EMU.

Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Issuer from

(a) contributions to its common equity capital, and

(b) the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

in each case designated as Excluded Contributions pursuant to an officers’ certificate executed by a senior vice president and the principal financial officer of the Issuer on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (c) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments”.

“Existing Indebtedness” means Indebtedness of the Issuer or the Restricted Subsidiaries in existence on the Issue Date, plus interest accruing thereon.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees or redeems any Indebtedness or issues or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of Disqualified Stock or preferred stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Issuer or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such

Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of

(a) Consolidated Interest Expense of such Person for such period,

(b) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock (including any Designated Preferred Stock) or any Refunding Capital Stock of such Person made during such period, and

(c) all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock made during such period.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof.

“GAAP” means generally accepted accounting principles in the United States which are in effect on the Issue Date.

“Government Securities” means securities that are

(a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under the Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies.

“Historical Adjustments” means with respect to any Person, without duplication, the following items to the extent incurred prior to the Issue Date and, in each case, during the applicable period:

(1) fees for management advisory services paid by the Issuer or any of its Restricted Subsidiaries to DLJ Merchant Banking Partners III, L.P. and DLJ Merchant Banking Partners II, L.P. or any of their respective financial services Affiliates;

(2) adjustments in any line item in such Person’s consolidated financial statements required or permitted by the Financial Accounting Standards Board Statement Nos. 141 and 142 resulting from the application of purchase accounting in relation to the Jostens Acquisition, the Color Prelude Acquisition and the Lehigh Press Acquisition;

(3) gains (losses) from the early extinguishment of Indebtedness;

(4) transaction expenses incurred in connection with the Jostens Acquisition, the merger and recapitalization of Jostens in 2000 and the Lehigh Press Acquisition;

(5) the cumulative effect of a change in accounting principles;

(6) gains (losses), net of tax, from disposed or discontinued operations, including the discontinuance of Jostens’ Recognition business;

(7) non-cash adjustments to LIFO reserves;

(8) gains (losses) attributable to the disposition of fixed assets; and

(9) other costs consisting of (i) one-time restructuring charges, (ii) one-time severance costs in connection with former employees, (iii) debt financing costs, (iv) unusual litigation expenses, (v) fees and expenses related to acquisitions and (vi) consulting services in connection with acquisitions.

“Holdco” means Visant Holding Corp.

“Holder” means a holder of the notes.

“Indebtedness” means, with respect to any Person,

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent

(a) in respect of borrowed money,

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without double counting, reimbursement agreements in respect thereof),

(c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, or

(d) representing any Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP,

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of another Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business, and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of another Person secured by a Lien on any asset owned by such Person, whether or not such Indebtedness is assumed by such Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (A) Contingent Obligations incurred in the ordinary course of business or (B) obligations under or in respect of Receivables Facilities or (C) leases of precious metals used in the ordinary course of business of the Issuer and its Restricted Subsidiaries, whether or not accounted for as operating leases under GAAP.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means Credit Suisse First Boston LLC, Deutsche Bank Securities Inc., Banc of America Securities LLC, Calyon Securities (USA) Inc., CIT Capital Securities LLC, Greenwich Capital Markets, Inc., ING Financial Markets LLC and NatCity Investments, Inc.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents),

(2) debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 or higher by Moody’s or the equivalent of such rating by such rating organization, or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries,

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution, and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain Covenants—Limitation on Restricted Payments,”

(1) “Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to

(x) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less

(y) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Issuer.

“Investors” means Kohlberg Kravis Roberts & Co. L.P., and DLJ Merchant Banking Partners III, L.P. and their respective Affiliates.

“Issue Date” means October 4, 2004.

“Issuer” means Visant Corporation, a Delaware corporation, and its successors.

“Jostens Acquisition” means the acquisition of Jostens by affiliates of DLJ Merchant Banking Partners III L.P. on July 29, 2003.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

“Lehigh Press Acquisition” means the acquisition of The Lehigh Press, Inc. by a subsidiary of Von Hoffmann Holdings Inc. on October 22, 2003.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any Restricted Subsidiary in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Noncash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Noncash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness or Senior Subordinated Indebtedness required (other than required by clause (1) of the second paragraph of “Repurchase at the Option of Holders—Asset Sales”) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Issuer as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer.

“Officers’ Certificate” means a certificate signed on behalf of the Issuer by two Officers of the Issuer, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer, that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person; provided, that any cash or Cash Equivalents received must be applied in accordance with the “Asset Sales” covenant.

“Permitted Holders” means each of the Investors and their respective Affiliates and members of management of the Issuer who are shareholders of the Issuer on the Issue Date and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided, that, in the case of such group and without giving effect to the existence of such group or any other group, such Investors, Affiliates and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies.

“Permitted Investments” means

(a) any Investment in the Issuer or any Restricted Subsidiary;

(b) any Investment in cash and Cash Equivalents or Investment Grade Securities;

(c) any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person that is engaged in a Similar Business if as a result of such Investment

(1) such Person becomes a Restricted Subsidiary or

(2) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary;

(d) any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(e) any Investment existing on the Issue Date;

(f) any Investment acquired by the Issuer or any Restricted Subsidiary

(1) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Issuer of such other Investment or accounts receivable or

(2) as a result of a foreclosure by the Issuer or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(g) Hedging Obligations permitted under clause (j) of the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” covenant;

(h) any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (h) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $150 million and (y) 6.50% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(i) Investments the payment for which consists of Equity Interests of the Issuer, or any of its direct or indirect parent companies (exclusive of Disqualified Stock); provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (c) of the first paragraph under the covenant described in “Certain Covenants—Limitations on Restricted Payments”;

(j) guarantees of Indebtedness permitted under the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”;

(k) any transaction to the extent it constitutes an investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (5) and (9) of such paragraph);

(l) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(m) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (m) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $50.0 million and (y) 2.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(n) Investments relating to any special purpose Wholly Owned Subsidiary of the Issuer organized in connection with a Receivables Facility that, in the good faith determination of the Board of Directors of the Issuer, are necessary or advisable to effect such Receivables Facility;

(o) advances to employees not in excess of $15.0 million outstanding at any one time, in the aggregate; and

(p) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business.

“Permitted Junior Securities” means:

(1) Equity Interests in the Issuer, any Guarantor or any direct or indirect parent of the Issuer; or

(2) unsecured debt securities that are subordinated to all Senior Indebtedness (and any debt securities issued in exchange for Senior Indebtedness) to substantially the same extent as, or to a greater extent than, the notes and the Guarantees are subordinated to Senior Indebtedness under the Indenture;

provided that the term “Permitted Junior Securities” shall not include any securities distributed pursuant to a plan of reorganization if the Indebtedness under the Senior Credit Facilities is treated as part of the same class as the notes for purposes of such plan of reorganization.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness permitted to be incurred pursuant to clause (d) or (l) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”;

(7) Liens existing on the Issue Date;

(8) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

(9) Liens on property at the time the Issuer or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Issuer or any Restricted Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”;

(11) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;

(12) Liens on specific items of inventory of other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Issuer or any of the Restricted Subsidiaries;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of the Issuer or any Guarantor;

(16) Liens on equipment of the Issuer or any Restricted Subsidiary granted in the ordinary course of business to the Issuer’s client at which such equipment is located;

(17) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(18) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9), (10), (11) and (15); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (10), (11) and (15) at the time the original Lien became a Permitted Lien under the Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(19) deposits made in the ordinary course of business to secure liability to insurance carriers; and

(20) other Liens securing obligations incurred in the ordinary course of business which obligations due to exceed $25.0 million at any one time outstanding.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“preferred stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the board of directors in good faith.

“Rating Agencies” mean Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer (as certified by a Board Resolution) which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivables Facility” means one or more receivables financing facilities, as amended from time to time, the Indebtedness of which is non-recourse (except for standard representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuer and the Restricted Subsidiaries pursuant to which the Issuer or any of its Restricted Subsidiaries sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Registration Rights Agreement” means the Registration Rights Agreement dated as of the Issue Date, among the Issuer, the Guarantors and the Initial Purchasers.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Representative” means any trustee, agent or representative (if any) for an issue of Senior Indebtedness of the Issuer.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Issuer (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary”.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by the Issuer or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to such Person in contemplation of such leasing.

“SEC” means the Securities and Exchange Commission.

“Secondary Holdings” means Visant Secondary Holdings Corp.

“Secured Indebtedness” means any indebtedness of the Issuer secured by a Lien.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Facilities” means the Credit Agreement entered into as of the Issue Date by and among the Issuer, Secondary Holdings, the lenders party thereto in their capacities as lenders thereunder, Credit Suisse First Boston, as Administrative Agent, and Credit Suisse First Boston Toronto Branch, as Canadian Administrative Agent, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” above).

“Senior Discount Indenture” means the indenture dated as of December 2, 2003, among Holdco as Issuer and The Bank of New York Trust Company, N.A. (f/k/a BNY Midwest Trust Company), as Trustee.

“Senior Discount Notes” means the $247,200,000 principal amount at maturity of 10 1/4 % senior discount notes due 2013 issued by Holdco pursuant to the Senior Discount Indenture and outstanding as of the Issue Date.

“Senior Indebtedness” means

(a) all Indebtedness of the Issuer or any Guarantor outstanding under the Senior Credit Facilities (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Issuer or any Guarantor, regardless of whether or not a claim for post-filing interest is allowed in such proceedings);

(b) all Hedging Obligations (and guarantees thereof) with respect to the Senior Credit Facilities, provided that such Hedging Obligations are permitted to be incurred under the terms of the Indenture;

(c) any other Indebtedness of the Issuer or any Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes or any subsidiary guarantee; and

(d) all Obligations with respect to the items listed in the preceding clauses (a), (b) and (c);

provided, however, that Senior Indebtedness shall not include:

(1) any obligation of such Person to the Issuer or any Subsidiary;

(2) any liability for federal, state, local or other taxes owed or owing by such Person;

(3) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(4) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(5) that portion of any Indebtedness which at the time of incurrence is incurred in violation of the Indenture.

“Senior Subordinated Indebtedness” means

(a) with respect to the Issuer, Indebtedness which ranks equal in right of payment to the notes, and

(b) with respect to any Guarantor, Indebtedness which ranks equal in right of payment to the Guarantee of such Guarantor.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means any business conducted or proposed to be conducted by the Issuer and its Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Special Interest” means all liquidated damages then owing pursuant to the Registration Rights Agreement.

“Subordinated Indebtedness” means

(a) with respect to the Issuer, any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the notes, and

(b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to the guarantee of such Guarantor under the Indenture.

“Subsidiary” means, with respect to any Person,

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof and

(2) any partnership, joint venture, limited liability company or similar entity of which

(x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Total Assets” means the total assets of the Issuer and the Restricted Subsidiaries, as shown on the most recent balance sheet of the Issuer.

“Transaction Agreements” means the (1) the agreement and plan of merger dated as of July 21, 2004, among Fusion Acquisition LLC, VHH Merger, Inc. and Von Hoffmann Holdings Inc.; (2) the agreement and plan of merger dated as of July 21, 2004, among Fusion Acquisition Corp., AHI Merger, Inc. and AHC I Acquisition Corp and (3) the Contribution Agreement dated as of July 21, 2004, among Visant Holding Corp. and Fusion Acquisition LLC, in each case as the same may be amended prior to the Issue Date.

“Transactions” means the transactions contemplated by the Transaction Agreements, the notes and the Senior Credit Facilities as in effect on the Issue Date.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to October 1, 2008; provided, however, that if the period from the redemption date to October 1, 2008, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” means The Bank of New York Trust Company, N.A. (f/k/a The Bank of New York) until a successor replaces it and, thereafter, means the successor.

“Unrestricted Subsidiary” means

(1) any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Issuer, as provided below) and

(2) any Subsidiary of an Unrestricted Subsidiary.

The board of directors of the Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Subsidiary of the Issuer (other than any Subsidiary of the Subsidiary to be so designated), provided that

(a) any Unrestricted Subsidiary must be an entity of which shares of the capital stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Issuer,

(b) such designation complies with the covenants described under “Certain Covenants—Limitation on Restricted Payments” and

(c) each of

(1) the Subsidiary to be so designated and

(2) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary.

The board of directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation no Default or Event of Default shall have occurred and be continuing and either

(1) the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in the first paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” or

(2) the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the board of directors of the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or preferred stock, as the case may be, at any date, the quotient obtained by dividing

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or preferred stock multiplied by the amount of such payment, by

(2) the sum of all such payments.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

CERTAIN ERISA CONSIDERATIONS

Section 406 of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) prohibit employee benefit plans and certain other retirement plans, accounts and arrangements that are subject to Title I of ERISA or Section 4975 of the Code (“ERISA Plans”) from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which we are or any subsidiary guarantor is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the notes should not be purchased or held by any person investing “plan assets” of any plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or violation of any applicable laws or regulations that are to the prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code (collectively, “Similar Laws”).

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material United States federal income tax consequences of the ownership of notes as of the date hereof.

Except where noted, this summary deals only with notes that are held as capital assets, and does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt organization;

•	an insurance company;

•	a person holding the notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a person who is an investor in a pass-through entity;

•	a United States Holder (as defined below) whose “functional currency” is not the U.S. dollar;

•	a “controlled foreign corporation”;

•	a “passive foreign investment company”; or

•	a United States expatriate

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below. This summary does not represent a detailed description of the United States federal income tax consequences to you in light of your particular circumstances.

If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding notes, you should consult your tax advisors.

If you are considering the purchase of notes, you should consult your own tax advisors concerning the particular United States federal income tax consequences to you of the ownership of the notes, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Consequences to United States Holders

The following is a summary of the material United States federal income tax consequences that will apply to you if you are a United States Holder of notes.

Certain consequences to “Non-United States Holders” of notes, which are beneficial owners of notes (other than partnerships) who are not United States Holders, are described under “—Consequences to Non-United States Holders” below.

“United States Holder” means a beneficial owner of a note that is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

Payments of Interest

Interest on a note will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for tax purposes.

Market Discount

If you purchase a note for an amount that is less than its principal amount, the amount of the difference will be treated as “market discount” for United States federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the market discount that you have not previously included in income and are treated as having accrued on the note at the time of its payment or disposition.

In addition, you may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the note. You may elect, on a note-by-note basis, to deduct the deferred interest expense in a tax year prior to the year of disposition. You should consult your own tax advisors before making this election.

Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless you elect to accrue on a constant interest method. You may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply.

Amortizable Bond Premium

If you purchase a note for an amount in excess of its principal amount, you will be considered to have purchased the note at a “premium”. You generally may elect to amortize the premium over the remaining term of the note on a constant yield method as an offset to interest when includible in income under your regular accounting method. If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the note.

Sale, Exchange and Retirement of Notes

Your tax basis in a note will, in general, be your cost for that note, increased by market discount that you previously included in income, and reduced by any amortized premium and any cash payments on the note other than stated interest. Upon the sale, exchange, retirement or other disposition of a note, you will recognize gain or loss equal to the difference between the amount you realize upon the sale, exchange, retirement or other disposition (less an amount equal to any accrued interest, which will be taxable as interest income to the extent not previously included in income) and the tax basis of the note. Except as described above with respect to market discount, that gain or loss will be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Consequences to Non-United States Holders

The following is a summary of the material United States federal income and estate tax consequences that will apply to you if you are a Non-United States Holder of notes.

United States Federal Withholding Tax

The 30% United States federal withholding tax will not apply to any payment of interest on the notes under the “portfolio interest rule,” provided that:

•	interest paid on the notes is not effectively connected with your conduct of a trade or business in the United States;

•

you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and

•

either (a) you provide your name and address on an Internal Revenue Service (“IRS”) Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person as defined under the Code or (b) you hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations.

Special certification rules apply to Non-United States Holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed:

•	IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•

IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under “United States Federal Income Tax”).

The 30% United States federal withholding tax generally will not apply to any payment of principal or gain that you realize on the sale, exchange, retirement or other disposition of a note.

United States Federal Income Tax

If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), then you will be subject to United States federal income tax on that interest on a net income basis (although you will be exempt from the 30% United States federal withholding tax, provided you furnish us with a properly executed IRS Form W-8ECI as discussed above under “United States Federal Withholding Tax”) in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of such interest, subject to adjustments.

Any gain realized on the disposition of a note generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment); or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

United States Federal Estate Tax

Your estate will not be subject to United States federal estate tax on notes beneficially owned by you at the time of your death, provided that any interest payment to you on the notes would be eligible for exemption from the 30% United States federal withholding tax under the “portfolio interest rule” described above under “United States Federal Withholding Tax,” without regard to the statement requirement described in the fifth bullet point of that section.

Information Reporting and Backup Withholding

United States Holders

In general, information reporting requirements will apply to certain payments of principal, interest and premium paid on notes and to the proceeds of sale of a note made to you (unless you are an exempt recipient such as a corporation). A backup withholding tax may apply to such payments if you fail to provide a taxpayer identification number or a certification of exempt status, or if you fail to report in full dividend and interest income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

Non-United States Holders

Generally, we must report to the IRS and to you the amount of interest on the notes paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments on the notes that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person as defined under the Code, and we have received from you the statement described above in the fifth bullet point under “Consequences to Non-United States Holders—United States Federal Withholding Tax.”

In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale of a note made within the United States or conducted through certain United States-related financial intermediaries, if the payer receives the statement described above and does not have actual knowledge or reason to know that you are a United States person as defined under the Code, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

This prospectus is to be used by Credit Suisse Securities (USA) LLC in connection with the offers and sales of the registered securities in market-making transactions effected from time to time. Credit Suisse Securities (USA) LLC may act as a principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. We will not receive any of the proceeds from such sales.

As of May 12, 2008, affiliates of DLJ Merchant Banking Partners III, L.P. held approximately 41.0% of the voting interests of our parent and approximately 44.6% of our parent’s economic interest. David F. Burgstahler, Charles P. Pieper and Steven Rattner, each of whom is or was a partner of DLJ Merchant Banking, are members of the board of directors of Visant Holding and Visant. Mr. Burgstahler left DLJMB and Credit Suisse Securities (USA) LLC to join Avista Capital Partners on July 1, 2005. Mr. Burgstahler was appointed by CS to serve as a director of Holdings and Visant. Further, an affiliate of Credit Suisse Securities (USA) LLC is a lender and agent in connection with our senior secured credit facilities, for which it receives customary fees and expenses. DLJ Merchant Banking Partners III, L.P. is a party to the Transaction and Monitoring Agreement for which it is paid an annual fee. DLJMB has, from time to time, provided investment banking and other financial advisory services to Visant in the past for which it has received customary compensation, and will provide such services and financial advisory services to our company in the future. Credit Suisse Securities (USA) LLC acted as purchaser in connection with the initial sale of the notes and received an underwriting discount in connection therewith. See “Certain Relationships and Related Transactions, and Director Independence”.

Credit Suisse Securities (USA) LLC has informed us that it does not intend to confirm sales of the securities to any accounts over which it exercises discretionary authority without the prior specific written approval of such transactions by the customer.

We have been advised by Credit Suisse Securities (USA) LLC that, subject to applicable laws and regulations, Credit Suisse Securities (USA) LLC intends to make a market in the securities. However, Credit Suisse Securities (USA) LLC is not obligated to do so and any such market-making may be interrupted or discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. We cannot assure you that an active trading market will be sustained. See “Risk Factors—Risks Relating to Our Indebtedness and the Notes—Your ability to sell the notes may be limited by the absence of an active trading market, and if one develops, it may not be liquid.”

LEGAL MATTERS

The validity of the notes and the guarantees have been passed upon by Simpson Thacher & Bartlett LLP, New York, New York. In rendering its opinion, Simpson Thacher & Bartlett LLP relied upon: (1) the opinion of Sheri K. Hank, counsel to Jostens, Inc., as to all matters governed by the laws of the State of Minnesota; (2) the opinion of Cozen O’Connor concerning The Lehigh Press, Inc. as to (a) its due incorporation and subsistence, (ii) its due authorization of the Indenture and (b) the non-contravention of certain Pennsylvania statutes, rules, regulations and orders; (3) the opinion of Calfee, Halter & Griswold LLP, as to all matters governed by the laws of the State of Ohio, (4) the opinion of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC, as to all matters governed by the laws of the State of Maryland, and (5) the opinion of Reinhart Boerner Van Deuren s.c., as to all matter governed by the laws of the State of Wisconsin. An investment vehicle comprised of selected partners of Simpson Thacher & Bartlett LLP, members of their families, related persons and others owns an interest representing less than 1% of the capital commitment of funds controlled by KKR.

EXPERTS

The consolidated financial statements of Visant Holding Corp. and Visant Corporation included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing in the registration statement (which reports express an unqualified opinion on the financial statements and financial statement schedule and include an explanatory paragraph referring to the adoption of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132(R),” effective December 29, 2007). Such financial statements and financial statement schedule have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INDEX TO FINANCIAL STATEMENTS

Page

Consolidated Financial Statements

Visant Holding Corp. and subsidiaries:

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Statements of Operations for the fiscal years ended December 29, 2007, December 30, 2006 and December 31, 2005	F-3

Consolidated Balance Sheets as of December 29, 2007 and December 30, 2006	F-4

Consolidated Statements of Cash Flows for the fiscal years ended December 29, 2007, December 30, 2006 and December 31, 2005	F-5

Consolidated Statements of Changes in Stockholders’ Equity (Deficit) for the fiscal years ended December 29, 2007, December 30, 2006 and December 31, 2005	F-6

Visant Corporation and subsidiaries:

Report of Independent Registered Public Accounting Firm	F-7

Consolidated Statements of Operations for the fiscal years ended December 29, 2007, December 30, 2006 and December 31, 2005	F-8

Consolidated Balance Sheets as of December 29, 2007 and December 30, 2006	F-9

Consolidated Statements of Cash Flows for the fiscal years ended December 29, 2007, December 30, 2006 and December 31, 2005	F-10

Consolidated Statements of Changes in Stockholder’s Equity for the fiscal years ended December 29, 2007, December 30, 2006 and December 31, 2005	F-11

Notes to Consolidated Financial Statements	F-12

Interim Financial Statements

Visant Holding Corp. and subsidiaries:

Condensed Consolidated Statements of Operations for the three months ended March 29, 2008 and March 31, 2007	F-63

Condensed Consolidated Balance Sheets as of March 29, 2008 and December 29, 2007	F-64

Condensed Consolidated Statements of Cash Flows for the three months ended March 29, 2008 and March 31, 2007	F-65

Visant Corporation and subsidiaries:

Condensed Consolidated Statements of Operations for the three months ended March 29, 2008 and March 31, 2007	F-66

Condensed Consolidated Balance Sheets as of March 29, 2008 and December 29, 2007	F-67

Condensed Consolidated Statements of Cash Flows for the three months ended March 29, 2008 and March 31, 2007	F-68

Notes to Condensed Consolidated Financial Statements	F-69

Report of Independent Registered Public Accounting Firm

To the Board of Directors of

Visant Holding Corp.

Armonk, New York

We have audited the accompanying consolidated balance sheets of Visant Holding Corp. and subsidiaries (the “Company”) as of December 29, 2007 and December 30, 2006, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 29, 2007. Our audits also included the financial statement schedule listed in the Index at Item 15. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Visant Holding Corp. and subsidiaries as of December 29, 2007 and December 30, 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 29, 2007, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Notes 6 and 14 to the consolidated financial statements, the Company adopted the recognition and disclosure provisions of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132(R),” effective December 29, 2007.

/s/ DELOITTE & TOUCHE LLP

New York, New York

March 26, 2008

Visant Holding Corp. and Subsidiaries

Consolidated Statements of Operations

In thousands	2007	2006	2005
Net sales	$1,270,210	$1,186,604	$1,110,673
Cost of products sold	623,046	587,555	562,135

Gross profit	647,164	599,049	548,538
Selling and administrative expenses	426,740	394,726	389,398
Loss (gain) on disposal of fixed assets	629	(1,212)	(387)
Transaction costs	—	—	1,172
Special charges	2,922	2,446	5,389

Operating income	216,873	203,089	152,966
Interest income	(1,122)	(2,484)	(1,291)
Interest expense	145,126	151,484	126,085

Income before income taxes	72,869	54,089	28,172
Provision for income taxes	29,102	15,675	10,524

Income from continuing operations	43,767	38,414	17,648
Income from discontinued operations, net of tax	110,732	9,561	19,001

Net income	$154,499	$47,975	$36,649

The accompanying notes are an integral part of the consolidated financial statements.

Visant Holding Corp. and Subsidiaries

Consolidated Balance Sheets

In thousands, except number of shares	2007	2006
Assets
Cash and cash equivalents	$59,710	$18,778
Accounts receivable, net	138,896	144,681
Inventories, net	103,924	105,333
Salespersons overdrafts, net of allowance of $9,969 and $12,621, respectively	28,730	27,292
Income tax receivable	6,959	—
Prepaid expenses and other current assets	19,346	19,791
Deferred income taxes	12,661	11,850
Current assets of discontinued operations	—	56,649

Total current assets	370,226	384,374

Property, plant and equipment	355,341	305,703
Less accumulated depreciation	(174,230)	(145,122)

Property, plant and equipment, net	181,111	160,581
Goodwill	935,569	919,638
Intangibles, net	515,343	530,669
Deferred financing costs, net	32,666	48,782
Other assets	12,180	13,181
Prepaid pension costs	64,579	—
Long-term assets of discontinued operations	—	265,519

Total assets	$2,111,674	$2,322,744

Liabilities and stockholders’ equity (deficit)
Short-term borrowings	$714	$—
Accounts payable	46,735	56,436
Accrued employee compensation and related taxes	37,245	41,256
Commissions payable	23,468	21,671
Customer deposits	184,461	171,258
Income taxes payable	—	5,550
Interest payable	12,273	13,227
Other accrued liabilities	30,106	23,637
Current liabilities of discontinued operations	—	34,849

Total current liabilities	335,002	367,884

Long-term debt—less current maturities	1,392,107	1,770,657
Deferred income taxes	177,929	175,200
Pension liabilities, net	25,011	21,484
Other noncurrent liabilities	29,748	17,495
Long-term liabilities of discontinued operations	—	6,696

Total liabilities	1,959,797	2,359,416

Mezzanine equity	9,768	9,717
Common stock:
Class A $.01 par value; authorized 7,000,000 shares; issued and outstanding: 5,975,618 shares and 5,976,659 at December 29, 2007 and December 30, 2006, respectively
Class B $.01 par value; non-voting; authorized 2,724,759 shares; issued and outstanding: none at December 29, 2007 and December 30, 2006
Class C $.01 par value; authorized 1 share; issued and outstanding: 1 share at December 29, 2007 and December 30, 2006	60	60
Additional paid-in-capital	175,894	175,427
Accumulated deficit	(67,013)	(222,993)
Treasury stock	(238)	—
Accumulated other comprehensive income	33,406	1,117

Total stockholders’ equity (deficit)	142,109	(46,389)

Total liabilities and stockholders’ equity (deficit)	$2,111,674	$2,322,744

The accompanying notes are an integral part of the consolidated financial statements.

Visant Holding Corp. and Subsidiaries

Consolidated Statements of Cash Flows

In thousands	2007	2006	2005
Net income	$154,499	$47,975	$36,649
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations	(110,732)	(9,561)	(19,001)
Depreciation	37,385	30,961	35,872
Amortization of intangible assets	48,902	49,832	50,904
Amortization of debt discount, premium and deferred financing costs	37,610	30,754	31,646
Other amortization	669	804	774
Deferred income taxes	(21,491)	(27,553)	12,914
Loss (gain) on sale of assets	629	(1,212)	(387)
Stock-based compensation	1,040	236	116
Loss on asset impairments	—	2,341	—
Changes in assets and liabilities:
Accounts receivable	14,548	(10,568)	(12,434)
Inventories	7,510	(5,965)	(3,490)
Salespersons overdrafts	(1,219)	3,321	(696)
Prepaid expenses and other current assets	1,151	(4,903)	(5,631)
Accounts payable and accrued expenses	(16,133)	17,780	(4,487)
Customer deposits	12,351	10,021	6,392
Commissions payable	1,184	2,711	4,443
Income taxes payable	5,022	(4,125)	1,507
Interest payable	(954)	2,833	(1,658)
Other	(7,514)	(8,411)	(7,212)

Net cash provided by operating activities of continuing operations	164,457	127,271	126,221
Net cash (used in) provided by operating activities of discontinued operations	(5,147)	35,355	42,248

Net cash provided by operating activities	159,310	162,626	168,469

Purchases of property, plant and equipment	(56,370)	(51,874)	(28,703)
Proceeds from sale of property and equipment	1,936	10,526	1,289
Acquisition of businesses, net of cash acquired	(58,328)	(55,792)	(22)
Additions to intangibles	(2,224)	—	—
Other investing activities, net	(461)	(413)	(259)

Net cash used in investing activities of continuing operations	(115,447)	(97,553)	(27,695)
Net cash provided by (used in) investing activities of discontinued operations	396,090	44,986	(11,406)

Net cash provided by (used in) investing activities	280,643	(52,567)	(39,101)

Net short-term borrowings (repayments)	714	(11,454)	3,080
Repurchase of common stock and options	(755)	—	—
Principal payments on long-term debt	(400,000)	(100,000)	(203,500)
Proceeds from issuance of long-term debt	—	350,000	—
Proceeds from issuance of common stock	—	—	6,133
Distribution to stockholders	—	(340,700)	—
Debt financing costs	—	(9,719)	(218)
Other financing activities	—	—	920

Net cash used in financing activities of continuing operations	(400,041)	(111,873)	(193,585)
Net cash used in financing activities of discontinued operations	—	—	(108)

Net cash used in financing activities	(400,041)	(111,873)	(193,693)

Effect of exchange rate changes on cash and cash equivalents	1,020	(114)	67

Increase (decrease) in cash and cash equivalents	40,932	(1,928)	(64,258)
Cash and cash equivalents, beginning of period	18,778	20,706	84,964

Cash and cash equivalents, end of period	$59,710	$18,778	$20,706

Supplemental information:
Interest paid	$107,820	$116,376	$94,552
Income taxes paid, net of refunds	$57,031	$55,991	$9,429

The accompanying notes are an integral part of the consolidated financial statements.

Visant Holding Corp. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity (Deficit)

In thousands	Common Shares		Additional paid-in capital	Treasury Stock	Accumulated Deficit	Accumulated other comprehensive income (loss)	Total
	Number	Amount
Balance—January 1, 2005	5,909	$59	$518,413	$—	$(307,617)	$1,459	$212,314

Net income					36,649		36,649
Cumulative translation adjustment						(859)	(859)

Comprehensive income							35,790
Issuance of common stock and stock-based compensation expense	65	1	6,261				6,262
Tax benefit for equity raising costs			919				919

Balance—December 31, 2005	5,974	$60	$525,593	—	$(270,968)	$600	$255,285

Net income					47,975		47,975
Cumulative translation adjustment						654	654
Minimum pension liability						(137)	(137)

Comprehensive income							48,492
Reclass to mezzanine equity			(9,717)				(9,717)
Distribution to stockholders			(340,700)				(340,700)
Issuance of common stock and stock-based compensation expense	3	—	251				251

Balance—December 30, 2006	5,977	$60	$175,427	—	$(222,993)	$1,117	$(46,389)

Net income					154,499		154,499
Cumulative effect related to FIN 48 adoption					1,481		1,481
Cumulative translation adjustment						(206)	(206)
Repurchase of treasury stock	(1)			(238)			(238)
Minimum pension liability, net						108	108

Comprehensive income							155,644
Reclass to mezzanine equity			(51)				(51)
Recognition of funded status of defined benefit for adoption of SFAS No. 158						32,387	32,387
Stock-based compensation expense			518				518

Balance—December 29, 2007	5,976	$60	$175,894	$(238)	$(67,013)	$33,406	$142,109

The accompanying notes are an integral part of the consolidated financial statements.

Report of Independent Registered Public Accounting Firm

To the Board of Directors of

Visant Corporation

Armonk, New York

We have audited the accompanying consolidated balance sheets of Visant Corporation and subsidiaries (the “Company”) as of December 29, 2007 and December 30, 2006, and the related consolidated statements of operations, changes in stockholder’s equity, and cash flows for each of the three years in the period ended December 29, 2007. Our audits also included the financial statement schedule listed in the Index at Item 15. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Visant Corporation and subsidiaries as of December 29, 2007 and December 30, 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 29, 2007, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Notes 6 and 14 to the consolidated financial statements, the Company adopted the recognition and disclosure provisions of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132(R),” effective December 29, 2007.

/s/ DELOITTE & TOUCHE LLP

New York, New York

March 26, 2008

Visant Corporation and Subsidiaries

Consolidated Statements of Operations

In thousands	2007	2006	2005
Net sales	$1,270,210	$1,186,604	$1,110,673
Cost of products sold	623,046	587,555	562,135

Gross profit	647,164	599,049	548,538
Selling and administrative expenses	425,521	394,366	389,171
Loss (gain) on disposal of fixed assets	629	(1,212)	(387)
Transaction costs	—	—	1,172
Special charges	2,922	2,446	5,389

Operating income	218,092	203,449	153,193
Interest income	(1,118)	(2,449)	(1,195)
Interest expense	91,303	107,871	108,040

Income before income taxes	127,907	98,027	46,348
Provision for income taxes	49,742	31,214	17,249

Income from continuing operations	78,165	66,813	29,099
Income from discontinued operations, net of tax	110,732	9,561	19,001

Net income	$188,897	$76,374	$48,100

The accompanying notes are an integral part of the consolidated financial statements.

Visant Corporation and Subsidiaries

Consolidated Balance Sheets

In thousands, except number of shares	2007	2006
Assets
Cash and cash equivalents	$59,142	$18,043
Accounts receivable, net	138,896	144,681
Inventories, net	103,924	105,333
Salespersons overdrafts, net of allowance of $9,969 and $12,621, respectively	28,730	27,292
Prepaid expenses and other current assets	19,420	20,309
Deferred income taxes	12,661	11,850
Current assets of discontinued operations	—	56,649

Total current assets	362,773	384,157

Property, plant and equipment	355,341	305,703
Less accumulated depreciation	(174,230)	(145,122)

Property, plant and equipment, net	181,111	160,581
Goodwill	935,569	919,638
Intangibles, net	515,343	530,669
Deferred financing costs, net	21,272	35,557
Other assets	12,180	13,181
Prepaid pension costs	64,579	—
Long-term assets of discontinued operations	—	265,519

Total assets	$2,092,827	$2,309,302

Liabilities and stockholder’s equity
Short-term borrowings	$714	$—
Accounts payable	46,735	56,436
Accrued employee compensation and related taxes	37,245	41,256
Commissions payable	23,468	21,671
Customer deposits	184,461	171,258
Income taxes payable	1,135	14,764
Interest payable	9,781	10,650
Other accrued liabilities	30,106	23,637
Current liabilities of discontinued operations	—	34,849

Total current liabilities	333,645	374,521

Long-term debt—less current maturities	816,500	1,216,500
Deferred income taxes	206,201	194,925
Pension liabilities, net	25,011	21,484
Other noncurrent liabilities	29,748	17,495
Long-term liabilities of discontinued operations	—	6,696

Total liabilities	1,411,105	1,831,621

Preferred stock $.01 par value; authorized 300,000 shares; none issued and outstanding at December 29, 2007 and December 30, 2006	—	—
Common stock $.01 par value; authorized 1,000 shares; issued and outstanding at December 29, 2007 and December 30, 2006	—	—
Additional paid-in-capital	629,973	648,599
Accumulated earnings (deficit)	18,343	(172,035)
Accumulated other comprehensive income	33,406	1,117

	681,722	477,681

Total liabilities and stockholder’s equity	$2,092,827	$2,309,302

The accompanying notes are an integral part of the consolidated financial statements.

Visant Corporation and Subsidiaries

Consolidated Statements of Cash Flows

In thousands	2007	2006	2005
Net income	$188,897	$76,374	$48,100
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations	(110,732)	(9,561)	(19,001)
Depreciation	37,385	30,961	35,872
Amortization of intangible assets	48,902	49,832	50,904
Amortization of debt discount, premium and deferred financing costs	14,329	9,880	13,603
Other amortization	669	804	774
Deferred income taxes	(12,944)	(20,683)	19,414
Loss (gain) on sale of assets	629	(1,212)	(387)
Loss on asset impairments	—	2,341	—
Changes in assets and liabilities:
Accounts receivable	14,548	(10,568)	(12,434)
Inventories	7,510	(5,965)	(3,490)
Salespersons overdrafts	(1,219)	3,321	(696)
Prepaid expenses and other current assets	1,151	(4,903)	(5,631)
Accounts payable and accrued expenses	(16,133)	17,780	(4,487)
Customer deposits	12,351	10,021	6,392
Commissions payable	1,184	2,711	4,443
Income taxes receivable	3,902	4,543	1,732
Interest payable	(869)	256	(1,658)
Other	(7,070)	(8,822)	(8,233)

Net cash provided by operating activities of continuing operations	182,490	147,110	125,217
Net cash (used in) provided by operating activities of discontinued operations	(5,147)	35,355	42,248

Net cash provided by operating activities	177,343	182,465	167,465

Purchases of property, plant and equipment	(56,370)	(51,874)	(28,703)
Proceeds from sale of property and equipment	1,936	10,526	1,289
Acquisition of businesses, net of cash acquired	(58,328)	(55,792)	(22)
Additions to intangibles	(2,224)	—	—
Other investing activities, net	(461)	(413)	(259)

Net cash used in investing activities of continuing operations	(115,447)	(97,553)	(27,695)
Net cash provided by (used in) investing activities of discontinued operations	396,090	44,986	(11,406)

Net cash provided by (used in) investing activities	280,643	(52,567)	(39,101)

Net short-term borrowings (repayments)	714	(11,454)	3,080
Principal payments on long-term debt	(400,000)	(100,000)	(203,500)
Net proceeds from issuance of common stock to KKR	—	—	9,000
Distribution to stockholders	(18,621)	(20,161)	—
Debt financing costs	—	—	(218)
Other financing activities	—	—	920

Net cash used in financing activities of continuing operations	(417,907)	(131,615)	(190,718)
Net cash used in financing activities of discontinued operations	—	—	(108)

Net cash used in financing activities	(417,907)	(131,615)	(190,826)

Effect of exchange rate changes on cash and cash equivalents	1,020	(114)	67

Increase (decrease) in cash and cash equivalents	41,099	(1,831)	(62,395)
Cash and cash equivalents, beginning of period	18,043	19,874	82,269

Cash and cash equivalents, end of period	$59,142	$18,043	$19,874

Supplemental information:
Interest paid	$77,195	$96,630	$94,552
Income taxes paid, net of refunds	$57,031	$55,991	$9,429

The accompanying notes are an integral part of the consolidated financial statements.

Visant Corporation and Subsidiaries

Consolidated Statements of Changes in Stockholder’s Equity

	Common Shares		Additional paid-in capital	Accumulated Deficit	Accumulated other comprehensive income (loss)	Total Amount
In thousands	Number	Amount
Balance—January 1, 2005	1	$—	$658,826	$(296,509)	$1,459	$363,776

Net income				48,100		48,100
Cumulative translation adjustment					(859)	(859)

Comprehensive income						47,241
Contribution from Visant Holding Corp.			9,013			9,013
Tax benefit for equity raising costs			919			919

Balance—December 31, 2005	1	$—	$668,758	$(248,409)	$600	$420,949

Net income				76,374		76,374
Cumulative translation adjustment					654	654
Minimum pension liability					(137)	(137)

Comprehensive income						76,891
Distribution to Visant Holding Corp.			(20,159)			(20,159)

Balance—December 30, 2006	1	$—	$648,599	$(172,035)	$1,117	$477,681

Net income				188,897		188,897
Cumulative effect of FIN 48 adoption				1,481		1,481
Cumulative translation adjustment					(206)	(206)
Minimum pension liability, net					108	108

Comprehensive income						190,280
Recognition of funded status of defined benefit for adoption of SFAS No. 158					32,387	32,387
Distribution to Visant Holding Corp.			(18,626)			(18,626)

Balance—December 29, 2007	1	$—	$629,973	$18,343	$33,406	$681,722

The accompanying notes are an integral part of the consolidated financial statements.

Visant Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements

1.    Summary of Significant Accounting Policies

Description of Business

The Company is a marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics sampling, and educational publishing market segments. The Company was formed through the October 2004 consolidation of Jostens, Inc. (“Jostens”), Von Hoffmann Holdings Inc. (“Von Hoffmann” including The Lehigh Press, Inc. (“Lehigh”)) and AHC I Acquisition Corp. and its subsidiaries including AKI, Inc. (“Arcade”). Jostens, Arcade and Lehigh are currently integrated into three reportable segments: Scholastic, Memory Book (formerly known as Yearbook) and Marketing and Publishing Services. In 2007, we changed the name of our Yearbook segment to Memory Book to reflect our diversified offering of custom yearbooks, memory books and related products that help people tell their stories and chronicle important events.

As of December 2006, our Von Hoffmann Holdings Inc., Von Hoffmann Corporation and Anthology, Inc. businesses (the “Von Hoffmann businesses”) were held as assets for sale. On January 3, 2007, we entered into a stock purchase agreement with R.R. Donnelley & Sons Company providing for the sale of the Von Hoffmann businesses, which previously comprised the Educational Textbook segment and a portion of the Marketing and Publishing Services segment. We closed the transaction on May 16, 2007. The operations of the Von Hoffmann businesses are reported as discontinued operations in the consolidated financial statements for all periods presented.

On March 16, 2007, the Company acquired all of the outstanding capital stock of Neff Holding Company and its wholly owned subsidiary Neff Motivation, Inc (“Neff”). Neff is a single source provider of custom award programs and apparel, including chenille letters and letter jackets, to the scholastic market segment. Neff operates as a direct subsidiary of Visant under the Neff brand name and its results are reported as part of the Scholastic segment from the date of acquisition.

On June 14, 2007, the Company acquired all of the outstanding capital stock of Visual Systems, Inc. (“VSI”). VSI is a supplier in the overhead transparency and book component business. VSI does business under the name of Lehigh Milwaukee. Results of VSI are included in the Marketing and Publishing Services segment from the date of acquisition.

On October 1, 2007, the Company’s wholly owned subsidiary, Memory Book Acquisition LLC, acquired substantially all of the assets and certain liabilities of Publishing Enterprises, Incorporated, a producer of school memory books and student planners. Results of Memory Book Acquisition LLC are reported as part of the Memory Book segment from the date of acquisition.

Basis of Presentation

The consolidated financial statements included herein are:

•	Visant Holding Corp. and its wholly owned subsidiaries (“Holdings”) which includes Visant Corporation (Visant); and

•	Visant and its wholly owned subsidiaries.

There are no significant differences between the results of operations and financial condition of Visant Corporation and those of Visant Holding Corp., other than interest expense and the related income tax effect of certain indebtedness of Holdings, including Holdings’ senior discount notes, which had an accreted value of $225.6 and $204.2 million as of December 29, 2007 and December 30, 2006, respectively, including interest thereon, and $350.0 million of Holdings’ 8.75% senior notes due 2013.

All intercompany balances and transactions have been eliminated in consolidation.

Visant Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Reclassifications

Certain reclassifications of previously reported amounts have been made to conform to the current year presentation. The reclassifications are related to discontinued operations and are discussed in Note 5.

Change in Presentation

The presentation of certain prior year amounts have been changed in the consolidated statements of cash flows to conform to the current presentation. In 2006, proceeds from the sale of businesses classified as discontinued operations of $64.1 million had been classified within net cash provided by (used in) investing activities of continuing operations. The Company presents these amounts within the net cash provided by (used in) investing activities of discontinued operations in the accompanying consolidated financial statements.

Fiscal Year

The Company utilizes a fifty-two, fifty-three week fiscal year ending on the Saturday nearest December 31st.

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results will differ from these estimates.

Revenue Recognition

The SEC’s Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition, provides guidance on the application of accounting principles generally accepted in the United States to selected revenue recognition issues. In accordance with SAB No. 104, the Company recognizes revenue when the earnings process is complete, evidenced by an agreement between the Company and the customer, delivery and acceptance has occurred, collectibility is probable and pricing is fixed or determinable. Revenue is recognized when (1) products are shipped (if shipped FOB shipping point), (2) products are delivered (if shipped FOB destination) or (3) as services are performed as determined by contractual agreement, but in all cases only when risk of loss has transferred to the customer and the Company has no further performance obligations.

Cost of Products Sold

Cost of products sold primarily include the cost of paper and other materials, direct and indirect labor and related benefit costs, depreciation of production assets and shipping and handling costs.

Shipping and Handling

Net sales include amounts billed to customers for shipping and handling costs. Costs incurred for shipping and handling are recorded in cost of products sold.

Selling and Administrative Expenses

Selling and administrative expenses are expensed as incurred. These costs primarily include salaries and related benefits of sales and administrative personnel, sales commissions, amortization of intangibles and professional fees such as audit and consulting fees.

Visant Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Advertising

The Company expenses advertising costs as incurred. Selling and administrative expenses include advertising expense of $7.1 million for 2007, $5.6 million for 2006 and $6.0 million for 2005.

Foreign Currency Translation

Assets and liabilities denominated in foreign currency are translated at the current exchange rate as of the balance sheet date, and income statement amounts are translated at the average monthly exchange rate. Translation adjustments resulting from fluctuations in exchange rates are recorded in other comprehensive income (loss).

Supplier Concentration

Jostens purchases substantially all precious, semiprecious and synthetic stones from a single supplier located in Germany. Arcade’s products utilize specific grades of paper and foil laminates for which we rely on limited suppliers with whom we do not have written supply agreements in place.

Derivative Financial Instruments

All derivatives are accounted for in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivatives and Hedging Activities, as amended (“SFAS No. 133”). SFAS No. 133 requires that the Company recognize all derivatives on the balance sheet at fair value and establish criteria for designation and effectiveness of hedging relationships. Changes in the fair value of derivatives are recorded in earnings or other comprehensive income (loss), based on whether the instrument is designated as part of a hedge transaction and, if so, the type of hedge transaction. Gains or losses on derivative instruments reported in other comprehensive income (loss) are reclassified into earnings in the period in which earnings are affected by the underlying hedged item. The ineffective portion, if any, of a derivative’s change in fair value is recognized in earnings in the current period. The Company had no such instruments as of December 29, 2007 and December 30, 2006.

Stock-Based Compensation

Effective January 1, 2006, the Company adopted SFAS No. 123R (revised 2004), Share Based Payment (“SFAS No. 123R”), which requires the recognition of compensation expense related to all equity awards granted including awards modified, repurchased or cancelled based on the fair values of the awards at the grant date. For the years ended December 29, 2007 and December 30, 2006, the Company recognized compensation expense related to stock options of approximately $1.0 million and $0.2 million, respectively, which is included in selling and administrative expenses. Refer to Note 15, Stock-based Compensation, for further details.

Mezzanine Equity

Certain management stockholder agreements contain a repurchase feature whereby Holdings is obligated, under certain circumstances such as death and disability (as defined in the agreement), to repurchase the common shares from the holder and settle amounts in cash. In accordance with SAB No. 107, Share-Based Payment, such equity instruments are considered temporary equity and have been classified as mezzanine equity in the balance sheet as of December 29, 2007 and December 30, 2006.

Cash and Cash Equivalents

All investments with an original maturity of three months or less on their acquisition date are considered to be cash equivalents.

Visant Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Allowance for Doubtful Accounts

The Company makes estimates of potentially uncollectible customer accounts receivable and evaluates the adequacy of the allowance periodically. The evaluation considers historical loss experience, the length of time receivables are past due, adverse situations that may affect a customer’s ability to pay, and prevailing economic conditions. The Company makes adjustments to the allowance balance if the evaluation of allowance requirements differs from the actual aggregate reserve. This evaluation is inherently subjective and estimates may be revised as more information becomes available.

Allowance for Sales Returns

The Company makes estimates of potential future product returns related to current period product revenue. The Company evaluates the adequacy of the allowance periodically. This evaluation considers historical return experience, changes in customer demand and acceptance of the Company’s products and prevailing economic conditions. The Company makes adjustments to the allowance if the evaluation of allowance requirements differs from the actual aggregate reserve. This evaluation is inherently subjective and estimates may be revised as more information becomes available.

Allowance for Salespersons Overdrafts

The Company makes estimates of potentially uncollectible receivables arising from sales representative draws paid in advance of earned commissions. These estimates are based on historical commissions earned and length of service for each sales representative. The Company evaluates the adequacy of the allowance on a periodic basis. The evaluation considers historical loss experience, length of time receivables are past due, adverse situations that may affect a sales representative’s ability to repay and prevailing economic conditions. The Company makes adjustments to the allowance balance if the evaluation of allowance requirements differs from the actual aggregate reserve. This evaluation is inherently subjective and estimates may be revised as more information becomes available.

Inventories

Inventories are stated at the lower of cost or market value. Cost is determined by using standard costing, which approximates the first-in, first-out (FIFO) method for all inventories except gold, which are determined using the last-in, first-out (LIFO) method. Cost includes direct materials, direct labor and applicable overhead. Obsolescence adjustments are provided as necessary in order to approximate inventories at market value.

Property, Plant and Equipment

Property, plant and equipment are stated at historical cost except when adjusted to fair value in applying purchase accounting in conjunction with an acquisition or merger. Maintenance and repairs are charged to operations as incurred. Major renewals and improvements are capitalized. Depreciation is determined for financial reporting purposes by using the straight-line method over the following estimated useful lives:

Years
Buildings	7 to 40
Machinery and equipment	3 to 12
Capitalized software	2 to 5
Transportation equipment	4 to 10
Furniture and fixtures	3 to 7

Visant Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Capitalization of Internal-Use Software

Costs of software developed or obtained for internal use are capitalized once the preliminary project stage has concluded, management commits to funding the project and it is probable that the project will be completed and the software will be used to perform the function intended. Capitalized costs include only (1) external direct costs of materials and services consumed in developing or obtaining internal-use software, (2) payroll and payroll-related costs for employees who are directly associated with and who devote time to the internal-use software project and (3) interest costs incurred, when material, while developing internal-use software. Capitalization of costs ceases when the project is substantially complete and ready for its intended use.

Goodwill and Other Intangible Assets

Under SFAS No. 142, Goodwill and Other Intangible Assets, the Company is required to test goodwill and intangible assets with indefinite lives for impairment annually, or more frequently if impairment indicators occur. The impairment test requires management to make judgments in connection with identifying reporting units, assigning assets and liabilities to reporting units, assigning goodwill and indefinite-lived intangible assets to reporting units, and determining the fair value of each reporting unit. Significant judgments required to estimate the fair value of reporting units include projecting future cash flows, determining appropriate discount rates and other assumptions. The projections are based on management’s best estimate given recent financial performance, market trends, strategic plans and other available information. Changes in these estimates and assumptions could materially affect the determination of fair value and/or impairment for each reporting unit. The impairment testing was completed as of the beginning of the fourth quarter of fiscal year 2007 and there were no indications of impairment.

Impairment of Long-Lived Assets

Long-lived assets, including intangible assets with finite lives, are evaluated in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. An impairment loss is recognized whenever events or changes in circumstances indicate the carrying amount of an asset is not recoverable. In applying SFAS No. 144, assets are grouped and evaluated at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. The Company considers historical performance and future estimated results in the evaluation of impairment. If the carrying amount of the asset exceeds expected undiscounted future cash flows, the Company measures the amount of impairment by comparing the carrying amount of the asset to its fair value, generally measured by discounting expected future cash flows at the rate used to evaluate potential investments. There were no indicators of impairment for fiscal year 2007.

Customer Deposits

Amounts received from customers in the form of cash down payments to purchase goods are recorded as a liability until the goods are delivered.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment

Visant Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

date. Income tax expense represents the taxes payable for the current period, the changes in deferred taxes during the year, and the effect of changes in the tax reserve requirements. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Warranty Costs

Provisions for warranty costs related to Jostens’ scholastic products, particularly class rings due to their lifetime warranty, are recorded based on historical information and current trends in manufacturing costs. The provision related to the lifetime warranty is based on the number of rings manufactured in the prior school year consistent with industry standards. For fiscal years ended 2007, 2006 and 2005, the provision for the total net warranty costs are $2.2 million, $2.3 million, and $2.4 million, respectively. Warranty repair costs for rings manufactured in the current school year are expensed as incurred. Accrued warranty costs in the accompanying consolidated balance sheets were approximately $0.6 million as of December 29, 2007 and December 30, 2006.

Recent Accounting Pronouncements

Effective at the beginning of fiscal 2007, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. FIN 48 requires applying a “more likely than not” threshold to the recognition and derecognition of tax positions. In connection with the adoption of FIN 48, the Company made a change in accounting principle for the classification of interest income on tax refunds. Under the previous policy, the Company recorded interest income on tax refunds as interest income. Under the new policy, any interest income in connection with income tax refunds is recorded as a reduction of income tax expense. In addition, since the adoption of FIN 48, all interest and penalties on income tax assessments have been recorded as income tax expense and included as part of the Company’s unrecognized tax benefit liability. The unrecognized tax benefit liability at December 29, 2007 was $8.8 million including $1.7 million of gross interest and penalty accruals. Refer to Note 13, Income Taxes, for further details.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”), which establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. SFAS No. 157 requires companies to disclose the fair value of their financial instruments according to a fair value hierarchy as defined in the standard. SFAS No. 157 became effective as of the beginning of the Company’s 2008 fiscal year. In February 2008, the FASB issued Staff Positions No. 157-1 and No. 157-2 which partially defer the effective date of SFAS No. 157 for one year for certain nonfinancial assets and liabilities and remove certain leasing transactions from its scope. The Company is currently evaluating the impacts and disclosures of this standard but would not expect SFAS No. 157 to have a significant impact in the financial statements.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (“SFAS No. 158”). SFAS No. 158 requires: the recognition of the funded status of a benefit plan in the balance sheet; the recognition in other comprehensive income of gains or losses and prior service costs or credits arising during the period but which are not included as components of periodic benefit cost and the measurement of defined benefit plan assets and obligations as of the balance sheet date. In addition, SFAS No. 158 amends SFAS No. 87, Employers’ Accounting for Pensions, and SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions, to include guidance regarding selection of assumed discount rates for use in measuring the benefit obligation. The requirement to recognize the funded status of a benefit plan and the disclosure requirements are effective as of the end of the fiscal year ending after December 15, 2007. The requirement to measure the plan assets and benefit obligations as of the balance sheet

Visant Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

date is effective for fiscal years ending after December 15, 2008. The Company adopted the balance sheet recognition provisions of SFAS No. 158 as of December 29, 2007, which resulted in an increase to prepaid pension asset of $64.6 million, increase to total liabilities of $32.2 million and increase to stockholders’ equity at December 29, 2007 of $32.4 million, net of taxes. The Company will adopt the change to the measurement date in 2008. See Note 14, Benefit Plans, for further details.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”). SFAS No. 159 permits entities to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS No. 159 became effective as of the beginning of the Company’s 2008 fiscal year. The Company is currently evaluating the impacts and disclosures of this standard but would not expect SFAS No. 159 to have a significant impact in the financial statements.

In December 2007, the FASB issued SFAS 141(R), Business Combinations (“SFAS No. 141(R)”), which changes how business acquisitions are accounted. SFAS No. 141(R) requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction and establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed in a business combination. Certain provisions of this standard will, among other things, impact the determination of acquisition-date fair value of consideration paid in a business combination (including contingent consideration); exclude transaction costs from acquisition accounting; and change accounting practices for acquired contingencies, acquisition-related restructuring costs, in-process research and development, indemnification assets, and tax benefits. SFAS No. 141(R) is effective for business combinations and adjustments to an acquired entity’s deferred tax asset and liability balances occurring after December 31, 2008. The Company is evaluating the future impacts and disclosures of this standard.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51, which establishes new standards governing the accounting for and reporting on noncontrolling interest (NCIs) in partially owned consolidated subsidiaries and the loss of control of subsidiaries. Certain provisions of this standard indicate, among other things, that NCIs (previously referred to as minority interests) be treated as a separate component of equity, not as a liability, among other things, that increases and decreases in the parent’s ownership interest that leave control intact be treated as equity transactions, rather than a step acquisition or dilution gains or losses; and that losses of a partially owned consolidated subsidiary be allocated to the NCI even when such allocation might result in a deficit balance. This standard also requires changes to certain presentation and disclosure requirements. SFAS No. 160 is effective beginning January 1, 2009. The Company is currently evaluating the impact and disclosure of this standard but does not expect to have a significant impact, if any, in the financial statements.

2.    Transactions

On October 4, 2004, an affiliate of Kohlberg Kravis Roberts & Co. L.P. (“KKR”) and affiliates of DLJ Merchant Banking Partners III, L.P. (“DLJMBP III”) completed transactions which created a marketing and publishing services enterprise, servicing the school affinity products, direct marketing, fragrance and cosmetics sampling and educational publishing market segments through the consolidation of Jostens, Von Hoffmann and Arcade (the “Transactions”).

Prior to the Transactions, Von Hoffmann and Arcade were each controlled by affiliates of DLJ Merchant Banking Partners II, L.P. (“DLJMBP II”) and DLJMBP III owned approximately 82.5% of Holdings’ outstanding equity, with the remainder held by other co-investors and certain members of management. Upon consummation of the Transactions, an affiliate of KKR invested $256.1 million and was issued equity interests

Visant Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

representing approximately 49.6% of the voting interest and 45.0% of the economic interest of the Company and affiliates of DLJMBP III held equity interests representing approximately 41.0% of the voting interest and 45.0% of the economic interest, with the remainder held by other co-investors and certain members of management. After giving effect to the issuance of equity to additional members of management, as of December 29, 2007, affiliates of KKR and DLJMBP III (the “Sponsors”) held approximately 49.1% and 41.0%, respectively, of the voting interests of the Company, while each continued to hold approximately 44.6% of the economic interests. As of December 29, 2007, the other co-investors held approximately 8.4% of the voting interests and 9.1% of the economic interests of the Company, and members of management held approximately 1.5% of the voting interests and approximately 1.7% of the economic interests of Holdings.

3.    Restructuring Activity and Other Special Charges

For the year ended December 29, 2007, the Company recorded $2.3 million of restructuring for severance and related benefit costs primarily in the Scholastic segment related to the closure of the Attleboro, Massachusetts facility and $1.0 million related to termination benefits for management executives offset by a reversal of $0.4 million associated with the reductions in severance liability for the Scholastic and Memory Book segments. The net severance costs and related benefits of $1.9 million consisted of $1.7 for Scholastic and $0.2 million for Marketing and Publishing Services. Additionally, headcount reductions related to these activities totaled 177 and eight employees for Scholastic and Marketing and Publishing Services segments, respectively.

For the year ended December 30, 2006, the Company recorded $2.3 million relating to an impairment loss to reduce the value of the former Jostens corporate buildings, which were later sold, and net $0.1 million of special charges for severance and related benefit costs. The severance costs and related benefits included $0.1 million for Memory Book and $0.1 million for Scholastic. Marketing and Publishing Services incurred $0.2 million of special charges for severance costs and related benefits offset by a reduction of $0.3 million of the restructuring accrual that related to withdrawal liability under a union retirement plan that arose in connection with the consolidation of certain operations. Additionally, headcount reductions related to these activities totaled five, 13 and four employees for Memory Book, Scholastic and Marketing and Publishing Services, respectively.

Restructuring accruals of $2.1 million as of December 29, 2007 and $1.4 million as of December 30, 2006 are included in other accrued liabilities in the consolidated balance sheets. The accruals as of December 29, 2007 include amounts provided for severance related to reductions in corporate and administrative employees from Jostens and the Marketing and Publishing Services segment.

On a cumulative basis through December 29, 2007, the Company incurred $19.4 million of employee severance costs related to initiatives that began in 2004 (“2004 initiatives”), which affected 439 employees. To date, the Company has paid $17.3 million in cash related to these initiatives.

Changes in the restructuring accruals during fiscal 2007 were as follows:

In thousands	2007 Initiatives	2006 Initiatives	2005 Initiatives	2004 Initiatives	Total
Balance at December 30, 2006	$—	$513	$111	$755	$1,379
Restructuring charges	2,327	(54)	(42)	(295)	1,936
Severance paid	(217)	(416)	(69)	(460)	(1,162)

Balance at December 29, 2007	$2,110	$43	$—	$—	$2,153

The Company expects the majority of the remaining balances to be paid during 2008.

Visant Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

4.    Acquisitions

On March 16, 2007, the Company acquired all of the outstanding capital stock of Neff Holding Company and its wholly owned subsidiary, Neff Motivation, Inc. (“Neff”) for approximately $30.5 million in cash, including cash on hand of $3.0 million. Neff is a single source provider of custom award programs and apparel, including chenille letters and letter jackets, to the scholastic market segment. Results of Neff are reported as part of the Scholastic segment from the date of acquisition.

On June 14, 2007, the Company acquired all of the outstanding capital stock of Visual Systems, Inc. (“VSI”), a supplier in the overhead transparency and book component business. The Company acquired VSI for approximately $25.1 million (including a payment of $1.0 million to be made in 2009). VSI conducts business under the name of Lehigh Milwaukee. Results of VSI are reported as part of the Marketing and Publishing segment from the date of acquisition.

On October 1, 2007, the Company’s wholly owned subsidiary, Memory Book Acquisition LLC, acquired substantially all of the assets and certain liabilities of Publishing Enterprises, Incorporated, a producer of school memory books and student planners for $6.8 million. Results of Memory Book Acquisition LLC are reported as part of the Memory Book segment from the date of acquisition.

The acquisitions were accounted for as purchases in accordance with the provisions of SFAS No. 141, Business Combinations (“SFAS 141”). The costs of the acquisitions were allocated to the tangible and intangible assets acquired and liabilities assumed based upon their relative fair values as of the date of the acquisition.

The allocation of the purchase price for the Neff ,VSI and Publishing Enterprises acquisitions was as follows:

In thousands	December 29, 2007
Current assets	$16,767
Property, plant and equipment	8,997
Intangible assets	24,450
Goodwill	24,131
Long-term assets	131
Current liabilities	(6,612)
Long-term liabilities	(5,672)

$62,192

In connection with the purchase accounting related to the acquisition of Neff, VSI and Publishing Enterprises, the intangible assets and goodwill approximated $28.0 million, $15.3 million and $5.2 million, respectively, which consisted of:

In thousands	December 29, 2007
Customer relationships	$16,840
Trademarks	6,300
Restrictive covenants	1,310
Goodwill	24,131

$48,581

Visant Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Customer relationships will be amortized over a ten-year period. The restrictive covenants will be amortized over the average life of the respective agreements, of which the average term is two years.

The results of Neff’s operations are reported as part of the Scholastic segment from the acquisition date, and as such, all of its goodwill will be allocated to that segment. None of the goodwill will be amortizable for tax purposes. The results of VSI are included in the Marketing and Publishing Services segment from the acquisition date, and substantially all of the goodwill will be fully amortizable for tax purposes. The results of Publishing Enterprises are included in the Memory Book segment from the acquisition date, and substantially all of the goodwill will be fully amortizable for tax purposes.

These acquisitions, both individually and in the aggregate, were not material to the Company’s operations, financial position or cash flows.

5.    Discontinued Operations

During the second quarter of 2006, the Company consummated the sale of its Jostens Photography businesses, which previously comprised a reportable segment. The sale closed on June 30, 2006 and the Company recognized an aggregate $0.2 million net loss on the transaction and aggregate net proceeds of $64.1 million. Accordingly, this business has been reported as discontinued operations for all periods presented.

In May 2007, the Company completed the sale of its Von Hoffmann businesses which had previously been classified as assets held for sale. The Von Hoffmann businesses previously comprised the Educational Textbook segment and a portion of the Marketing and Publishing Services segment. The operations of the Von Hoffmann businesses, through the date of sale, are reported as discontinued operations in the consolidated financial statements for all periods presented. The Company recognized net proceeds of $401.8 million and a gain of $97.9 million on the transaction during 2007.

The results of the Jostens Photography and the Von Hoffmann businesses have been reclassified on the consolidated statement of operations and are included in the caption titled “Income from discontinued operations, net of tax.” Previously the results of these businesses included certain allocated corporate costs, which have been reallocated to the remaining continuing operations.

Included in income from discontinued operations in the consolidated statements of operations are the following:

In thousands	Twelve months ended
	December 29, 2007	December 30, 2006	December 31, 2005
Net sales from discontinued operations	$109,351	$312,482	$389,500
Pretax income from discontinued operations	20,397	16,204	34,173
Income tax provision from discontinued operations	7,599	6,017	15,172

Net operating income from discontinued operations	12,798	10,187	19,001
Gain (loss) on sale of businesses, net of tax	97,934	(626)	—

Income from discontinued operations, net of tax	$110,732	$9,561	$19,001

Visant Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

The Jostens Photography and Von Hoffmann businesses have been classified in the consolidated balance sheets as discontinued operations. The major classes of assets and liabilities of the discontinued operations are summarized as follows:

In thousands	December 29, 2007	December 30, 2006
Assets:
Accounts receivable, net	$—	$32,338
Inventories, net	—	22,809
Prepaid expenses and other current assets	—	1,502

Total current assets of discontinued operations	—	56,649

Property, plant and equipment, net	—	91,567
Goodwill	—	173,952

Total assets of discontinued operations	$—	$322,168

Liabilities:
Accounts payable	$—	$13,641
Accrued employee compensation and related taxes	—	5,797
Commissions payable	—	456
Customer deposits	—	1,291
Other accrued liabilities	—	13,664

Total current liabilities of discontinued operations	—	34,849

Other noncurrent liabilities	—	6,696

Total liabilities of discontinued operations	$—	$41,545

At December 30, 2006, $1.7 million related to the Jostens Recognition business, which was discontinued in 2001, were included in “current liabilities of discontinued operations” in the consolidated balance sheet. In March 2007, the Company determined that, based on the nature of the liabilities, it is not likely to have any further ongoing obligations with respect to such liabilities, and therefore there are no amounts related to the Jostens Recognition businesses in the accompanying balance sheets as of December 29, 2007.

6.    Accumulated Other Comprehensive Income

The following amounts were included in determining accumulated other comprehensive income for the years indicated:

In thousands	Foreign currency translation	Minimum pension liability	Recognition of Funded Status of Defined Benefit Plan upon Adoption of SFAS No. 158	Accumulated other comprehensive income
Balance at January 1, 2005	$1,459	$—	$—	$1,459
Fiscal 2005 period change	(859)	—	—	(859)

Balance at December 31, 2005	600	—	—	600
Fiscal 2006 period change	654	(137)	—	517

Balance at December 30, 2006	1,254	(137)	—	1,117
Fiscal 2007 period change	(206)	108	32,387	32,289

Balance at December 29, 2007	$1,048	$(29)	$32,387	$33,406

Visant Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

7.    Accounts Receivable and Inventories

Net accounts receivable were comprised of the following:

In thousands	2007	2006
Trade receivables	$149,080	$154,685
Allowance for doubtful accounts	(3,304)	(2,726)
Allowance for sales returns	(6,880)	(7,278)

Accounts receivable, net	$138,896	$144,681

Net inventories were comprised of the following:

In thousands	2007	2006
Raw materials and supplies	$28,771	$31,814
Work-in-process	37,360	34,142
Finished goods	37,793	39,369

	103,924	105,325
LIFO reserve	—	8

Inventories, net	$103,924	$105,333

Precious Metals Consignment Arrangement

The Company has a precious metals consignment arrangement with a major financial institution whereby it currently has the ability to obtain up to the lesser of a certain specified quantity of precious metals and $32.5 million in dollar value in consigned inventory. As required by the terms of this agreement, the Company does not take title to consigned inventory until payment. Accordingly, the Company does not include the value of consigned inventory or the corresponding liability in its financial statements. The value of consigned inventory at December 29, 2007 and December 30, 2006 was $26.9 million and $16.4 million, respectively. The agreement does not have a stated term, and it can be terminated by either party upon 60 days written notice. Additionally, the Company expensed consignment fees related to this facility of $0.5 million for 2007 and $0.6 million for both 2006 and 2005. The obligations under the consignment agreement are guaranteed by Visant.

8.    Property, Plant and Equipment

Net property, plant and equipment consisted of:

In thousands	2007	2006
Land	$9,445	$9,204
Buildings	41,553	36,275
Machinery and equipment	259,373	217,991
Capitalized software	29,375	24,499
Transportation equipment	604	1,054
Furniture and fixtures	7,002	6,619
Construction in progress	7,989	10,061

Total property, plant and equipment	355,341	305,703
Less accumulated depreciation and amortization	(174,230)	(145,122)

Property, plant and equipment, net	$181,111	$160,581

Visant Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Property, plant and equipment are stated at historical cost except when adjusted to fair value in applying purchase accounting in conjunction with an acquisition or merger. Depreciation expense was $37.4 million for 2007, $31.0 million for 2006 and $35.9 million for 2005. Amortization related to capitalized software is included in depreciation expense and totaled $2.7 million for 2007, $2.6 million for 2006 and $5.0 million for 2005.

9.    Goodwill and Other Intangible Assets

Goodwill

Goodwill is as follows:

In thousands	2007	2006
Balance at beginning of period	$919,638	$909,432
Goodwill additions during the period	24,524	15,323
Reduction in goodwill	(8,787)	(5,150)
Currency translation	194	33

Balance at end of period	$935,569	$919,638

Additions to goodwill during the year ended December 29, 2007 primarily relate to goodwill acquired in the acquisition of Neff of approximately $12.5 million, the goodwill acquired in the acquisition of VSI of approximately $6.4 million and the goodwill acquired in the acquisition of certain assets of Publishing Enterprises of approximately $5.2 million. Neff’s results are included in the Scholastic reporting segment from the date of acquisition, VSI’s results are included in the Marketing and Publishing Services reporting segment from the date of acquisition and Memory Book Acquisition LLC’s results are included in the Memory Book reporting segment from the date of acquisition.

A reduction in goodwill of $2.3 million resulted from the adoption of FIN 48 for a pre-acquisition tax uncertainty in connection with the Jostens merger transaction in July 2003, and a further reduction in goodwill of $4.3 million related to a settlement of a pre-acquisition tax contingency also in connection with the Jostens merger transaction in July 2003. Additionally, a $2.2 million reduction in goodwill related to the reclassification of a deferred income tax liability in connection with the Jostens merger transaction in July 2003.

As of December 29, 2007, goodwill has been allocated to our reporting segments as follows:

In thousands
Scholastic	$305,438
Memory Book	391,119
Marketing and Publishing Services	239,012

$935,569

Visant Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Other Intangible Assets

Information regarding other intangible assets as of December 29, 2007 and December 30, 2006 is as follows:

In thousands	Estimated useful life	2007			2006
		Gross carrying amount	Accumulated amortization	Net	Gross carrying amount	Accumulated amortization	Net
School relationships	10 years	$330,000	$(146,034)	$183,966	$330,000	$(113,161)	$216,839
Internally developed software	2 to 5 years	10,700	(10,298)	402	12,200	(10,454)	1,746
Patented/unpatented technology	3 years	19,807	(15,915)	3,892	19,767	(15,109)	4,658
Customer relationships	4 to 40 years	55,514	(13,100)	42,414	36,509	(9,746)	26,763
Other	3 to 10 years	70,090	(35,901)	34,189	61,410	(24,927)	36,483

		486,111	(221,248)	264,863	459,886	(173,397)	286,489
Trademarks	Indefinite	250,480	—	250,480	244,180	—	244,180

		$736,591	$(221,248)	$515,343	$704,066	$(173,397)	$530,669

Intangible asset amortization expense was $48.9 million for 2007, $49.8 million for 2006 and $50.9 million for 2005. Estimated amortization expense for each of the five succeeding fiscal years based on intangible assets as of the end of 2007 is as follows:

(In thousands)
2008	$48,048
2009	43,609
2010	42,550
2011	40,499
2012	38,203
Thereafter	51,954

Total amortization expense	$264,863

Under SFAS No. 142, Goodwill and Other Intangible Assets, the Company is required to test goodwill and intangible assets with indefinite lives for impairment annually, or more frequently if impairment indicators occur. The impairment test requires management to make judgments in connection with identifying reporting units, assigning assets and liabilities to reporting units, assigning goodwill and indefinite-lived intangible assets to reporting units, and determining the fair value of each reporting unit. Significant judgments required to estimate the fair value of reporting units include projecting future cash flows, determining appropriate discount rates and other assumptions. The projections are based on management’s best estimate given recent financial performance, market trends, strategic plans and other available information. Changes in these estimates and assumptions could materially affect the determination of fair value and/or impairment for each reporting unit. The impairment testing was completed as of the beginning of the fourth quarter of 2007, and there were no indications of impairment. However, unforeseen future events could adversely affect the reported value of goodwill and indefinite-lived intangible assets, which at the end of 2007 and 2006 totaled approximately $1.2 billion for both periods.

Visant Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

10.    Debt

As of the end of 2007 and 2006, the Company’s debt obligations consisted of the following:

In thousands	2007	2006
Holdings:
Senior discount notes, 10.25% fixed rate, net of discount of $21,593 at December 29, 2007 and $43,043 at December 30, 2006 with semi-annual interest accretion through December 1, 2008, thereafter semi-annual and payable at maturity—December 2013	$225,607	$204,157
Senior notes, 8.75% fixed rate, with semi-annual interest payments of $15.3 million, principal due and payable at maturity—December 2013	350,000	350,000
Visant:
Borrowings under our senior secured credit facility:
Term Loan C, variable rate, 7.19% at December 29, 2007 and 7.37% at December 30, 2006, with semi-annual principal and interest payments through October 1, 2011	316,500	716,500
Senior subordinated notes, 7.625% fixed rate, with semi-annual interest payments of $19.1 million, principal due and payable at maturity—October 2012	500,000	500,000

	1,392,107	1,770,657
Borrowings under our revolving credit facility	714	—

	$1,392,821	$1,770,657

Maturities of the Company’s debt, at face value, as of the end of 2007 are as follows:

In thousands
Holdings:
Thereafter	$597,200
Visant:
2008	—
2009	—
2010	—
2011	316,500
2012	500,000
Thereafter	—

Total debt	$1,413,700

During 2007, the Company voluntarily prepaid $400.0 million of term loans under its senior secured credit facilities, including all originally scheduled principal payments due under its Term Loans A and C for 2006 through mid-2011. With these pre-payments, the outstanding balance under the Term Loan C facility was reduced to $316.5 million. Amounts borrowed under the term loan facilities that are repaid or prepaid may not be reborrowed. As of December 29, 2007, there was $15.4 million outstanding in the form of letters of credit and $0.7 million drawn against the revolving credit sub-facility available to our Canadian subsidiary, leaving $233.9 million available under the $250 million revolving credit facility. Visant’s senior secured credit facilities allow Visant, subject to certain conditions, to incur additional term loans under the Term Loan C facility, or under a

Visant Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

new term facility, in either case in an aggregate principal of up to $300 million, which additional term loans will have the same security and guarantees as the Term Loan A and Term Loan C facilities. Restrictions under the Visant senior subordinated note indenture would limit Visant’s ability to borrow the full amount of additional term loan borrowings under such a facility.

Holdings Senior Discount Notes and Senior Notes

On December 2, 2003, the Company issued $247.2 million in principal amount at maturity of 10.25% senior discount notes (the “Holdings discount notes”) due December 2013 in a private placement to a limited number of qualified institutional buyers, as defined under the Securities Act, and to a limited number of persons outside the United States pursuant to Regulation S of the Securities Act for gross proceeds of $150.0 million. On March 8, 2004, the Company completed an offer to exchange the entire principal amount at maturity of these notes for an equal principal amount at maturity of notes with substantially identical terms that had been registered under the Securities Act.

The Holdings discount notes are not collateralized, are subordinate in right of payment to all debt and other liabilities of the Company’s subsidiaries, including its senior secured credit facilities and the Visant senior subordinated notes, and are not guaranteed. No cash interest will accrue on the Holdings discount notes prior to December 1, 2008. Thereafter, cash interest on the Holdings discount notes will accrue and be payable semiannually in arrears on June 1 and December 1 of each year, commencing June 1, 2009, at a rate of 10.25%. The Holdings discount notes were issued with an initial accreted value of $150.0 million, resulting in an original issuance discount of $97.2 million. The accreted value of the Holdings discount notes will increase from the date of issuance until December 1, 2008 at a rate of 10.25% per annum such that on December 1, 2008, the accreted value will equal the stated principal amount at maturity. The Holdings discount notes will mature on December 1, 2013. The Holdings discount notes may be redeemed at the option of Holdings on or after December 1, 2008 at prices ranging from 105.125% of principal to 100% in 2011 and thereafter.

The discount accretion is being amortized to interest expense through 2008 and during 2007, 2006 and 2005, the amount of interest expense related to the discount accretion was $21.5 million, $19.9 million and $18.0 million, respectively. As discussed in Note 13, Income Taxes, interest on the Holdings discount notes is not deductible for income tax purposes until it is paid. In addition, transaction fees and related costs of $5.7 million associated with the Holdings discount notes were capitalized and are being amortized as interest expense through December 1, 2013.

At the end of the first quarter of 2006, Holdings privately placed $350.0 million of 8.75% Senior Notes (the “Holdings senior notes”) due 2013, with settlement on April 4, 2006. As a result, on April 4, 2006, the Company received proceeds net of $9.3 million of deferred financing costs. All net proceeds from the offering were used to fund a dividend to stockholders of Holdings, which was paid on April 4, 2006. The Holdings senior notes are unsecured and are not guaranteed by any of the Company’s subsidiaries and are subordinate in right of payment to all of Holdings’ existing and future secured indebtedness and indebtedness of its subsidiaries, and senior in right of payment to all of Holdings’ existing and future subordinated indebtedness. Cash interest on the Holdings senior notes accrues and is payable semi-annually in arrears on June 1 and December 1, commencing June 1, 2006, at a rate of 8.75%. The Holdings senior notes may be redeemed at the option of Holdings prior to December 1, 2008, in whole or in part, at a price equal to 100% of the principal amount plus a make-whole premium. The senior notes may be redeemed at the option of Holdings on or after December 1, 2008, in whole or in part, in cash at prices ranging from 106.563% of principal in 2008 to 100.0% of principal in 2011 and thereafter. On October 10, 2006, Holdings consummated the exchange offer for all outstanding Holdings’ senior notes privately placed for an equal principal amount of registered notes.

Visant Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

The transaction fees and related costs of $9.7 million associated with the Holdings senior notes were capitalized and are being amortized as interest expense through 2013.

The indentures governing the Holdings discount notes and Holdings senior notes restrict Holdings and its restricted subsidiaries from declaring or paying dividends or making any other distribution (including any payment by Holdings or any restricted subsidiary of Holdings in connection with any merger or consolidation involving Holdings or any of its restricted subsidiaries) on account of Holdings’ or any of its restricted subsidiaries’ equity interests (other than dividends or distributions payable in certain equity interests and dividends payable to Holdings or any restricted subsidiary of Holdings), subject to certain exceptions.

Senior Secured Credit Facility

On October 4, 2004, in connection with the Transactions, Visant entered into a Credit Agreement among Visant, as Borrower, Jostens, Ltd., as Canadian borrower, Visant Secondary Holdings Corp., as Guarantor, the lenders from time to time parties thereto, Credit Suisse First Boston, as Administrative Agent, and Credit Suisse First Boston Toronto Branch, as Canadian Administrative Agent, providing for senior secured credit facilities in an aggregate amount of $1,270.0 million consisting of $150.0 million of a Term Loan A facility, an $870.0 million Term B loan facility and a $250.0 million revolving credit facility. Visant’s senior secured credit facilities allow us, subject to certain conditions, to incur additional term loans under the Term Loan C facility, or under a new term facility, in either case in an aggregate principal amount of up to $300.0 million. Additionally, restrictions under the Visant senior subordinated note indenture would limit Visant’s ability to borrow the full amount of additional term loan borrowings under such a facility. Any additional term loans will have the same security and guarantees as the Term Loan A and Term Loan C facilities.

On December 21, 2004, Visant entered into the First Amendment (the “First Amendment”) to the Credit Agreement, dated as of October 4, 2004 (as amended by the First Amendment, the “Credit Agreement”). The First Amendment provided for an $870 million Term C loan facility, the proceeds of which were used to repay in full the outstanding borrowings under the Term B loan facility. Visant effectively reduced the interest rate on its borrowings by 25 basis points by refinancing the Term B facility with a new Term C facility and did not incur any additional borrowings under the First Amendment.

Visant’s obligations under the senior secured credit facilities are unconditionally and irrevocably guaranteed jointly and severally by Visant Secondary Holdings Corp., a direct wholly owned subsidiary of Holdings and the parent of Visant, and by Visant’s material current and future domestic subsidiaries. The obligations of Visant’s principal Canadian operating subsidiary under the senior secured credit facilities are unconditionally and irrevocably guaranteed jointly and severally by Visant Secondary Holdings Corp., by Visant, by Visant’s material current and future domestic subsidiaries and by Visant’s other current and future Canadian subsidiaries. Visant’s obligations under the senior secured credit facilities, and the guarantees of those obligations, are secured by substantially all of Visant’s assets and substantially all of the assets of Visant Secondary Holdings Corp. and Visant’s material current and future domestic subsidiaries, including but not limited to:

•

all of Visant’s capital stock and the capital stock of each of Visant’s existing and future direct and indirect subsidiaries, except that with respect to foreign subsidiaries such lien and pledge is limited to 65% of the capital stock of “first-tier” foreign subsidiaries; and

•	substantially all of Visant’s material existing and future domestic subsidiaries’ tangible and intangible assets.

The obligations of Jostens Canada Ltd. under the senior secured credit facilities, and the guarantees of those obligations, are secured by the collateral referred to in the prior paragraph and substantially all of the tangible and intangible assets of Jostens Canada Ltd. and each of Visant’s other current and future Canadian subsidiaries.

Visant Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

The senior secured credit facilities require Visant to meet a maximum total leverage ratio, a minimum interest coverage ratio and a maximum capital expenditures limitation. In addition, the senior secured credit facilities contain certain restrictive covenants which will, among other things, limit Visant’s and its subsidiaries’ ability to incur additional indebtedness, pay dividends, prepay subordinated debt, make investments, merge or consolidate, change the business, amend the terms of the Company’s subordinated debt and engage in certain other activities customarily restricted in such agreements. It also contains certain customary events of default, subject to grace periods, as appropriate.

The dividend restrictions under the Visant senior secured credit facilities apply only to Visant and Visant Secondary Holdings Corp., and essentially prohibit all dividends other than (1) for dividends paid on or after April 30, 2009 and used by Holdings to make regularly-scheduled cash interest payments on its senior discount notes, subject to compliance with the interest coverage covenant after giving effect to such dividends, (2) for other dividends so long as the amount thereof does not exceed $50 million plus an additional amount based on Visant’s net income and the amount of any capital contributions received by Visant after October 4, 2004 and (3) pursuant to other customary exceptions, including redemptions of stock made with other, substantially similar stock or with proceeds of concurrent issuances of substantially similar stock.

The borrowings under the Credit Agreement bear a variable interest rate based upon either the London Interbank Offered Rate (“LIBOR”) or an alternative base rate (“ABR”) based upon the greater of the federal funds effective rate plus 0.5%, or the prime rate, plus a fixed margin. The interest rate per year on the Term A and Term C loan facilities is ABR or LIBOR plus a basis point spread. Both are subject to a step-down determined by reference to a performance test. The Term C loan facility will amortize on a semi-annual basis commencing on July 1, 2005 and mature on October 4, 2011 with amortization prior to the maturity date to be at nominal percentages. In addition, transaction fees and related costs of $38.1 million associated with the senior secured credit facilities were capitalized and are being amortized as interest expense over the lives of the facilities.

The interest rate per year on the revolving credit facility was initially LIBOR plus 2.50% or ABR plus 1.50% (or, in the case of Canadian dollar denominated loans, the bankers’ acceptance discount rate plus 2.50% or the Canadian prime rate plus 1.50%) and are subject to adjustment based on pricing grid. The revolving credit facility contains a sub-facility that allows the Company’s Canadian subsidiary to borrow funds not to exceed $20.0 million of the total $250.0 million facility. The revolving credit facility expires on October 4, 2009. At the end of 2007, there was $15.4 million outstanding in the form of letters of credit and $0.7 million drawn against the revolving credit sub-facility available to the Company’s Canadian subsidiary, leaving $233.9 million available under this facility. The Company is obligated to pay commitment fees of 0.50% on the unused portion of this facility. The interest rate on the revolving credit facility and the commitment fee rate are both subject to step-downs determined by reference to a performance test.

Visant Senior Subordinated Notes

On October 4, 2004, in connection with the Transactions, Visant issued $500 million in principal amount of 7.625% senior subordinated notes (the “Visant notes”) due October 2012 in a private placement to a limited number of qualified institutional buyers, as defined under the Securities Act, and to a limited number of persons outside the United States pursuant to Regulation S of the Securities Act. On March 30, 2005, the Company completed an offer to exchange the entire principal amount of these notes for an equal principal amount of notes with substantially identical terms that had been registered under the Securities Act.

The Visant notes are not collateralized, are subordinate in right of payment to all existing and future senior indebtedness of Visant and its subsidiaries and are guaranteed by all restricted subsidiaries that are domestic

Visant Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

subsidiaries and guarantee the senior secured credit facilities. Cash interest on the Visant notes accrues and is payable semiannually in arrears on April 1 and October 1 of each year, commencing April 1, 2005, at a rate of 7.625%. The Visant notes may be redeemed at the option of Visant on or after October 1, 2008 at prices ranging from 103.813% of principal to 100% of principal in 2010 and thereafter. In addition, transaction fees and related costs of $22.8 million associated with the Visant notes were capitalized and are being amortized as interest expense through October 1, 2012.

The indenture governing the Visant notes restricts Visant and its restricted subsidiaries from paying dividends or making any other distributions on account of Visant’s or any restricted subsidiary’s equity interests (including any dividend or distribution payable in connection with any merger or consolidation) other than (1) dividends or distributions by Visant payable in equity interests of Visant or in options, warrants or other rights to purchase equity interests or (2) dividends or distributions by a restricted subsidiary, subject to certain exceptions.

Additional Information

The indentures governing the Holdings discount notes, the Holdings senior notes and the Visant senior subordinated notes also contain numerous covenants including, among other things, restrictions on the Company’s ability to incur or guarantee additional indebtedness or issue disqualified or preferred stock; pay dividends or make other equity distributions; repurchase or redeem capital stock; make investments or other restricted payments; sell assets or consolidate or merge with or into other companies; create limitations on the ability of restricted subsidiaries to make dividends or distributions to the Company; engage in transactions with affiliates; and create liens.

Visant’s senior secured credit facilities and the Visant and Holdings notes contain certain cross-default and cross-acceleration provisions whereby a default under or acceleration of other debt obligations would cause a default under or acceleration of the senior secured credit facilities and the notes.

As of the end of 2007, the fair value of debt under our credit facilities approximated its carrying value and was estimated based on quoted market prices for comparable instruments. The fair value of the Holdings discount notes, the Holdings senior notes and the Visant notes as of the end of 2007 was $213.8 million, $353.5 million and $503.1 million, respectively, and was estimated based on quoted market prices of the respective notes.

A failure to comply with the covenants under the senior secured credit facilities, subject to certain grace periods, would constitute a default under the senior secured credit facilities, which could result in an acceleration of the loans and other obligations owing thereunder.

As of December 29, 2007, the Company was in compliance with all covenants under its material debt obligations.

11.    Derivative Financial Instruments and Hedging Activities

The Company’s involvement with derivative financial instruments is limited principally to managing well-defined interest rate and foreign currency exchange risks. Forward foreign currency exchange contracts may be used to hedge the impact of currency fluctuations primarily on inventory purchases denominated in Euros. There were no open forward foreign currency exchange contracts at the end of 2007 and 2006.

Visant Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

12.    Commitments and Contingencies

Leases

Equipment and office, warehouse and production space under operating leases expire at various dates. Rent expense for continuing operations was $7.3 million for 2007, $6.4 million for 2006 and $6.2 million for 2005. Future minimum lease payments under the leases are as follows:

(In thousands)
2008	$5,868
2009	5,075
2010	3,628
2011	3,492
2012	3,087
Thereafter	5,293

Total lease payments	$26,443

Forward Purchase Contracts

The Company is subject to market risk associated with changes in the price of precious metals. To mitigate the commodity price risk, the Company may from time to time enter into forward contracts to purchase gold, platinum and silver based upon the estimated ounces needed to satisfy projected customer demand. The forward purchase contracts are considered normal purchases and therefore not subject to the requirements of SFAS No. 133. The Company did not have any forward contracts at the end of fiscal year 2007.

Environmental

Our operations are subject to a wide variety of federal, state, local and foreign laws and regulations governing emissions to air, discharges to water, the generation, handling, storage, transportation, treatment and disposal of hazardous substances and other materials, and employee health and safety matters. Compliance with such laws and regulations have been more stringent and, accordingly, more costly over time.

Also, as an owner and operator of real property or a generator of hazardous substances, the Company may be subject to environmental cleanup liability, regardless of fault, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act or analogous state laws, as well as to claims for harm to health or property or for natural resource damages arising out of contamination or exposure to hazardous substances. Some of our current or past operations have involved metalworking and plating, printing, and other activities that have resulted in environmental conditions that have given rise to liabilities.

As part of our environmental management program, the Company has been involved in environmental remediation on a property formerly owned and operated by Jostens for jewelry manufacturing. In July 2006, the State of Illinois Environmental Protection Agency issued a “No Further Remediation” letter with respect to this site. Jostens has certain ongoing monitoring obligations, however, the Company does not expect the cost of such ongoing monitoring to be material.

Legal Proceedings

In communications with U.S. Customs and Border Protection (“Customs”), the Company learned of an alleged inaccuracy of the tariff classification for certain of Jostens’ imports from Mexico. Jostens promptly filed with Customs a voluntary disclosure to limit its monetary exposure. The effect of these tariff classification errors

Visant Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

is that back duties and fees (or “loss of revenue”) may be owed on certain imports. Additionally, Customs may impose interest on the loss of revenue, if any is determined. A review of Jostens’ import practices has revealed that during the relevant period, the subject merchandise qualified for duty-free tariff treatment under the North American Free Trade Agreement (“NAFTA”), in which case there should be no loss of revenue or interest payment owed to Customs. However, Customs’ allegations indicate that Jostens committed a technical oversight in the classification used by Jostens in claiming the preferential tariff treatment. Through its prior disclosure to Customs, Jostens addressed this technical oversight and asserted that the merchandise did in fact qualify for duty-free tariff treatment under NAFTA and that there is no associated loss of revenue. In a series of communications received from Customs in December 2006, Jostens learned that Customs was disputing the validity of Jostens’ prior disclosure and asserting a loss of revenue in the amount of $2.9 million for duties owed on entries made in 2002 and 2003 and in a separate pre-penalty notice was advised that Customs is contemplating a monetary penalty in the amount of approximately $5.8 million (two times the alleged loss of revenue). In order to obtain the benefits of the orderly continuation and conclusion of administrative proceedings, Jostens agreed to a two year waiver of the statute of limitations with respect to the entries made in 2002 and 2003 that otherwise would have expired at the end of 2007 and 2008, respectively. Jostens elected to continue to address this matter by filing a petition in response to the pre-penalty notice in January 2007, disputing Customs’ claims and advancing its arguments to support that no loss of revenue or penalty should be issued against the Company, or in the alternative, that any penalty based on a purely technical violation should be reduced to a nominal fixed amount reflective of the nature of the violation. In May 2007, Customs issued a penalty notice assessing a loss of revenue (plus interest) and penalty as described above based on asserted negligence by Jostens. In July 2007, Jostens filed a petition in response to the penalty notice challenging Customs’ findings and asserting that there has been no loss of revenue and that no penalty should be issued against Jostens or that, in the alternative, any penalty should be reduced to a nominal fixed amount reflective of the nature of the violation or mitigated on the basis that the imports at issue are nonetheless duty free. At this stage of the proceedings, the matter is being evaluated by Customs. In October 2007, based on recent court rulings, Jostens presented additional arguments for Customs’ consideration supporting that the subject imports at the time of entry were entitled to duty free status. We understand that the matter is currently under review by Customs. Jostens intends to continue to vigorously defend its position and has recorded no accrual for any potential liability pending further communication with Customs. Jostens has the opportunity to extend an offer in compromise to Customs in an effort to settle this matter in advance of a final administrative decision. If Jostens were to do so, it would be required to tender the amount offered to Customs at the time. It is not clear what Customs’ final position will be with respect to the alleged tariff classification errors or that Jostens will not be foreclosed from receiving duty free treatment for the subject imports. Jostens may not be successful in its defense, and the disposition of this matter may have a material effect on our business, financial condition and results of operations.

The Company is also a party to other litigation arising in the normal course of business. The Company regularly analyzes current information and, as necessary, provide accruals for probable liabilities on the eventual disposition of these matters. The Company does not believe the effect on our business, financial condition and results of operations, if any, for the disposition of these matters will be material.

13.    Income Taxes

Holdings files a consolidated federal income tax return which includes Visant and its domestic subsidiaries. Holdings and its subsidiaries file state tax returns on a consolidated or a separate subsidiary basis as required in the applicable jurisdictions.

Visant Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Holdings

The U.S. and foreign components of income from continuing operations before income taxes and the provision for income taxes from continuing operations of Holdings consist of:

In thousands	2007	2006	2005
Domestic	$66,511	$45,995	$23,219
Foreign	6,358	8,094	4,953

Income before income taxes	$72,869	$54,089	$28,172

Federal	$39,621	$34,480	$3,119
State	8,822	5,855	3,737
Foreign	2,059	2,927	1,651

Total current income taxes	50,502	43,262	8,507
Deferred	(21,400)	(27,587)	2,017

Provision for income taxes	$29,102	$15,675	$10,524

A reconciliation between the provision for income taxes computed at the U.S. federal statutory rate and income taxes from continuing operations for financial reporting purposes is as follows:

In thousands	2007		2006		2005
Federal tax at statutory rate	$25,504	35.0%	$18,931	35.0%	$9,860	35.0%
State tax, net of federal tax benefit	3,497	4.8%	1,614	3.0%	1,311	4.6%
State deferred tax rate change, net of federal benefit	1,198	1.6%	(2,950)	(5.5)%	—	—
Foreign tax credits (generated) used, net	(1,996)	(2.7)%	957	1.8%	(1,049)	(3.7)%
Foreign earnings repatriation, net	1,926	2.6%	1,679	3.1%	(480)	(1.7)%
Domestic manufacturing deduction	(2,667)	(3.7)%	(1,373)	(2.5)%	(378)	(1.3)%
Increase (decrease) in deferred tax valuation allowance	1,432	2.0%	(2,743)	(5.1)%	850	3.0%
Other differences, net	208	0.3%	(440)	(0.8)%	410	1.5%

Provision for income taxes	$29,102	39.9%	$15,675	29.0%	$10,524	37.4%

The tax effect of temporary differences which give rise to deferred tax assets and liabilities from continuing operations are:

In thousands	2007	2006
Tax depreciation in excess of book	$(11,825)	$(12,023)
Basis difference on property, plant and equipment	(5,430)	(5,530)
Capitalized software development costs	(2,724)	(1,896)
Pension benefits	(42,798)	(24,038)
Basis difference on intangible assets	(180,701)	(188,610)
Other	(3,911)	(4,650)

Deferred tax liabilities	(247,389)	(236,747)

Reserves for accounts receivable and salespersons overdrafts	7,972	8,126
Reserves for employee benefits	16,191	15,790
Other reserves not recognized for tax purposes	4,187	4,135
Foreign tax credit carryforwards	14,833	13,401
Basis difference on pension liabilities	19,128	20,978
Amortization of original issue discount	27,889	19,640
Other	6,754	4,728

Deferred tax assets	96,954	86,798
Valuation allowance	(14,833)	(13,401)

Deferred tax assets, net	82,121	73,397

Net deferred tax liability	$(165,268)	$(163,350)

Visant Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Visant

The U.S. and foreign components of income from continuing operations before income taxes and the provision for income taxes from continuing operations of Visant consist of:

In thousands	2007	2006	2005
Domestic	$121,549	$89,933	$41,395
Foreign	6,358	8,094	4,953

Income before income taxes	$127,907	$98,027	$46,348

Federal	$50,761	$42,908	$3,326
State	9,775	6,340	3,755
Foreign	2,059	2,927	1,652

Total current income taxes	62,595	52,175	8,733
Deferred	(12,853)	(20,961)	8,516

Provision for income taxes	$49,742	$31,214	$17,249

A reconciliation between the provision for income taxes computed at the U.S. federal statutory rate and income taxes from continuing operations for financial reporting purposes is as follows:

In thousands	2007		2006		2005
Federal tax at statutory rate	$44,767	35.0%	$34,309	35.0%	$16,222	35.0%
State tax, net of federal tax benefit	4,537	3.5%	2,172	2.2%	1,674	3.6%
State deferred tax rate change, net of federal benefit	1,535	1.2%	(3,347)	(3.4)%	—	—
Foreign tax credits (generated) used, net	(1,996)	(1.5)%	957	1.0%	(1,049)	(2.3)%
Foreign earnings repatriation, net	1,926	1.5%	1,679	1.7%	(480)	(1.0)%
Domestic manufacturing deduction	(2,667)	(2.1)%	(1,373)	(1.4)%	(378)	(0.8)%
Increase (decrease) in deferred tax valuation allowance	1,432	1.1%	(2,743)	(2.8)%	850	1.8%
Other differences, net	208	0.2%	(440)	(0.5)%	410	0.9%

Provision for income taxes	$49,742	38.9%	$31,214	31.8%	$17,249	37.2%

Visant Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

The tax effect of temporary differences which give rise to deferred tax assets and liabilities from continuing operations are:

In thousands	2007	2006
Tax depreciation in excess of book	$(11,825)	$(12,023)
Basis difference on property, plant and equipment	(5,430)	(5,530)
Capitalized software development costs	(2,724)	(1,896)
Pension benefits	(42,798)	(24,038)
Basis difference on intangible assets	(180,701)	(188,610)
Other	(3,824)	(4,509)

Deferred tax liabilities	(247,302)	(236,606)

Reserves for accounts receivable and salespersons overdrafts	7,972	8,126
Reserves for employee benefits	16,191	15,790
Other reserves not recognized for tax purposes	4,187	4,135
Foreign tax credit carryforwards	14,833	13,401
Basis difference on pension liabilities	19,128	20,978
Other	6,284	4,502

Deferred tax assets	68,595	66,932
Valuation allowance	(14,833)	(13,401)

Deferred tax assets, net	53,762	53,531

Net deferred tax liability	$(193,540)	$(183,075)

Effective at the beginning of 2007, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. FIN 48 requires applying a “more likely than not” threshold to the recognition and derecognition of tax positions. In connection with the adoption of FIN 48, the Company made a change in accounting principle for the classification of interest income on tax refunds. Under the previous policy, the Company recorded interest income on tax refunds as interest income. Under the new policy, any interest income in connection with income tax refunds is recorded as a reduction of income tax expense. In addition, since the adoption of FIN 48, all interest and penalties on income tax assessments have been recorded as income tax expense and included as part of the Company’s unrecognized tax benefit liability.

The unrecognized tax benefit liability at December 31, 2006, the date of the Company’s adoption of FIN 48, was $12.4 million including $1.9 million of gross interest and penalty accruals. In connection with the adoption, the Company recorded a $1.4 million increase to beginning retained earnings and a $2.3 million decrease to goodwill, with a corresponding reduction of $3.7 million in the existing reserve balance for uncertain tax positions. These adjustments were required to adjust from the Company’s previous method of accounting for income tax loss contingencies under SFAS No. 5, Accounting for Contingencies, to the method prescribed under FIN 48. The adjustment to goodwill related to a pre-acquisition tax uncertainty in connection with the Jostens merger transaction in July 2003. As of the date of adoption of FIN 48 and as of December 29, 2007, the amount of the Company’s unrecognized tax benefits that, if recognized, would affect the effective tax rate was, respectively, $4.9 million and $5.2 million, excluding gross interest and penalty accruals of $1.9 million and $1.7 million. During 2007, the Company reduced its unrecognized tax benefit liability by $5.5 million because a tax position from 2003 is no longer subject to examination by taxing authorities. Approximately $4.3 million of the decrease reduced goodwill because the tax position related to a pre-acquisition contingency in connection with

Visant Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

the Jostens merger transaction in July 2003. Included in the results of operations for 2007 is $0.4 million of net gross tax accruals, $0.1 million of net gross interest and penalty reductions, and $0.2 million of net deferred tax credits. The Company’s unrecognized tax benefit liability is included in other noncurrent liabilities and at December 29, 2007 totaled $8.8 million including interest and penalty accruals of $1.7 million.

The reconciliation of the total gross amount recorded for unrecognized tax benefits at the beginning and end of 2007 for Holdings and Visant is as follows:

In thousands	2007
Balance at December 31, 2006	$10,520
Gross increases—tax positions in prior periods	—
Gross decreases—tax position in prior periods	(391)
Gross increases—current period tax positions	1,635
Settlements	(199)
Lapse of statute of limitations	(4,481)

Balance at December 29, 2007	$7,084

The Company’s income tax filings for 2004 to 2006 are subject to examination in the U.S federal tax jurisdiction. The Internal Revenue Service is examining two pre-acquisition tax filings for one of the Company’s subsidiaries for periods in 2004 and the Company’s tax filing for 2005. The Company is also subject to examination in state and foreign tax jurisdictions for the 2002 to 2006 periods, none of which was individually material. The Company has filed appeals for a Canadian federal examination of tax years 1996 and 1997. Though subject to uncertainty, the Company believes it has made appropriate provisions for all outstanding issues for all open years and in all applicable jurisdictions. During the next twelve months, the Company does not expect that there will be a significant change in the unrecognized tax benefit liability.

During 2007, the Company repatriated $5.1 million of earnings from its foreign subsidiaries. In connection with the repatriation, the Company concluded that approximately $10.0 million of undistributed foreign earnings are indefinitely invested in its foreign businesses. At the end of 2007, the Company had foreign tax credit carryforwards totaling $14.8 million of which approximately $11.4 million expire in 2012 and the remaining $3.4 million expire in years 2013 through 2017. For 2007 and 2006, the Company has provided a valuation allowance for the entire related deferred tax asset because the tax benefit related to the foreign tax credits may not be realized.

During 2007 and 2006, the Company adjusted the effective tax rate at which it expects deferred tax assets and liabilities to be realized or settled in the future. The effect of the adjustment for 2007 was to increase income tax expense from continuing operations by $1.2 million and $1.5 million for Holdings and Visant, respectively. The effect of the adjustment for 2006 was to decrease income tax expense from continuing operations by $2.9 million and $3.3 million for Holdings and Visant, respectively. The change in effective tax rates was required to reflect the effect of the Company’s 2006 and 2005 state income tax returns.

During 2006, Holdings was notified by the Internal Revenue Service that the Congressional Joint Committee on Taxation had approved a claim for refund by Jostens for the taxable years 2000 and 2001. The Company received a federal refund of approximately $7.6 million, including $1.2 million of interest. A substantial portion of the tax refund was recorded as a reduction of goodwill of $4.9 million and was attributable to the resolution of an income tax uncertainty that arose in connection with a purchase business combination completed by Jostens in May 2000.

Visant Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

As described in Note 5, Discontinued Operations, during 2006 the Company completed the sale of its Jostens Photography businesses, which previously comprised a reportable segment. The tax effects of the sale and the related results of operations have been reported as loss from discontinued operations in 2006.

During 2006, the Canadian subsidiary of Holdings repatriated $31.5 million of earnings attributed primarily to the gain on sale of the Jostens Photography businesses. Another foreign subsidiary of Holdings repatriated $1.6 million of earnings during 2006. The tax effects of the Canadian distribution are reflected in the results from discontinued operations. Foreign tax credit carryforwards and the related valuation allowance are reflected in the continuing operations balance sheet. As a result of the sale of the Jostens Photography businesses, the Company realized approximately $2.1 million of tax benefit attributable to foreign tax credit carryforwards which resulted in a decrease in the Company’s valuation allowance. In connection with the repatriation, the Company concluded that approximately $7.3 million of undistributed foreign earnings are indefinitely invested in its foreign businesses.

During 2006, the Company determined that its $0.7 million valuation allowance for capital loss carryovers was no longer required because the Company generated capital gains in connection with the sale of property used in continuing operations.

During 2005, two foreign subsidiaries of Holdings repatriated a total of $12.6 million of earnings that were eligible for the favorable rate of tax provided under the American Jobs Creation Act of 2004. The benefit of the repatriation in relation to the tax that would otherwise have been payable was approximately $2.7 million. In connection with the repatriation, the Company concluded that approximately $6.0 million of undistributed foreign earnings were indefinitely invested in its foreign businesses. Consistent with the provisions of Accounting Principles Board Opinion No. 23, “Accounting for Income Taxes—Special Areas”, the Company reduced income tax expense from continuing operations by $1.1 million to reverse deferred income taxes that had been accrued at December 2004. The overall tax effect of the repatriation in December 2005, including the effect of reducing accrued deferred income taxes, was to decrease income tax expense from continuing operations by approximately $0.7 million. The overall effect of the repatriation on discontinued operations was to increase income tax expense by approximately $1.2 million

As described in Note 10, Debt, during December 2003, Holdings issued $150 million of senior discount notes due 2013. The notes have significant original issue discount (“OID”) and are considered applicable high yield discount obligations because the yield to maturity of the notes exceeds the sum of the applicable federal rate in effect for the month the notes were issued and five percentage points. As a result, Holdings will not be allowed a deduction for interest (including OID) accrued on the notes until such time as it actually pays such interest (including OID) in cash or other property. Holdings has provided deferred income taxes of approximately $27.9 million on $75.6 million of OID accrued through December 2007.

14.    Benefit Plans

Pension and Other Postretirement Benefits

In September 2006, the FASB issued SFAS No. 158, which requires companies to fully recognize the funded status of each pension and other postretirement benefit plan as a liability or asset on their balance sheets with all unrecognized amounts to be recorded in other comprehensive income. The following table shows the impact of the implementation on the consolidated statement of financial position on the combined pension, non-qualified and postretirement medical plans.

Visant Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

In thousands	Pre-SFAS No. 158	SFAS No. 158 Adjustment	After SFAS No. 158
Assets
Current assets	$—	$—	$—
Prepaid pension cost	—	64,579	64,579

Total assets	$—	$64,579	$64,579

Liabilities
Other accrued liabilities	$27,788	$2,318	$30,106
Pension liabilities, net	15,956	9,055	25,011
Other noncurrent liability (deferred tax liability)	8,933	20,815	29,748

Total liabilities	$52,677	$32,188	$84,865
Accumulated other comprehensive (loss) income, net of tax	$1,019	$32,387	$33,406

Jostens has noncontributory defined benefit pension plans that cover nearly all employees hired prior to December 31, 2005. The benefits provided under the plans are based on years of service, age eligibility and employee compensation. The benefits for Jostens’ qualified pension plans have been funded through pension trusts, the objective being to accumulate sufficient funds to provide for future benefits. In addition to qualified pension plans, Jostens has unfunded, non-qualified pension plans covering certain employees, which provide for benefits in addition to those provided by the qualified plans.

Effective December 31, 2005, the pension plans were closed to newly hired nonunion employees. Pension benefits for current salaried nonunion employees were modified to provide a percentage of career average earnings, rather than final average earnings for service after January 1, 2006 except for certain grandfathered employees who met specified age and service requirements as of December 31, 2005. Effective July 1, 2007 and January 1, 2008 the pension plans covering Jostens’ employees covered under respective collective bargaining agreements were closed to new hires.

Jostens also provides certain medical benefits for eligible retirees, including their spouses and dependents. Generally, the postretirement benefits require contributions from retirees. Effective January 1, 2006, the retiree medical plan was closed to active employees who were not yet age 50 with at least 10 years of service. Prescription drug coverage for Medicare eligible retirees was also eliminated from the program as of January 1, 2006 in connection with coverage under Medicare Part D. Visant is obligated for certain post-retirement benefits under the employment agreement with its Chief Executive Officer.

Eligible employees from Lehigh participate in a noncontributory defined benefit pension plan, which was merged with a Jostens plan effective December 31, 2004. The plan provides benefits based on years of service and final average compensation. Effective December 31, 2006 the pension plan was closed to hourly nonunion employees hired after December 31, 2006 and benefit accruals were frozen for all salaried nonunion employees. In addition, Lehigh maintains an unfunded supplemental retirement plan (SERP) for certain key executives of Lehigh. This SERP no longer has any active participants accruing benefits under it. Based on an announcement made prior to holding the Von Hoffmann businesses as discontinued operations, effective January 1, 2007, eligible plant hourly employees from Von Hoffmann’s Jefferson City location employed as of December 31, 2006 were added to the Jostens defined pension plan, Plan C. This closed group of employees began accruing benefits on January 1, 2007. These employees no longer participate in the plan following the disposition of the Von Hoffmann businesses. Lehigh and Arcade also contribute to multi-employer pension plans for certain employees covered by collective bargaining agreements. Contribution amounts are determined by the respective collective bargaining agreement and we do not administer or control the funds in any way.

Visant Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

The following tables set forth the components of the changes in benefit obligations and fair value of plan assets during 2007 and 2006 as well as the funded status and amounts both recognized in the balance sheets as of December 29, 2007 and December 30, 2006, for all defined benefit plans combined and retiree welfare plans. The information presented for all the plans is based on a measurement date of September 30. Furthermore, the Jostens plans represent 86% of the aggregate benefit obligation and 90% of the aggregate plan assets as of the end of 2007, with benefits for Lehigh representing 14% of the liability and 10% of the assets.

	Pension benefits		Postretirement benefits
In thousands	2007	2006	2007	2006
Change in benefit obligation
Benefit obligation, beginning of period	$266,389	$266,529	$2,761	$3,607
Service cost	6,410	6,603	12	20
Interest cost	15,611	14,988	154	195
Plan amendments	449	(2,994)	—	42
Actuarial gain	(14,911)	(6,201)	(253)	(809)
Benefit payments and administrative expenses	(13,509)	(12,536)	(296)	(294)

Benefit obligation, end of period	$260,439	$266,389	$2,378	$2,761

Change in plan assets
Fair value of plan assets, beginning of period	$268,545	$255,892	$—	$—
Actual return on plan assets	42,965	23,125	—	—
Company contributions	2,062	2,064	296	294
Benefit payments and administrative expenses	(13,509)	(12,536)	(296)	(294)

Fair value of plan assets, end of period	$300,063	$268,545	$—	$—

Funded status, over-funded plans	$64,579	$28,886	$—	$—
Funded status, under-funded plans	(24,951)	(26,730)	(2,378)	(2,761)

Net funded status	$39,628	$2,156	$(2,378)	$(2,761)

Amounts recognized in the balance sheets:
Non-current assets	$64,579	$9,088	$—	$—
Current liabilities	(1,995)	—	(324)	—
Non-current liabilities	(22,957)	(25,379)	(2,054)	(5,193)

Net pension amounts recognized on Consolidated Balance Sheets	$39,628	$(16,100)	$(2,378)	$(5,193)

Amounts in Accumulated Other Comprehensive Income
Net (gain)/loss	$(45,714)	$—	$377	N/A
Prior service cost (credits)	(4,997)	—	(2,821)	N/A

Other comprehensive income—total	$(50,711)	$—	$(2,444)	N/A

Amortization Expense Expected to be Recognized During Next Fiscal Year
Net (gain)/loss	$(23)	$—	$13	$36
Prior service cost (credits)	(744)	(796)	(277)	(277)

Other comprehensive income—total	$(767)	$(796)	$(264)	$(241)

Visant Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

During 2007, the discount rate assumption changed from 6.00% to 6.50% for the pension plans and from 6.00% to 6.25% for the postretirement plans which resulted in a decrease in liability. Asset returns in 2007 were slightly above assumption, salary increases were lower than expected and retiree medical inflation was lower than expected. The plans’ demographic and asset experience combined with changes in assumptions resulted in a net gain for 2007.

The accumulated benefit obligation (ABO) for all defined benefit pension plans was $253.4 million and $257.4 million at the end of 2007 and 2006, respectively. The ABO differs from the projected benefit obligation shown in the table in that it includes no assumption about future compensation levels.

Non-qualified retirement benefits, included in the tables above, with obligations in excess of plan assets were as follows:

In thousands	2007	2006
Projected benefit obligation	$24,951	$26,730
Accumulated benefit obligation	$23,678	$25,291
Fair value of plan assets	$—	$—

All of the qualified pension plans have fair value in excess of the projected benefit obligation and accumulated benefit obligation as of year-end 2007.

Net periodic benefit (income) expense of the pension and other postretirement benefit plans included the following components:

	Pension benefits
In thousands	2007	2006
Service cost	$6,410	$6,603
Interest cost	15,612	14,989
Expected return on plan assets	(24,177)	(22,611)
Amortization of prior year service cost	(796)	(478)
Amortization of net actuarial loss	—	3

Net periodic benefit income	$(2,951)	$(1,494)

	Postretirement benefits
In thousands	2007	2006
Service cost	$12	$20
Interest cost	154	194
Amortization of prior year service cost	(277)	(280)
Amortization of net actuarial loss	36	99

Net periodic benefit (income) expense	$(75)	$33

Visant Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Assumptions

Weighted-average assumptions used to determine end of year benefit obligations are as follows:

	Pension benefits		Postretirement benefits
	2007	2006	2007	2006
Discount rate:
Jostens	6.50%	6.00%	6.25%	6.00%
Lehigh	6.50%	6.00%	N/A	N/A
Rate of compensation increase:
Jostens	5.75%	6.30%	N/A	N/A
Lehigh	2.50%	3.00%	N/A	N/A

Weighted-average assumptions used to determine net periodic benefit cost for the year are as follows:

	Pension benefits		Postretirement benefits
	2007	2006	2007	2006
Discount rate:
Jostens	6.00%	5.75%	6.00%	5.75%
Lehigh	6.00%	5.75%	N/A	N/A
Expected long-term rate of return on plan assets:
Jostens	9.50%	9.50%	N/A	N/A
Lehigh	9.50%	9.50%	N/A	N/A
Rate of compensation increase:
Jostens	6.30%	6.30%	N/A	N/A
Lehigh	3.00%	3.00%	N/A	N/A

We employ a building block approach in determining the long-term rate of return for plan assets. Historical markets are studied and long-term historical relationships between equities and fixed income are preserved congruent with the widely accepted capital market principle that assets with higher volatility generate a greater return over the long run. Current market factors such as inflation and interest rates are evaluated before long-term capital market assumptions are determined. The long-term portfolio return is established with a proper consideration of diversification and rebalancing. Peer data and historical returns are reviewed to check for reasonability and appropriateness.

Assumed health care cost trend rates are as follows:

	Postretirement benefits
	2007	2006
Health care cost trend rate assumed for next year	7.00%	7.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2010	2008

Visant Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Assumed health care cost trend rates have some effect on the amounts reported for health care plans. For 2007, a one percentage point change in the assumed health care cost trend rates would have the following effects:

In thousands	Impact of 1% Increase	Impact of 1% Decrease
Effect on total of service and interest cost components	$9	$(8)
Effect on postretirement benefit obligation	$123	$(112)

Plan Assets

Our weighted-average asset allocations for the pension plans as of the measurement dates of September 30, 2006 and September 29, 2007, by asset category, are as follows:

Asset Category	2007	2006
Equity securities	80.0%	79.7%
Debt securities	20.0%	19.7%
Real estate	—%	—%
Other	—%	0.6%

Total	100%	100%

As of July 31, 2007 the Company’s pension plan assets were transferred to SEI, a portfolio manager, in order to deploy a modified investment strategy. In October 2007 the assets were reinvested according to the preferred ongoing asset allocation target- 58% equity securities and 42% debt securities. We employ a total return investment approach whereby a mix of equities and fixed income investments are used to maximize the long-term return of plan assets for a prudent level of risk. The intent of this strategy is to minimize plan expenses by outperforming plan liabilities over the long term. Risk tolerance is established through careful consideration of plan liabilities, plan funded status, and corporate financial condition. The investment portfolio contains a diversified blend of equity and fixed income investments. Furthermore, equity investments are diversified across U.S. and non-U.S. stocks as well as growth, value, and small and large capitalizations.

Contributions

The Pension Protection Act changed the minimum funding requirements for defined benefit pension plans beginning in 2008. Due to the funded status of the qualified plans, there are no projected contributions for 2007 or 2008. The total contributions include $2.1 million to the nonqualified pension plans and $0.3 million to the postretirement benefit plans. The actual amount of contributions is dependent upon the actual return on plan assets and actual disbursements from the postretirement benefit and nonqualified pension plans.

Visant Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Benefit Payments

Estimated benefit payments under the pension and postretirement benefit plans are as follows:

In thousands	Pension benefits	Postretirement benefits
2008	$13,799	$334
2009	14,479	317
2010	15,189	301
2011	16,070	280
2012	16,853	263
2013 through 2017	99,092	1,061

Total estimated payments	$175,482	$2,556

401(k) Plans

We have 401(k) savings plans, which cover substantially all salaried and hourly employees who have met the plans’ eligibility requirements. Under certain of the plans we provide a matching contribution on amounts contributed by employees, limited to a specific amount of compensation that varies among the plans. In some instances, we have provided discretionary profit sharing contributions and we may do so in the future. The aggregate matching and other contributions for the continuing operations were $5.7 million for 2007, $4.2 million for 2006 and $4.8 million for 2005. The aggregate matching contributions for the discontinued operations 401(k) savings plans that we disposed of were $0.9 million for 2007, $4.7 million for 2006 and $4.7 million for 2005.

On December 15, 2006, we merged the Jostens, Inc. 401(k) Retirement Savings Plan and the Jostens, Inc. Topeka Union 401(k) Pre-Tax Retirement Savings Plan into the Von Hoffmann Corporation and Arcade Marketing, Inc. Retirement Savings Plan and renamed the Plan the Visant 401(k) Retirement Savings Plan. On January 1, 2007, Lehigh salaried, office administrative and newly hired Lehigh Lithographers Division hourly employees became eligible for the Visant 401(k) Retirement Savings Plan. Employees who had been participating in the Lehigh Press, Inc. Investment Opportunity Plan had their account balances transferred to the Visant 401(k) Retirement Savings Plan on December 29, 2006.

On October 1, 2007, the Visant 401(k) Retirement Savings Plan was amended to allow for the participation of individuals employed by Memory Book Acquisition LLC. On December 29, 2007, we merged the Visual Systems, Inc. Profit Sharing & 401(k) Plan into the Visant 401(k) Retirement Savings Plan. In addition on December 29, 2007, we merged the Neff Company 401(k) Plan & Trust into the Lehigh Press Investment Opportunity Plan and renamed the Plan the Lehigh & Neff 401(k) Retirement Savings Plan.

15.    Stock-based Compensation

The 2003 Stock Incentive Plan (the “2003 Plan”) was approved by the Board of Directors and effective as of October 30, 2003. The 2003 Plan permits us to grant key employees and certain other persons stock options and stock awards and provides for a total of 288,023 shares of common stock for issuance of options and awards to employees of the Company and a total of 10,000 shares of common stock for issuance of options and awards to directors and other persons providing services to the Company. The maximum grant to any one person shall not exceed in the aggregate 70,400 shares. We do not currently intend to make any additional grants under the 2003 Plan. Option grants consist of “time options”, which vest and become exercisable in annual installments over the

Visant Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

first five years following the date of grant and/or “performance options”, which vest and become exercisable over the first five years following the date of grant at varying levels based on the achievement of certain EBITDA targets, and in any event by the eighth anniversary of the date of grant. The performance vesting includes certain carryforward provisions if targets are not achieved in a particular fiscal year and performance in a subsequent fiscal year satisfies cumulative performance targets, subject to certain conditions. Upon the occurrence of a “change in control” (as defined in the 2003 Plan), the unvested portion of any time option will immediately become vested and exercisable, and the vesting and exercisability of the unvested portion of any performance option may accelerate depending on the timing of the change of control and return on the equity investment by DLJMBP III in the Company as provided under the 2003 Plan. A “change in control” under the 2003 Plan is defined as: (i) any person or other entity (other than any of Holdings’ subsidiaries), including any “person” as defined in Section 13(d)(3) of the Exchange Act, other than certain of the DLJMBP Funds or affiliated parties thereof becoming the beneficial owner, directly or indirectly, in a single transaction or a series of related transactions, by way of merger, consolidation or other business combination, securities of Holdings representing more than 51% of the total combined voting power of all classes of capital stock of Holdings (or its successor) normally entitled to vote for the election of directors of Holdings or (ii) the sale of all or substantially all of the property or assets of Holdings to any unaffiliated person or entity other than one of Holdings’ subsidiaries is consummated. The Transactions did not constitute a change of control under the 2003 Plan. Options issued under the 2003 Plan expire on the tenth anniversary of the grant date. The shares underlying the options are subject to certain transfer and other restrictions set forth in that certain Stockholders Agreement dated July 29, 2003, by and among the Company and certain holders of the capital stock of the Company. Participants under the 2003 Plan also agree to certain restrictive covenants with respect to confidential information of the Company and non-competition in connection with their receipt of options.

All outstanding options to purchase Holdings common stock continued following the closing of the Transactions. In connection with the Transactions, all outstanding options to purchase Von Hoffmann and Arcade common stock were cancelled and extinguished. Consideration paid in respect of the Von Hoffmann options was an amount equal to the difference between the per share merger consideration in the Transactions and the exercise price therefor. No consideration was paid in respect of the Arcade options.

In connection with the closing of the Transactions, we established the 2004 Stock Option Plan, which permits us to grant key employees and certain other persons of the Company and its subsidiaries various equity-based awards, including stock options and restricted stock. The plan, currently known as the Third Amended and Restated 2004 Stock Option Plan for Key Employees of Visant Holding Corp. and Subsidiaries (the “2004 Plan”), provides for issuance of a total of 510,230 shares of Holdings Class A Common Stock. As of December 29, 2007 there were 58,476 shares available for grant under the 2004 Plan. Shares related to grants that are forfeited, terminated, cancelled or expire unexercised become available for new grants. Under his employment agreement, Mr. Marc L. Reisch, the Chairman of our Board of Directors and our Chief Executive Officer and President, received awards of stock options and restricted stock under the 2004 Plan. Additional members of management have also received grants under the 2004 Plan. Option grants consist of “time options”, which vest and become exercisable in annual installments through 2009, and/or “performance options”, which vest and become exercisable following the date of grant based upon the achievement of certain EBITDA and other performance targets, and in any event by the eighth anniversary of the date of grant. The performance vesting includes certain carryforward provisions if targets are not achieved in a particular fiscal year and performance in a subsequent fiscal year satisfies cumulative performance targets. Upon the occurrence of a “change in control” (as defined under the 2004 Plan), the unvested portion of any time option will immediately become vested and exercisable, and the vesting and exercisability of the unvested portion of any performance option may accelerate if certain EBITDA or other performance measures have been satisfied. A “change in control” under the 2004 Plan is defined as: (i) the sale (in one or a series of transactions) of all or substantially all

Visant Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

of the assets of Holdings to an unaffiliated person; (ii) a sale (in one transaction or a series of transactions) resulting in more than 50% of the voting stock of Holdings being held by an unaffiliated person; (iii) a merger, consolidation, recapitalization or reorganization of Holdings with or into an unaffiliated person; if and only if any such event listed in (i) through (iii) above results in the inability of the Sponsors, or any member of members of the Sponsors, to designate or elect a majority of the Board (or the board of directors of the resulting entity or its parent company). The option exercise period is determined at the time of grant of the option but may not extend beyond the end of the calendar year that is ten calendar years after the date of the option is granted. All options, restricted shares and any common stock for which such equity awards are exercised or with respect to which restrictions lapse are governed by a management stockholders’ agreement and sale participation agreement. As of December 29, 2007, there were 255,043 options vested under the 2004 Plan and 84,113 unvested and subject to vesting.

Prior to January 1, 2006, the Company applied the intrinsic method under Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees. Since all options previously granted to employees were “at the money”, no compensation cost was reflected in net income (loss). For the year ended December 31, 2005 the Company’s pro forma net income (loss) incorporating the stock-based compensation expense provisions under SFAS No. 123, Share-based Payment, would not have been materially different than reported net income.

Effective January 1, 2006, the Company adopted SFAS No. 123R, which requires the recognition of compensation expense related to all equity awards based on the fair values of the awards at the grant date. Prior to the adoption of SFAS No. 123R, the Company used the minimum value method in its SFAS No. 123 pro forma disclosure and therefore applied the prospective transition method as of the effective date. Under the prospective transition method, the Company would recognize compensation expense for equity awards granted, modified and canceled subsequent to the date of adoption.

On April 4, 2006, the Company declared and paid a special cash dividend of $57.03 per share to the common stockholders of Holdings. In connection with the special cash dividend, on April 4, 2006, the exercise prices of issued and outstanding options as of April 4, 2006 under the 2003 Plan and the 2004 Plan were reduced by an amount equal to the dividend. The 2003 and 2004 Plans and underlying stock option agreements contain provisions that provide for anti-dilutive protection in the case of certain extraordinary corporate transactions, such as the special dividend, and the incremental compensation cost, defined as the difference in the fair value of the modified award immediately before and after the modification, was calculated as zero. As a result of the above modification, all stock option awards previously accounted for under APB No. 25 will be prospectively accounted for under SFAS No. 123R. Accordingly, no incremental compensation cost was recognized as a result of the modification.

The Company had granted non-employee awards to the Company’s directors and to certain related parties, as disclosed in Note 18, Related Party Transactions, prior to January 1, 2006, for which compensation expense has been recorded in 2007, 2006 and 2005.

For the year ended December 29, 2007 and December 30, 2006, the Company recognized total compensation expense related to stock options of approximately $1.0 million and $0.2 million, respectively, which is included in selling, general and administrative expenses. For the year ended December 29, 2007, 86,512 options had vested. During the year ended December 29, 2007, no stock options were exercised.

For the year ended December 29, 2007, the Company granted 5,546 options under the 2004 Plan to certain employees of the Company or its subsidiaries. The weighted-average grant date fair value of stock options

Visant Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

granted during fiscal 2007 and fiscal 2006 was $40.73 and $33.12, respectively, using the Black-Scholes option pricing model. In accordance with SAB No. 107, Share-Based Payment, as amended by SAB No. 110, the Company employs the simplified method in order to calculate the term that an option is expected to be outstanding. The simplified method is employed as the Company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term due to the limited period of time its equity shares have been outstanding.

The following key assumptions were used to value options issued:

	2007	2006
Expected Life	6.0	6.3
Expected Volatility	29.7%	30.8%
Dividend Yield	—	—
Risk-free Interest Rate	4.6%	4.7%

The following table summarizes stock option activity for Holdings:

Options in thousands	Options	Weighted- average exercise price
Outstanding at December 30, 2006	397	$41.21
Granted	6	$169.15
Forfeited	(4)	$56.35
Cancelled	(5)	$41.17

Outstanding at December 29, 2007	394	$42.84

Vested or expected to vest at December 29, 2007	394	$42.84

Exercisable at December 29, 2007	310	$39.85

The exercise prices for options granted prior to April 2006 have been adjusted to reflect the special dividend declared in April 2006.

The weighted average remaining contractual life of outstanding options at December 29, 2007 was approximately 7.5 years.

16.    Business Segments

On March 16, 2007, the Company acquired all of the outstanding capital stock of Neff Holding Company and its wholly owned subsidiary Neff Motivation, Inc. Neff is a single source provider of custom award programs and apparel, including chenille letters and letter jackets, to the scholastic market segment. The results of Neff are reported together with the results of Jostens scholastic operations as part of the renamed Scholastic segment.

In May 2007, the Company completed its sale of its Von Hoffmann businesses to R.R. Donnelley & Sons Company pursuant to a Stock Purchase Agreement entered into in January 2007. The Von Hoffmann businesses, which had previously comprised the Educational Textbook segment and a portion of the Marketing and Publishing Services segment, had been classified as assets for sale since December 2006. The operations of the Von Hoffmann businesses are reported as discontinued operations in the consolidated financial statements for all periods presented. Refer to Note 5, Discontinued Operations, for further details.

Visant Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

On June 14, 2007, the Company acquired all of the outstanding capital stock of Visual Systems Inc. VSI is a supplier in the overhead transparency and book component business. VSI does business under the name of Lehigh Milwaukee. Results of VSI are included in the Marketing and Publishing services segment from the date of acquisition.

On October 1, 2007, the Company’s wholly owned subsidiary, Memory Book Acquisition LLC, acquired substantially all of the assets and certain liabilities of Publishing Enterprises, Incorporated, a producer of school memory books and student planners. Results of Memory Book Acquisition LLC are reported as part of the Memory Book segment from the date of acquisition.

In 2007 we changed the name of our Yearbook segment to Memory Book to reflect our diversified offering of custom yearbooks, memory books and related products that help people tell their stories and chronicle important events.

Our three reportable segments consist of:

•

Scholastic—provides services related to the marketing, sale and production of class rings and an array of graduation products and other scholastic products to students and administrators primarily in high schools, colleges and other post-secondary institutions;

•

Memory Book—provides services related to the publication, marketing, sale and production of school yearbooks, memory books and related products that help people tell their stories and chronicle important events; and

•

Marketing and Publishing Services—produces multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care market segments, and provides innovative products and services to the direct marketing sector. The group also produces covers components and overhead transparencies primarily for educational publishers.

Jostens

Jostens provides school-related affinity products and services that help people celebrate important moments, recognize achievements and build affiliation. Jostens’ products and services are predominantly offered to North American high school and college students, through a national network of primarily independent sales representatives and associates.

Jostens’ operations are reported in two segments: a) Scholastic and b) Memory Book.

Scholastic. Jostens provides services related to the marketing, sale and production of class rings and an array of graduation products, such as caps, gowns, diplomas and announcements and graduation-related accessories. Scholastic serves U.S. high schools, colleges, universities and other specialty markets, marketing and selling scholastic products to students and administrators through independent sales representatives. Jostens provides customer service in the marketing and sale of class rings and certain other graduation products, which often involves customization. Jostens also provides ongoing warranty service on its class and affiliation rings. Jostens maintains product-specific tooling as well as a library of school logos and mascots that can be used repeatedly for specific school accounts over time. In addition to its class ring offerings, Jostens also designs, manufactures, markets and sells championship rings for professional sports and affinity rings for a variety of specialty markets. The operations of Neff are also included in this segment. Neff provides custom awards and apparel, including chenille letters and letter jackets, to the scholastic market segment.

Visant Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Memory Book. Jostens provides services related to the publication, marketing, sale and production of memory books, serving U.S. high schools, colleges, universities, elementary and middle schools. Jostens generates the majority of its revenues from high school accounts. Jostens’ sales representatives and technical support employees assist students and faculty advisers with the planning and layout of yearbooks, including through the provision of on-line layout and editorial tools to assist in the publication of the yearbook. With a new class of students each year and periodic faculty advisor turnover, Jostens’ independent sales representatives and customer service employees are the main point of continuity for the yearbook production process on a year-to-year basis. Jostens also offers Memory Book products through its OurHubbub.comTM online personal memory book offerings, including under which Jostens partners with local and national organizations and teams to create hard cover memory books to chronicle important events and memories.

Marketing and Publishing Services

The Marketing and Publishing Services segment produces multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care market segments, and innovative, highly personalized products primarily targeted to the direct marketing sector. The Marketing and Publishing Services segment is also a producer of supplemental materials and related components such as decorative covers and plastic transparencies for educational publishers. The Marketing and Publishing Services segment offers a portfolio of proprietary, patented and patent-pending technologies that can be incorporated into various marketing programs designed to reach the consumer at home or in-store, including magazine and catalog inserts, remittance envelopes, statement enclosures, blow-ins, direct mail, direct sell and point-of-sale materials and gift-with-purchase/purchase-with-purchase programs. The Company also specializes in higher quality in-line finished products and can accommodate large marketing projects with a wide range of dimensional products and in-line finishing production, data processing and mailing services. The personalized imaging capabilities offer individualized messages to each recipient within a geographical area or demographic group for targeted marketing efforts. This group also produces components for educational publishers.

Visant Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

The following table presents information of Holdings by business segment:

In thousands	2007	2006	2005
Net sales
Scholastic	$465,439	$437,630	$424,984
Memory Book	372,063	358,687	348,512
Marketing and Publishing Services	434,057	390,396	337,388
Inter-segment eliminations	(1,349)	(109)	(211)

	$1,270,210	$1,186,604	$1,110,673

Operating income
Scholastic	$51,312	$51,189	$27,069
Memory Book	89,108	82,235	66,700
Marketing and Publishing Services	76,453	69,665	59,197

	$216,873	$203,089	$152,966

Interest, net
Scholastic	$54,095	$55,682	$48,224
Memory Book	42,729	45,191	39,351
Marketing and Publishing Services	47,180	48,127	37,219

	$144,004	$149,000	$124,794

Depreciation and Amortization
Scholastic	$26,794	$27,332	$31,121
Memory Book	36,330	35,580	38,757
Marketing and Publishing Services	23,832	18,685	17,672

	$86,956	$81,597	$87,550

Capital expenditures
Scholastic	$10,117	$4,477	$3,941
Memory Book	17,253	27,267	15,435
Marketing and Publishing Services	29,000	20,130	9,327

	$56,370	$51,874	$28,703

In thousands	2007	2006
Goodwill
Scholastic	$305,438	$294,240
Memory Book	391,119	393,144
Marketing and Publishing Services	239,012	232,254

	$935,569	$919,638

Intangible assets
Scholastic	$231,251	$231,910
Memory Book	223,265	239,567
Marketing and Publishing Services	60,827	59,192

	$515,343	$530,669

Assets
Scholastic	$804,514	$709,770
Memory Book	793,075	811,352
Marketing and Publishing Services	514,085	479,454

	$2,111,674	$2,000,576

Visant Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Net sales are reported in the geographic area where the final sales to customers are made, rather than where the transaction originates. No single customer accounted for more than 10% of revenue in 2007, 2006, and 2005.

The following table presents net sales by class of similar products and certain geographic information:

In thousands	2007	2006	2005
Net sales by classes of similar products
Scholastic	$465,439	$437,630	$424,984
Memory Book	372,063	358,687	348,512
Marketing and Publishing Services	434,057	390,396	337,388
Inter-segment eliminations	(1,349)	(109)	(211)

	$1,270,210	$1,186,604	$1,110,673

Net sales by geographic area
United States	$1,187,204	$1,125,201	$1,046,141
France	17,052	8,760	7,270
Other, primarily Canada	65,954	52,643	57,262

	$1,270,210	$1,186,604	$1,110,673

Net property, plant and equipment and intangible assets by geographic area
United States	$1,630,532	$1,609,773	$1,601,099
Other, primarily Canada	1,491	1,115	1,137

	$1,632,023	$1,610,888	$1,602,236

17.    Common Stock

Holdings’ common stock, $0.01 par value per share, consists of Class A and Class C common stock. Holdings’ charter also authorizes the issuance of non-voting Class B common stock, but currently no such shares are outstanding. Holders of Class A common stock are entitled to one vote for each share held for any matter coming before the stockholders of Holdings. The holder of the share of Class C common stock is entitled to a number of votes for any matter coming before the stockholders of Holdings equal to:

(i)	initially, the excess of (x) 50% percent of all votes entitled to be cast by holders of outstanding common stock for any matter coming before the stockholders of Holdings, over (y) the percentage of all votes entitled to be cast by the initial holder of the share of Class C common stock together with any permitted transferees of the initial holder, for any matter coming before the stockholders of Holdings by virtue of the shares of Class A common stock acquired by the initial holder pursuant to the Contribution Agreement, dated July 21, 2004, between Holdings and the initial holder, such excess determined based on the shares of common stock issued and outstanding immediately prior to October 4, 2004, giving effect to any shares of common stock acquired by the initial holder pursuant to the Contribution Agreement at the closing thereunder; and

(ii)	thereafter, the number of votes will be permanently reduced to an amount equal to the excess, if any, of (x) 50% percent of all votes entitled to be cast by holders of outstanding common stock for any matter coming before the stockholders of Holdings (as reduced by any shares of Class A common stock of Holdings issued on the date of the closing under the Contribution Agreement or thereafter to any person other than the initial holder), over (y) the percentage of all votes entitled to be cast by the initial holder, together with its transferees, for any matter coming before the stockholders of Holdings by virtue of the shares of Class A common stock then held by the initial holder, together with its transferees, not to exceed the percentage voting interest attributed to such share pursuant to clause (i) above; and

Visant Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(iii)	if the share of Class C common stock is transferred by the initial holder (or its permitted transferee) to any person other than a permitted transferee of the initial holder, the share of Class C Common Stock will entitle the holder to the same voting rights as the share of Class C common stock entitled the holder immediately prior to the transfer.

The share of Class C common stock will at all times entitle the holder to at least one vote on any matter coming before the stockholders of Holdings. In addition, the share of Class C common stock will automatically convert into one fully-paid and non-assessable share of Class A common stock (1) upon the consummation of an initial public offering or (2) upon the first occurrence that the share of Class C common stock is entitled to only one vote for any matter coming before the stockholders of Holdings, as more fully provided by the certificate of incorporation.

18.    Related Party Transactions

Transactions with Sponsors

Stockholders Agreement

In connection with the Transactions, we entered into a stockholders agreement (the “2004 Stockholders Agreement”) with an entity affiliated with KKR and entities affiliated with DLJMBP III (each an “Investor Entity” and together the “Investor Entities”) that provides for, among other things,

•

a right of each of the Investor Entities to designate a certain number of directors to our board of directors for so long as they hold a certain amount of our common stock. KKR and DLJMBP III each has the right to designate up to four directors to our board of directors (and currently three KKR and two DLJMP III designees serve on our board) with our Chief Executive Officer and President, Marc L. Reisch, as chairman;

•

certain limitations on transfer of our common stock held by the Investor Entities for a period of four years after the completion of the Transactions, after which, if we have not completed an initial public offering, any Investor Entity wishing to sell any of our common stock held by it must first offer to sell such stock to us and the other Investor Entities, provided that, if we complete an initial public offering during the four years after the completion of the Transactions, any Investor Entity may sell pursuant to its registration rights as described below;

•	a consent right for the Investor Entities with respect to certain corporate actions;

•

the ability of the Investor Entities to “tag-along” their shares of our common stock to sales by any other Investor Entity, and the ability of the Investor Entities to “drag-along” our common stock held by the other Investor Entities under certain circumstances;

•	the right of the Investor Entities to purchase a pro rata portion of all or any part of any new securities offered by us; and

•	a restriction on the ability of the Investor Entities and certain of their affiliates to own, operate or control a business that competes with us, subject to certain exceptions.

Pursuant to the 2004 Stockholders Agreement, an aggregate transaction fee of $25.0 million was paid to the Sponsors upon the closing of the Transactions.

Management Services Agreement

In connection with the Transactions, we entered into a management services agreement with the Sponsors pursuant to which the Sponsors provide certain structuring, consulting and management advisory services to us. Under the Agreement, during the term the Sponsors receive an annual advisory fee of $3.0 million, that is

Visant Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

payable quarterly and which increases by 3% per year. We paid $3.2 million, 3.1 million and $3.0 million as advisory fees to the Sponsors for years ended December 29, 2007, December 30, 2006 and December 31, 2005, respectively. The management services agreement also provides that we will indemnify the Sponsors and their affiliates, directors, officers and representatives for losses relating to the services contemplated by the management services agreement and the engagement of the Sponsors pursuant to, and the performance by the Sponsors of the services contemplated by, the management services agreement.

Registration Rights Agreement

In connection with the Transactions, we entered into a registration rights agreement with the Investor Entities pursuant to which the Investor Entities are entitled to certain demand and piggyback rights with respect to the registration and sale of our common stock held by them.

Other

We retain Capstone Consulting from time to time to provide certain of our businesses with consulting services primarily to identify and advise on potential opportunities to improve operating efficiencies and other strategic efforts within the businesses. Capstone Consulting did not receive any amounts in either 2007 and 2006, and in 2005 amounts paid totaled $2.1 million for the services provided by them. Although neither KKR nor any entity affiliated with KKR owns any of the equity of Capstone Consulting, KKR has provided financing to Capstone Consulting. In March 2005, an affiliate of Capstone Consulting invested $1.3 million in our parent’s Class A Common Stock and has been granted 13,527 options to purchase our parent’s Class A Common Stock, with an exercise price of $96.10401 per share under the 2004 Stock Option Plan (the exercise price was reduced in connection with the dividend paid by Holdings to its stockholders on April 4, 2006, to $39.07 per share).

We from time to time use the services of Merrill Corporation for financial printing. During 2007, we paid Merrill $0.1 million for printing services. During 2006, we paid Merrill $0.3 million for services provided. Also, from time to time we provide printing services to Merrill Corporation. During 2006 we received $0.6 million for services provided to Merrill. DLJMBP has an ownership interest in Merrill. Additionally, Mr. John Castro, President and Chief Executive Officer of Merrill, is a former director of Holdings, and retains certain equity in the form of stock options under the 2003 Plan. Further, Mr. Thompson Dean, who served as a member of our Board until January 16, 2007, also served on the board of directors of Merrill while he was a member of our Board.

We are party to an agreement with CoreTrust Purchasing Group (“CoreTrust”), a group purchasing organization, pursuant to which we may purchase products and services from certain vendors through CoreTrust on the terms established between CoreTrust and each vendor. A KKR affiliate is party to an agreement with CoreTrust which permits certain KKR affiliates, including us, access to CoreTrust’s group purchasing program. CoreTrust receives payment of fees for administrative and other services provided by CoreTrust from certain vendors based on products and services purchased by us and CoreTrust shares a portion of such fees with the KKR affiliate. During 2007, we purchased $0.3 million for computer and office supply products through this arrangement.

Transactions with Other Co-Investors and Management

Syndicate Stockholders Agreement

In September 2003, Visant Holding, Visant, DLJMBP III and certain of its affiliated funds (collectively, the “DLJMB Funds”) and certain of the DLJMB Funds’ co-investors entered into a stock purchase and stockholders’ agreement, or the Syndicate Stockholders Agreement, pursuant to which the DLJMB Funds sold to the

Visant Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

co-investors shares of: (1) our Class A Common Stock, (2) our Class B Non-Voting Common Stock (which have since been converted into shares of Class A Common Stock) and (3) Visant’s 8% Senior Redeemable Preferred Stock, which have since been repurchased.

The Syndicate Stockholders Agreement contains provisions which, among other things:

•	restrict the ability of the syndicate stockholders to make certain transfers;

•	grant the co-investors certain board observation and information rights;

•	provide for certain tag-along and drag-along rights;

•

grant preemptive rights to the co-investors to purchase a pro rata share of any new shares of common stock issued by Visant Holding, Visant or Jostens to any of the DLJMB Funds or their successors prior to an initial public offering; and

•	give the stockholders piggyback registration rights in the event of a public offering in which the DLJMB Funds sell shares.

Equity Incentive Plans and Management Stockholders Agreement

The 2003 Stock Incentive Plan (the “2003 Plan”) was approved by the Board of Directors and effective as of October 30, 2003. The 2003 Plan permits us to grant key employees and certain other persons stock options and stock awards and provides for a total of 288,023 shares of common stock for issuance of options and awards to employees of the Company and a total of 10,000 shares of common stock for issuance of options and awards to directors and other persons providing services to the Company. The maximum grant to any one person shall not exceed in the aggregate 70,400 shares. We do not currently intend to make any additional grants under the 2003 Plan. Option grants consist of “time options”, which vest and become exercisable in annual installments over the first five years following the date of grant and/or “performance options”, which vest and become exercisable over the first five years following the date of grant at varying levels based on the achievement of certain EBITDA targets, and in any event by the eighth anniversary of the date of grant. The performance vesting includes certain carryforward provisions if targets are not achieved in a particular fiscal year and performance in a subsequent fiscal year satisfies cumulative performance targets, subject to certain conditions. Upon the occurrence of a “change in control” (as defined in the 2003 Plan), the unvested portion of any time option will immediately become vested and exercisable, and the vesting and exercisability of the unvested portion of any performance option may accelerate depending on the timing of the change of control and return on the equity investment by DLJMBP III in the Company as provided under the 2003 Plan. A “change in control” under the 2003 Plan is defined as: (i) any person or other entity (other than any of Holdings’ subsidiaries), including any “person” as defined in Section 13(d)(3) of the Exchange Act, other than certain of the DLJMBP Funds or affiliated parties thereof becoming the beneficial owner, directly or indirectly, in a single transaction or a series of related transactions, by way of merger, consolidation or other business combination, securities of Holdings representing more than 51% of the total combined voting power of all classes of capital stock of Holdings (or its successor) normally entitled to vote for the election of directors of Holdings or (ii) the sale of all or substantially all of the property or assets of Holdings to any unaffiliated person or entity other than one of Holdings’ subsidiaries is consummated. The Transactions did not constitute a change of control under the 2003 Plan. Options issued under the 2003 Plan expire on the tenth anniversary of the grant date. The shares underlying the options are subject to certain transfer and other restrictions set forth in that certain Stockholders Agreement dated July 29, 2003, by and among the Company and certain holders of the capital stock of the Company. Participants under the 2003 Plan also agree to certain restrictive covenants with respect to confidential information of the Company and non-competition in connection with their receipt of options.

Visant Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

All outstanding options to purchase Holdings common stock continued following the closing of the Transactions. In connection with the Transactions, all outstanding options to purchase Von Hoffmann and Arcade common stock were cancelled and extinguished. Consideration paid in respect of the Von Hoffmann options was an amount equal to the difference between the per share merger consideration in the Transactions and the exercise price therefor. No consideration was paid in respect of the Arcade options.

In connection with the closing of the Transactions, we established the 2004 Stock Option Plan, which permits us to grant key employees and certain other persons of the Company and its subsidiaries various equity-based awards, including stock options and restricted stock. The plan, currently known as the Third Amended and Restated 2004 Stock Option Plan for Key Employees of Visant Holding Corp. and Subsidiaries (the “2004 Plan”), provides for issuance of a total of 510,230 shares of Holdings Class A Common Stock. As of December 29, 2007 there were 58,476 shares available for grant under the 2004 Plan. Shares related to grants that are forfeited, terminated, cancelled or expire unexercised become available for new grants. Under his employment agreement, Mr. Marc L. Reisch, the Chairman of our Board of Directors and our Chief Executive Officer and President, received awards of stock options and restricted stock under the 2004 Plan. Additional members of management have also received grants under the 2004 Plan. Option grants consist of “time options”, which vest and become exercisable in annual installments through 2009, and/or “performance options”, which vest and become exercisable following the date of grant based upon the achievement of certain EBITDA and other performance targets, and in any event by the eighth anniversary of the date of grant. The performance vesting includes certain carryforward provisions if targets are not achieved in a particular fiscal year and performance in a subsequent fiscal year satisfies cumulative performance targets. Upon the occurrence of a “change in control” (as defined under the 2004 Plan), the unvested portion of any time option will immediately become vested and exercisable, and the vesting and exercisability of the unvested portion of any performance option may accelerate if certain EBITDA or other performance measures have been satisfied. A “change in control” under the 2004 Plan is defined as: (i) the sale (in one or a series of transactions) of all or substantially all of the assets of Holdings to an unaffiliated person; (ii) a sale (in one transaction or a series of transactions) resulting in more than 50% of the voting stock of Holdings being held by an unaffiliated person; (iii) a merger, consolidation, recapitalization or reorganization of Holdings with or into an unaffiliated person; if and only if any such event listed in (i) through (iii) above results in the inability of the Sponsors, or any member of members of the Sponsors, to designate or elect a majority of the Board (or the board of directors of the resulting entity or its parent company). The option exercise period is determined at the time of grant of the option but may not extend beyond the end of the calendar year that is ten calendar years after the date of the option is granted.

All options, restricted shares and any common stock for which such equity awards are exercised or with respect to which restrictions lapse are governed by a management stockholders’ agreement and a sale participation agreement, which together generally provide for the following:

•	transfer restrictions until the fifth anniversary of purchase/ grant, subject to certain exceptions;

•	a right of first refusal by Holdings at any time after the fifth anniversary of purchase but prior to a registered public offering of the Class A Common Stock meeting certain specified criteria;

•

in the event of termination of employment for death or disability (as defined), if prior to the later of the fifth anniversary of the date of purchase/grant and a registered public offering, put rights by the stockholder with respect to Holdings stock and outstanding and exercisable options;

•

in the event of termination of employment other than for death or disability, if prior to the fifth anniversary of the date of purchase/grant, call rights by the Company with respect to Holdings stock and outstanding and exercisable options;

Visant Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

•	“piggyback” registration rights on behalf of the members of management;

•

“tag-along” rights in connection with transfers by Fusion Acquisition LLC (“Fusion”), an entity controlled by investment funds affiliated with KKR, on behalf of the members of management and “drag-along” rights for Fusion and DLJMBP III; and

•	a confidentiality provision and noncompetition and nonsolicitation provisions that apply for two years following termination of employment.

19.    Condensed Consolidating Guarantor Information

As discussed in Note 10, Debt, Visant’s obligations under the senior secured credit facilities and the 7.625% senior subordinated notes are guaranteed by certain of its wholly owned subsidiaries on a full, unconditional and joint and several basis. The following tables present condensed consolidating financial information for Visant, as issuer, and its guarantor and non-guarantor subsidiaries.

Visant Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Condensed Consolidating Statement of Operations

2007

In Thousands	Visant	Guarantors	Non- Guarantors	Eliminations	Total
Net sales	$—	$1,233,445	$63,151	$(26,386)	$1,270,210
Cost of products sold	(10,897)	621,023	39,328	(26,408)	623,046

Gross profit	10,897	612,422	23,823	22	647,164
Selling and administrative expenses	10,174	398,315	17,032		425,521
Loss on sale of assets	—	629	—		629
Special charges	237	2,685	—		2,922

Operating income	486	210,793	6,791	22	218,092
Net interest expense	85,006	81,282	7	(76,110)	90,185

(Loss) income before income taxes	(84,520)	129,511	6,784	76,132	127,907
(Benefit from) provision for income taxes	(3,106)	50,272	2,567	9	49,742

(Loss) income from continuing operations	(81,414)	79,239	4,217	76,123	78,165
Equity (earnings) in subsidiary, net of tax	(95,928)	(4,194)	—	100,122	—
Income (loss) from discontinued operations, net	98,260	12,495	(23)		110,732

Net income	$112,774	$95,928	$4,194	$(23,999)	$188,897

Condensed Consolidating Statement of Operations

2006

In Thousands	Visant	Guarantors	Non- Guarantors	Eliminations	Total
Net sales	$—	$1,163,949	$43,981	$(21,326)	$1,186,604
Cost of products sold	(4,711)	592,483	21,003	(21,220)	587,555

Gross profit	4,711	571,466	22,978	(106)	599,049
Selling and administrative expenses	4,142	374,512	15,712		394,366
Loss (gain) on sale of assets	68	(1,280)	—		(1,212)
Special charges	—	2,446	—		2,446

Operating income	501	195,788	7,266	(106)	203,449
Net interest expense	99,987	110,629	(116)	(105,078)	105,422

(Loss) income before income taxes	(99,486)	85,159	7,382	104,972	98,027
Provision for income taxes	362	29,557	1,336	(41)	31,214

(Loss) income from continuing operations	(99,848)	55,602	6,046	105,013	66,813
Equity (earnings) in subsidiary, net of tax	(71,042)	(2,426)	—	73,468	—
Income (loss) from discontinued operations, net	167	13,014	(3,620)	—	9,561

Net (loss) income	$(28,639)	$71,042	$2,426	$31,545	$76,374

Visant Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Condensed Consolidating Statement of Operations

2005

	Visant	Guarantors	Non- Guarantors	Eliminations	Total
Net sales	$—	$1,078,899	$56,759	$(24,985)	$1,110,673
Cost of products sold	(12,454)	564,559	34,961	(24,931)	562,135

Gross profit	12,454	514,340	21,798	(54)	548,538
Selling and administrative expenses	11,249	361,762	16,160	—	389,171
Gain on sale of assets	—	(377)	(10)	—	(387)
Transaction costs	539	633	—	—	1,172
Special charges	—	5,339	50	—	5,389

Operating income	666	146,983	5,598	(54)	153,193
Net interest expense	94,420	113,255	460	(101,290)	106,845

(Loss) income before income taxes	(93,754)	33,728	5,138	101,236	46,348
Provision for (benefit from) income taxes	2,802	14,553	(85)	(21)	17,249

(Loss) income from continuing operations	(96,556)	19,175	5,223	101,257	29,099
Equity (earnings) loss in subsidiary, net of tax	(43,399)	(6,348)	—	49,747	—
Income from discontinued operations, net	—	17,876	1,125	—	19,001

Net (loss) income	$(53,157)	$43,399	$6,348	$51,510	$48,100

Visant Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Condensed Consolidating Balance Sheet

2007

	Visant	Guarantors	Non- Guarantors	Eliminations	Total
Assets
Cash and cash equivalents	$40,727	$10,815	$7,600	$—	$59,142
Accounts receivable, net	2,119	122,342	14,435	—	138,896
Inventories, net	—	101,879	2,212	(167)	103,924
Salespersons overdrafts, net	—	27,663	1,067		28,730
Prepaid expenses and other current assets	916	17,438	992		19,346
Intercompany receivable (payable)	16,703	61,558	256	(78,443)	74
Deferred income taxes	95	12,566	—	—	12,661

Total current assets	60,560	354,261	26,562	(78,610)	362,773
Property, plant and equipment, net	1,009	179,965	137	—	181,111
Goodwill	—	913,379	22,190	—	935,569
Intangibles, net	—	505,729	9,614	—	515,343
Deferred financing costs, net	21,272	—	—	—	21,272
Intercompany receivable (payable)	691,331	86,542	—	(777,873)	—
Other assets	40	12,061	79		12,180
Investment in subsidiaries	600,186	76,715	—	(676,901)	—
Prepaid pension costs	—	64,579	—	—	64,579

	$1,374,398	$2,193,231	$58,582	$(1,533,384)	$2,092,827

Liabilities and stockholder’s equity
Short-term borrowings	$—	$—	$714	$—	$714
Accounts payable	2,847	37,518	6,382	(12)	46,735
Accrued employee compensation	6,819	28,312	2,114	—	37,245
Customer deposits	—	177,934	6,527	—	184,461
Commissions payable	—	22,221	1,247	—	23,468
Income taxes payable	1,711	(3,398)	2,887	(65)	1,135
Interest payable	9,742	37	2		9,781
Intercompany payable (receivable)	1,155	78,444	—	(79,599)	—
Other accrued liabilities	2,853	23,810	3,443		30,106

Total current liabilities	25,127	364,878	23,316	(79,676)	333,645
Long-term debt, less current maturities	816,500	—	—	—	816,500
Intercompany payable (receivable)	155,973	974,657	(41,175)	(1,089,455)	—
Deferred income taxes	(2,310)	208,785	(274)	—	206,201
Pension liabilities, net	67	24,944	—	—	25,011
Other noncurrent liabilities	9,967	19,781	—	—	29,748

Total liabilities	1,005,324	1,593,045	(18,133)	(1,169,131)	1,411,105
Stockholder’s equity	369,074	600,186	76,715	(364,253)	681,722

	$1,374,398	$2,193,231	$58,582	$(1,533,384)	$2,092,827

Visant Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Condensed Consolidating Balance Sheet

2006

	Visant	Guarantors	Non- Guarantors	Eliminations	Total
Assets
Cash and cash equivalents	$1,707	$4,275	$12,061	$—	$18,043
Accounts receivable, net	1,943	128,162	14,576	—	144,681
Inventories, net	—	103,411	2,111	(189)	105,333
Salespersons overdrafts, net	—	26,431	861	—	27,292
Prepaid expenses and other current assets	2,697	15,814	1,280	—	19,791
Intercompany receivable (payable)	36,180	9,881	—	(45,543)	518
Deferred income taxes	(963)	12,738	75	—	11,850
Current assets of discontinued operations	—	56,649	—	—	56,649

Total current assets	41,564	357,361	30,964	(45,732)	384,157
Property, plant and equipment, net	1,279	159,227	75	—	160,581
Goodwill	—	897,642	21,996	—	919,638
Intangibles, net	—	520,713	9,956	—	530,669
Deferred financing costs, net	35,557	—	—	—	35,557
Intercompany receivable (payable)	1,256,090	106,377	—	(1,362,467)	—
Other assets	40	13,065	76	—	13,181
Investment in subsidiaries	489,114	72,521	—	(561,635)	—
Long-term assets of discontinued operations	(80)	265,599	—	—	265,519

	$1,823,564	$2,392,505	$63,067	$(1,969,834)	$2,309,302

Liabilities and stockholder’s equity
Accounts payable	$2,562	$48,249	$5,390	$235	$56,436
Accrued employee compensation	6,759	32,931	1,566	—	41,256
Customer deposits	—	166,250	5,008	—	171,258
Commissions payable	—	20,605	1,066	—	21,671
Income taxes payable	6,100	5,668	3,069	(73)	14,764
Interest payable	9,987	663	—	—	10,650
Intercompany payable (receivable)	17,787	23,242	4,749	(45,778)	—
Other accrued liabilities	2,025	18,497	3,115	—	23,637
Current liabilities of discontinued operations	955	28,301	5,593	—	34,849

Total current liabilities	46,175	344,406	29,556	(45,616)	374,521
Long-term debt, less current maturities	1,216,500	—	—	—	1,216,500
Intercompany payable (receivable)	305,332	1,317,506	(38,874)	(1,583,964)	—
Deferred income taxes	(988)	196,195	(282)	—	194,925
Pension liabilities, net	—	21,484	—	—	21,484
Other noncurrent liabilities	245	17,104	146	—	17,495
Long-term liabilities of discontinued operations	—	6,696	—	—	6,696

Total liabilities	1,567,264	1,903,391	(9,454)	(1,629,580)	1,831,621
Stockholder’s equity	256,300	489,114	72,521	(340,254)	477,681

	$1,823,564	$2,392,505	$63,067	$(1,969,834)	$2,309,302

Visant Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Condensed Consolidating Statement of Cash Flows

2007

	Visant	Guarantors	Non- Guarantors	Eliminations	Total
Net income	$112,774	$95,928	$4,194	$(23,999)	$188,897
Other cash (used in) provided by operating activities	(107,731)	88,619	(9,189)	21,894	(6,407)
Net cash used in discontinued operations	(1,205)	(3,942)	—	—	(5,147)

Net cash provided by (used in) operating activities	3,838	180,605	(4,995)	(2,105)	177,343
Purchases of property, plant and equipment	(31)	(56,273)	(66)	—	(56,370)
Additions to intangibles	—	(2,224)	—	—	(2,224)
Proceeds from sale of property and equipment	—	1,936	—	—	1,936
Acquisition of business, net of cash acquired	(61,361)	3,033	—	—	(58,328)
Other investing activities, net	—	(461)	—	—	(461)
Net cash provided by (used in) discontinued operations	401,781	(5,691)	—	—	396,090

Net cash provided by (used in) investing activities	340,389	(59,680)	(66)	—	280,643
Net short-term borrowings	—	—	714	—	714
Principal payments on long-term debt	(400,000)	—	—	—	(400,000)
Intercompany payable (receivable)	113,414	(115,509)	—	2,095	—
Distribution to stockholder	(18,621)	—	—	—	(18,621)
Other financing activities, net	—	1,144	(1,144)	—	—

Net cash (used in) provided by financing activities	(305,207)	(114,365)	(430)	2,095	(417,907)
Effect of exchange rate changes on cash and cash equivalents	—	(20)	1,030	10	1,020

Increase (decrease) in cash and cash equivalents	39,020	6,540	(4,461)	—	41,099
Cash and cash equivalents, beginning of period	1,707	4,275	12,061	—	18,043

Cash and cash equivalents, end of period	$40,727	$10,815	$7,600	$—	$59,142

Visant Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Condensed Consolidating Statement of Cash Flows

2006

	Visant	Guarantors	Non- Guarantors	Eliminations	Total
Net (loss) income	$(28,639)	$71,042	$2,426	$31,545	$76,374
Other cash provided by operating activities	9,602	74,222	18,003	(31,091)	70,736
Net cash provided by (used in) discontinued operations	1,232	52,932	(18,809)	—	35,355

Net cash (used in) provided by operating activities	(17,805)	198,196	1,620	454	182,465
Purchases of property, plant and equipment	(1,028)	(50,846)	—	—	(51,874)
Proceeds from sale of property and equipment	3	10,523	—	—	10,526
Acquisition of business, net of cash acquired	(54,792)	(1,000)	—	—	(55,792)
Other investing activities, net	—	(413)	—	—	(413)
Net cash (used in) provided by discontinued operations	—	(2,245)	47,231	—	44,986

Net cash (used in) provided by investing activities	(55,817)	(43,981)	47,231	—	(52,567)
Net short-term borrowings	—	414	(11,868)	—	(11,454)
Principal payments on long-term debt	(100,000)	—	—	—	(100,000)
Intercompany payable (receivable)	182,461	(182,007)	—	(454)	—
Distribution to stockholders	(20,161)	—	—	—	(20,161)
Other financing activities, net	—	33,107	(33,107)	—	—

Net cash provided by (used in) financing activities	62,300	(148,486)	(44,975)	(454)	(131,615)
Effect of exchange rate changes on cash and cash equivalents	—	—	(114)	—	(114)

(Decrease) increase in cash and cash equivalents	(11,322)	5,729	3,762	—	(1,831)
Cash and cash equivalents, beginning of period	13,029	(1,454)	8,299	—	19,874

Cash and cash equivalents, end of period	$1,707	$4,275	$12,061	$—	$18,043

Visant Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Condensed Consolidating Statement of Cash Flows

2005

	Visant	Guarantors	Non- Guarantors	Eliminations	Total
Net (loss) income	$(53,157)	$43,399	$6,348	$51,510	$48,100
Other cash provided by operating activities	87,703	33,381	7,544	(51,511)	77,117
Net cash provided by discontinued operations	—	38,643	3,605	—	42,248

Net cash provided by operating activities	34,546	115,423	17,497	(1)	167,465
Purchases of property, plant and equipment	(502)	(28,192)	(9)	—	(28,703)
Proceeds from sale of property and equipment	—	1,279	10	—	1,289
Other investing activities, net	—	(259)	(22)	—	(281)
Net cash used in discontinued operations	—	(10,624)	(782)	—	(11,406)

Net cash used in investing activities	(502)	(37,796)	(803)	—	(39,101)
Net short-term borrowings	—	—	3,080	—	3,080
Principal payments on long-term debt	(203,500)	—	—	—	(203,500)
Proceeds from issuance of long-term debt	—	—	—	—	—
Intercompany payable (receivable)	91,619	(91,620)	—	1	—
Net contribution from Visant Holding Corp	9,000	—	—	—	9,000
Debt financing costs	13	(231)	—	—	(218)
Other financing activities, net	920	15,119	(15,119)	—	920
Net cash used in discontinued operations	—	(108)	—	—	(108)

Net cash used in financing activities	(101,948)	(76,840)	(12,039)	1	(190,826)
Effect of exchange rate changes on cash and cash equivalents	—	—	67	—	67

(Decrease) increase in cash and cash equivalents	(67,904)	787	4,722	—	(62,395)
Cash and cash equivalents, beginning of period	80,933	(2,241)	3,577	—	82,269

Cash and cash equivalents, end of period	$13,029	$(1,454)	$8,299	$—	$19,874

20.    Subsequent Event

On February 11, 2008, Visant entered into an Agreement and Plan of Merger with Phoenix Color Corp. (“Phoenix Color”), a leading book component manufacturer. Phoenix Color will operate as a wholly owned subsidiary of Visant upon the closing of the proposed merger. The total purchase consideration is $219.0 million, subject to certain adjustments. The transaction, which is subject to customary closing conditions, is anticipated to close by the end of the first calendar quarter of 2008.

Visant Holding Corp. and Subsidiaries

Condensed Consolidated Statements of Operations (Unaudited)

In thousands	March 29, 2008	March 31, 2007
Net sales	$247,040	$255,850
Cost of products sold	128,118	128,070

Gross profit	118,922	127,780
Selling and administrative expenses	105,328	103,742
(Gain) loss on disposal of fixed assets	(20)	391
Special charges	1,451	—

Operating income	12,163	23,647
Interest expense, net	30,273	38,508

Loss before income taxes	(18,110)	(14,861)
Benefit from income taxes	(6,755)	(5,249)

Loss from continuing operations	(11,355)	(9,612)
Income from discontinued operations, net of tax	—	8,373

Net loss	$(11,355)	$(1,239)

The accompanying notes are an integral part of the condensed consolidated financial statements.

Visant Holding Corp. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

In thousands, except share amounts	March 29, 2008	December 29, 2007
Assets
Cash and cash equivalents	$96,579	$59,710
Accounts receivable, net	131,585	138,896
Inventories, net	143,979	103,924
Salespersons overdrafts, net of allowance of $10,057 and $9,969, respectively	29,171	28,730
Prepaid expenses and other current assets	22,145	19,346
Income tax receivable	10,645	6,959
Deferred income taxes	12,662	12,661

Total current assets	446,766	370,226

Property, plant and equipment	368,833	355,341
Less accumulated depreciation	(184,109)	(174,230)

Property, plant and equipment, net	184,724	181,111
Goodwill	935,520	935,569
Intangibles, net	502,925	515,343
Deferred financing costs, net	30,778	32,666
Other assets	12,379	12,180
Prepaid pension costs	64,579	64,579

Total assets	$2,177,671	$2,111,674

Liabilities and stockholders’ equity
Short-term borrowings	$—	$714
Accounts payable	52,781	46,735
Accrued employee compensation and related taxes	38,411	37,245
Commissions payable	29,400	23,468
Customer deposits	233,640	184,461
Interest payable	29,311	12,273
Other accrued liabilities	28,785	30,106

Total current liabilities	412,328	335,002

Long-term debt	1,397,836	1,392,107
Deferred income taxes	173,228	177,929
Pension liabilities	23,510	25,011
Other noncurrent liabilities	30,007	29,748

Total liabilities	2,036,909	1,959,797

Mezzanine equity	9,505	9,768

Common stock:
Class A $.01 par value; authorized 7,000,000 shares; issued and outstanding: 5,972,496 shares and 5,975,618 shares at March 29, 2008 and December 29, 2007, respectively
Class B $.01 par value; non-voting; authorized 2,724,759 shares; issued and outstanding: none at March 29, 2008 and December 29, 2007
Class C $.01 par value; authorized 1 share; issued and outstanding: 1 share at March 29, 2008 and December 29, 2007	60	60
Additional paid-in capital	176,279	175,894
Accumulated deficit	(78,368)	(67,013)
Treasury stock	(982)	(238)
Accumulated other comprehensive income	34,268	33,406

Total stockholders’ equity	131,257	142,109

Total liabilities and stockholders’ equity	$2,177,671	$2,111,674

The accompanying notes are an integral part of the condensed consolidated financial statements.

Visant Holding Corp. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

In thousands	Three months ended
	March 29, 2008	March 31, 2007
Net loss	$(11,355)	$(1,239)
Adjustments to reconcile net loss to net cash provided by operating activities:
Income from discontinued operations	—	(8,373)
Depreciation	10,206	8,796
Amortization of intangible assets	12,367	11,897
Amortization of debt discount, premium and deferred financing costs	7,608	7,487
Other amortization	157	167
Deferred income taxes	(4,693)	(6,420)
(Gain) loss on sale of assets	(20)	391
Stock-based compensation	122	129
Changes in assets and liabilities:
Accounts receivable	7,852	10,428
Inventories	(40,058)	(30,518)
Salespersons overdrafts	(493)	(787)
Prepaid expenses and other current assets	(2,978)	(4,597)
Accounts payable and accrued expenses	6,664	(10,636)
Customer deposits	49,457	48,277
Commissions payable	5,963	9,567
Income taxes payable / receivable	(3,407)	5,518
Interest payable	17,038	17,104
Other	(2,896)	(1,609)

Net cash provided by operating activities of continuing operations	51,534	55,582
Net cash used in operating activities of discontinued operations	—	(7,737)

Net cash provided by operating activities	51,534	47,845

Purchases of property, plant and equipment	(13,685)	(20,012)
Proceeds from sale of property and equipment	47	281
Acquisition of businesses, net of cash acquired	(10)	(27,486)

Net cash used in investing activities of continuing operations	(13,648)	(47,217)
Net cash used in investing activities of discontinued operations	—	(3,138)

Net cash used in investing activities	(13,648)	(50,355)

Short-term repayments	(714)	—
Repurchase of common stock and options	(744)	—

Net cash used in financing activities	(1,458)	—

Effect of exchange rate changes on cash and cash equivalents	441	109
Increase (decrease) in cash and cash equivalents	36,869	(2,401)
Cash and cash equivalents, beginning of period	59,710	18,778

Cash and cash equivalents, end of period	$96,579	$16,377

The accompanying notes are an integral part of the condensed consolidated financial statements.

Visant Corporation and Subsidiaries

Condensed Consolidated Statements of Operations (Unaudited)

	March 29, 2008	March 31, 2007
Net sales	$247,040	$255,850
Cost of products sold	128,118	128,070

Gross profit	118,922	127,780
Selling and administrative expenses	105,167	103,557
(Gain) loss on disposal of fixed assets	(20)	391
Special charges	1,451	—

Operating income	12,324	23,832
Interest expense, net	16,441	25,235

Loss before income taxes	(4,117)	(1,403)
Benefit from income taxes	(1,407)	(294)

Loss from continuing operations	(2,710)	(1,109)
Income from discontinued operations, net of tax	—	8,373

Net (loss) income	$(2,710)	$7,264

The accompanying notes are an integral part of the condensed consolidated financial statements.

Visant Corporation and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

In thousands, except share amounts	March 29, 2008	December 29, 2007
Assets
Cash and cash equivalents	$96,097	$59,142
Accounts receivable, net	131,585	138,896
Inventories, net	143,979	103,924
Salespersons overdrafts, net of allowance of $10,057 and $9,969, respectively	29,171	28,730
Prepaid expenses and other current assets	22,145	19,420
Deferred income taxes	12,662	12,661

Total current assets	435,639	362,773

Property, plant and equipment	368,833	355,341
Less accumulated depreciation	(184,109)	(174,230)

Property, plant and equipment, net	184,724	181,111
Goodwill	935,520	935,569
Intangibles, net	502,925	515,343
Deferred financing costs, net	19,852	21,272
Other assets	12,379	12,180
Prepaid pension costs	64,579	64,579

Total assets	$2,155,618	$2,092,827

Liabilities and stockholder’s equity
Short-term borrowings	$—	$714
Accounts payable	52,752	46,735
Accrued employee compensation and related taxes	38,411	37,245
Commissions payable	29,400	23,468
Customer deposits	233,640	184,461
Income taxes payable	682	1,135
Interest payable	19,183	9,781
Other accrued liabilities	28,785	30,106

Total current liabilities	402,853	333,645

Long-term debt	816,500	816,500
Deferred income taxes	203,616	206,201
Pension liabilities	23,510	25,011
Other noncurrent liabilities	30,007	29,748

Total liabilities	1,476,486	1,411,105

Preferred stock $.01 par value; authorized 300,000 shares; none issued and outstanding at March 29, 2007 and December 29, 2007	—	—
Common stock $.01 par value; authorized 1,000 shares; 1,000 issued and outstanding at March 29, 2008 and December 29, 2007	—	—
Additional paid-in capital	629,231	629,973
Accumulated earnings	15,633	18,343
Accumulated other comprehensive income	34,268	33,406
Total stockholder’s equity	679,132	681,722

Total liabilities and stockholder’s equity	$2,155,618	$2,092,827

The accompanying notes are an integral part of the condensed consolidated financial statements.

Visant Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

In thousands	Three months ended
	March 29, 2008	March 31, 2007
Net (loss) income	$(2,710)	$7,264
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Income from discontinued operations	—	(8,373)
Depreciation	10,206	8,796
Amortization of intangible assets	12,367	11,897
Amortization of debt discount, premium and deferred financing costs	1,411	1,849
Other amortization	157	167
Deferred income taxes	(2,577)	(4,539)
(Gain) loss on sale of assets	(20)	391
Changes in assets and liabilities:
Accounts receivable	7,852	10,428
Inventories	(40,058)	(30,518)
Salespersons overdrafts	(493)	(787)
Prepaid expenses and other current assets	(2,978)	(4,597)
Accounts payable and accrued expenses	6,637	(10,636)
Customer deposits	49,457	48,277
Commissions payable	5,963	9,567
Income taxes payable/ receivable	(174)	8,593
Interest payable	9,402	9,469
Other	(2,822)	(1,306)

Net cash provided by operating activities of continuing operations	51,620	55,942
Net cash used in operating activities of discontinued operations	—	(7,737)

Net cash provided by operating activities	51,620	48,205

Purchases of property, plant and equipment	(13,685)	(20,012)
Proceeds from sale of property and equipment	47	281
Acquisition of business, net of cash acquired	(10)	(27,486)

Net cash used in investing activities of continuing operations	(13,648)	(47,217)
Net cash used in investing activities of discontinued operations	—	(3,138)

Net cash used in investing activities	(13,648)	(50,355)

Short-term repayments	(714)	—
Distribution to stockholders	(744)	—

Net cash used in financing activities	(1,458)	—

Effect of exchange rate changes on cash and cash equivalents	441	109

Increase (decrease) in cash and cash equivalents	36,955	(2,041)
Cash and cash equivalents, beginning of period	59,142	18,043

Cash and cash equivalents, end of period	$96,097	$16,002

The accompanying notes are an integral part of the condensed consolidated financial statements.

Visant Holding Corp.

Visant Corporation

Notes to Condensed Consolidated Financial Statements (Unaudited)

1.    Overview and Basis of Presentation

Overview

We are a leading marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics sampling, and educational publishing segments. We were formed through the October 2004 consolidation (the “Transactions”) of Jostens, Inc. (“Jostens”), Von Hoffmann Holdings Inc. and its subsidiaries (“Von Hoffmann”) and AHC I Acquisition Corp. and its subsidiaries, including AKI, Inc. (“Arcade”). We sell our products and services to end customers through several different sales channels including independent sales representatives and dedicated sales forces.

Basis of Presentation

The unaudited condensed consolidated financial statements included herein are those of:

•	Visant Holding Corp. and its wholly-owned subsidiaries (“Holdings”) which include Visant Corporation (“Visant”); and

•	Visant and its wholly-owned subsidiaries.

There are no significant differences between the results of operations and financial condition of Visant Corporation and those of Visant Holding Corp., other than interest expense and the related income tax effect of certain indebtedness of Holdings. Holdings has 10.25% senior discount notes due 2013, which had an accreted value of $231.3 million and $225.6 million as of March 29, 2008 and December 29, 2007, respectively, and $350.0 million principal amount of 8.75% senior notes due 2013.

All intercompany balances and transactions have been eliminated in consolidation.

The accompanying unaudited condensed consolidated financial statements of Holdings and Visant, and their respective subsidiaries, are presented pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) in accordance with disclosure requirements for the quarterly report on Form 10-Q. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the interim periods presented are not necessarily indicative of the results that may be expected for the full year. These financial statements should be read in conjunction with the consolidated financial statements and footnotes included in Holdings’ and Visant’s Annual Report on Form 10-K for the fiscal year ended December 29, 2007.

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2.    Significant Accounting Policies

Revenue Recognition

The SEC’s Staff Accounting Bulletin (“SAB”) SAB No. 104, Revenue Recognition (“SAB No. 104”), provides guidance on the application of accounting principles generally accepted in the United States to selected revenue recognition issues. In accordance with SAB No. 104, the Company recognizes revenue when the earnings process is complete, evidenced by an agreement between the Company and the customer, delivery and acceptance has occurred, collectibility is probable and pricing is fixed or determinable. Revenue is recognized

Visant Holding Corp.

Visant Corporation

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

when (1) products are shipped (if shipped FOB shipping point), (2) products are delivered (if shipped FOB destination) or (3) as services are performed as determined by contractual agreement, but in all cases only when risk of loss has transferred to the customer and the Company has no further performance obligations.

Cost of Products Sold

Cost of products sold primarily include the cost of paper and other materials, direct and indirect labor and related benefit costs, depreciation of production assets and shipping and handling costs.

Shipping and Handling

Net sales include amounts billed to customers for shipping and handling costs. Costs incurred for shipping and handling are recorded in cost of products sold.

Selling and Administrative Expenses

Selling and administrative expenses are expensed as incurred. These costs primarily include salaries and related benefits of sales and administrative personnel, sales commissions, amortization of intangibles and professional fees such as audit and consulting fees.

Advertising

The Company expenses advertising costs as incurred. Selling and administrative expenses included advertising expense of $1.9 million for each of the quarters ended March 29, 2008 and March 31, 2007.

Warranty Costs

Provisions for warranty costs related to Jostens’ scholastic products, particularly class rings due to their lifetime warranty, are recorded based on historical information and current trends in manufacturing costs. The provision related to the lifetime warranty is based on the number of rings manufactured in the prior school year consistent with industry standards. The provision for total net warranty costs on rings was $1.3 million and $1.5 million for the quarters ended March 29, 2008 and March 31, 2007, respectively. Warranty repair costs for rings manufactured in the current school year are expensed as incurred. Accrued warranty costs included in the condensed consolidated balance sheets were approximately $0.6 million for both March 29, 2008 and December 29, 2007.

Stock-based Compensation

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards (“SFAS”) SFAS No. 123R (revised 2004), Share-Based Payment (“SFAS 123R”), which requires the recognition of compensation expense related to all equity awards granted including awards modified, repurchased, or cancelled based on the fair values of the awards at the grant date. For both three-month periods ended March 29, 2008 and March 31, 2007, the Company recognized total compensation expense related to stock options of $0.1 million, which is included in selling and administrative expenses. Refer to Note 15, Stock-based Compensation, for further details.

Mezzanine Equity

Certain management stockholder agreements contain a repurchase feature whereby Holdings is obligated, under certain circumstances such as death and disability (as defined in the agreements), to repurchase the common equity from the holder and settle amounts in cash. In accordance with SAB No. 107, Share-Based Payment, such equity instruments are considered temporary equity and have been classified as mezzanine equity in the balance sheets as of March 29, 2008 and December 29, 2007.

Visant Holding Corp.

Visant Corporation

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (“SFAS No. 158”). SFAS No. 158 requires the recognition of the funded status of a benefit plan in the balance sheet; the recognition in other comprehensive income of gains or losses and prior service costs or credits arising during the period but which are not included as components of periodic benefit cost; the measurement of defined benefit plan assets and obligations as of the balance sheet date; and disclosure of additional information about the effects on periodic benefit cost for the following fiscal year arising from delayed recognition in the current period. In addition, SFAS No. 158 amends SFAS No. 87, Employers’ Accounting for Pensions, and SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions, to include guidance regarding selection of assumed discount rates for use in measuring the benefit obligation. The requirement to recognize the funded status of a benefit plan and the disclosure requirements are effective as of the end of the fiscal year ending after December 15, 2007. The Company adopted the balance sheet recognition provisions of SFAS 158 as of December 29, 2007, which resulted in an increase to prepaid pension asset of $64.6 million, increase to total liabilities of $32.2 million and increase to stockholders’ equity of $32.4 million, net of taxes. SFAS No. 158 also requires plan assets and benefit obligations to be measured as of the balance sheet of the Company’s fiscal year-end. The Company has historically used a September 30 measurement date. The change in measurement date provision of SFAS No. 158 is effective for Visant’s fiscal year 2008, and as a result, the Company will adopt this change in measurement date by adjusting ending retained earnings. The Company does not expect the impact of adopting the measurement date provision of SFAS No. 158 to be material to the financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”), which establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. SFAS No. 157 requires companies to disclose the fair value of their financial instruments according to a fair value hierarchy as defined in the standard. SFAS No. 157 became effective as of the beginning of the Company’s 2008 fiscal year. In February 2008, the FASB issued Staff Positions No. 157-1 and No. 157-2, which remove certain leasing transactions from its scope and partially defer the effective date of SFAS 157 for one year for certain nonfinancial assets and liabilities. The Company adopted SFAS No. 157 as of the beginning of fiscal year 2008, with the exception of the application of SFAS No. 157 to non-recurring nonfinancial assets and nonfinancial liabilities. The Company does not have financial assets or financial liabilities that are currently measured and reported on the balance sheet on a fair value basis.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”). SFAS No. 159 permits entities to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS No. 159 became effective as of the beginning of the Company’s 2008 fiscal year. The Company has adopted SFAS 159 and has elected not to apply the fair value option to any financial instruments.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS No. 141(R)”), which changes how business acquisitions are accounted. SFAS No. 141(R) requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction and establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed in a business combination. Certain provisions of this standard will, among other things: impact the determination of acquisition-date fair value of consideration paid in a business combination (including contingent consideration); exclude transaction costs from acquisition accounting; and change accounting practices for acquired contingencies, acquisition-related restructuring costs, in-process research and development,

Visant Holding Corp.

Visant Corporation

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

indemnification assets and tax benefits. SFAS No. 141(R) is effective for business combinations and adjustments to an acquired entity’s deferred tax asset and liability balances occurring after December 31, 2008. The Company is evaluating the future impact and disclosure implications of this standard.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, (“SFAS No. 160”) an amendment of Accounting Research Bulletin No. 51, which establishes new standards governing the accounting for and reporting on noncontrolling interest (“NCIs”) in partially owned consolidated subsidiaries and the loss of control of subsidiaries. Certain provisions of SFAS No. 160 indicate, among other things, that NCIs (previously referred to as minority interests) be treated as a separate component of equity, not as a liability; that increases and decreases in the parent’s ownership interest that leave control intact be treated as equity transactions, rather than a step acquisition or dilution gains or losses; and that losses of a partially owned consolidated subsidiary be allocated to the NCI even when such allocation might result in a deficit balance. SFAS No. 160 also requires changes to certain presentation and disclosure requirements. SFAS No. 160 is effective beginning January 1, 2009. The Company is currently evaluating the impact and disclosure implications of SFAS No. 160 but does not expect it to have a significant impact, if any, in the financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133 (“SFAS No. 161”). This statement is intended to improve transparency in financial reporting by requiring enhanced disclosures of an entity’s derivative instruments and hedging activities and their effects on the entity’s financial position, financial performance and cash flows. SFAS No. 161 applies to all derivative instruments within the scope of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 133”) as well as related hedged items, bifurcated derivatives, and nonderivative instruments that are designated and qualify as hedging instruments. Entities with instruments subject to SFAS No. 161 must provide more robust qualitative disclosures and expanded quantitative disclosures. SFAS No. 161 is effective prospectively for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with an early adoption permitted. The Company is currently evaluating the disclosure implications of this statement.

3.    The Transactions

On October 4, 2004, an affiliate of Kohlberg Kravis Roberts & Co. L.P. (“KKR”) and affiliates of DLJ Merchant Banking Partners completed a series of transactions which created a marketing and publishing services enterprise, servicing the school affinity, direct marketing, fragrance and cosmetics sampling and educational publishing segments through the consolidation of Jostens, Von Hoffmann and Arcade (the “Transactions”).

Prior to the Transactions, Von Hoffmann and Arcade were each controlled by affiliates of DLJ Merchant Banking Partners II, L.P. (“DLJMBP II”), and DLJ Merchant Banking Partners III, L.P. (“DLJMBP III”) owned approximately 82.5% of Holdings’ outstanding equity, with the remainder held by other co-investors and certain members of management. Upon consummation of the Transactions, an affiliate of KKR invested $256.1 million and was issued equity interests representing approximately 49.6% of the voting interest and 45.0% of the economic interest of Holdings, and affiliates of DLJMBP III held equity interests representing approximately 41.0% of the voting interest and 45.0% of the economic interest of Holdings, with the remainder held by other co-investors and certain members of management. After giving effect to the issuance of equity to additional members of management, as of March 29, 2008, affiliates of KKR and DLJMBP III (the “Sponsors”) held approximately 49.1% and 41.0%, respectively, of the voting interest of Holdings, while each continued to hold approximately 44.6% of

Visant Holding Corp.

Visant Corporation

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

the economic interest of Holdings. As of March 29, 2008, the other co-investors held approximately 8.4% of the voting interest and 9.2% of the economic interest of Holdings, and members of management held approximately 1.5% of the voting interest and approximately 1.6% of the economic interest of Holdings.

4.    Restructuring Activity and Other Special Charges

Restructuring Activity

During the three months ended March 29, 2008, the Company recorded $0.6 million of restructuring charges related to the closure of Jostens’ Attleboro, Massachusetts facility in the Scholastic segment. Additionally, the Scholastic segment recorded charges of $0.5 million of severance and related benefits associated with the headcount reduction of 23 employees. The Marketing and Publishing Services segment recorded charges of $0.3 million related to severance costs that reduced headcount by one employee.

During the three months ended March 31, 2007, the Company did not record any restructuring charges.

Restructuring accruals of $2.1 million as of both March 29, 2008 and December 29, 2007 are included in other accrued liabilities in the condensed consolidated balance sheets. The accruals include amounts provided for severance related to reductions in corporate and administrative employees from the Scholastic, Memory Book and the Marketing and Publishing Services segments.

On a cumulative basis through March 29, 2008, the Company incurred $20.9 million of employee severance costs related to initiatives during the period from 2004 to March 29, 2008, which affected an aggregate of 465 employees. As of March 29, 2008, the Company had paid $18.7 million in cash related to these initiatives.

Changes in the restructuring accruals during the first three months of 2008 were as follows:

In thousands	2008 Initiatives	2007 Initiatives	2006 Initiatives	Total
Balance at December 29, 2007	$—	$2,110	$43	$2,153
Restructuring charges	805	646	—	1,451
Severance paid	(105)	(1,349)	(4)	(1,458)

Balance at March 29, 2008	$700	$1,407	$39	$2,146

The Company expects the majority of the remaining severance related to the 2006, 2007 and 2008 initiatives to be paid by the end of 2008.

5.    Acquisitions

On March 16, 2007, the Company acquired all of the outstanding capital stock of Neff Holding Company and its wholly owned subsidiary Neff Motivation, Inc. (“Neff”) for approximately $30.5 million in cash, including cash on hand of $3.0 million. Neff is a single source provider of custom award programs and apparel, including chenille letters and letter jackets, to the scholastic market segment.

On June 14, 2007, the Company acquired all of the outstanding capital stock of Visual Systems, Inc. (“VSI”), a supplier in the overhead transparency and book component business. The Company acquired VSI for approximately $25.1 million (including a payment of $1.0 million to be made in 2009). VSI conducts business under the name of Lehigh Milwaukee.

Visant Holding Corp.

Visant Corporation

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

On October 1, 2007, the Company’s wholly owned subsidiary, Memory Book Acquisition LLC, acquired substantially all of the assets and certain liabilities of Publishing Enterprises, Incorporated, a producer of school memory books and student planners for $6.8 million.

The acquisitions were accounted for as purchases in accordance with the provisions of SFAS No. 141, Business Combinations. The costs of the acquisitions were allocated to the tangible and intangible assets acquired and liabilities assumed based upon their relative fair values as of the date of the acquisition.

The allocation of the aggregate purchase price for the Neff, VSI and Publishing Enterprises acquisitions was as follows:

In thousands	March 29, 2008
Current assets	$16,767
Property, plant and equipment	8,997
Intangible assets	24,450
Goodwill	24,142
Long-term assets	131
Current liabilities	(6,612)
Long-term liabilities	(5,672)

$62,203

In connection with the purchase accounting related to the acquisition of Neff, VSI and the Publishing Enterprises assets, the intangible assets and goodwill approximated $28.0 million and $15.3 million and $5.2 million, respectively, which consisted of:

In thousands	March 29, 2008
Customer relationships	$16,840
Trademarks	6,300
Restrictive covenants	1,310
Goodwill	24,142

$48,592

Customer relationships are being amortized over a ten-year period. The restrictive covenants are being amortized over the average life of the respective agreements, of which the average term is two years.

The results of Neff operations are reported as part of the Scholastic segment from the acquisition date, and as such, all of its goodwill will be allocated to that segment. None of the goodwill will be amortizable for tax purposes. The results of VSI are included in the Marketing and Publishing services segment from the acquisition date, and substantially all of the goodwill will be fully amortizable for tax purposes. The results of Memory Book Acquisition LLC, which acquired substantially all of the Publishing Enterprises assets, are included in the Memory Book segment from the date of acquisition, and substantially all of the goodwill will be fully amortizable for tax purposes.

These acquisitions, both individually and in the aggregate, were not material to the Company’s operations, financial positions or cash flows.

Visant Holding Corp.

Visant Corporation

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

6.    Discontinued Operations

In May 2007, the Company completed the sale of its Von Hoffmann Holdings Inc., Von Hoffmann Corporation and Anthology, Inc. businesses (the “Von Hoffmann businesses”), recognizing net proceeds of $401.8 million and a gain on sale of $97.9 million. The Von Hoffmann businesses previously comprised the Educational Textbook segment and a portion of the Marketing and Publishing Services segment.

The results of the Von Hoffmann businesses have been reported on the condensed consolidated statement of operations in the caption titled “Income from discontinued operations, net of tax.” Previously, the results of these businesses included certain allocated corporate costs, which have been reallocated to the remaining continuing operations.

We also had income of $1.0 million, net of tax, for the three months ended March 31, 2007 from the Jostens Recognition business, which was discontinued in 2001. The income in 2007 resulted from the reversal of an accrual for potential exposure for which the Company did not believe it was likely to have an ongoing liability.

Included in income from discontinued operations in the condensed consolidated statements of operations are the following:

In thousands	March 29, 2008	March 31, 2007
Net sales from discontinued operations	$—	$71,731
Pretax income from discontinued operations	—	13,804
Income tax provision from discontinued operations	—	5,431

Income from discontinued operations, net of tax	$—	$8,373

7.    Comprehensive (Loss) Income

The following amounts were included in determining comprehensive loss for Holdings as of the dates indicated:

In thousands	Three Months Ended
	March 29, 2008	March 31, 2007
Net loss	$(11,355)	$(1,239)
Change in cumulative translation adjustment	862	4

Comprehensive loss	$(10,493)	$(1,235)

The following amounts were included in determining comprehensive (loss) income for Visant as of the dates indicated:

In thousands	Three Months Ended
	March 29, 2008	March 31, 2007
Net (loss) income	$(2,710)	$7,264
Change in cumulative translation adjustment	862	4

Comprehensive (loss) income	$(1,848)	$7,268

Visant Holding Corp.

Visant Corporation

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

8.    Accounts Receivable and Inventories

Net accounts receivable were comprised of the following:

In thousands	March 29, 2008	December 29, 2007
Trade receivables	$145,247	$149,080
Allowance for doubtful accounts	(3,983)	(3,304)
Allowance for sales returns	(9,679)	(6,880)

Accounts receivable, net	$131,585	$138,896

Net inventories were comprised of the following:

In thousands	March 29, 2008	December 29, 2007
Raw materials and supplies	$43,302	$28,771
Work-in-process	60,799	37,360
Finished goods	39,878	37,793

Inventories, net	$143,979	$103,924

Precious Metals Consignment Arrangement

The Company has a precious metals consignment arrangement with a major financial institution whereby it currently has the ability to obtain up to the lesser of certain specified quantity of precious metals and $32.5 million in dollar value in consigned inventory. As required by the terms of this agreement, the Company does not take title to consigned inventory until payment. Accordingly, the Company does not include the value of consigned inventory or the corresponding liability in its financial statements. The value of consigned inventory at March 29, 2008 and December 29, 2007, was $20.3 million and $26.9 million, respectively. The agreement does not have a stated term, and it can be terminated by either party upon 60 days written notice. Additionally, the Company expensed consignment fees related to this facility of $0.2 million and $0.1 million for the three months ended March 29, 2008 and March 31, 2007, respectively. The obligations under the consignment agreement are guaranteed by Visant.

9.    Goodwill and Other Intangible Assets

The change in the carrying amount of goodwill is as follows:

In thousands	March 29, 2008
Balance at beginning of period	$935,569
Goodwill additions during the period	10
Currency translation	(59)

Balance at end of period	$935,520

Additions to goodwill during the three months ended March 29, 2008 primarily relate to additional acquisition costs related to the Publishing Enterprise asset acquisition.

Visant Holding Corp.

Visant Corporation

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

As of March 29, 2008, goodwill had been allocated to reporting segments as follows:

In thousands
Scholastic	$305,438
Memory Book	391,070
Marketing and Publishing Services	239,012

$935,520

Information regarding other intangible assets is as follows:

In thousands	Estimated useful life	March 29, 2008			December 29, 2007
		Gross carrying amount	Accumulated amortization	Net	Gross carrying amount	Accumulated amortization	Net
School relationships	10 years	$330,000	$(154,253)	$175,747	$330,000	$(146,034)	$183,966
Internally developed software	2 to 5 years	10,700	(10,472)	228	10,700	(10,298)	402
Patented/unpatented technology	3 years	20,501	(16,810)	3,691	19,807	(15,915)	3,892
Customer relationships	4 to 40 years	55,514	(14,200)	41,314	55,514	(13,100)	42,414
Other	3 to 10 years	70,016	(38,551)	31,465	70,090	(35,901)	34,189

		486,731	(234,286)	252,445	486,111	(221,248)	264,863
Trademarks	Indefinite	250,480		250,480	250,480	—	250,480

		$737,211	$(234,286)	$502,925	$736,591	$(221,248)	$515,343

Amortization expense related to other intangible assets was $12.4 million and $11.9 million for the three months ended March 29, 2008 and March 31, 2007, respectively.

Based on intangible assets in service as of March 29, 2008, estimated amortization expense for the remainder of 2008 and each of the five succeeding fiscal years is $35.7 million, $43.6 million, $42.6 million, $40.5 million, $38.2 million and $24.2 million, respectively.

10.    Debt

Debt consists of the following:

In thousands	March 29, 2008	December 29, 2007
Holdings:
Senior discount notes, 10.25% fixed rate, net of discount of $15,864 and $21,593 at March 29, 2008 and December 29, 2007, respectively, with semi-annual interest accretion through December 1, 2008, thereafter semi-annual and payable at maturity—December 2013	$231,336	$225,607
Senior notes, 8.75% fixed rate, with semi-annual interest payments of $15.3 million, principal due and payable at maturity—December 2013	350,000	350,000

Visant:
Borrowings under our senior secured credit facility:
Term Loan C, variable rate, 6.72% at March 29, 2008 and 7.19% at December 29, 2007, with semi-annual principal and interest payments through October 1, 2011	316,500	316,500
Borrowings under our revolving credit facility	—	714
Senior subordinated notes, 7.625% fixed rate, with semi-annual interest payments of $19.1 million, principal due and payable at maturity—October 2012	500,000	500,000

	$1,397,836	$1,392,821

Visant Holding Corp.

Visant Corporation

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

In connection with the Transactions, Visant entered into senior secured credit facilities, providing for an aggregate amount of $1,270 million, including a $250 million revolving credit facility, and issued $500 million aggregate principal amount of 7.625% senior subordinated notes. Also in connection with the Transactions, Jostens, Von Hoffmann and Arcade repaid their existing indebtedness having an aggregate face value of $1,392.6 million, including the redemption value of certain remaining redeemable preferred stock.

Visant’s obligations under the senior secured credit facilities are unconditionally and irrevocably guaranteed jointly and severally by Visant Secondary Holdings Corp., a direct wholly-owned subsidiary of Holdings and the parent of Visant, and by Visant’s material current and future domestic subsidiaries. The obligations of Visant’s principal Canadian operating subsidiary under the senior secured credit facilities are unconditionally and irrevocably guaranteed jointly and severally by Visant Secondary Holdings Corp., by Visant, by Visant’s material current and future domestic subsidiaries and by Visant’s other current and future Canadian subsidiaries. Visant’s obligations under the senior secured credit facilities, and the guarantees of those obligations, are secured by substantially all of Visant’s assets and substantially all of the assets of Visant Secondary Holdings Corp. and Visant’s material current and future domestic subsidiaries, including but not limited to:

•

all of Visant’s capital stock and the capital stock of each of Visant’s existing and future direct and indirect subsidiaries, except that with respect to foreign subsidiaries such lien and pledge is limited to 65% of the capital stock of “first-tier” foreign subsidiaries; and

•	substantially all of Visant’s material existing and future domestic subsidiaries’ tangible and intangible assets.

The obligations of Jostens Canada Ltd. under the senior secured credit facilities, and the guarantees of those obligations, are secured by the collateral referred to in the prior paragraph and substantially all of the tangible and intangible assets of Jostens Canada Ltd. and each of Visant’s other current and future Canadian subsidiaries.

Amounts borrowed under the term loan facilities that are repaid or prepaid may not be reborrowed. Visant’s senior secured facilities allow us, subject to certain conditions, to incur additional term loans under the term loan C facility, or under a new term facility, in either case in an aggregate principal amount of up to $300.0 million. Additionally, restrictions under the Visant senior subordinated note indenture would limit Visant’s ability to borrow the full amount of additional term loan borrowings under such a facility. Any additional term loans will have the same security and guarantees as the Term Loan C facility.

The senior secured credit facilities require Visant to meet a maximum total leverage ratio, a minimum interest coverage ratio and a maximum capital expenditures limitation. In addition, the senior secured credit facilities contain certain restrictive covenants which will, among other things, limit Visant’s and its subsidiaries’ ability to incur additional indebtedness, pay dividends, prepay subordinated debt, make investments, merge or consolidate, change the business, amend the terms of Visant’s subordinated debt and engage in certain other activities customarily restricted in such agreements. It also contains certain customary events of default, subject to grace periods, as appropriate.

The dividend restrictions under the Visant senior secured credit facilities apply only to Visant and Visant Secondary Holdings Corp., and essentially prohibit all dividends other than (1) for dividends paid on or after April 30, 2009 and used by Holdings to make regularly-scheduled cash interest payments on its senior discount notes, subject to compliance with the interest coverage covenant after giving effect to such dividends, (2) for other dividends so long as the amount thereof does not exceed $50 million plus an additional amount based on Visant’s net income and the amount of any capital contributions received by Visant after October 4, 2004 and

Visant Holding Corp.

Visant Corporation

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

(3) pursuant to other customary exceptions, including redemptions of stock made with other, substantially similar stock or with proceeds of concurrent issuances of substantially similar stock.

The indentures governing Visant’s senior subordinated notes and Holdings’ senior discount notes and senior notes also contain numerous covenants including, among other things, restrictions on the ability to: incur or guarantee additional indebtedness or issue disqualified or preferred stock; pay dividends or make other equity distributions; repurchase or redeem capital stock; make investments or other restricted payments; sell assets or consolidate or merge with or into other companies; create limitations on the ability of restricted subsidiaries to make dividends or distributions to its parent company; engage in transactions with affiliates; and create liens.

Visant’s senior subordinated notes are guaranteed, jointly and severally, on a senior subordinated unsecured basis, by each of Visant’s material current and future domestic subsidiaries. The indenture governing Visant’s senior subordinated notes restricts Visant and its restricted subsidiaries from paying dividends or making any other distributions on account of Visant’s or any restricted subsidiary’s equity interests (including any dividend or distribution payable in connection with any merger or consolidation) other than (1) dividends or distributions by Visant payable in equity interests of Visant or in options, warrants or other rights to purchase equity interests or (2) dividends or distributions by a restricted subsidiary, subject to certain exceptions.

The indentures governing Holdings’ senior discount notes and senior notes restrict Holdings and its restricted subsidiaries from declaring or paying dividends or making any other distribution (including any payment by Holdings or any restricted subsidiary of Holdings in connection with any merger or consolidation involving Holdings or any of its restricted subsidiaries) on account of Holdings’ or any of its restricted subsidiaries’ equity interests (other than dividends or distributions payable in certain equity interests and dividends payable to Holdings or any restricted subsidiary of Holdings), subject to certain exceptions.

Visant’s senior secured credit facilities and the Visant and Holdings notes contain certain cross-default and cross-acceleration provisions whereby a default under or acceleration of other debt obligations would cause a default under or acceleration of the senior secured credit facilities and the notes.

A failure to comply with the covenants under the senior secured credit facilities, subject to certain grace periods, would constitute a default under the senior secured credit facilities, which could result in an acceleration of the loans and other obligations owing thereunder. As of March 29, 2008, the Company was in compliance with all covenants under its material debt obligations.

During the second quarter of 2007, the Company voluntarily prepaid $400.0 million of term loans under its senior secured credit facilities, including all originally scheduled principal payments due under is term loan C facility for 2006-2011.

As of March 29, 2008, there was $15.4 million outstanding in the form of letters of credit, leaving $234.6 million available under the Visant $250 million revolving credit facility. Subsequent to March 29, 2008, Visant used cash on hand and borrowings under the revolving credit facility to fund the acquisition of Phoenix Color as described in Note 19, Subsequent Event.

11.    Derivative Financial Instruments and Hedging Activities

The Company may enter into or purchase derivative financial instruments principally to manage interest rate, foreign currency exchange and commodities exposures. Forward foreign currency exchange contracts may be used to hedge the impact of currency fluctuations primarily on inventory purchases denominated in Euros. At March 29, 2008 and December 29, 2007, there were no contracts related to these activities outstanding.

Visant Holding Corp.

Visant Corporation

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

12.    Commitments and Contingencies

Forward Purchase Contracts

The Company is subject to market risk associated with changes in the price of precious metals. To mitigate the commodity price risk, the Company may from time to time enter into forward contracts to purchase gold, platinum and silver based upon the estimated ounces needed to satisfy projected customer demand. The forward purchase contracts are considered normal purchases and therefore not subject to the requirements of SFAS No. 133. The Company did not have any forward contracts for both quarters ended March 29, 2008 and March 31, 2007.

Environmental

Our operations are subject to a wide variety of federal, state, local and foreign laws and regulations governing emissions to air, discharges to water, the generation, handling, storage, transportation, treatment and disposal of hazardous substances and other materials, and employee health and safety matters. Compliance with such laws and regulations has been more stringent and, accordingly, more costly over time. Also, as an owner and operator of real property or a generator of hazardous substances, the Company may be subject to environmental cleanup liability, regardless of fault, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act or analogous state laws, as well as to claims for harm to health or property or for natural resource damages arising out of contamination or exposure to hazardous substances. Some of our current or past operations have involved metalworking and plating, printing, and other activities that have resulted in environmental conditions that have given rise to liabilities.

As part of our environmental management program, the Company has been involved in environmental remediation on a property formerly owned and operated by Jostens for jewelry manufacturing. In July 2006, the State of Illinois Environmental Protection Agency issued a “No Further Remediation” letter with respect to this site. Although Jostens has certain ongoing monitoring obligations, the Company, however, does not expect the cost of such ongoing monitoring to be material.

Legal Proceedings

In communications with U.S. Customs and Border Protection (“Customs”), the Company learned of an alleged inaccuracy of the tariff classification for certain of Jostens’ imports from Mexico. Jostens promptly filed with Customs a voluntary disclosure to limit its monetary exposure. The effect of these tariff classification errors is that back duties and fees (or “loss of revenue”) may be owed on certain imports. Additionally, Customs may impose interest on the loss of revenue, if any is determined. A review of Jostens’ import practices has revealed that during the relevant period, the subject merchandise qualified for duty-free tariff treatment under the North American Free Trade Agreement (“NAFTA”), in which case there should be no loss of revenue or interest payment owed to Customs. However, Customs’ allegations indicate that Jostens committed a technical oversight in the classification used by Jostens in claiming the preferential tariff treatment. Through its prior disclosure to Customs, Jostens addressed this technical oversight and asserted that the merchandise did in fact qualify for duty-free tariff treatment under NAFTA and that there is no associated loss of revenue. In a series of communications received from Customs in December 2006, Jostens learned that Customs was disputing the validity of Jostens’ prior disclosure and asserting a loss of revenue in the amount of $2.9 million for duties owed on entries made in 2002 and 2003 and in a separate pre-penalty notice was advised that Customs is contemplating a monetary penalty in the amount of approximately

Visant Holding Corp.

Visant Corporation

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

$5.8 million (two times the alleged loss of revenue). In order to obtain the benefits of the orderly continuation and conclusion of administrative proceedings, Jostens agreed to a two-year waiver of the statute of limitations with respect to the entries made in 2002 and 2003 that otherwise would have expired at the end of 2007 and 2008, respectively. Jostens elected to continue to address this matter by filing a petition in response to the pre-penalty notice in January 2007, disputing Customs’ claims and advancing its arguments to support that no loss of revenue or penalty should be issued against the Company, or in the alternative, that any penalty based on a purely technical violation should be reduced to a nominal fixed amount reflective of the nature of the violation. In May 2007, Customs issued a penalty notice assessing a loss of revenue (plus interest) and penalty as described above based on asserted negligence by Jostens. In July 2007, Jostens filed a petition in response to the penalty notice challenging Customs’ findings and asserting that there has been no loss of revenue and that no penalty should be issued against Jostens or that, in the alternative, any penalty should be reduced to a nominal fixed amount reflective of the nature of the violation or mitigated on the basis that the imports at issue are nonetheless duty free. At this stage of the proceedings, the matter is being evaluated by Customs. In October 2007, based on recent court rulings, Jostens presented additional arguments for Customs’ consideration supporting that the subject imports at the time of entry were entitled to duty free status. We understand that the matter is currently under review by Customs. Jostens intends to continue to vigorously defend its position and has recorded no accrual for any potential liability pending further communication with Customs. Jostens has the opportunity to extend an offer in compromise to Customs in an effort to settle this matter in advance of a final administrative decision. If Jostens were to do so, it would be required to tender the amount offered to Customs at the time. It is not clear what Customs’ final position will be with respect to the alleged tariff classification errors or that Jostens will not be foreclosed from receiving duty free treatment for the subject imports. Jostens may not be successful in its defense, and the disposition of this matter may have a material effect on our business, financial condition and results of operations.

The Company is also a party to other litigation arising in the normal course of business. The Company regularly analyzes current information and, as necessary, provides accruals for probable liabilities on the eventual disposition of these matters. The Company does not believe the effect on our business, financial condition and results of operations, if any, for the disposition of these matters will be material.

13.    Income Taxes

The Company has recorded an income tax benefit for the three months ended March 29, 2008 based on its best estimate of the consolidated effective tax rate applicable for the entire year. The estimated full-year consolidated effective tax rates for 2008 are 38.1% and 37.7% for Holdings and Visant, respectively, before consideration of the effect of $0.1 million of tax and interest accruals for unrecognized tax benefits and other income tax adjustments considered a period expense or benefit. The combined effect of the annual estimated consolidated tax rates and the net current period tax adjustments resulted in effective tax rates of 37.3% and 34.2% for Holdings and Visant, respectively, for the three-month period ended March 29, 2008. The annual estimated effective tax rates for fiscal year 2008 are comparable to the annual tax rates reported for 2007 after adjusting for the third quarter effect in 2007 of changes in deferred state income tax rates. Tax and interest accruals considered a period expense or benefit unfavorably affected the tax rate. The Company’s annual effective tax rates do not include the effect of the Company’s acquisition of Phoenix Color Corp. (“Phoenix Color”) during the second fiscal quarter of 2008 as described in Note 19, Subsequent Event.

For the comparable three-month period ended March 31, 2007, the effective rates of income tax benefit for Holdings and Visant were 35.3% and 21.0%, respectively. The effective tax rates for the prior year quarter were less favorable than the tax rates for the quarter ended March 29, 2008 because tax and interest accruals on unrecognized tax benefits made up a greater portion of the overall tax provision for the quarter ended March 31, 2007.

Visant Holding Corp.

Visant Corporation

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

Effective at the beginning of 2007, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. FIN 48 requires applying a “more likely than not” threshold to the recognition and derecognition of tax positions.

During the three months ended March 29, 2008, the Company provided net tax and interest accruals for unrecognized tax benefits of approximately $0.1 million. The Company’s unrecognized tax benefit liability is included in other noncurrent liabilities and at March 29, 2008 totaled $9.0 million, including interest and penalty accruals of $1.9 million. At December 29, 2007, the Company’s unrecognized tax benefit liability totaled $8.8 million, including interest and tax penalty accruals of $1.7 million.

The Company’s income tax filings for 2004 to 2006 are subject to examination in the U.S. federal tax jurisdiction. During the quarter ended March 29, 2008, the IRS concluded its examination of two pre-acquisition tax filings for one of the Company’s subsidiaries for 2004 without significant changes. The IRS continues its audit of the Company’s tax filing for 2005. The Company is also subject to examination in state and certain foreign tax jurisdictions for the 2002 to 2006 periods, none of which was individually material. The Company has filed appeals for a Canadian federal examination for tax years 1996 and 1997. Though subject to uncertainty, the Company believes it has made appropriate provisions for all outstanding issues for all open years and in all applicable jurisdictions. During the next twelve months, the Company does not expect that there will be a significant change in the unrecognized tax benefit liability.

14.    Pension and Other Postretirement Benefit Plans

Net periodic benefit cost for pension and other postretirement benefit plans is presented below:

In thousands	Pension benefits		Postretirement benefits
	Three months ended		Three months ended
	March 29, 2008	March 31, 2007	March 29, 2008	March 31, 2007
Service cost	$1,399	$1,602	$3	$3
Interest cost	4,124	3,903	34	38
Expected return on plan assets	(6,490)	(6,044)	—	—
Amortization of prior year service cost	(186)	(199)	(69)	(69)
Amortization of net actuarial (gain) loss	(6)	—	3	9

Net periodic benefit income	$(1,159)	$(738)	$(29)	$(19)

As of December 29, 2007, the Company did not expect to have an obligation to contribute to its qualified pension plans in 2008 due to the funded status of the plans. This estimate has not changed as of March 29, 2008. For the three months ended March 29, 2008, the Company did not make any contributions to its qualified pension plans and contributed $0.5 million and $0.1 million to its non-qualified pension plans and postretirement welfare plans, respectively. These payments to the non-qualified pension and postretirement welfare plans are consistent with the expected amounts disclosed as of December 29, 2007.

Visant Holding Corp.

Visant Corporation

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

15.    Stock-based Compensation

The 2003 Stock Incentive Plan (the “2003 Plan”) was approved by the Board of Directors and effective as of October 30, 2003. The 2003 Plan permits the Company to grant key employees and certain other persons stock options and stock awards and provides for a total of 288,023 shares of common stock for issuance of options and awards to employees of the Company and a total of 10,000 shares of common stock for issuance of options and awards to directors and other persons providing services to the Company. The maximum grant to any one person shall not exceed in the aggregate 70,400 shares. We do not currently intend to make any additional grants under the 2003 Plan. Option grants consist of “time options”, which vest and become exercisable in annual installments over the first five years following the date of grant and/or “performance options”, which vest and become exercisable over the first five years following the date of grant at varying levels based on the achievement of certain EBITDA targets, and in any event by the eighth anniversary of the date of grant. The performance vesting includes certain carryforward provisions if targets are not achieved in a particular fiscal year and performance in a subsequent fiscal year satisfies cumulative performance targets, subject to certain conditions. Upon the occurrence of a “change in control” (as defined in the 2003 Plan), the unvested portion of any time option will immediately become vested and exercisable, and the vesting and exercisability of the unvested portion of any performance option may accelerate depending on the timing of the change of control and return on the equity investment by DLJMBP III in the Company as provided under the 2003 Plan. A “change in control” under the 2003 Plan is defined as: (i) any person or other entity (other than any of Holdings’ subsidiaries), including any “person” as defined in Section 13(d)(3) of the Exchange Act, other than certain of the DLJMBP Funds or affiliated parties thereof becoming the beneficial owner, directly or indirectly, in a single transaction or a series of related transactions, by way of merger, consolidation or other business combination, securities of Holdings representing more than 51% of the total combined voting power of all classes of capital stock of Holdings (or its successor) normally entitled to vote for the election of directors of Holdings or (ii) the sale of all or substantially all of the property or assets of Holdings to any unaffiliated person or entity other than one of Holdings’ subsidiaries is consummated. The Transactions did not constitute a change of control under the 2003 Plan. Options issued under the 2003 Plan expire on the tenth anniversary of the grant date. The shares underlying the options are subject to certain transfer and other restrictions set forth in that certain Stockholders Agreement dated July 29, 2003, by and among the Company and certain holders of the capital stock of the Company. Participants under the 2003 Plan also agree to certain restrictive covenants with respect to confidential information of the Company and non-competition in connection with their receipt of options.

All outstanding options to purchase Holdings common stock continued following the closing of the Transactions. In connection with the Transactions, all outstanding options to purchase Von Hoffmann and Arcade common stock were cancelled and extinguished. Consideration paid in respect of the Von Hoffmann options was an amount equal to the difference between the per share merger consideration in the Transactions and the exercise price therefor. No consideration was paid in respect of the Arcade options.

In connection with the closing of the Transactions, the Company established the 2004 Stock Option Plan, which permits the Company to grant key employees and certain other persons of the Company and its subsidiaries various equity-based awards, including stock options and restricted stock. The plan, currently known as the Third Amended and Restated 2004 Stock Option Plan for Key Employees of Visant Holding Corp. and Subsidiaries (the “2004 Plan”), provides for issuance of a total of 510,230 shares of Holdings Class A Common Stock. As of March 29, 2008 there were 74,761 shares available for grant under the 2004 Plan. Shares related to grants that are forfeited, terminated, cancelled or expire unexercised become available for new grants. Under his employment agreement, Mr. Marc L. Reisch, the Chairman of our Board of Directors and our Chief Executive Officer and President, received awards of stock options and restricted stock under the 2004 Plan. Additional members of management have also received grants under the 2004 Plan. Option grants consist of “time options”,

Visant Holding Corp.

Visant Corporation

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

which vest and become exercisable in annual installments through 2009, and/or “performance options”, which vest and become exercisable following the date of grant based upon the achievement of certain EBITDA and other performance targets, and in any event by the eighth anniversary of the date of grant. The performance vesting includes certain carryforward provisions if targets are not achieved in a particular fiscal year and performance in a subsequent fiscal year satisfies cumulative performance targets. Upon the occurrence of a “change in control” (as defined under the 2004 Plan), the unvested portion of any time option will immediately become vested and exercisable, and the vesting and exercisability of the unvested portion of any performance option may accelerate if certain EBITDA or other performance measures have been satisfied. A “change in control” under the 2004 Plan is defined as: (i) the sale (in one or a series of transactions) of all or substantially all of the assets of Holdings to an unaffiliated person; (ii) a sale (in one transaction or a series of transactions) resulting in more than 50% of the voting stock of Holdings being held by an unaffiliated person; (iii) a merger, consolidation, recapitalization or reorganization of Holdings with or into an unaffiliated person; if and only if any such event listed in (i) through (iii) above results in the inability of the Sponsors, or any member of members of the Sponsors, to designate or elect a majority of the Board (or the board of directors of the resulting entity or its parent company). The option exercise period is determined at the time of grant of the option but may not extend beyond the end of the calendar year that is ten calendar years after the date of the option is granted. All options, restricted shares and any common stock for which such equity awards are exercised or with respect to which restrictions lapse are governed by a management stockholders’ agreement and sale participation agreement. As of March 29, 2008, there were 248,954 options vested under the 2004 Plan and 77,039 unvested and subject to vesting.

Effective January 1, 2006, the Company adopted SFAS No. 123R, which requires the recognition of compensation expense related to all equity awards based on the fair values of the awards at the grant date. Prior to the adoption of SFAS No. 123R, the Company used the minimum value method in its SFAS No. 123 pro forma disclosure and therefore applied the prospective transition method as of the effective date. Under the prospective transition method, the Company would recognize compensation expense for equity awards granted, modified and canceled subsequent to the date of adoption.

On April 4, 2006, the Company declared and paid a special cash dividend of $57.03 per share to the common stockholders of Holdings. In connection with the special cash dividend, on April 4, 2006, the exercise prices of issued and outstanding options as of April 4, 2006 under the 2003 Plan and the 2004 Plan were reduced by an amount equal to the dividend. The 2003 and 2004 Plans and underlying stock option agreements contain provisions that provide for anti-dilutive protection in the case of certain extraordinary corporate transactions, such as the special dividend, and the incremental compensation cost, defined as the difference in the fair value of the modified award immediately before and after the modification, was calculated as zero. As a result of the above modification, all stock option awards previously accounted for under APB No. 25 will be prospectively accounted for under SFAS No. 123R. Accordingly, no incremental compensation cost was recognized as a result of the modification.

For each of the three-month periods ended March 29, 2008 and March 31, 2007, the Company recognized total compensation expense related to stock options of approximately $0.1 million, which is included in selling and administrative expenses. For the three-month period ended March 29, 2008, no options were granted, cancelled, exercised or vested and 13,163 options were forfeited. For the three-month period ended March 31, 2007, no options were granted, vested or exercised, 2,195 options were cancelled and 1,678 options were forfeited.

Visant Holding Corp.

Visant Corporation

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

The following table summarizes stock option activity for Holdings:

Options in thousands	Options	Weighted - average exercise price
Outstanding at December 29, 2007	394	$42.84
Granted	—	$—
Forfeited	(13)	$39.07
Cancelled	—	$—

Outstanding at March 29, 2008	381	$43.12

Vested or expected to vest at March 29, 2008	381	$43.12

Exercisable at March 29, 2008	303	$39.91

The exercise prices for options granted prior to April 2006 have been adjusted to reflect the special dividend declared in April 2006.

The weighted average remaining contractual life of outstanding options at March 29, 2008 was approximately 7.3 years.

16.    Business Segments

In 2007, we changed the name of our Yearbook segment to Memory Book to reflect our diversified offering of custom yearbooks, memory books and related products that help people tell their stories and chronicle important events.

Our three reportable segments consist of:

•

Scholastic—provides services related to the marketing, sale and production of class rings and an array of graduation products and other scholastic products to students and administrators primarily in high schools, colleges and other post-secondary institutions;

•

Memory Book—provides services related to the publication, marketing, sale and production of school yearbooks, memory books and related products that help people tell their stories and chronicle important events; and

•

Marketing and Publishing Services—produces multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care market segments, and provides innovative products and services to the direct marketing sector. The group also produces book components and overhead transparencies.

Visant Holding Corp.

Visant Corporation

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

The following table presents information on Holdings by business segment:

In thousands	Three months ended
	March 29, 2008	March 31, 2007
Net sales
Scholastic	$139,022	$140,305
Memory Book	8,640	7,851
Marketing and Publishing Services	99,805	108,051
Inter-segment eliminations	(427)	(357)

	$247,040	$255,850

Operating income
Scholastic	$12,606	$22,492
Memory Book	(16,062)	(17,119)
Marketing and Publishing Services	15,619	18,274

	$12,163	$23,647

Depreciation and Amortization
Scholastic	$7,078	$6,920
Memory Book	8,913	8,477
Marketing and Publishing Services	6,739	5,463

	$22,730	$20,860

17.    Related Party Transactions

Management Services Agreement

In connection with the Transactions, we entered into a management services agreement with the Sponsors pursuant to which the Sponsors provide certain structuring, consulting and management advisory services to us. Under the management services agreement, during the term thereof, the Sponsors receive an annual advisory fee of $3.0 million, that is payable quarterly and which increases by 3% per year. The Company paid $0.8 million as advisory fees to the Sponsors for each of the three months ended March 29, 2008 and March 31, 2007. The management services agreement also provides that we will indemnify the Sponsors and their affiliates, directors, officers and representatives for losses relating to the services contemplated by the management services agreement and the engagement of the Sponsors pursuant to, and the performance by the Sponsors of the services contemplated by, the management services agreement.

Other

We retain Capstone Consulting from time to time to provide certain of our businesses with consulting services primarily to identify and advise on potential opportunities to improve operating efficiencies and other strategic efforts within the businesses. For the three months ended March 29, 2008, we paid $0.2 million for services provided by them. Although neither KKR nor any entity affiliated with KKR owns any of the equity of Capstone Consulting, KKR has provided financing to Capstone Consulting. In March 2005, an affiliate of Capstone Consulting invested $1.3 million in our parent’s Class A Common Stock and was granted 13,527 options to purchase our parent’s Class A Common Stock, with an exercise price of $96.10401 per share under the 2004 Stock Option Plan (the exercise price was reduced in connection with the dividend paid by Holdings to its stockholders on April 4, 2006, to $39.07 per share).

Visant Holding Corp.

Visant Corporation

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

We are party to an agreement with CoreTrust Purchasing Group (“CoreTrust”), a group purchasing organization, pursuant to which we may purchase products and services from certain vendors through CoreTrust on the terms established between CoreTrust and each vendor. An affiliate of KKR is party to an agreement with CoreTrust which permits certain KKR affiliates, including us, access to CoreTrust’s group purchasing program. CoreTrust receives payment of fees for administrative and other services provided by CoreTrust from certain vendors based on products and services purchased by us and CoreTrust shares a portion of such fees with the KKR affiliate. For the three months ended March 29, 2008, we purchased $0.6 million of computer and office supply products through this arrangement.

18.    Condensed Consolidating Guarantor Information

As discussed in Note 10, Debt, Visant’s obligations under the senior secured credit facilities and the 7.625% senior subordinated notes are guaranteed by certain of its 100% wholly-owned subsidiaries on a full, unconditional and joint and several basis. The following tables present condensed consolidating financial information for Visant, as issuer, and its guarantor and non-guarantor subsidiaries.

Visant Holding Corp.

Visant Corporation

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

Condensed Consolidating Statement of Operations (Unaudited)

Three months ended March 29, 2008

	Visant	Guarantors	Non- Guarantors	Eliminations	Total
Net sales	$—	$240,121	$11,200	$(4,281)	$247,040
Cost of products sold	(3,928)	128,020	7,920	(3,894)	128,118

Gross profit	3,928	112,101	3,280	(387)	118,922
Selling and administrative expenses	(11)	102,045	3,133	—	105,167
Gain on sale of assets	—	(20)	—	—	(20)
Special charges	—	1,170	281	—	1,451

Operating income (loss)	3,939	8,906	(134)	(387)	12,324
Interest expense, net	16,768	13,965	27	(14,319)	16,441

Loss before income taxes	(12,829)	(5,059)	(161)	13,932	(4,117)
Provision for (benefit from) income taxes	584	(1,756)	(84)	(151)	(1,407)

Loss from continuing operations	(13,413)	(3,303)	(77)	14,083	(2,710)
Equity loss (earnings) in subsidiary, net of tax	3,380	77	—	(3,457)	—

Net loss	$(16,793)	$(3,380)	$(77)	$17,540	$(2,710)

Visant Holding Corp.

Visant Corporation

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

Condensed Consolidating Statement of Operations (Unaudited)

Three months ended March 31, 2007

	Visant	Guarantors	Non-Guarantors	Eliminations	Total
Net sales	$—	$252,288	$10,365	$(6,803)	$255,850
Cost of products sold	(2,234)	130,585	6,333	(6,614)	128,070

Gross profit	2,234	121,703	4,032	(189)	127,780
Selling and administrative expenses	(219)	100,762	3,014	—	103,557
Loss on sale of assets	—	391	—	—	391

Operating income	2,453	20,550	1,018	(189)	23,832
Interest expense, net	25,888	25,404	16	(26,073)	25,235

(Loss) income before income taxes	(23,435)	(4,854)	1,002	25,884	(1,403)
Provision for (benefit from) income taxes	910	(1,483)	353	(74)	(294)

(Loss) income from continuing operations	(24,345)	(3,371)	649	25,958	(1,109)
Equity loss (earnings) in subsidiary, net of tax	(5,651)	(649)	—	6,300	—
Income from discontinued operations, net	—	8,373	—	—	8,373

Net (loss) income	$(18,694)	$5,651	$649	$19,658	$7,264

Visant Holding Corp.

Visant Corporation

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

Condensed Consolidating Balance Sheet (Unaudited)

March 29, 2008

	Visant	Guarantors	Non- Guarantors	Eliminations	Total
Assets
Cash and cash equivalents	$89,005	$(162)	$7,254	$—	$96,097
Accounts receivable, net	1,875	119,866	9,844	—	131,585
Inventories, net	—	140,913	3,620	(554)	143,979
Salespersons overdrafts, net	—	27,737	1,434	—	29,171
Prepaid expenses and other current assets	1,480	19,635	1,030	—	22,145
Intercompany receivable (payable)	5,403	63,084	—	(68,487)	—
Deferred income taxes	95	12,567	—	—	12,662

Total current assets	97,858	383,640	23,182	(69,041)	435,639
Property, plant and equipment, net	929	183,676	119	—	184,724
Goodwill	—	913,379	22,141	—	935,520
Intangibles, net	—	493,399	9,526	—	502,925
Deferred financing costs, net	19,852	—	—	—	19,852
Intercompany receivable (payable)	693,225	130,436	211	(823,872)	—
Other assets	40	12,255	84	—	12,379
Investment in subsidiaries	596,926	76,638	—	(673,564)	—
Prepaid pension costs	—	64,579	—	—	64,579

	$1,408,830	$2,258,002	$55,263	$(1,566,477)	$2,155,618

Liabilities and stockholder’s equity
Accounts payable	$3,448	$41,926	$7,386	$(8)	$52,752
Accrued employee compensation	9,236	27,774	1,401	—	38,411
Commissions payable	—	28,528	872	—	29,400
Customer deposits	—	226,397	7,243	—	233,640
Income taxes payable	(10,987)	9,992	1,893	(216)	682
Interest payable	19,160	23	—	—	19,183
Intercompany payable (receivable)	6,104	62,386	—	(68,490)	—
Other accrued liabilities	3,126	24,836	823	—	28,785

Total current liabilities	30,087	421,862	19,618	(68,714)	402,853
Long—term debt, less current maturities	816,500	—	—	—	816,500
Intercompany payable (receivable)	201,384	990,396	(40,730)	(1,151,050)	—
Deferred income taxes	(838)	204,717	(263)	—	203,616
Pension liabilities, net	(714)	24,224	—	—	23,510
Other noncurrent liabilities	10,130	19,877	—	—	30,007

Total liabilities	1,056,549	1,661,076	(21,375)	(1,219,764)	1,476,486
Stockholder’s equity	352,281	596,926	76,638	(346,713)	679,132

	$1,408,830	$2,258,002	$55,263	$(1,566,477)	$2,155,618

Visant Holding Corp.

Visant Corporation

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

Condensed Consolidating Balance Sheet

December 29, 2007

	Visant	Guarantors	Non- Guarantors	Eliminations	Total
Assets
Cash and cash equivalents	$40,727	$10,815	$7,600	$—	$59,142
Accounts receivable, net	2,119	122,342	14,435	—	138,896
Inventories, net	—	101,879	2,212	(167)	103,924
Salespersons overdrafts, net	—	27,663	1,067	—	28,730
Prepaid expenses and other current assets	916	17,438	992	—	19,346
Intercompany receivable (payable)	16,703	61,558	256	(78,443)	74
Deferred income taxes	95	12,566	—	—	12,661

Total current assets	60,560	354,261	26,562	(78,610)	362,773
Property, plant and equipment, net	1,009	179,965	137	—	181,111
Goodwill	—	913,379	22,190	—	935,569
Intangibles, net	—	505,729	9,614	—	515,343
Deferred financing costs, net	21,272	—	—	—	21,272
Intercompany receivable (payable)	691,331	86,542	—	(777,873)	—
Other assets	40	12,061	79	—	12,180
Investment in subsidiaries	600,186	76,715	—	(676,901)	—
Prepaid pension costs	—	64,579	—	—	64,579

	$1,374,398	$2,193,231	$58,582	$(1,533,384)	$2,092,827

Liabilities and stockholder’s equity
Short-term borrowings	$—	$—	$714	$—	$714
Accounts payable	2,847	37,518	6,382	(12)	46,735
Accrued employee compensation	6,819	28,312	2,114	—	37,245
Customer deposits	—	177,934	6,527	—	184,461
Commissions payable	—	22,221	1,247	—	23,468
Income taxes payable	1,711	(3,398)	2,887	(65)	1,135
Interest payable	9,742	37	2	—	9,781
Intercompany payable (receivable)	1,155	78,444	—	(79,599)	—
Other accrued liabilities	2,853	23,810	3,443	—	30,106

Total current liabilities	25,127	364,878	23,316	(79,676)	333,645
Long-term debt, less current maturities	816,500	—	—	—	816,500
Intercompany payable (receivable)	155,973	974,657	(41,175)	(1,089,455)	—
Deferred income taxes	(2,310)	208,785	(274)	—	206,201
Pension liabilities, net	67	24,944	—	—	25,011
Other noncurrent liabilities	9,967	19,781	—	—	29,748

Total liabilities	1,005,324	1,593,045	(18,133)	(1,169,131)	1,411,105
Stockholder’s equity	369,074	600,186	76,715	(364,253)	681,722

	$1,374,398	$2,193,231	$58,582	$(1,533,384)	$2,092,827

Visant Holding Corp.

Visant Corporation

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

Condensed Consolidating Statement of Cash Flows (unaudited)

Three months ended March 29, 2008

	Visant	Guarantors	Non- Guarantors	Eliminations	Total
Net loss	$(16,793)	$(3,380)	$(77)	$17,540	$(2,710)
Other cash provided by operating activities	49,589	21,119	15	(16,393)	54,330

Net cash provided by (used in) operating activities	32,796	17,739	(62)	1,147	51,620
Purchases of property, plant and equipment	1	(13,686)	—	—	(13,685)
Proceeds from sale of property and equipment	—	47	—	—	47
Acquisition of business, net of cash acquired	(10)	—	—	—	(10)

Net cash used in investing activities	(9)	(13,639)	—	—	(13,648)
Net short-term borrowings	—	—	(714)	—	(714)
Intercompany payable (receivable)	16,235	(15,078)	—	(1,157)	—
Distribution to stockholder	(744)	—	—	—	(744)

Net cash provided by (used in) financing activities	15,491	(15,078)	(714)	(1,157)	(1,458)
Effect of exchange rate changes on cash and cash equivalents	—	1	430	10	441

Increase (decrease) in cash and cash equivalents	48,278	(10,977)	(346)	—	36,955
Cash and cash equivalents, beginning of period	40,727	10,815	7,600	—	59,142

Cash and cash equivalents, end of period	$89,005	$(162)	$7,254	—	$96,097

Visant Holding Corp.

Visant Corporation

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

Condensed Consolidating Statement of Cash Flows (Unaudited)

Three months ended March 31, 2007

	Visant	Guarantors	Non- Guarantors	Eliminations	Total
Net (loss) income	$(18,694)	$5,651	$649	$19,658	$7,264
Other cash provided by (used in) operating activities	46,700	23,019	(1,383)	(19,658)	48,678
Net cash used in discontinued operations	(309)	(7,428)	—	—	(7,737)

Net cash provided by (used in) operating activities	27,697	21,242	(734)	—	48,205
Purchases of property, plant and equipment	(16)	(19,960)	(36)	—	(20,012)
Proceeds from sale of property and equipment	—	281	—	—	281
Acquisition of business, net of cash acquired	(27,486)	—	—	—	(27,486)
Net cash used in discontinued operations	—	(3,138)	—	—	(3,138)

Net cash used in investing activities	(27,502)	(22,817)	(36)	—	(50,355)
Intercompany payable (receivable)	2,172	(2,172)	—	—	—

Net cash provided by (used in) financing activities	2,172	(2,172)	—	—	—
Effect of exchange rate changes on cash and cash equivalents	—	—	109	—	109

Decrease in cash and cash equivalents	2,367	(3,747)	(661)	—	(2,041)
Cash and cash equivalents, beginning of period	1,707	4,275	12,061	—	18,043

Cash and cash equivalents, end of period	$4,074	$528	$11,400	—	$16,002

19.    Subsequent Event

On April 1, 2008, Visant announced the completion of its acquisition of Phoenix Color, a leading book component manufacturer. Phoenix Color operates as a wholly owned subsidiary of Visant. The total purchase consideration was $219.0 million, subject to certain closing and post-closing adjustments.

VISANT CORPORATION

7 5/8% Senior Subordinated Notes

due 2012

PROSPECTUS

UNTIL                 , 2008, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS’ OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                , 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

The estimated expenses incurred or expected to be incurred in connection with this registration statement and the transactions contemplated hereby, all of which will be borne by us, are as follows:

Printing expenses	$25,000
Legal fees	65,500
Accounting fees	40,000

Total	$128,500

Item 14.    Indemnification of Directors and Officers.

The following is a summary of the statutes, charter and bylaw provisions or other arrangements under which the Registrants’ directors and officers are insured or indemnified against liability in their capacities as such. All of the directors and officers of the Registrants are covered by insurance policies maintained and held in effect by Visant Holding Corp. against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

Visant Corporation, AKI, Inc., Dixon Direct Corp., IST, Corp., Neff Holding Company, PCC Express, Inc., Phoenix Color Corp., Spice Acquisition Corp., are incorporated under the laws of the State of Delaware.

Section 145 of the Delaware General Corporation Law (the “DGCL”) grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145(g) of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against him and incurred by him in any indemnified capacity, or arising out of his status as such, regardless of whether the corporation would otherwise have the power to indemnify him under the DGCL.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the directors’ fiduciary duty of care, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (4) for any transaction from which a director derived an improper personal benefit.

In accordance with these provisions, the articles of incorporation and/or the bylaws of Visant Corporation and each of Visant Corporation’s guarantors incorporated in Delaware and listed above provide indemnification of any person who is, was or shall be a director, officer, employee or agent of the corporation, to the fullest extent permitted by the DGCL, as amended from time to time.

Memory Book Acquisition Company LLC is organized under the Delaware Limited Liability Company Act. Section 18-108 of the Delaware Limited Liability Company Act, as amended, grants a Delaware limited liability company the power, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

The limited liability agreement of Memory Book Acquisition Company LLC provides exculpation to any member, manager, officer, director, stockholder, member or partner of a member of the company or any of its affiliates, to the fullest extent permitted by law, against liability to the company or any other member or manager of the company for any act or omission, except for (1) any breach of the individual’s duty of loyalty to the company, (2) acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law or of the limited liability company agreement, or (3) any transactions from which the individual derived an improper personal benefit. In addition, the limited liability agreement of Memory Book Acquisition Company LLC provides that indemnification may be provided to any member, manager, officer, director, stockholder, member or partner of a member of the company or any of its affiliates, to the fullest extent permitted by law, who was or is a party to any action, suit or proceeding, except for (1) any breach of the individual’s duty of loyalty to the company, (2) acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law or of the limited liability company agreement, (3) any transactions from which the individual derived an improper personal benefit, or (4) a criminal act or proceeding where reasonable cause is present to believe that the individual’s conduct was unlawful.

Jostens, Inc. is incorporated under the laws of the State of Minnesota. Unless stated otherwise in the articles of incorporation or by-laws, Section 302A.521 of the Minnesota Business Corporation Act (the “MBCA”) requires a Minnesota corporation to indemnify a person made a party to a proceeding by reason of his or her former or present official capacity with the corporation, against judgments, penalties, fines, including without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorney’s fees and disbursements, incurred by the person in connection with the proceeding, if, with respect to the acts or omissions of the person complained of in the proceeding, the person:

•	has not been indemnified by another organization or employee benefit plan for the same liabilities in connection with the same proceedings;

•	acted in good faith;

•	received no improper benefit;

•	in the case of a criminal proceeding, had no reason to believe the conduct was unlawful; and

•

in the case of acts or omissions occurring in such person’s official capacity as a director, officer or employee, the person reasonably believed that the conduct was in the best interests of the corporation, or at least not opposed to the best interests of the corporation depending on the capacity in which that person is serving.

Jostens, Inc.’s articles of incorporation and bylaws provide that Jostens, Inc. shall indemnify all directors and officers for such expenses and liabilities, in such manner, under such circumstances, and to the extent permitted by law.

The MBCA states that a person made or threatened to be made a party to a proceeding (as described above) is entitled, upon written request to the corporation, to payment or reimbursement by the corporation of reasonable expenses, including attorney’s fees and disbursements, incurred by the person in advance of the final disposition of the proceeding, (1) upon receipt by the corporation of a written affirmation by the person of a good faith belief that the criteria for indemnification set forth in MBCA 302A.521 have been satisfied and a written undertaking by the person to repay all amounts so paid or reimbursed by the corporation, if it is ultimately determined that such criteria for indemnification have not been satisfied and (2) if, after a determination of the facts then known to those making the determination, such facts would not preclude indemnification under the statute. The applicability of this provision may be limited by a corporation’s articles of incorporation or bylaws. However, Jostens, Inc.’s articles of incorporation and bylaws are silent with regard to the advancement of expenses.

Jostens, Inc.’s articles of incorporation state that no director shall be personally liable to Jostens, Inc. or its shareholders for monetary damages for breach of fiduciary duty as a director, except as otherwise required by law. While these provisions provide directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.

Furthermore, the MBCA provides that the articles of incorporation of a corporation cannot eliminate or limit director’s liability for:

•	any breach of the director’s duty of loyalty to the corporation or shareholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	any transaction from which the director derived an improper personal benefit; or

•	any act or omission occurring prior to the date when the provision in the articles eliminating or limiting liability became effective.

The Lehigh Press, Inc. is incorporated in the Commonwealth of Pennsylvania. Pursuant to Sections 1741-1743 of the Pennsylvania Business Corporation Law (the “PBCL”), The Lehigh Press, Inc. has the power to indemnify its directors and officers against liabilities they may incur in such capacities provided certain standards are met, including good faith and the belief that the particular action is in, or not opposed to, the best interests of the corporation and, with respect to a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In general, this power to indemnify does not exist in the case of actions against a director or officer by or in the right of the corporation if the person entitled to indemnification will have been adjudged to be liable to the corporation unless and to the extent that the person is adjudged to be fairly and reasonably entitled to indemnity. A corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions.

Section 1746 of the PBCL provides that the foregoing provisions shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under, among other things, any by-law provision, provided that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

The Lehigh Press, Inc.’s by-laws provide for the mandatory indemnification of directors and officers in accordance with and to the full extent permitted by the laws of the Commonwealth of Pennsylvania as in effect at the time of such indemnification. The Lehigh Press, Inc.’s by-laws also eliminate, to the maximum extent permitted by the laws of the Commonwealth of Pennsylvania, the personal liability of directors for monetary damages for any action taken, or any failure to take any action as a director, except in any case such elimination is not permitted by law.

Neff Motivation, Inc. is an Ohio corporation. Section 1701.13(E) of the Ohio Revised Code gives a corporation incorporated under the laws of Ohio authority to indemnify or agree to indemnify its directors and officers against certain liabilities they actually and reasonably incur in such capacities in connection with criminal or civil suits or proceedings, other than an action brought by or in the right of the corporation, provided that the directors or officers acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, they had no reasonable cause to believe their conduct was unlawful. In the case of an action or suit by or in the right of the corporation, the corporation may indemnify or agree to indemnify its directors and officers against certain liabilities they actually and reasonably incur in such capacities, provided that the directors or officers acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made to any director or officer in respect of any claim, issue, or matter as to which (1) the person is adjudged to be liable for negligence or misconduct in the performance of their duty to the company unless and only to the extent that the court of common pleas or the court in which the action or suit was brought determines, upon application, that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for expenses that the court considers proper or (2) any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Ohio Revised Code.

Neff Motivation, Inc. has adopted provisions in its Code of Regulations that provide that it shall indemnify its directors and officers to the fullest extent provided by, or permissible under, Section 1701.13(E). Neff Motivation, Inc. is specifically authorized to take any and all further action to effectuate any indemnification of any director or officer that any Ohio corporation may have the power to take by any vote of the shareholders, vote of disinterested directors, by any agreement, or otherwise. Neff Motivation, Inc. may purchase and maintain contracts insuring the company against any liability to directors and officers they may incur under the above provisions for indemnification.

Jaguar Advanced Graphics Group Inc. is a New York corporation. The New York General Corporation Law provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against attorneys’ fees and other expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person was or is a party or is threatened to be made a party by reason of such person being or having been a director, officer, employee, or agent of the corporation. The New York General Corporation Law provides that this is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

Phoenix (Md.) Realty, LLC is a limited liability company organized under the laws of the state of Maryland. Section 4A-203 of the Maryland Limited Liability Company Act permits a Maryland limited liability company, unless otherwise provided by law or its articles of organization or operating agreement, to indemnify any member, agent, or employee from and against any and all claims and demands, except in the case of action or failure to act constituted willful misconduct or recklessness.

Phoenix (Md.) Realty, LLC’s operating agreement requires it to indemnify, to the fullest extent permitted by Maryland law as if it were a Maryland corporation, any managers and officers, including (without limitation) the advance of expenses, and permits it to indemnify other employees and agents to the extent authorized by the Board of Managers. Section 2-418 of the Maryland General Corporation Law (“MGCL”) requires a corporation to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the MGCL requires a corporation, as a condition to advancing expenses, to obtain (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation as authorized by the bylaws and (2) a written statement by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

In addition, Phoenix (Md.) Realty, LLC’s operating agreement provides that, to the fullest extent permitted by Maryland law, no manager or officer may be personally liable to Phoenix (Md.) Realty, LLC or its members for money damages, and no amendment to Phoenix (Md.) Realty, LLC’s operating agreement or By-laws or repeal of any of their respective provisions will limit or eliminate the limitation of liability provision. The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action.

Additionally, Phoenix (Md.) Realty, LLC’s By-laws provide that any indemnification or advancement of expenses shall be made promptly, and in any event within 60 days, upon the written request of the manager or officer seeking indemnification or advancement of expenses. Any costs and expenses incurred by an indemnified party in establishing his or her right to indemnification shall be reimbursed by Phoenix (Md.) Realty, LLC. The By-laws also provide that indemnification and advancement of expenses provided by the Articles of Organization, Operating Agreement and By-laws (i) are not exclusive of any other rights to which a person seeking indemnification or advance of expenses may be entitled to under any law, agreement, vote of members or disinterested managers or other provisions that is consistent with law; and (ii) will continue in respect of all events occurring while a person was an officer or director and will inure to the benefit of the estate, heirs, executors and administrators of such person. Phoenix (Md.) Realty, LLC will not be liable for any claim for indemnification made by a manager or officer to the extent such manager or officer has received payment under any insurance policy, agreement or otherwise, of the amounts otherwise indemnifiable pursuant to the By-laws. The By-laws further provide that all rights to indemnification and advance of expenses shall be deemed a contract between Phoenix (Md.) Realty, LLC and the manager or officer who serves in such capacity. No amendment of the indemnification provisions of the By-laws may diminish the rights of any person entitled to indemnification with respect to events occurring or claims made before the adoption of such amendment or claims made after the adoption of such amendment in respect of events occurring before its adoption. Finally, the By-laws provide that any repeal or modification of the By-laws shall not in any way diminish any right to indemnification or advancement of expenses of such Manager or officer or the obligations of Phoenix (Md.) Realty, LLC arising under the By-laws with respect to events occurring, or claims made, while the indemnification provision is in force.

Visual Systems, Inc. is incorporated under the laws of Wisconsin. Under Section 180.0851 of the Wisconsin Business Corporation Law, a corporation shall indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding, if such person was a party to such proceeding because he or she was a director or officer of the corporation. In all other cases, the corporation shall indemnify a director or officer against liability incurred in a proceeding to which such person was a party because he or she was a director or officer of the corporation, unless liability was incurred because he or she breached or failed to perform a duty owed to the registrant and such breach or failure to perform constitutes: (1) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (2) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (3) a transaction from which the director or officer derived an improper personal profit; or (4) willful misconduct.

Section 180.0858 of the Wisconsin Business Corporation Law provides that subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under the corporation’s articles of incorporation or bylaws.

Section 180.0859 of the Wisconsin Business Corporation Law provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections 180.0850 to 180.0858 of the Wisconsin Business Corporation Law for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

Visual Systems, Inc.’s by-laws provide that every person who is or was a director or officer, and any person who may have served at its request as a director or officer of another corporation in which it owns shares of capital stock or of which it is a creditor, shall be indemnified by Visual Systems, Inc., except in relation to matters as to which a recovery shall be had against him by reason of his having been finally adjudged to have been guilty of fraud in the performance of his duty as such officer or director. In the case of a criminal action, suit or proceeding, a conviction or judgment (whether based on a plea of guilty or nolo contendere or its equivalent, or after trial) shall not be deemed an adjudication that such director or officer is guilty of fraud in the performance of his duties, if such director or officer was acting in good faith in what he considered to be the best interests of the corporation and with no reasonable cause to believe that the action was illegal.

Item 15.    Recent Sales of Unregistered Securities.

Our equity securities are not registered pursuant to Section 12 of the Exchange Act. For each of the quarters ended March 29, 2008, December 29, 2007 and September 29, 2007, respectively, we did not issue or sell equity securities. For the quarter ended June 30, 2007, we did not issue or sell equity securities, except that on April 30, 2007, we granted an aggregate of 5,546 options to purchase Class A Common Stock with an exercise price of $169.15 per share to certain employees of Visant and its subsidiaries under the 2004 Stock Option Plan, as amended and restated (the “2004 Plan”), in accordance with Rule 506 of Regulation D promulgated under the Securities Act. For the quarter ended December 30, 2006, we did not issue or sell equity securities, except (a) on November 30, 2006, Holdings granted 2,300 options to purchase Class A Common Stock with an exercise price of $130.45 per share to an employee under the 2004 Plan; (b) on December 1, 2006, Holdings granted 12,350 options to purchase Class A Common Stock with an exercise price of $130.45 per share to certain employees under the 2004 Plan; and (c) on December 15, 2006, Holdings issued 3,000 shares of restricted Class A Common Stock to one of our officers under the 2004 Plan, in each case in accordance with Section 4(2) of the Securities Act.

For the quarter ended December 31, 2005, we did not issue or sell equity securities, except (a) on October 28, 2005, Holdings sold 3,122 shares of its Class A Voting Stock to a member of management for an aggregate purchase price of $300,037 and (b) on November 2, 2005, Holdings sold 3,122 shares of its Class A Common Stock to a director of Holdings for an aggregate purchase price of $300,037, in each case in reliance on Section 4(2) of the Securities Act.

On October 28, 2005 and November 2, 2005, respectively, Holdings issued 9,365 and 3,122 options to purchase Class A Common Stock with an exercise price of $96.10401 per share to a certain member of management under the 2004 Stock Option Plan, as amended and restated.

For the quarter ended October 1, 2005, neither we nor our parent issued or sold equity securities.

For the quarter ended July 2, 2005, neither we nor our parent issued or sold equity securities, except that on May 5, 2005, our parent issued to certain members of management an aggregate of 28,354 options to purchase its Class A Voting Stock with an exercise price of $96.10401 per share, in an offering and sale made under Regulation D of the Securities Act.

For the quarter ended April 2, 2005, neither we nor our parent issued or sold equity securities, except that on March 17, 2005 (a) our parent sold 61,733 shares of its Class A Common Stock to certain members of senior management and an entity affiliated with Capstone Consulting (which provides Visant and its subsidiaries with professional consulting services) for an aggregate purchase price of approximately $5.9 million (or $96.10401 per share) and (b) our parent issued to our non-management directors, certain members of management and an entity affiliated with Capstone Consulting an aggregate of 185,481 options to purchase Class A Common Stock with an exercise price of $96.10401 per share in each case in an offering and sale made under Regulation D of the Securities Act.

Item 16.    Exhibits and Financial Statement Schedules.

(a)	Exhibits

A list of exhibits filed with this registration statement on Form S-1 is set forth on the Exhibit Index and is incorporated in this Item 16(a) by reference.

(b)	Financial Statement Schedules

Schedule II—Valuation and Qualifying Accounts

Visant Holding Corp. and subsidiaries and Visant Corporation and subsidiaries

	Allowance for uncollectible accounts(1)	Allowance for sales returns(2)	Salesperson overdraft reserve(1)
Balance, January 1, 2005	$3,178	$5,799	$10,861

Charged to expense	1,972	22,247	4,419
Net cash outflows	1,465	22,112	2,763

Balance, December 31, 2005	3,685	5,934	12,517

Charged to expense	1,012	24,512	6,672
Net cash outflows	1,971	23,168	6,568

Balance, December 30, 2006	2,726	7,278	12,621

Charged to expense	1,626	24,281	1,541
Net cash outflows	1,048	24,679	4,193

Balance, December 29, 2007	$3,304	$6,880	$9,969

(1)	Net cash outflows represent uncollectible accounts written off, net of recoveries

(2)	Net cash outflows represent returns processed against reserve

Item 17.    Undertakings.

The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(A) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(B) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(C) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrants under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of the undersigned registrants; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described under Item 14 or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Visant Corporation has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Armonk, State of New York, on the 20th day of May, 2008.

VISANT CORPORATION

By:	/s/ MARC L. REISCH
Name:	Marc L. Reisch
Title:	Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Visant Corporation, do hereby constitute and appoint Paul B. Carousso and Marie D. Hlavaty, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement on Form S-1, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 and power of attorney have been signed by the following persons in the capacities indicated on the 20th day of May, 2008.

Signature	Capacity	Date

/s/ MARC L. REISCH Marc L. Reisch	Chairman, President and Chief Executive Officer (Principal Executive Officer)	May 20, 2008

/s/ PAUL B. CAROUSSO Paul B. Carousso	Vice President—Finance (Principal Financial and Accounting Officer)	May 20, 2008

/s/ DAVID F. BURGSTAHLER David F. Burgstahler	Director	May 20, 2008

George M.C. Fisher	Director	May 20, 2008

/s/ ALEXANDER NAVAB Alexander Navab	Director	May 20, 2008

/s/ TAGAR C. OLSON Tagar C. Olson	Director	May 20, 2008

Charles P. Pieper	Director	May 20, 2008

Steven Rattner	Director	May 20, 2008

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, AKI, Inc. has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Broadview, State of Illinois, on the 20th day of May, 2008.

AKI, INC.

By:	/s/ JOHN VAN HORN
Name:	John Van Horn
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of AKI, Inc., do hereby constitute and appoint Paul B. Carousso and Marie D. Hlavaty, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement on Form S-1, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 and power of attorney have been signed by the following persons in the capacities indicated on the 20th day of May, 2008.

Signature	Capacity	Date

/s/ JOHN VAN HORN John Van Horn	President and Chief Executive Officer (Principal Executive Officer)	May 20, 2008

/s/ PAUL B. CAROUSSO Paul B. Carousso	Vice President (Principal Financial and Accounting Officer)	May 20, 2008

/s/ MARC L. REISCH Marc L. Reisch	Director	May 20, 2008

/s/ MARIE D. HLAVATY Marie D. Hlavaty	Director	May 20, 2008

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Dixon Direct Corp. has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Armonk, State of New York, on the 20th day of May, 2008.

DIXON DIRECT CORP.

By:	/s/ MARC L. REISCH
Name:	Marc L. Reisch
Title:	Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Dixon Direct Corp., do hereby constitute and appoint Paul B. Carousso and Marie D. Hlavaty, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement on Form S-1, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 and power of attorney have been signed by the following persons in the capacities indicated on the 20th day of May, 2008.

Signature	Capacity	Date

/s/ MARC L. REISCH Marc L. Reisch	Chief Executive Officer (Principal Executive Officer) and Director	May 20, 2008

/s/ PAUL B. CAROUSSO Paul B. Carousso	Senior Vice President, Finance (Principal Financial and Accounting Officer) and Director	May 20, 2008

/s/ MARIE D. HLAVATY Marie D. Hlavaty	Director	May 20, 2008

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, IST, Corp. has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Broadview, State of Illinois, on the 20th day of May, 2008.

IST, CORP.

By:	/s/ JOHN VAN HORN
Name:	John Van Horn
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of IST, Corp., do hereby constitute and appoint Paul B. Carousso and Marie D. Hlavaty, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement on Form S-1, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 and power of attorney have been signed by the following persons in the capacities indicated on the 20th day of May, 2008.

Signature	Capacity	Date

/s/ JOHN VAN HORN John Van Horn	President and Chief Executive Officer (Principal Executive Officer)	May 20, 2008

/s/ PAUL B. CAROUSSO Paul B. Carousso	Vice President (Principal Financial and Accounting Officer)	May 20, 2008

/s/ MARC L. REISCH Marc L. Reisch	Director	May 20, 2008

/s/ MARIE D. HLAVATY Marie D. Hlavaty	Director	May 20, 2008

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Jaguar Advanced Graphics Group Inc. has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hagerstown, State of Maryland, on the 20th day of May, 2008.

JAGUAR ADVANCED GRAPHICS GROUP INC.

By:	/s/ JOHN CARBONE
Name:	John Carbone
Title:	President

POWER OF ATTORNEY

We, the undersigned directors and officers of Jaguar Advanced Graphics Group Inc., do hereby constitute and appoint Paul B. Carousso and Marie D. Hlavaty, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement on Form S-1, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 and power of attorney have been signed by the following persons in the capacities indicated on the 20th day of May, 2008.

Signature	Capacity	Date

/s/ JOHN CARBONE John Carbone	President (Principal Executive Officer)	May 20, 2008

/s/ PAUL B. CAROUSSO Paul B. Carousso	Senior Vice President, Finance (Principal Financial and Accounting Officer) and Director	May 20, 2008

/s/ MARC L. REISCH Marc L. Reisch	Director	May 20, 2008

/s/ MARIE D. HLAVATY Marie D. Hlavaty	Director	May 20, 2008

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Jostens, Inc. has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 20th day of May, 2008.

JOSTENS, INC.

By:	/s/ TIMOTHY LARSON
Name:	Timothy M. Larson
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Jostens, Inc., do hereby constitute and appoint Paul B. Carousso and Marie D. Hlavaty, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement on Form S-1, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 and power of attorney have been signed by the following persons in the capacities indicated on the 20th day of May, 2008.

Signature	Capacity	Date

/s/ TIMOTHY LARSON Timothy M. Larson	President and Chief Executive Officer (Principal Executive Officer)	May 20, 2008

/s/ MARJORIE BROWN Marjorie Brown	Senior Vice President, Finance (Principal Financial and Accounting Officer)	May 20, 2008

/s/ MARC L. REISCH Marc L. Reisch	Director	May 20, 2008

/s/ MARIE D. HLAVATY Marie D. Hlavaty	Director	May 20, 2008

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Memory Book Acquisition LLC has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Armonk, State of New York, on the 20th day of May, 2008.

MEMORY BOOK ACQUISITION LLC

By:	/s/ MARC L. REISCH
Name:	Marc L. Reisch
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned managers and officers of Memory Book Acquisition LLC, do hereby constitute and appoint Paul B. Carousso and Marie D. Hlavaty, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as managers and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement on Form S-1, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 and power of attorney have been signed by the following persons in the capacities indicated on the 20th day of May, 2008.

Signature	Capacity	Date

/s/ MARC L. REISCH Marc L. Reisch	President and Chief Executive Officer (Principal Executive Officer) and Manager	May 20, 2008

/s/ PAUL B. CAROUSSO Paul B. Carousso	Senior Vice President, Finance (Principal Financial and Accounting Officer) and Manager	May 20, 2008

/s/ MARIE D. HLAVATY Marie D. Hlavaty	Manager	May 20, 2008

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Neff Holding Company has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Armonk, State of New York, on the 20th day of May, 2008.

NEFF HOLDING COMPANY

By:	/s/ MARC L. REISCH
Name:	Marc L. Reisch
Title:	Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Neff Holding Company, do hereby constitute and appoint Paul B. Carousso and Marie D. Hlavaty, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement on Form S-1, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 and power of attorney have been signed by the following persons in the capacities indicated on the 20th day of May, 2008.

Signature	Capacity	Date

/s/ MARC L. REISCH Marc L. Reisch	Chief Executive Officer (Principal Executive Officer) and Director	May 20, 2008

/s/ PAUL B. CAROUSSO Paul B. Carousso	Senior Vice President, Finance (Principal Financial and Accounting Officer) and Director	May 20, 2008

/s/ MARIE D. HLAVATY Marie D. Hlavaty	Director	May 20, 2008

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Neff Motivation, Inc. has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Armonk, State of New York, on the 20th day of May, 2008.

NEFF MOTIVATION, INC.

By:	/s/ MARC L. REISCH
Name:	Marc L. Reisch
Title:	Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Neff Motivation, Inc., do hereby constitute and appoint Paul B. Carousso and Marie D. Hlavaty, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement on Form S-1, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 and power of attorney have been signed by the following persons in the capacities indicated on the 20th day of May, 2008.

Signature	Capacity	Date

/s/ MARC L. REISCH Marc L. Reisch	Chief Executive Officer (Principal Executive Officer) and Director	May 20, 2008

/s/ PAUL B. CAROUSSO Paul B. Carousso	Senior Vice President, Finance (Principal Financial and Accounting Officer) and Director	May 20, 2008

/s/ MARIE D. HLAVATY Marie D. Hlavaty	Director	May 20, 2008

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, PCC Express, Inc. has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hagerstown, State of Maryland, on the 20th day of May, 2008.

PCC EXPRESS, INC.

By:	/s/ JOHN CARBONE
Name:	John Carbone
Title:	President

POWER OF ATTORNEY

We, the undersigned directors and officers of PCC Express, Inc., do hereby constitute and appoint Paul B. Carousso and Marie D. Hlavaty, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement on Form S-1, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 and power of attorney have been signed by the following persons in the capacities indicated on the 20th day of May, 2008.

Signature	Capacity	Date

/s/ JOHN CARBONE John Carbone	President (Principal Executive Officer)	May 20, 2008

/s/ PAUL B. CAROUSSO Paul B. Carousso	Senior Vice President, Finance (Principal Financial and Accounting Officer) and Director	May 20, 2008

/s/ MARC L. REISCH Marc L. Reisch	Director	May 20, 2008

/s/ MARIE D. HLAVATY Marie D. Hlavaty	Director	May 20, 2008

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Phoenix Color Corp. has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hagerstown, State of Maryland, on the 20th day of May, 2008.

PHOENIX COLOR CORP.

By:	/s/ JOHN CARBONE
Name:	John Carbone
Title:	President

POWER OF ATTORNEY

We, the undersigned directors and officers of Phoenix Color Corp., do hereby constitute and appoint Paul B. Carousso and Marie D. Hlavaty, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement on Form S-1, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 and power of attorney have been signed by the following persons in the capacities indicated on the 20th day of May, 2008.

Signature	Capacity	Date

/s/ JOHN CARBONE John Carbone	President (Principal Executive Officer)	May 20, 2008

/s/ PAUL B. CAROUSSO Paul B. Carousso	Senior Vice President, Finance (Principal Financial and Accounting Officer) and Director	May 20, 2008

/s/ MARC L. REISCH Marc L. Reisch	Director	May 20, 2008

/s/ MARIE D. HLAVATY Marie D. Hlavaty	Director	May 20, 2008

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Phoenix (Md.) Realty, LLC has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hagerstown, State of Maryland, on the 20th day of May, 2008.

PHOENIX (MD.) REALTY, LLC

By:	/s/ JOHN CARBONE
Name:	John Carbone
Title:	President

POWER OF ATTORNEY

We, the undersigned managers and officers of Phoenix (Md.) Realty, LLC, do hereby constitute and appoint Paul B. Carousso and Marie D. Hlavaty, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as managers and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement on Form S-1, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 and power of attorney have been signed by the following persons in the capacities indicated on the 20th day of May, 2008.

Signature	Capacity	Date

/s/ JOHN CARBONE John Carbone	President (Principal Executive Officer)	May 20, 2008

/s/ PAUL B. CAROUSSO Paul B. Carousso	Senior Vice President, Finance (Principal Financial and Accounting Officer) and Manager	May 20, 2008

/s/ MARC L. REISCH Marc L. Reisch	Manager	May 20, 2008

/s/ MARIE D. HLAVATY Marie D. Hlavaty	Manager	May 20, 2008

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Spice Acquisition Corp. has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Armonk, State of New York, on the 20th day of May, 2008.

SPICE ACQUISITION CORP.

By:	/s/ MARC L. REISCH
Name:	Marc L. Reisch
Title:	Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Spice Acquisition Corp., do hereby constitute and appoint Paul B. Carousso and Marie D. Hlavaty, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement on Form S-1, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 and power of attorney have been signed by the following persons in the capacities indicated on the 20th day of May, 2008.

Signature	Capacity	Date

/s/ MARC L. REISCH Marc L. Reisch	Chief Executive Officer (Principal Executive Officer) and Director	May 20, 2008

/s/ PAUL B. CAROUSSO Paul B. Carousso	Senior Vice President, Finance (Principal Financial and Accounting Officer) and Director	May 20, 2008

/s/ MARIE D. HLAVATY Marie D. Hlavaty	Director	May 20, 2008

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, The Lehigh Press, Inc. has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Armonk, State of New York, on the 20th day of May, 2008.

THE LEHIGH PRESS, INC.

By:	/s/ MARC L. REISCH
Name:	Marc L. Reisch
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of The Lehigh Press, Inc., do hereby constitute and appoint Paul B. Carousso and Marie D. Hlavaty, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement on Form S-1, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 and power of attorney have been signed by the following persons in the capacities indicated on the 20th day of May, 2008.

Signature	Capacity	Date

/s/ MARC L. REISCH Marc L. Reisch	President, Chief Executive Officer (Principal Executive Officer) and Director	May 20, 2008

/s/ PAUL B. CAROUSSO Paul B. Carousso	Senior Vice President—Finance (Principal Financial and Accounting Officer)	May 20, 2008

/s/ MARIE D. HLAVATY Marie D. Hlavaty	Director	May 20, 2008

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Visual Systems, Inc. has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Armonk, State of New York, on the 20th day of May, 2008.

VISUAL SYSTEMS, INC.

By:	/s/ MARC L. REISCH
Name:	Marc L. Reisch
Title:	Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Visual Systems, Inc., do hereby constitute and appoint Paul B. Carousso and Marie D. Hlavaty, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement on Form S-1, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 and power of attorney have been signed by the following persons in the capacities indicated on the 20th day of May, 2008.

Signature	Capacity	Date

/s/ MARC L. REISCH Marc L. Reisch	Chief Executive Officer (Principal Executive Officer) and Director	May 20, 2008

/s/ PAUL B. CAROUSSO Paul B. Carousso	Senior Vice President, Finance (Principal Financial and Accounting Officer) and Director	May 20, 2008

/s/ MARIE D. HLAVATY Marie D. Hlavaty	Director	May 20, 2008

EXHIBIT INDEX

Exhibit No.	Exhibit Description
2.1(13)	Agreement and Plan of Merger, dated as of July 21, 2004, among Fusion Acquisition LLC, VHH Merger, Inc. and Von Hoffmann Holdings Inc.

2.2(11)	Agreement and Plan of Merger, dated as of July 21, 2004, among Fusion Acquisition LLC, AHC Merger, Inc. and AHC I Acquisition Corp.

2.3(12)	Contribution Agreement, dated as of July 21, 2004, between Visant Holding Corp. (f/k/a Jostens Holding Corp.) and Fusion Acquisition LLC.

2.4(2)	Amendment No. 1 to Contribution Agreement, dated as of September 30, 2004, between Visant Holding Corp. and Fusion Acquisition LLC.

2.5(24)	Stock Purchase Agreement, dated January 2, 2007, among Visant Corporation, Visant Holding Corporation and R.R. Donnelley & Sons Company.

2.6(29)	Agreement and Plan of Merger, dated as of February 11, 2008, by and among Visant Corporation, Coyote Holdco Acquisition Company LLC, Phoenix Color Corp., Louis LaSora, as stockholders’ representative and the stockholders signatory thereto.

3.1(3)	Second Amended and Restated Certificate of Incorporation of Visant Holding Corp.

3.2(20)	Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation of Visant Holding Corp.

3.3(3)	By-Laws of Visant Holding Corp.

3.4(20)	Certificate of Incorporation of Visant Secondary Holding Corp.

3.5(20)	Certificate of Amendment of the Certificate of Incorporation of Visant Secondary Holdings Corp.

3.6(20)	By-Laws of Visant Secondary Holding Corp.

3.7(6)	Amended and Restated Certificate of Incorporation of Visant Corporation (f/k/a Jostens IH Corp.)

3.8(20)	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Visant Corporation.

3.9(6)	By-Laws of Visant Corporation.

3.10(8)	Certificate of Amendment of Amended and Restated Certificate of Incorporation of AKI, Inc. (f/k/a Arcade Marketing, Inc.).

3.11(9)	By-Laws of AKI, Inc.

3.12(28)	Certificate of Amendment of Certificate of Incorporation and Certificate of Incorporation of Dixon Direct Corp. (f/k/a Dixon Acquisition Corp.).

3.13(28)	By-Laws of Dixon Direct Corp.

3.14(6)	Certificate of Incorporation of IST, Corp.

3.15(6)	By-Laws of IST, Corp.

3.16†	Certificate of Incorporation of Jaguar Advanced Graphics Group Inc.

3.17†	By-Laws of Jaguar Advanced Graphics Group Inc.

3.18(17)	Form of Amended and Restated Articles of Incorporation of Jostens, Inc.

3.19(18)	By-Laws of Jostens, Inc.

3.20†	Certificate of Formation of Memory Book Acquisition Company LLC.

3.21†	Limited Liability Company Agreement of Memory Book Acquisition Company LLC.

3.22(28)	Certificate of Amendment of Certificate of Incorporation and Certificate of Incorporation of Neff Holding Company.

Exhibit No.	Exhibit Description
3.23(28)	By-Laws of Neff Holding Company

3.24(28)	Amended Articles of Incorporation of Neff Motivation, Inc.

3.25(28)	Amended Code of Regulations of Neff Motivation, Inc.

3.26†	Certificate of Incorporation of PCC Express, Inc.

3.27†	By-Laws of PCC Express, Inc.

3.28†	Certificate of Incorporation of Phoenix Color Corp. (f/k/a Phoenix Merger Corp.).

3.29†	Amended and Restated By Laws of Phoenix Color Corp.

3.30†	Articles of Organization of Phoenix (Md.) Realty, LLC.

3.31†	Operating Agreement of Phoenix (Md.) Realty, LLC.

3.32(28)	Certificate of Incorporation of Spice Acquisition Corp.

3.33(28)	By-Laws of Spice Acquisition Corp.

3.34(16)	Articles of Incorporation of The Lehigh Press, Inc.

3.35(16)	Amended and Restated By-Laws of The Lehigh Press, Inc.

3.36†	Articles of Incorporation of Visual Systems, Inc.

3.37†	By-Laws of Visual Systems, Inc. (f/k/a Newburg Acquisition, Inc.).

4.1(4)	Indenture, dated December 2, 2003, between Visant Holding Corp. and The Bank of New York Trust Company, N.A. (f/k/a BNY Midwest Trust Company), as trustee.

4.2(4)	Registration Rights Agreement, dated November 25, 2003 among Visant Holding Corp., Credit Suisse First Boston LLC and Deutsche Bank Securities Inc.

4.3(6)	Indenture, dated October 4, 2004 among Visant Corporation, the guarantors parties thereto and The Bank of New York Trust Company, N.A. (f/k/a The Bank of New York), as trustee.

4.4(6)	Exchange and Registration Rights Agreement, dated October 4, 2004, among Visant Corporation, the guarantors parties thereto, Credit Suisse First Boston LLC and Deutsche Bank Securities Inc.

4.5(2)	Registration Rights Agreement, dated as of October 4, 2004, between Visant Holding Corp. and the Stockholders named therein.

4.6(23)	Indenture, dated April 4, 2006, between Visant Holding Corp. and U.S. Bank National Association, as trustee.

4.7(23)	Registration Rights Agreement, dated April 4, 2006, among Visant Holding Corp., Lehman Brothers Inc. and Banc of America Securities LLC.

5.l†	Opinion of Simpson Thacher & Bartlett LLP regarding the validity of the securities offered hereby.

5.2†	Opinion of Sheri K. Hank, counsel to Jostens, Inc., as to all matters governed by the laws of the State of Minnesota.

5.3†	Opinion of Cozen O’Connor as to all matters governed by the Commonwealth of Pennsylvania.

5.4†	Opinion of Calfee, Halter & Griswold LLP as to all matters governed by the State of Ohio.

5.5†	Opinion of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC as to all matters governed by the laws of the State of Maryland.

5.6†	Opinion of Reinhart Boerner Van Deuren s.c. as to all matters governed by the laws of the State of Wisconsin.

Exhibit No.	Exhibit Description
10.1(6)	Credit Agreement, dated as of October 4, 2004, among Visant Corporation, as Borrower, Jostens Canada Ltd., as Canadian Borrower, Visant Secondary Holdings Corp., as Guarantor, Credit Suisse First Boston, as Administrative Agent, Credit Suisse First Boston Toronto Branch, as Canadian Administrative Agent, Credit Suisse First Boston, as Sole Lead Arranger and Sole Bookrunner, Deutsche Bank Securities Inc. and Banc of America Securities LLC, as Co-Arrangers and Co-Syndication Agents, and certain other lending institutions from time to time parties thereto.

10.2(6)	U.S. Guarantee, dated as of October 4, 2004, among Visant Secondary Holdings Corp., each of the subsidiaries of Visant Corporation listed on Annex A thereto and Credit Suisse First Boston, as administrative agent for the lenders from time to time parties to the Credit Agreement, dated as of October 4, 2004.

10.3(6)	Canadian Guarantee, dated as of October 4, 2004, among Visant Corporation, Visant Secondary Holdings Corp., the subsidiaries of Visant Corporation listed on Schedule 1 thereto and Credit Suisse First Boston Toronto Branch, as Canadian Administrative Agent for the lenders from time to time parties to the Credit Agreement, dated as of October 4, 2004.

10.4(6)	Security Agreement, dated as of October 4, 2004, among Visant Secondary Holdings Corp., Visant Corporation, each of the subsidiaries of Visant Corporation listed on Annex A thereto and Credit Suisse First Boston, as administrative agent for the lenders from time to time party to the Credit Agreement, dated as of October 4, 2004.

10.5(6)	Canadian Security Agreement, dated as of October 4, 2004, between Jostens Canada Ltd. and Credit Suisse First Boston Toronto Branch, as Canadian administrative agent for the lenders from time to time party to the Credit Agreement, dated as of October 4, 2004.

10.6(6)	Pledge Agreement, dated as of October 4, 2004, among Visant Corporation, Visant Secondary Holdings Corp., each of the subsidiaries of Visant Corporation listed on Schedule 1 thereto and Credit Suisse First Boston, as administrative agent for the lenders from time to time party to the Credit Agreement, dated as of October 4, 2004.

10.7(6)	Canadian Pledge Agreement, dated as of October 4, 2004, between Jostens Canada Ltd. and Credit Suisse First Boston Toronto Branch, as Canadian administrative agent for the lenders from time to time parties to the Credit Agreement, dated as of October 4, 2004.

10.8(6)	Trademark Security Agreement, dated as of October 4, 2004, among Visant Secondary Holdings Corp., Visant Corporation, the subsidiaries of Visant Corporation listed on Schedule I thereto and Credit Suisse First Boston, as administrative agent.

10.9(6)	Patent Security Agreement, dated as of October 4, 2004, among Visant Secondary Holdings Corp., Visant Corporation., the subsidiaries of Visant Corporation listed on Schedule I thereto and Credit Suisse First Boston, as administrative agent.

10.10(6)	Copyright Security Agreement, dated as of October 4, 2004, among Visant Secondary Holdings Corp., Visant Corporation, the subsidiaries of Visant Corporation listed on Schedule I thereto and Credit Suisse First Boston, as administrative agent.

10.11(14)	Stock Purchase and Stockholders’ Agreement, dated as of September 3, 2003, among Visant Holding Corp., Visant Corporation and the stockholders party thereto.

10.12(16)	Stock Purchase Agreement among Von Hoffmann Corporation, The Lehigh Press, Inc. and the shareholders of The Lehigh Press Inc., dated September 5, 2003.

10.13(15)	Jostens, Inc. Executive Severance Pay Plan-2003 Revision, effective February 26, 2003.*

10.14(7)	Management Stock Incentive Plan established by Jostens, Inc., dated as of May 10, 2000.*

10.15(19)	Form of Contract entered into with respect to Executive Supplemental Retirement Plan.*

Exhibit No.	Exhibit Description
10.16(1)	Amended and Restated 2004 Stock Option Plan for Key Employees of Visant Holding Corp. and its Subsidiaries, dated as of January 6, 2005.*

10.17(2)	Employment Agreement, dated as of October 4, 2004, between Visant Holding Corp. and Marc Reisch.*

10.18(2)	Management Stockholder’s Agreement, dated as of October 4, 2004, between Visant Holding Corp. and Marc Reisch.*

10.19(2)	Restricted Stock Award Agreement, dated as of October 4, 2004, between Visant Holding Corp. and Marc Reisch.*

10.20(2)	Sale Participation Agreement, dated as of October 4, 2004, between Visant Holding Corp. and Marc Reisch.*

10.21(2)	Stock Option Agreement, dated as of October 4, 2004, between Visant Holding Corp. and Marc Reisch.*

10.22(10)	Separation Agreement, dated as of July 14, 2004, among Visant Holding Corp., Jostens, Inc. and Robert C. Buhrmaster.*

10.23(5)	Amendment No. 1 and Agreement, dated as of December 21, 2004, to the Credit Agreement dated as of October 4, 2004, among Visant Corporation, Jostens Canada Ltd., Visant Secondary Holdings Corp., the lending institutions from time to time parties thereto, Credit Suisse First Boston, as Administrative Agent, and Credit Suisse First Boston Toronto Branch, as Canadian Administrative Agent.

10.24(1)	Stockholders Agreement, dated as of October 4, 2004, among Visant Holding Corp. and the stockholders named therein.

10.25(2)	Transaction and Monitoring Agreement, dated as of October 4, 2004, between Visant Holding Corp., Kohlberg Kravis Roberts & Co. L.P. and DLJ Merchant Banking III, Inc.

10.26(20)	Second Amended and Restated 2004 Stock Option Plan for Key Employees of Visant Holding Corp. and its Subsidiaries, dated as of March 14, 2005.*

10.27(20)	Form of Management Stockholder’s Agreement.*

10.28(20)	Form of Sale Participation Agreement.*

10.29(20)	Form of Visant Holding Corp. Stock Option Agreement.*

10.30(14)	Form of Jostens, Inc. Stock Option Agreement.*

10.31(16)	Employment Agreement, dated as of September 5, 2003, between Von Hoffmann Corporation and John R. DePaul.*

10.32(22)	Amendment No. 1 to Executive Employment Agreement, dated as of April 1, 2005, among Von Hoffmann Holdings Inc., Von Hoffmann Corporation and John R. DePaul.*

10.33(22)	Third Amended and Restated 2004 Stock Option Plan for Key Employees of Visant Holding Corp. and its Subsidiaries, dated March 22, 2006.*

10.34(22)	Form of Contract entered into with respect to Executive Supplemental Retirement Plan.*

10.35(15)	Jostens Holding Corp. 2003 Stock Incentive Plan, effective October 30, 2003.*

10.36(25)	Form of Amended and Restated Contract entered into with respect to Executive Supplemental Retirement Plan.*

10.37(27)	Change in Control Severance Agreement, dated May 10, 2007, by and among Visant Holding Corp., Visant Corporation and Paul B. Carousso.*

10.38(27)	Change in Control Severance Agreement, dated May 10, 2007, by and among Visant Holding Corp., Visant Corporation and Marie D. Hlavaty.*

Exhibit No.	Exhibit Description

10.39(30)	Separation agreement dated January 7, 2008 by and among Visant Holding Corp., Visant Corporation and Jostens, Inc. and Michael L. Bailey.*

10.40(30)	Amended and restated separation agreement dated March 20, 2008 by and among Visant Holding Corp., Visant Corporation and Jostens, Inc. and Michael L. Bailey.*

10.41(30)	Letter agreement dated October 2, 2006 among Visant Corporation, Jostens, Inc. and Timothy Larson.*

10.42(30)	Employment Agreement dated as of January 7, 2008 by and among Visant Corporation, Jostens, Inc. and Timothy Larson.*

10.43(30)	Letter agreement dated March 20, 2008 among Visant Holding Corp., Visant Corporation and Michael Bailey.*

10.44(31)	Award Letter to Timothy M. Larson, dated as of April 1, 2008.*

10.45(31)	Form of Restricted Stock Award Agreement.*

12.1(30)	Computation of Ratio of Earnings to Fixed Charges.

14.1(20)	Visant Holding Corp. and Visant Corporation and Subsidiaries Code of Business Conduct and Ethics.

21.1†	Subsidiaries of Visant Corporation

23.1†	Consent of Deloitte & Touche LLP.

23.2†	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.1 hereto).

23.3†	Consent of Sheri K. Hank, counsel to Jostens, Inc. (included in Exhibit 5.2 hereto).

23.4†	Consent of Cozen O’Connor (included in Exhibit 5.3 hereto).

23.5†	Consent of Calfee, Halter & Griswold LLP (included in Exhibit 5.4 hereto).

23.6†	Consent of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC (included in Exhibit 5.5 hereto).

23.7†	Consent of Reinhart Boerner Van Deuren s.c. (included in Exhibit 5.6 hereto).

24.1†	Power of Attorney (included in signature pages hereto).

25.1(26)	Form T-1 statement of eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York Trust Company, N.A. (f/k/a The Bank of New York), as trustee.

(1)	Incorporated by reference to Visant Holding Corp.’s Post-Effective Amendment No. 2 to Form S-4/A (file no. 333-112055), filed on February 14, 2005.
(2)	Incorporated by reference to Visant Holding Corp.’s Post-Effective Amendment to Form S-4/A (file no. 333-112055), filed on November 12, 2004.
(3)	Incorporated by reference to Visant Holding Corp.’s Form S-4/A (file no. 333-112055), filed on February 2, 2004.
(4)	Incorporated by reference to Visant Holding Corp.’s Form S-4 (file no. 333-112055), filed on January 21, 2004.
(5)	Incorporated by reference to Visant Corporation’s Form S-4/A (file no. 333-120386), filed on February 14, 2005.
(6)	Incorporated by reference to Visant Corporation’s Form S-4 (file no. 333-120386), filed on November 12, 2004.
(7)	Incorporated by reference to Jostens, Inc.’s Form S-4 (file no. 333-45006), filed on September 1, 2000.
(8)	Incorporated by reference to AKI, Inc.’s Form S-4/A (file no. 333-60989), filed on November 13, 1998.
(9)	Incorporated by reference to AKI, Inc.’s Form S-4 (file no. 333-60989), filed on August 7, 1998.
(10)	Incorporated by reference to Visant Holding Corp.’s Form 10-Q, filed on November 16, 2004.
(11)	Incorporated by reference to AKI, Inc.’s Form 10-K, filed on September 1, 2004.

(12)	Incorporated by reference to Visant Holding Corp.’s Form 10-Q, filed on August 17, 2004.
(13)	Incorporated by reference to Von Hoffmann Holdings Inc.’s Form 10-Q/A, filed on August 12, 2004.
(14)	Incorporated by reference to Visant Holding Corp.’s Form 10-K, filed on April 28, 2004.
(15)	Incorporated by reference to Jostens, Inc.’s Form 10-K, filed on April 1, 2004.
(16)	Incorporated by reference to Von Hoffmann Holdings Inc.’s Form 10-Q, filed on November 10, 2003.
(17)	Incorporated by reference to Jostens, Inc.’s Form 10-Q, filed on November 12, 2003.
(18)	Incorporated by reference to Jostens, Inc.’s Form 10-Q, filed on August 13, 1999.
(19)	Incorporated by reference to Jostens, Inc.’s Form 8, dated May 2, 1991.
(20)	Incorporated by reference to Visant Holding Corp.’s Form 10-K, filed April 1, 2005.
(21)	Incorporated by reference to Visant Holding Corp.’s Form 8-K, filed April 19, 2005.
(22)	Incorporated by reference to Visant Holding Corp.’s Form 10-K, filed on March 30, 2006.
(23)	Incorporated by reference to Visant Holding Corp.’s Form 8-K, filed on April 6, 2006.
(24)	Incorporated by reference to Visant Holding Corp.’s Form 8-K, filed on January 5, 2007.
(25)	Incorporated by reference to Visant Holding Corp.’s Form 10-K, filed March 28, 2007.
(26)	Incorporated by reference to Visant Corporation’s Form S-1/A (file no. 333-126002), filed September 13, 2005.
(27)	Incorporated by reference to Visant Holding Corp.’s Form 10-Q, filed May 14, 2007.
(28)	Incorporated by reference to Visant Holding Corp.’s Form S-1 (file no. 333-142680), filed on May 7, 2007.
(29)	Incorporated by reference to Visant Holding Corp.’s Form 8-K, filed on February 15, 2008.
(30)	Incorporated by reference to Visant Holding Corp.’s Form 10-K, filed on March 26, 2008.
(31)	Incorporated by reference to Visant Holding Corp.’s Post-Effective Amendment to Form S-1/A (file no. 333-142680), filed on May 20, 2008.
†	Filed herewith.
*	Management contract or compensatory plan or arrangement